================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         Metropolis Realty Holdings LLC
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                 9995              74-3043954
          (State or Other       (Primary Standard     (I.R.S. Employer
          Jurisdiction of           Industrial         Identification
          Incorporation or     Classification Code         Number)
           Organization)             Number)

                             c/o Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                            Telephone: (212) 655-0220
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Mr. John Klopp
                             c/o Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                            Telephone: (212) 655-0220
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

                               Louis Vitali, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-8005

      Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
 Title of Each Class                            Proposed Maximum      Proposed Maximum
 of Securities to be        Amount to be       Offering Price Per    Aggregate Offering         Amount of
      Registered             Registered               Unit                  Price           Registration Fee
----------------------------------------------------------------------------------------------------------------
      LLC Units              13,004,946                N/A                   N/A                $68,586*
----------------------------------------------------------------------------------------------------------------

      * Since there is no current market value or book value for the LLC Units of Metropolis Realty Holdings LLC, and the cash to be received in the sale transaction is $745,500,000, the registration fee is calculated pursuant to Rule 457(f)(3) as follows: $92 per $1,000,000 of the cash to be received in the sale transaction -- ($745,500,000 x .000092 = $68,586).

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities And Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022


                                 August 9, 2002


Dear Stockholders:


      You are cordially invited to attend the special meeting of stockholders of Metropolis Realty Trust, Inc., to be held on Tuesday, September 3, 2002 at 10:00 a.m., local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022.


      On May 7, 2002, we entered into an amended and restated purchase agreement with Jamestown 1290, L.P., pursuant to which we agreed to sell, subject to stockholder approval, our entire interest in the real property and office building located at 1290 Avenue of the Americas, New York, New York 10022, which we refer to as the 1290 property, for a purchase price of $745.5 million, subject to certain adjustments and customary prorations. After repayment of existing indebtedness and the costs associated therewith and after certain expenses associated with the sale transaction are paid and certain reserves are established, we intend to liquidate and distribute the net proceeds to our stockholders on a pro rata basis, which we expect to be approximately $292.5 million in the aggregate, or approximately $22.50 per share. Actual amounts distributed, however, may differ. See "Risk Factors."

      A special committee of our board of directors that was convened to independently review the sale transaction has unanimously approved the sale transaction and the transactions contemplated by the purchase agreement, and has determined that the sale transaction and the terms of the purchase agreement are fair to and in the best interests of our stockholders.

      In order to facilitate the consummation of the sale transaction, our subsequent cash liquidation and to allow us to claim the amount of "dividends paid deduction" necessary to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property, the special committee has also approved our formation of a wholly-owned limited liability company, which subsidiary in turn has created a wholly-owned limited liability company subsidiary. Prior to the closing of the sale transaction, we will merge with this lower tier subsidiary, and we will be the surviving entity of the merger. The special committee has unanimously approved the merger, and has determined that the merger is in the best interests of our stockholders. Our board of directors has declared each of the sale transaction and the merger advisable and has recommended that our stockholders vote for each of the proposals.

      The sale transaction constitutes a sale of all or substantially all of our assets. The affirmative vote of holders of at least 66 2/3% of the issued and outstanding shares of common stock is required in order to approve each of the sale transaction and the merger. Consummation of each of the proposals is contingent upon the approval of the other proposal.

      Seven of our largest stockholders, representing approximately 10.3 million shares of our common stock (approximately 79% of the outstanding shares of our common stock), have entered into separate agreements with Jamestown 1290 to vote their shares in favor of the sale transaction and the merger. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder. Therefore, we are not asking you for a proxy and you are requested not to send us a proxy.

                                              Sincerely,



                                              /s/ Lee S. Neibart
                                              ---------------------------
                                              Lee S. Neibart
                                              President

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON TUESDAY, SEPTEMBER 3, 2002


To the Stockholders of Metropolis Realty Trust, Inc.:


      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis Trust"), will be held on Tuesday, September 3, 2002 at 10:00 a.m. local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, and at any adjournment or postponement thereof, for the following purposes:


      1. To consider and approve the sale by Metropolis Trust of its principal asset, the real property and building located at 1290 Avenue of the Americas, New York, New York 10022, for a purchase price of $745.5 million, subject to certain adjustments and customary prorations, to Jamestown 1290, L.P., a Delaware limited partnership.

      2. To consider and authorize Metropolis Trust, prior to the consummation of the sale transaction, to merge into Metropolis Realty Lower Tier LLC, a Delaware limited liability company and a wholly-owned subsidiary of Metropolis Realty Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Metropolis Trust ("Holdings"), with Metropolis Trust as the surviving entity of such merger.

      Any action may be taken on the foregoing matters at the special meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned, or to which the special meeting may be postponed.

      Only stockholders of Metropolis Trust of record as of the close of business on July 12, 2002 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

      The presence at the special meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Metropolis Trust Class A Common Stock, par value $10.00 per share entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting.

      The sale transaction constitutes a sale of all or substantially all of Metropolis Trust's assets. Following the consummation of the sale transaction, Metropolis Trust will no longer own any assets, other than the net proceeds from the sale transaction. The affirmative vote of holders of 66 2/3% of the issued and outstanding shares of common stock is required to approve the sale transaction and the merger. Consummation of each of the proposals is contingent upon the approval of the other proposal. Seven of Metropolis Trust's largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into separate agreements with Jamestown 1290 to vote their shares in favor of each of the sale transaction and the merger at the special meeting. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder.

      Therefore, Metropolis Trust is not asking you for a proxy and you are requested not to send a proxy to Metropolis Trust.

                                    By Order of the Board of Directors,



                                    /s/ John R.S. Jacobsson
                                    -----------------------------------
                                    John R.S. Jacobsson
                                    Secretary


New York, New York


August 9, 2002

                                   METROPOLIS
                               REALTY TRUST, INC.
                         METROPOLIS REALTY HOLDINGS LLC
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022


                        INFORMATION STATEMENT- PROSPECTUS

Sale Transaction and Merger.

o Metropolis Realty Trust, Inc. ("Metropolis Trust") has entered into a purchase agreement with Jamestown 1290, L.P. pursuant to which Metropolis Trust agreed to sell its entire interest in the real property and office building located at 1290 Avenue of the Americas, New York, New York 10022 for a purchase price of $745.5 million, subject to certain adjustments and customary prorations.

o For the reasons described below, Metropolis Trus has formed a wholly-owned limited liability company, Metropolis Realty Holdings LLC ("Holdings"), which in turn has created a wholly-owned limited liability company subsidiary, Metropolis Realty Lower Tier LLC. Metropolis Trust will merge with Lower Tier, with Metropolis Trust being the surviving entity in the merger. Metropolis Trust stockholders will receive limited liability company units of Holdings in the merger. No established trading market will exist for the LLC units of Holdings following the sale transaction and merger.

Special Meeting.


o Stockholders of Metropolis Trust are being asked at the special meeting to approve the sale transaction and the merger. The date, time and place of the special meeting is: Tuesday, September 3, 2002 at 10:00 a.m. local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022.


o Seven of Metropolis Trust's largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into separate agreements with Purchaser to vote their shares in favor of each of the sale transaction and the merger at the special meeting. Accordingly, the approval of both the sale transaction and the merger is assured without the vote of any other stockholder.

Matters to Consider.

o Promptly following the consummation of the sale transaction and the merger, Metropolis Trust will liquidate and distribute approximately $22.50 per share to each of its stockholders (indirectly though Holdings), which amount may be reduced by increased expenses related to the sale transaction and merger.

o The merger is being consummated and the LLC units are being issued to facilitate the consummation of the sale transaction and subsequent cash liquidation, and to allow us to claim the amount of "dividends paid deduction" necessary to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property.

o Following the sale transaction and the merger, Metropolis Trust and Holdings will not conduct any operations.

o As a result of the sale transaction and the merger, stockholders of Metropolis Trust will no longer participate in the future results of operations of the 1290 property and will no longer receive any dividends from Metropolis Trust (other than a final distribution of the net sale proceeds by Holdings in the sale transaction and any distribution by Holdings of any remaining reserve amounts described herein).

o Management did not obtain a third-party appraisal or valuation of the 1290 property nor did management estimate or obtain a third-party estimate of the liquidation value of the 1290 property.

o If we had pursued alternative means of structure of liquidating Metropolis Trust, our fees and expenses relating to the sale transaction including payments to certain officers of Metropolis Trust and Capital Trust, our asset manager, may have been more or less depending upon the amount of their respective participation and the services rendered to Metropolis Trust in connection with such alternative liquidation.

o Depending on the amount of cash received and their respective tax basis in the shares of Metropolis Trust common stock (and Holdings' LLC units), stockholders may recognize a taxable gain upon receipt of the distribution from the liquidation of Metropolis Trust.

o Several of Metropolis Trust's directors indirectly control an approximate 23% limited partnership interest in Jamestown 1290 and will continue to have an interest in the 1290 property after the sale through ongoing ownership interests in Jamestown 1290 and in affiliates that will receive fees for managing, leasing and subsequently selling the 1290 property.


      For a discussion of the risks relating to the sale transaction and the merger, see "Risk Factors" on page 26. This information statement -- prospectus and the accompanying notice of special meeting are first being mailed to stockholders on or about Tuesday, September 3, 2002.


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the LLC units to be issued in the merger or determined if this information statement--prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


     The date of this Information Statement - Prospectus is August 9, 2002.

      [Inside Cover page]

                           Forward Looking Statements

      This information statement--prospectus contains certain forward-looking statements. Such statements include, but are not limited to, statements relating to Metropolis Trust's and Holdings' operations, economic performance and financial condition and the likelihood of the consummation of the sale transaction. Forward-looking statements in this information statement--prospectus involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements expressed or implied by such forward-looking statements to vary from those stated in this information statement--prospectus. Such factors include, among others, general economic and business conditions and various other factors referred to in this information statement--prospectus. We assume no obligations to update forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET.............................................................1

PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION......................1

PROPOSAL 2  - THE MERGER......................................................11

SELECTED METROPOLIS TRUST FINANCIAL DATA......................................16

PRO FORMA SOURCES AND USES OF PROCEEDS........................................18

METROPOLIS REALTY HOLDINGS LLC PRO FORMA BALANCE SHEET AS OF MARCH 31, 2002...23

METROPOLIS REALTY HOLDINGS LLC PRO FORMA INCOME STATEMENT FOR THE THREE
   MONTHS ENDING JANUARY 1, 2001..............................................24

METROPOLIS REALTY HOLDINGS LLC PRO FORMA INCOME STATEMENT JANUARY 1, 2001.....25

RISK FACTORS..................................................................26

SPECIAL MEETING...............................................................30

   Matters to be Considered...................................................30
   No Solicitation of Proxies.................................................30
   Record Date and Voting Rights..............................................30

PROPOSAL 1  THE SALE TRANSACTION..............................................31

   Background to the Sale Transaction.........................................31

   Recommendation of the Special Committee, Reasons for the Proposed Sale
     Transaction..............................................................40
   Purchaser Reasons for the Proposed Sale Transaction........................42
   Vote Required..............................................................42
   Opinion of Houlihan Lokey..................................................42
   Parties to the Sale Transaction............................................48
   Material U.S. Federal Income Tax Consequences of the Sale Transaction and

   Liquidation of Metropolis Trust............................................49

   Use of Purchase Price Proceeds.............................................50
   Regulatory Approvals.......................................................52
   Interests of Certain Persons in the Sale Transaction.......................52
   Dissenters' Appraisal Rights...............................................55

   Termination of Metropolis Trust's Registration under the Securities
     Exchange Act of 1934.....................................................55

DESCRIPTION OF THE PURCHASE AGREEMENT.........................................56

   Purchase Price.............................................................56
   Closing Date...............................................................56
   Representations and Warranties.............................................57

   Conduct of Business Operations Prior to Closing Date.......................60
   Superior Offers............................................................60

   Break Up Fee...............................................................61

   Indemnification............................................................62
   Conditions to Closing......................................................63
   Transaction Costs..........................................................64

   Default by Purchaser or Metropolis Trust...................................65

   Apportionments.............................................................65
   Pre-Closing Loan, Payment of Purchase Price and Other Related
   Transactions...............................................................66
   Apollo Real Estate Investment Fund Note....................................67

DESCRIPTION OF THE VOTING AGREEMENTS..........................................67

DESCRIPTION OF THE AGREEMENT OF LIMITED PARTNERSHIP OF PURCHASER..............67

   Partners...................................................................70
   Purpose of Purchaser.......................................................70

   Management.................................................................70

   Major Matters..............................................................71

   Initial Capital Contributions..............................................72

   Additional Capital.........................................................72
   Shortfall Loans............................................................72
   Repayment of Non-Amortized Portion of The New Loan.........................72

   Distributions..............................................................72

   TI and Leasing Commissions Reserve.........................................74
   Transaction Fee to Affiliates..............................................75
   Removal of General Partner.................................................75
   Dissolution................................................................75

PROPOSAL 2 THE MERGER.........................................................75

   Introduction...............................................................75
   Merger Effective Date......................................................76
   The Merger Consideration...................................................76
   Ownership Following the Merger.............................................76
   Reasons for Merger and Related Transactions................................76
   Material U.S. Federal Income Tax Consequences..............................76
   Vote Required..............................................................78
   Parties to the Merger......................................................78

   Conditions to the Merger...................................................96
   Accounting Treatment of Merger.............................................96
   Appraisal Rights...........................................................96
   Market Price Information...................................................97
   Exchange of Certificates...................................................98
   Material Differences in the Rights of Holders of Shares of Common
     Stock and LLC Units......................................................98

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............105

AVAILABLE INFORMATION........................................................107

METROPOLIS REALTY TRUST, INC. FINANCIAL STATEMENTS...........................109

LEGAL MATTERS................................................................130

EXPERTS......................................................................130

COST OF INFORMATION STATEMENT--PROSPECTUS....................................130


SIGNATURES.....................................................................3

INDEX TO EXHIBITS..............................................................2

ANNEXES

Annex A: Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors,
         Inc.

Annex B: Purchase Agreement

Annex C: Form of Voting Agreement

Annex D: Dissenters' Rights of Appraisal under the MGCL

Annex E: Operating Agreement of Metropolis Realty Holdings LLC


Annex F: Agreement and Plan of Merger

Annex G: Form of Letter of Transmittal

Annex H: Apollo Real Estate Investment Fund, L.P. Promissory Note

Annex I: Agreement of Limited Partnership of Jamestown 1290, L.P.

                               SUMMARY TERM SHEET

      The following is a summary of certain information contained elsewhere in this information statement--prospectus. Reference is made to, and this summary term sheet is qualified in its entirety by, the more detailed information contained in this information statement--prospectus, the attached Annexes, the exhibits to the Registration Statement of which this information statement--prospectus is a part and the information included herein or therein. Unless otherwise defined, capitalized terms used in this summary term sheet have the meanings set forth elsewhere in this information statement--prospectus. You are urged to read this information statement--prospectus, the documents and exhibits annexed hereto in their entirety. References in this information statement--prospectus to "us", "our" and "Metropolis Trust" are meant to refer to Metropolis Realty Trust, Inc. References in this information statement--prospectus to "Holdings" are meant to refer to Metropolis Realty Holdings LLC.

            Proposal 1 - Description Of The Proposed Sale Transaction

Parties to the Sale Transaction

      Metropolis Trust. Our principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Metropolis Trust at this location is (212) 655-0220. See "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

      1290 Partners, L.P. 1290 Partners L.P., the owner of the 1290 property, is our indirect subsidiary. We are its sole limited partner. We also own 100% of the common stock of 1290 GP Corp., a Delaware corporation which is the sole general partner of 1290 Partners. The principal executive offices of 1290 Partners are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of 1290 Partners at this location is (212) 655-0220. 1290 Partners' principal business is to own the 1290 property. "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

      Purchaser. Jamestown 1290, L.P. ("Purchaser") is a newly-formed Delaware limited partnership without any operational history. Purchaser's limited partners are Jamestown 1290 Partners, a Georgia general partnership, and AP-1290 Partners LLC. Purchaser's general partner is JT 1290 Corp., a Georgia corporation. The principal executive offices of Purchaser are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and the telephone number of Purchaser at this location is (770) 805-1000. "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

            JT 1290 Corp. and Jamestown 1290 Partners. Jamestown 1290 Partners owns an approximately 77.21% limited partnership interest in Purchaser, and JT 1290 Corp. owns a .00001% general partnership interest in Purchaser. Jamestown 1290 Partners is a Georgia general partnership whose general partners are Jamestown 23 kompakt L.P., Jamestown 23 classic L.P. and Jamestown 23 Netherlands L.P., all of which are Georgia limited partnerships, and Jamestown 23 U.S., LLC, a Delaware limited liability company, each of which will be owned, directly or indirectly, 97% initially by Stephen J. Zoukis as the initial limited partner or member, and ultimately by unaffiliated outside investors, and 3% by Christoph A. Kahl and Stephen J. Zoukis, both of whom are partners in Jamestown. Jamestown is a real estate investment and management company with offices in Atlanta and Cologne, Germany. JT 1290 Corp. is a Georgia corporation whose stockholders are Christoph A. Kahl and Stephen J. Zoukis, both of whom are partners in Jamestown, a Georgia general partnership. Jamestown's and its affiliates' holdings in New York City exceed $1 billion dollars in property value. JT 1290 Corp. and Jamestown 1290 Partners have been formed by Jamestown for the purpose of consummating the sale transaction, do not have any operational history, and have not conducted any business other than in connection with the sale transaction and the transactions contemplated thereby. Each of JT 1290 Corp.'s and Jamestown 1290 Partners' principal executive offices are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and their telephone number at this location is (770) 805-1000.

            AP-1290 Partners LLC. AP-1290 was formed for the purpose of consummating the sale transaction. AP-1290 owns a 22.79% limited partnership interest in Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290. Apollo Real Estate Investment Fund is also a stockholder of Metropolis Trust, holding approximately 38% of Metropolis Trust's common stock. In addition, four of Metropolis Trust's directors are affiliated with Apollo Real Estate Investment Fund. For a detailed discussion of certain of Apollo Real Estate Investment Fund's and its affiliates' interests in the sale transaction, see "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction." The principal executive offices of AP-1290 are located at Two Manhattanville Road, Purchase, New York, 10577, and the telephone number of AP-1290 at this location is (914) 698-8000. AP-1290 does not have any operational history and has not conducted any business other than in connection with the sale transaction.


Set forth below is an organizational chart showing the relationship between Metropolis Trust and its affiliates and Purchaser and its affiliates, including the relationships between each group of affiliated companies. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, L.P., which beneficially owns approximately 38% of the outstanding shares of Metropolis Trust common stock. Several members of Metropolis Trust's management and four members of its board of directors are partners of Apollo Real Estate Advisors. Each of William L. Mack, Lee S. Neibart, John R.S. Jacobsson, Stuart Koenig and Andrew S. Cohen are expected to have economic interests and substantial involvement in the operations of AP-1290 GP Manager LLC, AP-1290 Manager LP and AP Leasing LLC, however, the extent of their individual economic interests and involvement has not yet been determined.


                                [CHART OMITTED]

Purchase Agreement

o On May 7, 2002, we entered into an amended and restated purchase agreement with Purchaser, whereby Purchaser agreed to purchase the 1290 property. See "PROPOSAL 1 - THE SALE TRANSACTION; Description of The Purchase Agreement; Assets to be Sold and Liabilities to be Assumed." The purchase agreement is filed as an annex to this information statement--prospectus and an exhibit to and incorporated by reference in the registration statement of which this information statement--prospectus is a part.

o The sale transaction constitutes a sale of substantially all of our assets. Following the sale transaction, we will liquidate and distribute all of our assets, including all of the net proceeds received in the sale transaction.

Purchase Price

o Purchaser has agreed to pay us $745.5 million to purchase our interest in the 1290 property.

Liquidation

o We expect to distribute to our stockholders (through their interest in Holdings) approximately $22.50 per share, which amount may be reduced by increased expenses related to the sale transaction and the merger.

o The 1290 property is our last and only significant asset and upon consummation of the sale transaction, you will no longer participate in future results of operations of the 1290 property and you will no longer receive any distributions from either Metropolis Trust or Holdings, other than a distribution of the net sale proceeds by Holdings in the sale transaction by Holdings of any remaining reserve amounts described herein. See "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Purchase Price." Actual amounts distributed to you, however, may differ. See "Risk Factors."

Right to Demand an Appraisal of Your Shares

o Under Maryland law, you are not entitled to appraisal rights in connection with the approval of the sale transaction. Under Maryland law, however, you are entitled to appraisal rights in connection with the approval of the merger. See "PROPOSAL 1 - THE SALE TRANSACTION -- Dissenters' Appraisal Rights;" and "PROPOSAL 2 - THE MERGER; Dissenters' Appraisal Rights."

Fairness Opinion

o Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. was retained by the special committee to deliver a fairness opinion in connection with the sale transaction. On May 7, 2002, Houlihan Lokey rendered an opinion to the special committee of our board of directors stating that the consideration to be received by us in connection with the sale transaction is fair from a financial point of view and the sale transaction is fair, from a financial point of view, to our stockholders who are not affiliated with Apollo Real Estate Investment Fund, our largest stockholder. A copy of this opinion is attached hereto as Annex A. See "PROPOSAL 1 - THE SALE TRANSACTION; Opinion of Houlihan Lokey."

Appointment of Special Committee

o Because several members of our board of directors are affiliated with Apollo Real Estate Investment Fund, which has interests in the sale transaction that are in addition to its interests as a stockholder, our board of directors formed a special committee of the board of directors comprised of non-Apollo Real Estate Investment Fund affiliated directors.

o     The special committee was formed for the following purposes:

o     to explore the proposed transaction with Purchaser;

o if the special committee deemed it appropriate, to authorize and to recommend to the board of directors, subject to stockholder approval, that the board approve the sale transaction, which approval would be based upon, among other things, the special committee's consideration and evaluation of the terms and fairness of the sale transaction; and

o to consider the terms and conditions of any alternatives to the sale transaction. See "PROPOSAL 1 - THE SALE TRANSACTION; Background of the Sale Transaction."

Recommendation of the Special Committee and Board of Directors

o The special committee and the board of directors have unanimously approved the sale transaction, and have determined that the sale transaction and the terms of the purchase agreement are fair to and in the best interests of Metropolis Trust's stockholders and recommend that you vote for the sale transaction at the special meeting. See "Recommendation of the Special Committee; Reasons for the Proposed Sale Transaction."

Interests of Certain Persons in the Sale Transaction

o Apollo Real Estate Advisors, L.P. Several members of our management and board of directors are affiliated with Apollo Real Estate Advisors, L.P., and as a result have interests in the sale transaction that are in addition to their interests as stockholders of Metropolis Trust. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of Metropolis Trust common stock. These additional interests of Apollo Real Estate Advisors and its affiliates in the sale transaction include:

o Officers and directors of Metropolis Trust. William L. Mack, Lee S. Neibart, Bruce H. Spector and John R.S. Jacobsson are partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. These persons serve as directors of Metropolis Trust and Mr. Mack serves as Chairman of the board of directors, Mr. Neibart serves as President of Metropolis Trust, and Mr. Jacobsson serves as a Vice President and Secretary of Metropolis Trust. None of these persons serve on the special committee that has approved the sale transaction.

o Several of the members of our board of directors that are affiliated with Apollo Real Estate Investment Fund indirectly control AP-1290, an approximate 23% Limited Partner of Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290. Through AP-1290, Apollo Real Estate Investment Fund has agreed to invest up to approximately $79 million of the amount that it is entitled to receive as a stockholder of Metropolis Trust from the distribution of the net proceeds of the sale transaction in consideration for a 22.79% limited partnership interest in the Purchaser. This interest will entitle AP-1290 to a subordinated preferred return on its invested capital and 43.75% of any remaining net cash flow from the operations of Purchaser. This preferred return is subordinated to the prior payment of a preferred return to Purchaser's other partners. In connection with any capital transaction by Purchaser, AP-1290 would be entitled to a subordinated return of its invested capital and 50% of any net proceeds from such capital transaction. The return of its invested capital is subordinated to the prior return of capital to Purchaser's other partners and the achievement of certain specified distribution thresholds. As a result of this investment, directors of Metropolis Trust who are also partners of the general partner of Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 because they will be entitled to share in the economic benefit of their investment while other stockholders will not be entitled to these benefits.

o In addition, several of our directors will continue to have an interest in the 1290 property after the sale through interests in the Purchaser and interests in affiliates of Apollo Real Estate Advisors that will receive fees for managing, leasing and subsequently disposing of the 1290 property on behalf of Purchaser:

      o Manager of 1290 property. Purchaser intends to appoint Jamestown 1290 Management L.P. as the manager of the 1290 property following the closing of the sale transaction. Jamestown 1290 Management is owned 99.9% by the Purchaser and 0.00001% by JT 1290 Corp. Jamestown 1290 Management has, in turn, appointed AP-1290 Manager, L.P., an affiliate of Apollo Real Estate Advisors, and Jamestown 1290 Management to manage the 1290 property. AP-1290 Manager and Jamestown 1290 Management have agreed to share equally a management fee of 1.75% of the effective gross rents received from the 1290 property in consideration for providing management services to the 1290 property. Jamestown 1290 Management, however, expects to subcontract some of its management duties to a third party property management firm and, as a result, the compensation that it is entitled to receive as manager of the 1290 property will be reduced by the amount that it pays to such property management firm. This subcontracted property management fee is currently expected to be approximately 1.0% of effective gross rents per year. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

      o Post-Closing Transaction Fee. If the 1290 property is sold by Purchaser, AP-1290 Manager will be entitled to a sales fee equal to 1.2% of the gross sale price. A subsequent sale of the 1290 property is not expected to occur prior to 2009. The purpose of this fee is to provide AP-1290 Manager additional compensation for its management services and to compensate it as a co-sponsor, with Jamestown, for finding a subsequent purchaser of the 1290 property. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

      o Leasing Agent of 1290 property. Purchaser has agreed to appoint AP Leasing to serve as the leasing agent for the 1290 property following the closing of the sale transaction. AP Leasing is an affiliate of Apollo Real Estate Advisors. In consideration for providing leasing services, AP Leasing will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is entered into. Leasing commissions will be computed by multiplying the fixed rent for such lease by a scheduled percentage (ranging from 1% to 5%) relating to a specified period of time during the term of the lease. The members of the Metropolis Trust board of directors that are affiliated with Apollo Real Estate Advisors will benefit as owners of AP Leasing because they will share in the AP Leasing's net income, if any, while their pro rata portion of the fees described above, and the stockholders will not be entitled to this benefit.

o     Apollo Real Estate Investment Fund Note.

      o We have agreed to accept a promissory note of Apollo Real Estate Investment Fund in the amount of approximately $79.725 million as a portion of the purchase price to be paid by Purchaser in the sale transaction. The promissory note is secured by the shares of Metropolis Trust common stock owned by Apollo Real Estate Investment Fund.


      o The promissory note may be delivered by Purchaser to Metropolis Trust if AP-1290 fails to make its required capital contribution under the Purchaser limited partnership agreement. The principal amount of the promissory note will be paid by Apollo Real Estate Investment Fund on the date we make distributions to Apollo Real Estate Investment Fund from the net proceeds of the sale transaction. Overdue principal bears interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as our stockholder is expected to exceed the principal amount of the promissory note. A copy of the Apollo Real Estate Investment Fund promissory note is attached hereto as Annex H and included as an exhibit to the registration statement.


o Compensation to Certain Metropolis Trust Officers. On July 9, 2002, the Metropolis Trust board of directors authorized the payment of $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis Trust; Andrew Cohen, Vice President of Metropolis Trust; and Stuart Koenig, Treasurer of Metropolis Trust, upon the consummation of the sale transaction. This payment was authorized in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction. These officers are also officers of Apollo Real Estate Advisors.

o Voting Agreement. Apollo Real Estate Investment Fund has executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger. See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement"; and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


o Purchaser will provide a pre-closing loan to Holdings following the merger and prior to the closing of the sale transaction. Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser. The amount borrowed will be repaid in full at the closing of the sale transaction and will bear interest at the rate of 2.25% above the London Interbank Offered Rate per annum for so long as the pre-closing loan is outstanding. Immediately upon receipt of the proceeds of the loan, Holdings will contribute such proceeds to Metropolis Trust as capital. Metropolis Trust will use this capital contribution to acquire a portion of the lender's interest in the existing indebtedness encumbering the 1290 property prior to the consummation of the sale transaction. The loan will be secured by a pledge of Holdings' 99.9% equity interest in Metropolis Trust. See "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."


o Capital Trust. Two members of our management and board of directors are affiliated with Capital Trust, Inc., and as a result may have interests in the sale transaction that are in addition to their interests as Metropolis Trust stockholders. Capital Trust owns 0.2% of the outstanding shares of Metropolis Trust common stock, is the asset manager of the 1290 property, and its Chief Executive Officer, John R. Klopp serves on our board of directors. In addition, Mr. Klopp serves as a Vice President of Metropolis Trust and Jeremy FitzGerald, a Managing Director of Capital Trust, serves as a Vice President and Assistant Secretary of Metropolis Trust. Mr. Klopp is also a stockholder of Metropolis Trust. In addition, Craig M. Hatkoff, a Director of Capital Trust, is also a stockholder of

      Metropolis Trust. Capital Trust is not affiliated with Purchaser, Apollo Real Estate Investment Fund or any of their affiliated entities. Mr. Klopp initially served on the special committee that approved the sale transaction and the merger, but later resigned as a member when the special committee received and considered an alternative bid from an entity that may have been considered to be an affiliate of Capital Trust. See "PROPOSAL 1 - THE SALE TRANSACTION; Background to the Sale Transaction." Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $2 million in consideration for services rendered to Metropolis Trust in connection with the sale transaction. These services included Capital Trust's substantial and time-consuming participation in the negotiation and structuring of the sale transaction, its marketing of the 1290 property, oversight of the building's property tours, management of Purchaser's due diligence process, and supervision of the building's property manager in connection with these due diligence activities. "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction." As a result of receiving this fee, Capital Trust will receive a benefit in the sale transaction that the other stockholders of Metropolis Trust will not be entitled to receive. In addition, on July 9, 2002, the Metropolis Trust board of directors resolved to award $50,000 to Ms. FitzGerald upon the consummation of the sale transaction for services rendered by her in her capacity as an officer of Metropolis Trust in connection with the sale transaction.

o Tishman Speyer. Tishman Speyer Properties, L.P. currently serves as property manager/leasing agent of the 1290 property whereby it manages the day-to-day operations of the 1290 property. NYPROP, L.L.C., an affiliate of Tishman Speyer, owns 545,707 shares of Metropolis Trust common stock (or approximately 4.2% of the outstanding shares). Upon the consummation of the sale transaction, the leasing agreement with Tishman Speyer will be terminated and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. This amount relates to leasing commissions due to Tishman Speyer with respect to five tenants. Such leasing commissions were originally scheduled to be paid no sooner than December 2002 and as late as April 2004. The payment of this amount is an obligation of Purchaser under the purchase agreement. As a result of receiving this fee on an accelerated basis, Tishman Speyer will receive a benefit in the sale transaction that the other stockholders of Metropolis Trust will not be entitled to receive.

Our Principal Reasons for the Sale Transaction

      In reaching its decision to approve the sale transaction, the special committee and the board of directors of Metropolis Trust considered a variety of reasons for consummating the sale transaction, including the following:

      o The current economic and real estate market conditions relating to the 1290 property, including the size of the 1290 property, the continued strength and viability of the New York City office market, and the state of the financial markets;

      o The proposed terms and structure of the sale transaction, including the all-cash nature of the sale transaction, and that Purchaser had agreed to structure the transaction to accommodate a favorable pre-closing loan to optimize tax benefits to the Metropolis Trust stockholders;

      o The special committee's consideration of alternatives to the proposed sale transaction, including that, given the size of the 1290 property, the universe of qualified buyers was limited;

      o The opinion of Houlihan Lokey that the consideration to be received by Metropolis Trust in connection with the sale transaction is fair from a financial point of view; and the sale transaction is fair, from a financial point of view, to Metropolis Trust's stockholders who are not affiliated with Apollo Real Estate Investment Fund;

      o Both Equity Office Properties Trust and Purchaser had an opportunity to submit several bids to the special committee and Purchaser's final offer was the product of an active bidding procedure between two qualified purchasers;

      o     Purchaser had made an earnest money deposit of $25 million; and

      o Purchaser had delivered to us a debt commitment letter and evidence of its bridge financing, and that the terms of such debt commitment letter and bridge financing were satisfactory to the special committee. See "PROPOSAL 1 - THE SALE TRANSACTION - Recommendation of the Special Committee, Reasons for the Proposed Sale Transaction."

Purchaser's Principal Reasons for the Sale Transaction

o Purchaser is engaging in the sale transaction primarily as a means of expanding Jamestown's operations of investing in "Class A" commercial office buildings located in central business districts. The acquisition of the 1290 property geographically complements Jamestown's existing operations.

Principal Risks Relating to the Sale Transaction

There are certain risks associated with the sale transaction. These include:

o If our estimated adjustments to the sale transaction proceeds are inaccurate, there may be less than $292.5 million or $22.50 per LLC unit to distribute to stockholders.

o As a result of the sale transaction and merger, you will no longer participate in the future results of the 1290 property.

o As a result of the sale transaction, you will no longer receive any dividends from Metropolis Trust (other than a distribution of the net sale proceeds from Holdings and any distribution of any remaining reserve amounts). Pursuant to the terms of the purchase agreement, Holdings is required to retain $10 million in order to satisfy any indemnification claims made by Purchaser prior to December 31, 2002 under the purchase agreement. In addition, management has determined to establish a $2 million reserve to cover expenses associated with the sale transaction and liquidation. There is no assurance that any amounts will be available at the end of the indemnification period for distribution to you.

o Some of our directors and officers may have interests and arrangements that could have affected their decision to support the sale transaction. These interests include:

      o Four of Metropolis Trust's eight directors indirectly control, through AP-1290, an approximate 23% limited partnership interest in Purchaser.

      o Several of Metropolis Trust's directors will continue to have an interest in the 1290 property after the sale transaction through interests in the Purchaser and interests in affiliates that will receive fees for managing, leasing or selling the 1290 property.

      o AP-1290 Manager, an affiliate of Apollo Real Estate Advisors that is indirectly controlled by four of Metropolis Trust's directors, will be entitled to receive a portion of the property management fees that will be paid with respect to the 1290 property following the closing of the sale transaction.

      o If, after the closing of the sale transaction, the 1290 property is sold by Purchaser, AP-1290 Manager, will be entitled to a sales fee equal to 1.2% of the gross sale price. A subsequent sale of the 1290 property is not expected to occur until on or after 2009.

      o AP Leasing LLC, an affiliate of Apollo Real Estate Advisors, will serve as the leasing agent for the property following the closing of the sale transaction and will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is executed.

      o Capital Trust will be paid a fee in the amount of $2 million in consideration for services rendered to Metropolis Trust in connection with the sale transaction. Capital Trust is the asset manager of the 1290 property, and its Chief Executive Officer, John
            R. Klopp serves on Metropolis Trust's board of directors.

      o The leasing agreement with Tishman Speyer will be terminated and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. Tishman Speyer currently serves as property manager/leasing agent of the 1290 property, and through an affiliate it owns 545,707 shares of Metropolis Trust common stock (or approximately 4.2% of the outstanding shares).

o Management did not obtain any third-party appraisal or valuation of the 1290 property nor did management estimate or obtain a third-party estimate of the liquidation value of the 1290 property.

o Depending on the amount of cash received and your tax basis in our common stock (and Holdings' LLC units), you may recognize a taxable gain upon receipt of cash proceeds from our liquidation. See "Risk Factors."

Closing of the Sale Transaction and Distribution of Sale Proceeds


o We expect the sale transaction to close on or about September 9, 2002. We expect to distribute the net sale proceeds to Holdings and for Holdings to distribute your pro rata share of such proceeds to you at the time of closing or as soon as practicable thereafter, but in no event later than thirty days following the closing.


o Holdings intends to distribute your pro rata share of the $10 million indemnification reserve and $2 million expense reserve (plus interest) held by Holdings on or prior to January 31, 2003, less any amounts that may have been paid or set aside to satisfy indemnification claims made by Purchaser by December 31, 2002. Upon the settlement or satisfaction of any such claim, Holdings will distribute the remaining amount, if any, within thirty days following such satisfaction and/or settlement.

Voting Agreements

o Seven of our largest stockholders, representing approximately 10.3 million shares of our common stock (approximately 79% of the outstanding shares of our common stock), have entered into separate agreements with Purchaser to vote their shares in favor of the sale transaction and the merger. These stockholders have also agreed to vote against any matter that could reasonably be expected to prevent or delay the consummation of the sale transaction. A form of these voting agreements is attached hereto as Annex C to this information statement--prospectus. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder.

o The voting agreements are terminable upon the earlier of the closing of the sale transaction and the date that the purchase agreement is terminated in accordance with its terms. The voting agreements may also be terminated by a stockholder if changes are made to the purchase agreement that would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the purchase agreement. See "DESCRIPTION OF THE VOTING AGREEMENTS."

Limited Partnership Agreement of Purchaser

o Purchaser's governing documents consist of a certificate of limited partnership filed with the Secretary of State of the State of Delaware on April 12, 2002, and its agreement of limited partnership between JT 1290 Corp., Jamestown 1290 Partners and AP-1290. This agreement provides that Purchaser's general partner is JT 1290 Corp., an affiliate of Jamestown, and the limited partners are AP-1290 and Jamestown 1290 Partners. Purchaser was formed to acquire the 1290 property in the sale transaction. Jamestown 1290 Partners owns a 77.21% limited partnership interest in Purchaser, and JT 1290 Corp. owns a .00001% general partnership interest in Purchaser. AP-1290 owns a 22.79% limited partnership interest in Purchaser.


o The limited partnership agreement also provides that the business, affairs and assets of Purchaser will be managed, arranged and caused to be coordinated by the general partner, who will have, except with respect to specified actions and major matters, full, exclusive and complete discretion with respect thereto. Except for specified major matters and specified actions, none of the partners other than the general partner has any right or will have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of Purchaser. For a description of the specified actions and major matters, as well as the distributions of net cash flow and proceeds from capital transactions and liquidation events, and other material terms of this agreement, see "DESCRIPTION OF THE AGREEMENT OF LIMITED PARTNERSHIP OF PURCHASER." A copy of this agreement is attached hereto as Annex I to this information statement--prospectus.


Material Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis Trust

o We will recognize a gain for federal income tax purposes generally equal to the amount received for the 1290 property over our adjusted tax basis in the 1290 property, less any selling expenses. As a real estate investment trust, we are allowed a "dividends paid deduction" for the amount we distribute in liquidation. As a result of the merger and related capital restructuring transactions that generally are not taxable to stockholders, we should have funds following the sale transaction at least equal to the amount of gain recognized by us in the sale transaction. As a result, we should receive a "dividends paid deduction" sufficient to offset any gain recognized in the sale transaction when we distribute the net proceeds of the sale transaction to Holdings upon our liquidation.

o Upon the receipt of net cash proceeds from our liquidation, Holdings will report a gain equal to the excess of the cash received over its adjusted tax basis in our common stock. As a partnership for federal income tax purposes, Holdings will have no federal income tax liability with respect to such gain. Instead, each member of Holdings (each formerly our stockholder) will recognize its distributive share of such gain, allocated based on its percentage interest in Holdings to the extent consistent with the principles of section 704(c) of the Internal Revenue Code.

o Upon receipt of cash distributions from Holdings, each member of Holdings should recognize gain or loss equal to the excess of the cash received over its adjusted basis in the Holdings LLC units (which includes such member's former adjusted tax basis in our common stock prior to the merger and its distributive share of Holdings' gain from the sale transaction). In general, such gain or loss will be capital in nature and will be long-term if the member's holding period (which includes the holding period in our common stock surrendered in the merger) is more than one year at the time of the liquidating distribution by Holdings.

o Depending on the amount of cash received and your tax basis in our common stock (and Holdings' LLC units), you may recognize a taxable gain upon receipt of cash proceeds from our liquidation. See "PROPOSAL 1 - THE SALE TRANSACTION; Material U.S. Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis Trust" and "PROPOSAL 2 - THE MERGER; Material U.S. Federal Income Tax Consequences."

Termination of Registration under the Securities Act of 1934

o Following the closing of the sale transaction and the merger, we will terminate our registration under the Exchange Act. As a result, we will no longer be under any obligation to deliver to you annual or quarterly reports. The issuance of the LLC units you receive from Holdings in the merger, however, will be registered under the Securities Act, and Holdings will be required to comply with the reporting obligations under the Exchange Act. See "PROPOSAL 1 - THE SALE TRANSACTION; Termination of Registration" and "PROPOSAL 2 - THE MERGER; Parties to Merger; Holdings."

                             Proposal 2 - The Merger

Parties to the Merger

o Metropolis Trust. We are a party to the merger. For information about us, see "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction; Metropolis Trust."

o Metropolis Realty Lower Tier LLC. Lower Tier is a newly-formed Delaware limited liability company and wholly-owned subsidiary of Holdings without any operational history. It has not conducted any business other than in connection with the merger. Upon the effective time of the merger, we will merge with Metropolis Lower Tier and Metropolis Lower Tier will cease to exist. Metropolis Lower Tier's principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and its telephone number at this location is (212) 655-0220. See "PROPOSAL 2--THE MERGER; Parties to the Merger; Lower Tier."

o Holdings. Holdings is a newly-formed Delaware limited liability company which is a wholly-owned subsidiary of Metropolis Trust without any operational history. It has not conducted any business other than in connection with the merger, the pre-closing loan and the other matters described under the section "PROPOSAL 1 - SALE TRANSACTION; Material U.S. Federal Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis Trust." Holdings' principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Holdings at this location is (212) 655-0220. See "PROPOSAL 2--THE MERGER; Parties to the Merger; Holdings."

o Governance of Holdings. Holdings will be managed by a board of managers, which will be comprised of our entire existing eight member board of directors. In addition, Holdings' initial officers will be our existing officers.

o Voting. From and after the merger, holders of Holdings' LLC units will have voting rights equal to one vote per unit and will be entitled to vote on all matters in respect of which members of a limited liability company would be entitled to vote under Delaware law. Action by the members of Holdings will generally require the affirmative vote of holders of a majority of the outstanding LLC units.

o Assignability and Transferability of Holdings' LLC Units. Subject to compliance with federal and state securities law restrictions on transfer, there will be no restriction on the assignability or transferability of the LLC units, other than restrictions in Holdings' operating agreement to ensure that Holdings is not treated as a publicly traded partnership for federal income tax purposes. Until such time as we are liquidated, the holders of Holdings' LLC units will continue to be subject to certain restrictions on the number of LLC units which may be owned by a holder, which restrictions will mirror the transfer restrictions included in our charter.

o No Public Market for the Holdings LLC Units. The LLC units will not be traded on any established trading market and no market of this type is expected to develop. Thus, there will be limited liquidity and information available regarding the prevailing market prices for the LLC units.

o Registered with the Commission. The issuance of the LLC units is being registered under this information statement-prospectus with the Commission under the Securities Act. As a result, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission and otherwise comply with the reporting obligations under the Exchange Act.

      o     Assumption of Indemnification Obligations to Purchaser.

            o We have agreed to indemnify Purchaser for the breach of our representations and warranties in the purchase agreement up to a maximum amount of $10 million, less any amounts paid or payable by us in connection with post-closing adjustments related to the sale transaction. The deadline for Purchaser asserting indemnification obligations is December 30, 2002.

            o Since we are disposing of our final asset in the sale transaction, we will not have any operating income from which to settle and/or satisfy any indemnification claims. Accordingly, in order to ensure that there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period, Holdings, as our successor entity, will retain $10 million of the net proceeds from the sale transaction, less any amounts paid or payable by us in connection with post-closing adjustments related to the sale transaction. In addition, Holdings will also retain a cash reserve amount equal to $2 million in order to pay any professional expenses or other costs that may arise. Any remaining portion of the $12 million reserves, including any interest earned thereon, after the final settlement of any indemnification claims that may have arisen during the indemnification period and payment of all expenses and costs, will be distributed pro rata to the holders of Holdings LLC units as soon as practicable following expiration of the indemnification period and the settlement of all such claims. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings; Assumption of Indemnification Obligations to Purchaser."

o Assets of Holdings following the merger and sale transaction. Holdings' assets following the merger and sale transaction will consist of the $10 million of cash reserved to satisfy Purchaser indemnification claims, plus a cash reserve of $2 million in order to pay any professional expenses or other costs that may arise. Other than these reserve amounts, Holdings will not own any other assets.

o Operations of Holdings following the merger and sale transaction. Following the merger and sale transaction, Holdings will not conduct any operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement.

o Dividend Rights. Other than the distribution of the net sale proceeds to the holders of Holdings LLC units upon the closing of the sale transaction (less the $10 million indemnification reserve and the $2 million expense reserve), Holdings does not intend to distribute any of its assets until the expiration of its indemnification obligations and the settlement of all such claims at which time it intends to distribute the remaining portion of the $10 million indemnification reserve, plus interest, if any.

The Merger and Related Transactions

o Holdings is our wholly-owned subsidiary. Holdings has, in turn, formed Metropolis Lower Tier, a Delaware limited liability company, a wholly-owned subsidiary of Holdings and our indirect wholly-owned subsidiary.

o Prior to the consummation of the sale transaction, we will merge with Metropolis Lower Tier and we will be the surviving entity of the merger. Following the merger, Holdings will own 13,004,946 shares of Metropolis Trust common stock (or approximately 99.9% of our outstanding shares); the remaining 1,100 shares of common stock (or approximately 0.1% of all outstanding shares) will be given to 110 persons comprised of affiliates of existing stockholders and their professionals (i.e., accountants and legal counsel). See "PROPOSAL 2 - THE MERGER; Introduction."


o A copy of the merger agreement between us, Holdings and Lower Tier is attached hereto as Annex F. You are urged to read the merger agreement carefully and in its entirety.


o Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser. Immediately upon receipt of the proceeds of the loan, Holdings will contribute such proceeds to Metropolis Trust as capital. Metropolis Trust will use this capital contribution to acquire a portion of the lender's interest in the existing indebtedness encumbering the 1290 property prior to the consummation of the sale transaction.

o The pre-closing loan will be secured by a pledge of the 13,004946 shares of Metropolis Trust common stock owned by Holdings following the merger and is expected to be repaid upon the closing of the sale transaction at which time we will liquidate and the net proceeds of the sale transaction will be distributed to Holdings. Following the repayment of our remaining existing indebtedness, and the payment of the costs associated with the termination of our swap agreement, prorations, transfer taxes, cash reserves, and other costs, fees and expenses described in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", Holdings will distribute the net proceeds of the purchase price to its holders of LLC units in proportion to their respective ownership interests in Holdings. The contribution of the pre-closing loan proceeds to our capital should permit us to minimize any federal income tax liabilities associated with the sale transaction and liquidation. See "PROPOSAL 2 - THE MERGER; Reasons for the Merger" and "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

Reasons for the Merger and Related Transactions

o The merger is being consummated as part of a restructuring of our capital stock which includes the formation of Holdings, the merger, and the pre-closing loan. The merger, together with the formation of Holdings and the pre-closing loan will enable us to facilitate the consummation of the sale transaction, our subsequent cash liquidation and to allow us to claim the amount of "dividends paid deduction" which will permit us to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property.

Merger Consideration

o In the merger, each of our stockholders will receive a certificate representing a number of LLC units in Holdings equal to the number of shares of common stock held by such stockholder immediately prior to the merger. See "PROPOSAL 2 - MERGER; The Merger Consideration."

Ownership of Holdings Following the Merger

o Immediately following the merger, each of our stockholders will own the same number of LLC units in Holdings as shares of common stock they own in us, and accordingly will own the same percentage interest in Holdings as they held in us immediately prior to the merger, subject to adjustment as a result of any exercise by stockholders of appraisal rights. See "PROPOSAL 2 - MERGER; Ownership Following the Merger;" and "PROPOSAL 2 - THE MERGER; Appraisal Rights."

Risks of the Merger

There are risks associated with our merger with Metropolis Lower Tier. These risks include:

o That Holdings may be required to settle or satisfy indemnification claims made by Purchaser following the closing of the sale transaction and to pay post-closing costs associated with the sale transaction, and as a result, holders of LLC units may not receive the full $10 million indemnification reserve and the $2 million expense reserve. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings; Assumption of Metropolis Trust Indemnification Obligations to Purchaser."

o That there is a lack of a market for the LLC units to be issued by Holdings in the merger and the LLC units will not be traded on any established trading market, and we do not expect that an active trading market for the LLC units will develop or be sustained.

o     That Holdings has a lack of operating history.

o That although Holdings expects to distribute approximately $292.5 million or $22.50 per LLC unit to its members, the termination of our swap agreement, the prorations and certain fees and expenses associated with the sale transaction may be higher than we estimated, and as a result, Holdings may have less than $292.5 million to distribute to its members.

o As a result of the merger, you will no longer receive any dividends from Metropolis Trust (other than a distribution of the net sale proceeds from Holdings and any remaining portion of the indemnification reserve and expense reserve).

o You may continue to hold LLC units in Holdings after the time in which it ceases to be a reporting company under the Securities Exchange Act of 1934.

o That Holdings will have no assets other than the $10 million indemnification reserve and the $2 million expense reserve following distribution of the net sale transaction proceeds to its holders of LLC units. See "RISK FACTORS".

Special Committee and Board of Directors Approval

o The special committee and our board members who did not recuse themselves have unanimously approved and recommended the merger, and have determined that the merger is in the best interests of our stockholders. See "PROPOSAL 2 - THE MERGER; Introduction"

Material U.S. Federal Income Tax Consequences of the Merger

o For U.S. federal income tax purposes, Metropolis Lower Tier will be disregarded, and the merger should be treated as a contribution by our stockholders of their shares of common stock to Holdings in exchange for Holdings LLC units. After the merger, aside from shares of common stock that we will need to issue in order to comply with the 100 shareholder requirement for qualification as a real estate investment trust, all of the outstanding shares of common stock will be held by Holdings. Accordingly, we (as the surviving entity of the merger) will become an approximately 99.9% owned subsidiary of Holdings.

o No gain or loss will be recognized by stockholders upon receipt of Holdings' LLC units in exchange for their shares of common stock. Each of our stockholder's adjusted tax basis in its respective Holdings' LLC units received in the merger will be equal to its adjusted tax basis in the shares of common stock surrendered. The holding period for the LLC units received in the merger will include the holding period of the common stock surrendered in the merger.

o If a stockholder receives cash pursuant to an exercise of appraisal rights, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and its adjusted tax basis in the common stock surrendered. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock surrendered was held for more than one year at the effective time of the merger.

o Holdings will be considered a partnership and each stockholder receiving Holdings LLC units will be considered a partner of Holdings for federal income tax purposes. Each holder of LLC units will be deemed to be a member of Holdings and will receive an Internal Revenue Service Form K-1 annually from Holdings showing the amount of Holdings' income, gains, losses, deductions or credits allocable to each such member of Holdings. Because Holdings is not expected to conduct any operations after the sale transaction and our liquidation, but will remain in existence merely to administer the orderly distributions of the $10 million indemnification reserve and the $2 million expense reserve, it is not expected that members that are not otherwise required to file New York state and city income tax returns would be required to do so as a result of their ownership of membership interests in Holdings. See "PROPOSAL 2 - THE MERGER; Certain U.S. Federal Income Tax Consequences."

Material Differences in the Rights of Owning Stock and Limited Liability Company Interests

o The rights of our stockholders are governed by the Maryland General Corporation Law, our charter and bylaws. Following the merger, our stockholders will be members of Holdings and hold LLC units instead of common stock. The rights of members of Holdings will be governed by the Delaware Limited Liability Company Act and the operating agreement of Holdings. See "PROPOSAL 2 - THE MERGER; Material Differences in the Rights of Holders of Shares of Common Stock and LLC Units." A copy of the form of operating agreement of Holdings is attached hereto as Annex E.

Right to Demand an Appraisal of Your Shares of Common Stock

o Under Maryland law, you are entitled to appraisal rights in connection with the approval of the merger. See "PROPOSAL 2 - THE MERGER; Appraisal Rights."

Exchange of Stock Certificates for Certificates representing LLC units

o We have appointed Continental Stock Transfer & Trust Company to act as exchange agent in the merger. See "PROPOSAL 2 - THE MERGER; Exchange of Certificates."

                    SELECTED METROPOLIS TRUST FINANCIAL DATA


      The following table sets forth our selected historical financial data, as of and for each of the five years in the period ended December 31, 2001 and the three months ended March 31, 2002 and March 31, 2001, and has been derived from our historical consolidated financial statements. Our selected financial data presented below should be read in conjunction with the consolidated financial statements and the notes thereto included herein. This financial data for the years ended December 31, 1997, 1998 and 1999 includes information relating not only to the 1290 property, but also the 237 Park Avenue property that was owned by us during this period and sold in November 1999. Our annual financial statements have been audited by Deloitte & Touche LLP.



                           Three Months
                           Ended March 31,                         Years Ended December 31,
                           ---------------                         ------------------------
                         2002         2001         2001         2000            1999(1)         1998(1)         1997(1)
                      ---------    ---------    ---------    ---------       ---------       ---------       ---------
                                                 (in thousands, except share amounts)
                           (unaudited)
REVENUES
  Rental income ...   $  22,058    $  22,095    $  91,030    $  90,073       $ 126,434       $ 134,754       $ 129,617
  Lease termination
    income ........          --           --           --           --          26,455              --              --
  Miscellaneous
    income ........       1,071          692        2,936        5,245           4,669           4,889           1,190
                      ---------    ---------    ---------    ---------       ---------       ---------       ---------
   Total revenues .      23,129       22,787       93,966       95,318         157,558         139,643         130,807
                      ---------    ---------    ---------    ---------       ---------       ---------       ---------

OPERATING EXPENSES
  Real estate
    taxes .........       4,495        4,363       17,821       18,266          27,414          27,733          26,813
  Operating and
    maintenance....       1,363        1,175        5,518        5,173           6,756           7,119           7,224
  Utilities .......       1,611        2,384        9,450        8,186           6,991           6,674           6,870
  Payroll .........         925          848        3,480        3,091           4,323           4,430           4,332
  Management fees .         481          470        1,820        1,770           2,198           2,298           2,121
  Professional
    fees ..........         119          109          524          932           1,960           3,451           2,055
  General and
    administrative           38           55          328          430             980             562           1,032
  Bad debt expense           --           --        1,301           --             585              --             329
  Depreciation and
    amortization ..       2,950        3,060       11,981       11,680          16,245          14,466          13,347
                      ---------    ---------    ---------    ---------       ---------       ---------       ---------
   Total operating
    expenses ......      11,982       12,464       52,223       49,528          67,452          66,733          64,123
                      ---------    ---------    ---------    ---------       ---------       ---------       ---------

OTHER ITEMS
  Interest income .          90          326          973        2,917           3,759           3,293           3,676
  Interest expense      (10,046)     (10,054)     (41,400)     (41,464)        (33,582)        (35,800)        (36,233)
  Write-off of note
    receivable ....                                    --           --          (1,088)             --              --
(continued)

                             Three Months
                             Ended March 31,                               Years Ended December 31,
                             ---------------                               ------------------------
                           2002          2001          2001          2000             1999(1)          1998(1)          1997(1)
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------
                              (unaudited)
Write-off of
   deferred financing
   costs ............           --            --            --            --           (2,307)              --               --
Total other items ...       (9,956)       (9,728)      (40,427)      (38,547)         (33,218)         (32,507)         (32,557)
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------
GAIN ON SALE OF
PROPERTY ............           --            --            --            --           50,445               --               --
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------

GAIN ON REPURCHASE OF
MINORITY INTEREST ...           --        13,009        13,009            --               --               --               --
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------

NET INCOME ..........  $     1,191   $    13,604   $    14,325   $     7,243      $   107,333      $    40,403      $    34,127
                       ===========   ===========   ===========   ===========      ===========      ===========      ===========

Net Income Per
   Common Share:

Net income ..........  $       .09   $      1.05   $      1.10   $       .56      $      8.27      $      3.12      $      2.63
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------
Weighted average
   common shares
   outstanding ......   13,004,443    13,001,246    13,001,307    12,997,699       12,971,262       12,967,153       12,963,963
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------

Net Income Per
   Common Share
   (assuming
   dilution):

Net income ..........  $       .09   $      1.05   $      1.10   $       .56      $      8.26      $      3.11      $      2.63
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------
Weighted average
   common shares
   outstanding
   (assuming
   dilution) ........   13,007,443    13,004,246    13,004,307    13,000,699       12,998,646       12,993,666       12,988,963
                       -----------   -----------   -----------   -----------      -----------      -----------      -----------

Consolidated
   Balance Sheet
   Data:

Total assets as
   of year end ......                              $   460,346   $   477,076      $   475,276      $   767,771      $   757,932
                                                   -----------   -----------      -----------      -----------      -----------

Long-term debt as
   of year end ......                              $   425,000   $   425,000      $   425,000      $   410,625      $   418,125
                                                   -----------   -----------      -----------      -----------      -----------

Cash dividends
   declared per
   common share .....                              $      1.00   $       .70      $     31.50      $      1.50      $      2.75
                                                   -----------   -----------      -----------      -----------      -----------

---------------

(1) On November 22, 1999, we sold the real property and office building located at 237 Park Avenue, New York, New York 10022. The selected financial data presented above for years ended December 31, 1997 and December 31, 1998 and for the period for January 1, 1999 through November 21, 1999 include the results of operations for 237 Park Avenue. The total revenues, total operating expenses and net income for 237 Park Avenue for the period for January 1, 1999 through November 21, 1999 were $69,968, $20,794 and $38,473, respectively.

                     PRO FORMA SOURCES AND USES OF PROCEEDS
                                 (in thousands)

      Set forth below is a description of the pro forma sources and uses of the proceeds in connection with the consummation of the sale transaction and merger.

Sources - Metropolis Trust
--------------------------

Purchase price                                                          $745,500
Holdings capital contribution                                            150,000
Cash on hand                                                              23,750
                                                                        --------
Total Sources                                                           $919,250
                                                                        ========

Uses - Metropolis Trust
-----------------------

Existing indebtedness - principal                                       $425,000
Existing indebtedness - accrued interest                                   3,020
Swap agreement termination costs(a)                                       10,000
Indemnification reserve                                                   10,000
Transaction fees and expenses(b)                                           4,000
Transfer taxes(c)                                                         22,551
Cash reserves for Metropolis Trust                                         2,000
Distribution to Holdings(d)                                              442,679
                                                                        --------
Total Uses                                                              $919,250
                                                                        ========

Sources - Holdings
------------------

Distribution from Metropolis Trust                                      $442,679
Pre-Closing Loan                                                         150,000
                                                                        --------
Total Sources                                                           $592,679
                                                                        ========

Uses - Holdings
---------------

Capital contribution to Metropolis Trust                                $150,000
Repayment of Pre-Closing Loan                                            150,000
Distributions to Members (pro rata)                                      292,679
                                                                        --------
Total Uses                                                              $592,679
                                                                        ========

------------

(a) Swap agreement breakage fee is a current estimate based on an unwinding of the swap as of June 30, 2002.

(b) Transaction costs represent an estimate of certain fees and expenses to be paid in connection with the transaction, including, without limitation, attorneys' and accountants fees, as well as Commission filing fees, printing and other miscellaneous expenses. Also includes a $2 million fee payable to Capital Trust, $800,000 payable to Tishman Speyer, and $200,000, in the aggregate, representing amounts to be paid to certain officers of Metropolis Trust upon the consummation of the sale transaction for services rendered in connection with the sale transaction.

(c)   Transfer taxes are 3.025% of the purchase price.

(d) Calculated as the difference between the Total Metropolis Trust Sources ($919,250) and Total Metropolis Trust Uses other than distribution to Holdings ($476,571).

                     Comparative Per Share Data (Unaudited)

      The following table presents historical and pro forma per share data for Metropolis Trust and its subsidiaries and Holdings. The following tables should be read in conjunction with the historical consolidated financial statements of Metropolis Trust and the unaudited pro forma financial data included under the caption "Pro Forma Balance Sheet of Holdings," all of which are included elsewhere in this information statement--prospectus.

                                                         As of         As of
                                                       March 31,    December 31,
                                                          2002          2001
                                                      -----------   -----------
Book Value Per Common Share/LLC Unit
Historical:
    Metropolis Trust (1) ..........................   $      0.82   $      0.56
    Holdings(2) ...................................       n/a           n/a
Pro forma:
    Pro forma per share of common stock(3) ........       n/a           n/a
    Equivalent pro forma per share of Holdings
     LLC Units(4) .................................   $      0.92   $      0.92

                                                    For the Three     For the Year
                                                     Months Ended    Ended December
                                                    March 31, 2002      31, 2001
                                                    --------------   --------------
Income from Continuing Operations Per Common
Share/LLC Unit:
Basic and Diluted Earnings per Share:
Historical:
    Metropolis Trust ............................   $         0.09   $         1.10
    Holdings(2) .................................        n/a              n/a
Pro forma:
    Pro forma per share of common stock .........        n/a              n/a
    Equivalent pro forma per share of
         Holdings LLC Units(5) ..................        n/a              n/a
Common stock/ Holdings LLC Units:
    Common stock ................................       13,004,946       13,001,346
    Holdings LLC Units ..........................                0                0
    Pro forma common stock ......................                0                0
    Pro forma Holdings LLC Units ................       13,004,946       13,001,346


                                                    For the Three     For the Year
                                                     Months Ended    Ended December
                                                    March 31, 2002      31, 2001
                                                    --------------   --------------
Cash Dividends Declared per Common
Share/LLC Unit:
Historical:
    Metropolis Trust ............................   $         0.25(6)$         1.00
     Holdings ...................................        n/a              n/a
Pro Forma:
    Per share of common stock ...................        n/a              n/a
    Equivalent per share of Holdings LLC Units(7)        n/a              n/a

(1) This historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity related to common stock by the pro forma number of shares of common stock at the end of the period.

(2) Holdings is a newly-formed subsidiary of Metropolis Trust without any historical operational history.

(3) Following the closing of the sale transaction and the merger, we will liquidate and as a result, we will not have any stockholders' equity.

(4) Holdings' pro forma book value is computed by dividing Holdings' members' equity ($12.0 million) by the number of LLC units outstanding immediately following the merger and sale transaction (13,004,946). The number of LLC units outstanding immediately following the merger will be the same number of shares of common stock outstanding immediately prior to the merger, subject to the exercise of appraisal rights. See "PRO FORMA BALANCE SHEET OF HOLDINGS."

(5) Following the merger and sale transaction, Holdings will not conduct any operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement, and to pay costs and expenses related to the sale transaction. Although it is expected that Holdings will earn interest on the $10 million indemnification reserve and the $2 million expense reserve, it is uncertain how much, if any of the $10 million will be subject to indemnification claims during the indemnification period or post-closing costs, and how much of the reserve amount will be used to pay professional fees and other costs and expenses. Additionally, even if the entire $12 million were to remain as an asset of Holdings during the entire indemnification period, any interest earned on a per LLC unit basis would not be meaningful.

(6) On July 9, 2002, the Metropolis Trust board of directors authorized a cash dividend of $0.25 per share to be paid on August 15, 2002 to its stockholders of record as of July 19, 2002.

(7) Holdings intends to distribute to its members any remaining portion of the $10 million indemnification reserve and the $2 million expense reserve. See "RISK FACTORS."

INDEPENDENT AUDITORS' REPORT

To the Members of
Metropolis Realty Holdings LLC

We have audited the accompanying balance sheet of Metropolis Realty Holdings LLC as of May 6, 2002. The balance sheet is the responsibility of the Holdings' management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Holdings at May 6, 2002 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

New  York, New York

May 23, 2002

                         METROPOLIS REALTY HOLDINGS LLC
                                  BALANCE SHEET
                                As of May 6, 2002

TOTAL ASSETS                                                              $  --

TOTAL LIABILITIES                                                         $  --
                                                                          -----

MEMBERS' CAPITAL
Member's Capital                                                            100
Receivable from Founding Member                                            (100)
                                                                          -----
Total Members' Capital                                                    $  --
                                                                          =====

TOTAL LIABILITIES AND MEMBERS' CAPITAL
                                                                          $  --

Notes to Balance Sheet
MAY 6, 2002
--------------------------------------------------------------------------------

1. Organization

Metropolis Realty Holdings LLC ("Holdings") was formed on May 6, 2002 pursuant to a limited liability company agreement. The balance sheet of Holdings was prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America, and reflects the financial position of Holdings at that date.

                         METROPOLIS REALTY HOLDINGS LLC
                             PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2002

                                 (in thousands)

The following unaudited pro forma balance sheet for Holdings has been presented as if the merger and sale transaction were consummated as of March 31, 2002. The merger has been presented as a reverse acquisition for accounting purposes with Metropolis Trust as the acquiror and Holdings as the acquiree. The historical financial statements are those of Metropolis Trust. This balance sheet has assumed that the pre-closing loan will be in an amount equal to $150 million.

                                                                       Pro Forma
                                                          Historical  Adjustments        Pro Forma
                                                          ----------  -----------        ---------
Rental property                                           $ 356,142   $(356,142)   (B)   $      --
Cash and cash equivalents                                    15,859     150,000    (A)      12,000

                                                                        299,845    (B)
                                                                       (150,000)   (C)
                                                                       (303,704)   (D)
Escrow deposits and restricted cash                          13,883     (13,883)   (B)          --
Prepaid real estate taxes                                     4,493      (4,493)   (B)          --
Tenants' security deposits                                      204        (204)   (B)          --
Due from tenants                                              1,239      (1,239)   (B)          --
Deferred financing costs                                      3,018      (3,018)   (B)          --
Deferred leasing costs                                       16,657     (16,657)   (B)          --
Deferred rent receivable                                     50,084     (50,084)   (B)          --
Note receivable                                                 271        (271)   (B)          --
Other assets                                                    268        (268)   (B)          --
                                                          ---------   ---------          ---------
Total assets                                              $ 462,118   $(450,118)         $  12,000
                                                          =========   =========          =========

Liabilities and member's equity
Liabilities:
  Secured notes                                             425,000    (425,000)   (B)          --
                                                                        150,000    (A)
                                                                       (150,000)   (C)
  Accounts payable and accrued expenses                       7,843      (5,843)   (B)       2,000
  Unrealized loss on derivatives                             12,433     (12,433)   (B)
  Tenants security deposit, unearned revenue and              2,887      (2,887)   (B)          --
      credit due to tenants
  Dividends payable                                           3,251      (3,251)   (B)
                                                          ---------   ---------
  Total liabilities                                       $ 451,414   $(449,414)         $   2,000
                                                          =========   =========          =========
Members' equity
20,000,000 authorized, 13,004,946 outstanding                10,704    (303,704)   (D)      10,000
                                                                        303,000    (B)
Total liabilities and members' equity                     $ 462,118   $(450,118)         $  12,000
                                                          =========   =========          =========

(A) To record receipt of cash in exchange for the $150 million pre-closing loan.

(B)   To record the sale transaction.

(C)   To record repayment of pre-closing loan.

(D)   To record distribution to stockholders.

                         METROPOLIS REALTY HOLDINGS LLC
                           PRO FORMA INCOME STATEMENT

                    FOR THE THREE MONTHS ENDED March 31, 2002
                                 (in thousands)
                                   (unaudited)

The following unaudited pro forma income statement has been presented as if the merger and sale transaction were consummated as of January 1, 2001. The merger has been presented as a reverse acquisition for accounting purposes with Metropolis Trust as the acquiror and Holdings as the acquiree. The historical financial statements are those of Metropolis Trust.

                                                         Pro Forma
                                          Historical     Adjustments             Pro Forma
                                          ----------     -----------             ---------
REVENUES
                                                                         (E)            --
Rental Income                             $    20,749    $   (20,749)    (E)            --
Lease termination income                        1,309         (1,309)    (E)            --
                                                                                   -------
Miscellaneous income                            1,071         (1,071)                   --
                                          -----------    -----------               =======
   Total Revenues                              23,129        (23,129)
                                          ===========    ===========

OPERATING EXPENSES
                                                                         (E)            --
Real estate taxes                               4,495         (4,495)    (E)            --
Operating and maintenance                       1,363         (1,363)    (E)            --
Utilities                                       1,611         (1,611)    (E)            --
Payroll                                           925           (925)    (E)            --
Management fees                                   481           (481)    (E)            --
Professional fees                                 119           (119)    (E)            --
General and administrative                         38            (38)    (E)            --
                                                                                   -------
Depreciation and Amortization                   2,950         (2,950)                   --
                                          -----------    -----------
Total operating expenses                       11,982        (11,982)

OTHER ITEMS                                                              (E)(F)         39
Interest income                                    90            (51)    (E)            --
                                                                                   -------
Interest expense                              (10,046)        10,046                    39
                                          -----------    -----------
Total other items                              (9,956)         9,995
                                                                                        39
NET INCOME                                      1,191         (1,152)
                                                                         (E)            --
OTHER COMPREHENSIVE INCOME                      5,463         (5,463)
                                          -----------    -----------               -------
COMPREHENSIVE INCOME                      $    (6,654)   $    (6,615)              $    39
                                          ===========    ===========               =======

(E)   To record removal of operations of the 1290 property.

(F) To record interest income on cash held for the quarter based on a 1.5% average interest rate during the quarter.

                         METROPOLIS REALTY HOLDINGS LLC
                           PRO FORMA INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

The following unaudited pro forma income statement has been presented as if the merger and sale transaction were consummated as of January 1, 2001. The merger has been presented as a reverse acquisition for accounting purposes. The historical financial statements are those of Metropolis Trust.

                                    Pro Forma
                                   Historical    Adjustments        Pro Forma
                                   ----------    -----------        ---------

REVENUES

Rental Income                      $ 86,165       (86,165)     (E)       --
Operating escalation income           4,865        (4,865)     (E)       --
Miscellaneous income                  2,936        (2,936)     (E)       --
                                   --------      --------              ----
   Total Revenues                    93,966       (93,966)               --
                                   ========      ========              ====

OPERATING EXPENSES

Real Estate Taxes                    17,821       (17,821)     (E)       --
Operating and maintenance             5,518        (5,518)     (E)       --
Utilities                             9,450        (9,450)     (E)       --
Payroll                               3,480        (3,480)     (E)       --
Management fees                       1,820        (1,820)     (E)       --
Professional Fees                       524          (524)     (E)       --
General and administrative              328          (328)     (E)       --
Bad debt expense                      1,301        (1,301)     (E)       --
Depreciation and Amortization        11,981       (11,981)     (E)       --
                                                 --------              ----
Total Operating Expenses             52,223       (52,223)               --

OTHER ITEMS
Interest Income                         973          (723)     (E)(F)   250
Interest Expense                    (41,400)       41,400      (E)       --
                                   --------      --------              ----
Total Other Items                   (40,427)       40,677               250

GAIN ON REPURCHASE OF                13,009       (13,009)     (E)       --
   MINORITY INTEREST               --------      --------              ----

NET INCOME                           14,325       (14,075)              250

OTHER COMPREHENSIVE LOSS            (17,897)       17,897      (E)       --
                                   --------      --------              ----
COMPREHENSIVE LOSS                 $ (3,572)     $  3,822              $250
                                   ========      ========              ====

(E)   To record removal of operations of 1290 property.

(F) To record interest income on cash held for the year based on a 2.5% average interest rate.

                                  RISK FACTORS

In addition to other information in this information statement--prospectus, the following risks should be considered by you in deciding whether to vote for the approval and adoption of the sale transaction and merger.

If Holdings settles or satisfies any indemnification claims made by Purchaser, pays post-closing costs associated with the sale transaction, or pays professional fees and other expenses, there may be less than $12 million to distribute to the holders of LLC units after the end of the indemnification period.

      Under the terms of our purchase agreement with Purchaser, we have agreed to indemnify Purchaser for the breach of certain of our representations and warranties that are contained in the purchase agreement up to a maximum amount of $10 million, less any post-closing costs that we may be required to pay under the purchase agreement as a result of the sale transaction. The date upon which these indemnification obligations must be asserted is December 30, 2002. Since we are liquidating following the sale transaction, we will not have any operating income from which to settle and/or satisfy any such indemnification claims.

      Accordingly, in order to ensure that there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period, Holdings, as our successor, will retain $10 million of the net sale proceeds that is distributed to it by us on the closing date of the sale transaction. Other than its ownership of approximately 99.9% of the shares of common stock in Metropolis Trust, this $10 million indemnification reserve, the $2 million expense reserve described below, plus the interest earned thereon, will be Holdings' sole asset following the closing of the sale transaction.

      This $10 million indemnification reserve will be used to settle and/or satisfy any indemnification claims asserted by Purchaser on or prior to December 30, 2002, and to pay any post-closing costs under the purchase agreement that we may be required to pay as a result of the sale transaction. The amount, if any, of these post-closing costs is uncertain, but generally relates to allocations of rent and other apportionments described under the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Apportionments." We will not know the amount of these costs, if any, until following the closing of the sale transaction. We have also determined to have Holdings retain a $2 million cash reserve in order to satisfy any additional costs and expenses that may arise that are unrelated to the sale transaction, such as professional fees, including legal and accounting fees.

      Following the expiration of the indemnification period, Holdings will distribute the remaining portion of the $10 million indemnification reserve and the $2 million expense reserve amount pro rata to the holders of Holdings LLC units. Because we do not know if Purchaser will make any valid indemnification claims, and if such claims are made, what the magnitude of these claims will be, there can be no assurance that the $10 million indemnification reserve, or any portion thereof, will be remaining after the satisfaction or settlement of any claims to distribute to the members of holders of Holdings LLC units. Additionally, we do know that Holdings will incur some fees and expenses, but we are uncertain as to the amount of fees and expenses that Holdings will incur during the indemnification period. Accordingly, there can be no assurance that that $2 million expense reserve, or any portion thereof, will be remaining at the end of the indemnification period.

There will not be a market for the LLC units to be issued by Holdings in the merger.

      The LLC units that you will receive in the merger will not be traded on any established trading market or national exchange and no market of this type is expected to develop. As a result, there will be limited information available regarding the prevailing market prices and limited liquidity for the LLC units. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings."

Holdings has a lack of operating history and, following the merger and sale transaction, will not conduct any operations. Holdings will have no assets other than the $10 million indemnification reserve and $2 million expense reserve following distribution of the net sale proceeds to holders of LLC units.

      Holdings is a newly formed company without any operating history. The LLC units are being issued to enable us to facilitate the consummation of the sale transaction, our subsequent cash liquidation and to allow us to claim the amount of "dividends paid deduction" which will permit us to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property. Following the closing of the merger and sale transaction, Holdings will not generate any income other than interest earned on the $10 million indemnification reserve and $2 million expense reserve, and will not conduct and does not intend to conduct any operations, other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement, to pay any post-closing costs that we may be required to pay under the purchase agreement, and our compliance with federal and state securities laws.

If our estimated adjustments to the sale transaction proceeds are inaccurate, there may be less than $292.5 million or $22.50 per LLC unit to distribute.

      Based on our good faith estimates, we believe that approximately $292.5 million or $22.50 per LLC unit will be distributed by Holdings to its members following the closing of the sale transaction. However, our estimates may be inaccurate, particularly with respect to our swap agreement termination costs, which are difficult to estimate because any amount that we will have to pay is tied to the specific date the swap agreement is terminated and the interest rate on the date of its termination.

      Since we will only terminate the swap agreement several days in advance of the closing of the sale transaction, it is possible that the closing date will be delayed for unforeseen reasons or that interest rates may be different on the termination date of the swap agreement. In addition, the "Cash on Hand" amount that we have estimated as set forth in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", may also be inaccurate because such amount is dependent upon the timing of the closing of the sale transaction. If the closing date is delayed for unforseen reasons, then this amount may increase because the amount of undistributed earnings are expected to increase over time. For every $3.2 million that swap termination costs are increased, you will receive approximately $0.25 less than our estimated $22.50 per share amount. For every $3.2 million that the "Cash on Hand" amount is increased, you will receive approximately $0.25 more than our estimated $22.50 per share amount. Accordingly, because of these uncertainties, there is no assurance that you will receive exactly $22.50 for each LLC unit that you receive in the merger, and you may receive more or less than that amount.

You may continue to hold LLC units in Holdings after the time in which it ceases to be a reporting company under the Exchange Act.

      Although Holdings will initially be a reporting company under the Exchange Act, beginning in January, 2003, Holdings may no longer be required to comply with such reporting requirements if it does not meet the asset and stockholder requirements of the Exchange Act. Although the indemnification period expires on December 30, 2002, Holdings will retain cash after such date in an amount sufficient to satisfy outstanding indemnification claims, if any, asserted by Purchaser prior to such time. Until resolution of all such claims, Holdings cannot distribute all of its assets or liquidate. Accordingly, you may continue to hold LLC units in Holdings after the time in which it ceases to be a reporting company under the Exchange Act and makes the appropriate certifications.

Management did not obtain a third-party appraisal or valuation of the property, nor did management estimate or obtain a third-party estimate of the liquidation value of the property.

      Because management did not obtain a third-party appraisal or valuation of the property, or estimate of its liquidation value of the property, there is no assurance that the purchase price to be paid by Purchaser in the sale transaction would not have been equal to or in excess of such appraisal or valuations or estimates, if one had been obtained.

As a result of the sale transaction and merger, you will no longer receive any dividends from us.

      The 1290 property is our last and only significant asset. Following the sale transaction, we will no longer own the 1290 property nor any other income producing assets. Following the merger, you will cease to be a stockholder of us, and following the distribution of the net sale proceeds that we receive in the sale transaction, we will liquidate. As a result, you will no longer receive any dividends from us, nor will you participate in the future results of the 1290 property.

Several of Metropolis Trust's directors and officers may have interests and arrangements that could have affected their decision to support the sale transaction.

      Apollo Real Estate Advisors. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of our common stock. The interests of Apollo Real Estate Advisors and its affiliates in the sale transaction which are described below may have affected their decision to support the sale transaction:

o Certain of Metropolis Trust's existing directors and officers are also partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. Four of Apollo Real Estate Advisors' partners serve on our board of directors. None of these directors or officers, however, serve on the special committee that has approved the sale transaction.

o Four of Metropolis Trust's eight directors indirectly control, through AP-1290, an approximate 23% limited partnership interest in Purchaser.

o In addition, several of Metropolis Trust's directors will continue to have an interest in the 1290 property after the sale through interests in the Purchaser and interests in affiliates that will receive fees for managing, leasing or selling the 1290 property.

o AP-1290 Manager, an affiliate of Apollo Real Estate Advisors, will be entitled to receive a portion of the property management fees that will be paid with respect to the 1290 property following the closing of the sale transaction.

o If, after the closing of the sale transaction, the 1290 property is sold by Purchaser, AP-1290 Manager, will be entitled to a sales fee equal to 1.2% of the gross sale price. A subsequent sale of the 1290 property is not expected to occur until on or after 2009.

o AP Leasing LLC, an affiliate of Apollo Real Estate Advisors, will serve as the leasing agent for the property following the closing of the sale transaction and will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is executed.

o On July 9, 2002, the Metropolis Trust board of directors authorized the payment of $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis Trust; Andrew Cohen, Vice President of Metropolis Trust; and Stuart Koenig, Treasurer of Metropolis Trust, upon the consummation of the sale transaction. This payment was authorized in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction. These officers are also officers of Apollo Real Estate Advisors.

o Metropolis Trust has agreed to accept a promissory note from Apollo Real Estate Investment Fund in the amount of approximately $79.725 million in satisfaction of a portion of the purchase price to be paid by Purchaser in the sale transaction. This promissory note will be secured by shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from the distributions we pay to Apollo Real Estate Investment Fund from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as our stockholder is expected to exceed the amount of the promissory note.

o Apollo Real Estate Investment Fund executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger.

      Capital Trust. Capital Trust is the asset manager of the 1290 property, and its Chief Executive Officer, John R. Klopp serves on Metropolis Trust's board of directors. Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $2 million in consideration for services rendered to Metropolis Trust in connection with the sale transaction. These services included Capital Trust's substantial and time-consuming participation in the negotiation and structuring of the sale transaction, marketing of the 1290 property, oversight of the building's property tours, management of Purchaser's due diligence process, and supervision of the building's property manager in connection with these due diligence activities.

      In addition, on July 9, 2002, the Metropolis Trust's board of directors resolved to award $50,000 to Ms. Jeremy FitzGerald, Vice President and Assistant Secretary of Metropolis Trust, upon the consummation of the sale transaction for services rendered by her in her capacity as an officer of Metropolis Trust in connection with the sale transaction. "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction."

      Tishman Speyer. Tishman Speyer Properties, L.P. currently serves as property manager/leasing agent of the 1290 property. Its affiliate, NYPROP, L.L.C., owns 545,707 shares of Metropolis Trust common stock (or approximately 4.2% of the outstanding shares). Upon the consummation of the sale transaction, the leasing agreement with Tishman Speyer will be terminated, and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. This amount relates to leasing commissions due to Tishman Speyer with respect to five tenants. Such leasing commissions were originally scheduled to be paid no sooner than December 2002 and as late as April 2004. This payment is an obligation of Purchaser under the purchase agreement, and as such, on the closing date, the purchase price will be adjusted accordingly. For a more complete description of these interests and arrangements, See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement."

Our stockholders may recognize gain or loss upon our liquidation subsequent to the sale transaction.

      Upon our complete liquidation after the sale transaction, we will distribute the net purchase price proceeds to Holdings, which will in turn distribute to you your pro rata share of such proceeds less the $10 million indemnification reserve and $2 million expense reserve. Upon our liquidation, Holdings will report gain equal to the excess of the cash distribution received over its adjusted tax basis in our common stock. As a partnership for federal income tax purposes, Holdings will have no federal income tax liability with respect to such gain. Instead, each member of Holdings (each formerly our stockholder) will recognize its distributive share of such gain, allocated based on its percentage interest in Holdings to the extent consistent with the principles of section 704(c) of the Internal Revenue Code.

      Upon distribution of the net proceeds by Holdings to its members, each member should recognize gain or loss equal to the excess of the cash received in such distribution over its adjusted basis in the Holdings LLC units (which includes such member's former adjusted tax basis in our common stock prior to the merger and its distributive share of Holdings' gain from the sale transaction).

                                 SPECIAL MEETING

Matters to be Considered

      At the Metropolis Trust special meeting, Metropolis Trust stockholders will be asked:

      1. To consider and approve the sale transaction pursuant to which Metropolis Trust will sell the 1290 property to Purchaser for a purchase price of $745.5 million, subject to certain adjustments and customary prorations.

      2. To consider and authorize Metropolis Trust, prior to the consummation of the sale transaction, to merge into Metropolis Lower Tier, a Delaware limited liability company and a wholly-owned subsidiary of Holdings, with Metropolis Trust as the surviving entity of such merger.

      Metropolis Trust stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Management of Metropolis Trust knows of no other matter to be brought before the Metropolis Trust special meeting other than as referred to in this document.

No Solicitation of Proxies

      Approval of the sale transaction and merger are assured because stockholders representing approximately 10.3 million shares of Metropolis Trust common stock (approximately 79% of the outstanding shares of common stock) have agreed to vote their shares of Metropolis Trust common stock in favor of the sale transaction and merger. Accordingly, Metropolis Trust is not soliciting proxies in connection with the special meeting

Record Date and Voting Rights

      The Metropolis Trust board of directors has fixed the close of business on July 12, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of record of Metropolis Trust common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were 13,004,946 shares of common stock outstanding and entitled to vote at the special meeting. Holders of Metropolis Trust common stock outstanding as of the close of business on the record date will be entitled to one vote for each share held by them.

      The presence at the special meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Metropolis Trust common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting.

      The sale transaction constitutes a sale of substantially all of Metropolis Trust's assets. Following the sale transaction, Metropolis Trust will no longer own any assets, other than the net proceeds from the sale transaction which will be distributed to Holdings in connection with the liquidation of Metropolis Trust. The affirmative vote of 66 2/3% of the issued and outstanding shares of Metropolis Trust common stock is required to approve the sale transaction. The affirmative vote of holders of at least 66 2/3% of the issued and outstanding shares of Metropolis Trust common stock is also required in order to approve the merger.

      Abstentions and broker non-votes will count as shares present at the special meeting for quorum purposes but will have the effect of votes against the sale transaction and the merger. However, as approval of the sale transaction and merger are assured because stockholders representing approximately 10.3 million shares of Metropolis Trust common stock (approximately 79% of the outstanding shares of common stock) have agreed to vote their shares of common stock in favor of the sale transaction and merger, any abstentions and broker non-votes by other stockholders of Metropolis Trust will not have any effect on the result of the stockholder vote at the special meeting.

                                   PROPOSAL 1

                              THE SALE TRANSACTION

Background to the Sale Transaction

      The chronology of events and actions of the board of directors and the special committee leading to the proposed sale transaction are outlined below. Each meeting of the board of directors or the special committee, as the case may be, was attended by at least a majority of the Directors who are members of the respective body. Certain of the board of directors or special committee meetings, as the case may be, were also attended by key executive officers of Metropolis Trust and Metropolis Trust's and special committee's outside advisors, including its financial advisor and their respective legal counsel.

      During the period from approximately early 1998 to the end of 2001, Mr. Fred Van Wagenen, director of acquisitions of the Jamestown companies, periodically telephoned or visited the offices of Apollo Real Estate Advisors in New York City to meet with Mr. Lee Neibart, President of Metropolis Trust and a partner of the general partner of Apollo Real Estate Investment Fund, to determine whether Apollo had interest in selling any of its portfolio assets to Jamestown, including the 1290 property. Mr. Van Wagenen, in his capacity as director of acquisitions, frequently corresponds with his contacts in New York City and other major cities to determine whether they or any of their partners are interested in selling or otherwise repositioning their assets.

      In June 1998, the Metropolis Trust board of directors approved the retention of Victor Capital Group and Eastdil Realty Company to explore strategic alternatives for Metropolis Trust, including a possible sale of Metropolis Trust's interests in the 1290 property and another property that Metropolis Trust then owned at 237 Park Avenue, New York, New York. During its marketing process, Victor

Capital and Eastdil Realty contacted Jamestown as a potential purchaser of the 1290 property and/or 237 Park Avenue property. Jamestown executed a confidentiality agreement with Metropolis Trust on or about July 16, 1998 and following its execution, Metropolis Trust subsequently delivered information regarding both of the properties to Jamestown. Jamestown, however, did not submit a bid for either the 1290 property or 237 Park Avenue property at such time. Metropolis Trust did receive approximately eight bids from other bidders, certain of which were offers to purchase both properties and certain of which related to only one of the properties. In November 1998, the board of directors determined that it was not in the best interests of Metropolis Trust or its stockholders to pursue any of the offers received up to that time, but that Metropolis Trust would continue to explore strategic alternatives as appropriate.

      In July 1999, the board of directors again approved the retention of Victor Capital and Eastdil Realty to explore strategic alternatives for Metropolis Trust, including a possible sale of Metropolis Trust's interests in the 237 Park Avenue property. Victor Capital and Eastdil Realty commenced formal marketing of the 237 Park Avenue property on or about July 20, 1999. During September and early October of 1999, Metropolis Trust and 237 Park Investors, L.L.C. negotiated a definitive purchase agreement, which was approved by Metropolis Trust's board of directors in October 1999 and by Metropolis Trust's stockholders on November 19, 1999. The sale of the 237 Park Avenue property was consummated on November 22, 1999.

      In the summer of 1999, Christoph A. Kahl, one of two partners in Jamestown, met with Mr. Neibart in New York City to discuss whether any Apollo Real Estate Advisors' properties, including the 1290 property, were available for acquisition by Purchaser. Mr. Neibart informed Mr. Kahl that no property other than the 237 property was currently available.

      On November 4, 1999, the board of directors approved the refinancing of the then existing mortgage indebtedness encumbering the 1290 property. In connection with this refinancing, the board of directors authorized, and Metropolis Trust declared, a special dividend of $15.00 per share, which was paid on December 27, 1999 to Metropolis Trust stockholders of record as of December 23, 1999.

      Since December 1999, the board of directors has periodically reviewed various strategic alternatives with respect to Metropolis Trust's remaining asset, the 1290 property. Since 2000 and through 2001, Metropolis Trust entered into confidentiality agreements and preliminary discussions with four parties that expressed an interest in acquiring the 1290 property. None of these preliminary discussions resulted in Metropolis Trust receiving any definitive proposals with respect to the sale of the 1290 property.

      In early December 2001, Mr. Van Wagenen contacted Mr. Neibart by telephone to determine whether Metropolis Trust might be interested in selling the 1290 property. Mr. Neibart replied that there may be some interest in selling the 1290 property at that time.

      On December 10, 2001, Metropolis Trust executed a confidentiality agreement with Jamestown.

      On December 13, 2001, Metropolis Trust received an unsolicited letter from Mr. Stephen Zoukis, one of two partners of Jamestown, notifying Metropolis Trust that Jamestown was prepared to purchase the entire 1290 property for $700 million, or alternatively, a 49.9% interest in the 1290 property (based upon its $700 million valuation). The letter also stated that Jamestown would deliver a $5 million earnest money deposit if an agreement were executed prior to December 25, 2001 (the "Initial Offer").

      On December 14, 2001, Mr. Neibart telephoned Messrs. Zoukis, Van Wagenen and Bronfman, general counsel and Vice President of Jamestown, to notify them that a $700 million valuation of the property was insufficient, that Apollo Real Estate Investment Fund and other Metropolis Trust stockholders may be interested in pursuing a potential partnership arrangement to jointly acquire the 1290 property, but that a 49.9% interest in the 1290 property was too low. Later that same day, Metropolis Trust's board of directors held its annual meeting, and at such meeting the Initial Offer was discussed. At that meeting, although the board of directors considered the existing proposal inadequate, the board of directors authorized the officers of Metropolis Trust to pursue discussions with Jamestown regarding their interest in purchasing the 1290 property. Following the Board meeting, Mr. Neibart received a revised written offer via facsimile from Mr. Van Wagenen, pursuant to which Jamestown offered a cash purchase price of $725 million for the 1290 property, less approximately $8.7 million for leasing commissions, tenant improvements and "free rent." The offer specified that Jamestown would fund 75% of the purchase price and obtain a senior interest, and that Apollo and other Metropolis Trust stockholders electing to participate would fund 25% of the purchase price and obtain a subordinated interest.

      On or about December 15, 2001, Metropolis Trust delivered to Jamestown, subject to the confidentiality agreement , information concerning the 1290 property.

      On December 17, 2001, Messrs. Zoukis, Bronfman, and Van Wagenen met with Messrs. William Mack and John Jacobsson, both partners of the general partner of Apollo Real Estate Investment Fund and executive officers of Metropolis Trust. At this meeting, the parties discussed, but did not agree upon, an increased purchase price for the 1290 property. In addition, the parties discussed the timing to close the transaction, as well as the ownership structure of Metropolis Trust, and based upon such discussion, the parties concluded that the transaction could not be closed by the end of 2001. The parties also discussed the terms of a partnership arrangement under which Apollo Real Estate Investment Fund, through certain of its affiliates, would provide property management and leasing agent services for the 1290 property. Following this meeting, the parties toured the 1290 property.

      On December 18, 2001, Jamestown delivered to Metropolis Trust a term sheet outlining the material terms of the offer that Jamestown delivered to Mr. Neibart on December 14, 2001. The term sheet provided for a $725 million cash purchase price (less $8.7 million for leasing commissions, tenant improvements and "free rent"), a 75%/senior interest to be owned by Jamestown and a 25% subordinated interest owned by Apollo Real Estate Investment Fund and other stockholders of Metropolis Trust, Jamestown's proposed due diligence timetable, its conditions to closing (such as obtaining the necessary financing), and a 3% disposition fee to be paid to Jamestown upon the subsequent re-sale of the 1290 property.

      On December 19, 2001, Messrs. Zoukis, Bronfman and Van Wagenen met with Messrs. Neibart, Jacobsson and Andrew Cohen, an officer of the general partner of Apollo Real Estate Investment Fund, to discuss the term sheet and the timing and process necessary to consummate the transaction. At this meeting, based upon Jamestown's ongoing due diligence, Jamestown proposed increasing the deductions for leasing commissions, tenant improvements and "free rent" to $14 million. Jamestown also indicated that it would only pay $685 million for the entire 1290 property, but that if a joint venturer would be willing to subordinate its 25% interest to Jamestown's 75% interest, then Jamestown would increase its purchase price to $725 million. Apollo stated it would purchase the entire 25% portion and offer the other existing stockholders of Metropolis Trust the opportunity to participate as investors in the transaction. Apollo also proposed that it serve as a co-general partner of the purchaser with Jamestown, or in the alternative, that Apollo be entitled to a share of the 3% disposition fee and to serve as the asset manager of the 1290 property following the closing.

      Throughout January and February 2002, Jamestown continued its due diligence investigation of the 1290 property.

      On January 22, 2002, Messrs. Zoukis, Bronfman, Van Wagenen and Kahl, met with Messrs. William Mack, Chairman of the board of directors of Metropolis Trust and a partner of Apollo, Neibart, Jacobsson and Cohen to discuss a timetable pursuant to which a term sheet would be executed and the likelihood of Metropolis Trust board of directors approval. At this meeting, Mr. Zoukis stated he did not want to engage in discussions with prospective lenders until there was approval from the Metropolis Trust Board as to the sale transaction. Mr. Zoukis discussed the timetable arrange its financing and expressed the difficulty of obtaining terrorist insurance coverage on major real estate properties.

      On February 4, 2002, Metropolis Trust's board of directors held a special meeting to discuss the proposed terms of the revised Jamestown offer (the "Revised Offer"). The Revised Offer contemplated that the entities affiliated with Apollo Real Estate Investment Fund would serve as the leasing agent and asset manager of the 1290 property, indirectly own an approximate 25% subordinated limited partnership interest in the Purchaser and be entitled to 1.2% of the gross sale price of the 1290 property upon its subsequent re-sale. The officers of Metropolis Trust provided the members of the board of directors with a memorandum and term sheet outlining the proposed Revised Offer. The members of the Metropolis Trust board of directors that are affiliated with Apollo Real Estate Investment Fund notified the board of directors at this meeting that Apollo Real Estate Investment Fund may have interests in the sale transaction relating to the Revised Offer that are in addition to Apollo Real Estate Investment Fund's interests as a stockholder of Metropolis Trust. Mr. Jacobsson explained to the Board that stockholders of Metropolis Trust would be provided an opportunity to invest all or a portion of the proceeds that they receive in the sale transaction in the 25% subordinated limited partnership interest. At this meeting, the payment of a fee to Capital Trust for services rendered and to be rendered in connection with the proposed sale transaction was also discussed, but the determination of the amount of such fees was postponed. Immediately, following this discussion, a special committee of the board of directors was formed and was initially composed of David Roberts, John R. Klopp, David A. Strumwasser and Russel S. Bernard. The special committee was formed for the following purposes: (a) to explore the proposed transaction with Purchaser;
(b) if the special committee deemed it appropriate, to approve and recommend to the board of directors, subject to stockholder approval, the sale transaction, which approval would be based upon, among other things, the special committee's consideration and evaluation of the terms and fairness of the sale transaction; and (c) to consider the terms and conditions of any alternatives to the sale transaction. At such meeting, the special committee was also authorized to retain a financial advisor to, among other things, provide an opinion as to the fairness from a financial point of view of the terms of the sale transaction to Metropolis Trust and its stockholders.

      On February 8, 2002, Jamestown delivered a preliminary draft of the purchase agreement to Metropolis Trust.

      On February 18, 2002, February 20, 2002, February 28, 2002, and March 8, 2002, the special committee met to review the status of negotiations with Jamestown with respect to the 1290 property and to consider several candidates for retention by the special committee as a financial advisor in connection with the sale transaction or any other proposal. At several of these meetings, the special committee also reviewed the condition of the New York City real estate market generally, and the impact that market conditions, in light of the events of September 11, 2001, would have on financing a proposed acquisition of the 1290 property.

      On March 5, 2002, Messrs. Jacobsson and Neibart and Messrs. Zoukis, Kahl and Bronfman held a telephonic conference call to discuss a potential schedule for negotiation of the proposed purchase agreement and the sequence of events required to consummate the sale transaction.

      On March 10, 2002, Metropolis Trust's counsel delivered a list of open business and legal issues raised by Jamestown's February 8th draft purchase agreement. The open issues included: Jamestown's timing with respect to completion of due diligence, the necessity for a "fiduciary-out" in the event of a superior third party offer, and a break-up fee, indemnification obligations, closing conditions, timing and process.

      On March 19 and March 20, 2002, Messrs. Zoukis and Bronfman of Jamestown and its counsel met with Messrs. Klopp, Jacobsson, Cohen and Ms. Jeremy FitzGerald, Vice President of Metropolis Trust and Managing Director of Capital Trust, and its counsel. At this meeting, Mr. Klopp stated that it was necessary for Jamestown to minimize any financing contingencies before Metropolis Trust would engage a financial advisor to render a fairness opinion. In response, Jamestown explained that it would attempt to obtain a debt commitment letter, needed some protection against Metropolis Trust entering into an agreement to sell the 1290 property to any third party bidder. At this meeting, the March 10th issues list was discussed and Metropolis Trust (subject to special committee approval) and Jamestown agreed that:

      o Metropolis Trust would enter into an exclusivity agreement with Jamestown for a limited two week period;

      o Metropolis Trust would be able to terminate the purchase agreement and pursue an unsolicited third party offer if its board of directors in the exercise of its fiduciary duties determined that such offer was superior to the Jamestown offer;

      o If Metropolis Trust terminated the purchase agreement to pursue an unsolicited superior third party offer, Metropolis Trust would pay a $20 million break-up fee to Jamestown;

      o Metropolis Trust's indemnification obligations set forth in the purchase agreement would survive until December 30, 2002; and

      o Metropolis Trust's maximum indemnification obligations to Jamestown under the purchase agreement would be $10 million.

      On March 21, 2002, the special committee met to review the status of negotiations with Purchaser and the anticipated time frame for Purchaser's delivery of satisfactory evidence of its financing commitment. The special committee noted in its discussions that the real estate trade press in New York City was reporting that Metropolis Trust was in negotiations with Purchaser regarding the possible sale of the 1290 property and speculated as to the amount of the purchase price. The special committee approved and authorized Metropolis Trust to enter into an exclusivity agreement with Purchaser, pursuant to which Metropolis Trust agreed not to solicit offers or negotiate with any third party relating to the acquisition of the 1290 property, or of the assets or stock of Metropolis Trust, until April 5, 2002, the date on which the Exclusivity Agreement expired.

      Also on March 21, 2002, Jamestown delivered a revised draft of the purchase agreement to Metropolis Trust.

      On April 3, 2002 and April 4, 2002, Messrs. Zoukis and Bronfman of Jamestown and their counsel met with Messrs. Jacobsson and Cohen, and their counsel to discuss the revised draft of the purchase agreement. At this meeting, Mr. Zoukis explained that the difficulty in obtaining terrorism insurance was impeding the financing process and that Jamestown would be able to obtain its financing more readily if it could deliver an executed purchase agreement to its lenders. Mr. Jacobsson stated Metropolis Trust could not execute a purchase agreement until it received a fairness opinion from Houlihan Lokey and that Houlihan Lokey would not be able to complete its analysis for at least three weeks. It was agreed that the purchase agreement would be revised to provide for an interim period during which (x) Metropolis Trust could terminate the agreement without having to pay any break-up fee or other expenses if it could not obtain the fairness opinion or if Jamestown did not deliver its debt commitment letter; and (y) Jamestown could terminate the agreement, recover its deposit and not be required to pay any expenses if it could not obtain its debt commitment letter or it was not satisfied with its remaining limited due diligence.

      On April 8, 2002, Jamestown delivered a revised draft of the purchase agreement.

      On or about April 10th, 2002, Jamestown received draft commitment letters of intent from several potential lenders regarding financing the purchase of the 1290 property. Mr. Zoukis telephoned Mr. Jacobsson on such date to notify him of the receipt of such draft commitment letters of intent.

      On April 11, 2002, Metropolis Trust received separate expressions of interest from two real estate investment companies (the "Preliminary Bidders") in acquiring the 1290 property. On the same date, Metropolis Trust entered into separate confidentiality letters with these two companies and delivered information concerning Metropolis Trust and the 1290 property to each Preliminary Bidder.

      On April 12, 2002, Mr. Zoukis met with Mr. Jacobsson to finalize the draft purchase agreement between Purchaser and Metropolis Trust and to propose revising the purchase agreement to allow Metropolis Trust to continue to provide confidential information and to negotiate separate transactions with the two Preliminary Bidders while under agreement with Purchaser. It was agreed that Metropolis Trust would be expressly permitted to negotiate with the Preliminary Bidders and that if Metropolis Trust terminated the purchase agreement with Purchaser in order to pursue a transaction with one of the Preliminary Bidders, Metropolis Trust would not be required to pay any break-up fee or other expenses to Jamestown.

      On April 12, 2002, the special committee met to consider approval of the proposed purchase agreement between Purchaser and 1290 Partners, a wholly-owned subsidiary of Metropolis Trust (the "Original Purchase Agreement"), which provided for, among other things, a purchase price of $725 million, an earnest money deposit of $5 million (which was to increase to $20 million as provided below), and which was subject to several conditions, as discussed more fully below. At this meeting, the special committee also reviewed the expressions of interest from the Preliminary Bidders in acquiring the 1290 property and considered various alternatives in responding to them, while continuing to move forward in reaching a definitive agreement with Purchaser. The special committee also considered, among other things, the status of the New York City real estate market, and the likelihood of receiving additional competitive proposals to acquire the 1290 property. At this meeting, the special committee authorized and approved the retention of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. as a financial advisor in connection with the sale transaction or any other proposal relating to the 1290 property, including any proposal from a Preliminary Bidder.

      Between April 11, 2002 and April 16, 2002, each of the Preliminary Bidders conducted due diligence but neither bidder submitted any offer or proposal during that time period beyond the initial expression of interest received on April 11, 2002.

      On April 16, 2002, the special committee met again to consider authorizing Metropolis Trust to enter into the Original Purchase Agreement. The special committee was informed of Purchaser's desire to enter into an agreement for the purchase of the 1290 property. Purchaser had indicated to Metropolis Trust that it intended to pursue the purchase of other properties unless an agreement was finalized with Metropolis Trust. The special committee believed that maintaining Purchaser's involvement in the transaction was necessary to ensure the success of the bidding process. The special committee also recognized that any press release issued upon entering into an agreement with Purchaser would correct inaccuracies with respect to the price of the 1290 property reported in the trade press as well as alert any other potential bidders about the contemplated sale of the 1290 property. Additionally, the terms of the Original Purchase Agreement did not preclude Metropolis Trust from pursuing negotiations with or accepting, without the payment of any break-up fee, a Superior Offer (as hereinafter defined) from either of the Preliminary Bidders prior to May 8, 2002. After careful consideration of the foregoing and other factors, (a) the proposed sale transaction; (b) all of the conditions which would be required to be met before the Original Purchase Agreement became binding on Metropolis Trust, which are discussed more fully below; (c) the expressions of interest from the Preliminary Bidders; and (d) past efforts to market the 1290 property and the current information in the marketplace with respect to the sale transaction, the special committee authorized Metropolis Trust to cause 1290 Partners to enter into the Original Purchase Agreement.

      Following the special committee's meeting on April 16, 2002, Purchaser and 1290 Partners entered into the Original Purchase Agreement later the same day. The Original Purchase Agreement provided for a $10 million reduction of the purchase price in exchange for the assumption by Purchaser of certain identified tenant improvements and leasing commissions totaling approximately $10 million. The Original Purchase Agreement also provided for a three week period (until May 8, 2002) during which Metropolis Trust was permitted to negotiate with, and deliver nonpublic information to, any prospective purchasers of the 1290 property submitting unsolicited offers, including the Preliminary Bidders until such time as certain conditions were satisfied or waived. The Original Purchase Agreement was subject to several conditions before such time as it would be binding and effective as against either Metropolis Trust and Purchaser. These conditions included, among others:

      o     Purchaser's satisfactory completion of its due diligence;

      o receipt by Metropolis Trust of a debt commitment letter from Purchaser's lenders satisfactory to Metropolis Trust;

      o receipt by Metropolis Trust of an opinion from Houlihan Lokey, its financial advisor, that the consideration paid by Purchaser in the sale transaction is fair from a financial point of view (at the time of the execution of the Original Purchase Agreement, Houlihan Lokey had not yet issued a fairness opinion); and

      o the additional earnest money deposit of $15 million by Purchaser. The Original Purchase Agreement also provided that Metropolis Trust could enter into negotiations with and provide information to the two Preliminary Bidders and any other unsolicited bidder. The Original Purchase Agreement further provided that, if Metropolis Trust determined to terminate the Agreement on or prior to May 8, 2002 and instead pursue a transaction with another purchaser, including either of the Preliminary Bidders, Metropolis Trust would not be required to pay the $20 million break up fee contemplated in the purchase agreement.

      Under the terms of the Original Purchase Agreement, Metropolis Trust was permitted to participate in discussions and negotiations and furnish information concerning Metropolis Trust in connection with an unsolicited written inquiry, proposal or offer by an unaffiliated third party that the special committee reasonably believed (after having received sufficient preliminary information upon which to make such determination) would result in Metropolis Trust stockholders realizing more value for their shares than they would in the sale transaction (a "Superior Offer"); provided that it was in the good faith opinion of the special committee that failure to participate in discussions and negotiations and furnish information would likely be inconsistent with the special committee's duties to Metropolis Trust stockholders under applicable law. Notwithstanding the foregoing, under the terms of the Original Purchase Agreement, from April 16, 2002 until prior to May 8, 2002, Metropolis Trust was expressly permitted to participate in discussions and negotiations with Equity Office Properties Trust, or "EOP," and the other Preliminary Bidder and to furnish information to each of them concerning Metropolis Trust and the 1290 property.

      The Original Purchase Agreement also provided that Metropolis Trust was required to promptly notify Purchaser and keep Purchaser informed on a current basis of the status and material terms of the discussions and negotiations with EOP and the other Preliminary Bidder, as well any other unsolicited offer that Metropolis Trust may receive after April 16, 2002. If Metropolis Trust received a Superior Offer from either EOP or the other Preliminary Bidder before May 8, 2002, Metropolis Trust was not required to provide Purchaser an opportunity to submit an equal or higher offer before it could accept such Superior Offer. However, if Metropolis Trust received a Superior Offer from any other unsolicited bidder after April 16, 2002, Metropolis Trust could not accept such Superior Offer before first providing Purchaser a period of five business days to submit an equal or higher offer. Prior to May 8, 2002, Metropolis Trust was entitled to pursue a Superior Offer (including a transaction with EOP and the other Preliminary Bidder) and terminate the Original Purchase Agreement by providing written notice to Purchaser without having to pay any break-up fee to Purchaser. In addition, Metropolis Trust was also entitled to terminate the Original Purchase Agreement prior to May 8, 2002, and not pay any break-up fee if Metropolis Trust did not receive the fairness opinion from Houlihan Lokey or the special committee was unable to recommend the sale transaction contemplated by the Original Purchase Agreement in discharging its duties under applicable law. Under the terms of the Original Purchase Agreement, the amount of the break-up fee payable to purchaser was $20 million.

      On April 17, 2002, Metropolis Trust issued a press release announcing the execution of the Original Purchase Agreement. Later that same day, Metropolis Trust requested that the two Preliminary Bidders submit preliminary proposals to Metropolis Trust on April 19, 2002, and final proposals on April 24, 2002.

      On April 19, 2002, Metropolis Trust received a preliminary written proposal from one of the Preliminary Bidders, EOP, to purchase the 1290 property for a purchase price of $740 million (the "Initial Unsolicited Proposal"). EOP also agreed to assume certain identified tenant improvements and leasing commissions in an amount equal to approximately $11 million. On the same date, the other Preliminary Bidder notified Metropolis Trust in writing that it would not submit any preliminary proposal to Metropolis Trust, but that it expected to submit a final bid on April 24, 2002. Later that day, Metropolis Trust, in accordance with the terms of the Original Purchase Agreement, notified Purchaser orally and in writing of the Initial Unsolicited Proposal.

      On April 24, 2002, Metropolis Trust received a letter from EOP confirming its offer to purchase the 1290 property consistent with the terms of the Initial Unsolicited Proposal, and increasing the amount of the earnest money deposit from $10 million to $25 million. On the same date, Metropolis Trust received notice from the other Preliminary Bidder that it would not proceed with a proposal. Later that day, Metropolis Trust, in accordance with the terms of the Original Purchase Agreement notified Purchaser orally and in writing of the terms of the letter that it had received earlier that day from EOP.

      On April 25, 2002, the special committee met to consider the Initial Unsolicited Proposal. At this meeting Mr. Klopp resigned from the special committee in order to avoid any appearance of a conflict of interest that may have arisen because an affiliate of EOP may also have been considered an affiliate of Capital Trust, of which Mr. Klopp is the Chief Executive Officer. Samuel Zell, who is chairman of the board of directors of Capital Trust, also serves as chairman of the board of trustees of EOP. Thomas E. Dobrowski and Sheli Z. Rosenberg, who are members of Capital Trust's board of directors, also serve on the board of trustees of Equity Office Properties. EOP Operating Limited Partnership, through which EOP operates, holds $29,914,000 of Capital Trust's convertible trust preferred securities which are convertible into 4,273,428 shares of Capital Trust's class A common stock and which would represent upon conversion approximately 18.5% of such outstanding shares of class A common stock. EOP Operating Limited Partnership also owns $20,086,000 of Capital Trust's non-convertible trust preferred securities. Mr. Klopp is also a stockholder of Metropolis Trust. Craig M. Hatkoff, a Director of Capital Trust, is also a stockholder of Metropolis Trust. Capital Trust is not affiliated with Purchaser, Apollo Real Estate Investment Fund or any of their affiliated entities. After consideration of various factors, including (a) the superior price of the Initial Unsolicited Proposal; (b) EOP's indication that its proposal was not subject to any financing contingency; and (c) other potential benefits associated with an alternative transaction structure, the special committee determined that Metropolis Trust should pursue a definitive agreement with EOP, while at the same time encouraging further discussions with Purchaser.

      During the period from April 24, 2002 until May 2, 2002, Metropolis Trust negotiated the terms of a purchase and sale agreement with EOP.

      On May 3, 2002, Metropolis Trust received a letter from EOP with an attached purchase and sale agreement executed by EOP (the "EOP Purchase Agreement") stating that EOP was prepared to execute the attached draft and confirming its commitment to purchase the 1290 property for $740 million. Later that day, Metropolis Trust, in accordance with the terms of the Original Purchase Agreement notified Purchaser orally and in writing of the terms of the letter and the material terms of the EOP Purchase Agreement that it had received earlier that day from EOP.

      On May 6, 2002, Metropolis Trust received a written offer from Purchaser to purchase the 1290 property at a purchase price of $741 million and notification that Purchaser was prepared to enter into a purchase and sale agreement on the same terms as the EOP Purchase Agreement ("Purchaser's Revised Offer"). In Purchaser's Revised Offer, Purchaser also agreed to assume the same tenant improvements and leasing commissions identified by EOP in an amount equal to approximately $11 million on the same terms proposed in the EOP Purchase Agreement. Also on May 6, 2002, Metropolis Trust received (A) written notice from the escrow agent that Purchaser had delivered additional funds to the escrow account in the amount of $20 million, increasing Purchaser's earnest money deposit to $25 million in the aggregate, and (B) from Purchaser a copy of an executed debt commitment letter by Morgan Stanley Dean Witter Mortgage Capital Inc. Later that day, the special committee met to review the recent developments in the negotiations and discussions with both Purchaser and EOP. Following the special committee's meeting, Metropolis Trust received a revised written proposal from EOP increasing its proposal to purchase the 1290 property to $745 million and stating that such proposal was EOP's "best and final offer" (the "Final Unsolicited Offer"). Later that day, Metropolis Trust, in accordance with the terms of the Original Purchase Agreement, notified Purchaser orally and in writing of the Final Unsolicited Offer.

      On May 7, 2002, Metropolis Trust received a revised written proposal from Purchaser increasing its offer to purchase the 1290 property to $745.5 million (the "Final Purchaser Offer") and a draft of the Purchase Agreement reflecting substantially the same terms and conditions as EOP Purchase Agreement. In the Final Purchaser Offer, Purchaser also agreed to assume the same tenant improvements and leasing commissions identified by EOP in an amount equal to approximately $11 million on the same terms proposed in the EOP Purchase Agreement. The only material difference between the final Purchase Agreement with Purchaser and the EOP Purchase Agreement was that Purchaser's final agreement reflected a purchase price that was 500,000 greater than that set forth in the EOP Purchase Agreement. The special committee met later that day to discuss and consider the Final Unsolicited Offer and the Final Purchaser Offer. At this meeting, members of Houlihan Lokey delivered their opinion to the special committee that the consideration to be received by Metropolis Trust in connection with the Final Purchaser Offer is fair from a financial point of view; and that the sale transaction is fair, from a financial point of view, to Metropolis Trust's stockholders who are not affiliated with Apollo Real Estate

Investment Fund. A copy of such fairness opinion is attached hereto as Annex A. At this meeting, after discussion and further analysis, the special committee unanimously decided to accept the Final Purchaser Offer and approve the amended and restated Purchase Agreement and the transactions contemplated thereby, and unanimously recommended to the board of directors that the sale transaction pursuant to the amended and restated Purchase Agreement be approved and submitted to Metropolis Trust's stockholders. The members of Metropolis Trust's board of directors who did not recuse themselves unanimously approved the sale transaction pursuant to the terms and conditions set forth in the restated Purchase Agreement and recommended that the sale transaction be submitted to Metropolis Trust's stockholders for their consideration. Following the special committee's meeting and Board of Director action, Metropolis Trust and Purchaser entered into the amended and restated Purchase Agreement. A copy of the amended and restated Purchase Agreement is attached hereto as Annex B. Later that day, Metropolis Trust issued a press release announcing the execution of the amended and restated purchase agreement and the revised purchase price.

      On July 9, 2002, the Metropolis Trust board of directors resolved by unanimous written consent to authorize the payment upon the consummation of the sale transaction to Capital Trust of $2 million in consideration for services rendered to Metropolis Trust in connection with the sale transaction, and $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary; Andrew Cohen, Vice President; Stuart Koenig, Treasurer; and Ms. Jeremy FitzGerald, Vice President and Assistant Secretary, in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction.

Recommendation of the Special Committee, Reasons for the Proposed Sale
Transaction

      The special committee believes that the sale transaction is in the stockholders' and Metropolis Trust's best interests. Accordingly, the special committee and the board of directors have approved the sale transaction. In reaching its decision, the special committee consulted with Metropolis Trust's management and Houlihan Lokey, as well as its legal and accounting advisors and considered a variety of reasons, including the following:

      o The current economic and real estate market conditions relating to the 1290 property, including the size of the 1290 property, the continued strength and viability of the New York City office market, and the state of the financial markets;

      o The proposed terms and structure of the sale transaction, including the all-cash nature of the sale transaction, and that Purchaser had agreed to structure the transaction to accommodate a favorable pre-closing loan to optimize tax benefits to the Metropolis Trust stockholders;

      o The special committee's consideration of alternatives to the proposed sale transaction, including that, given the size of the 1290 property, the universe of qualified buyers was limited;

      o The presentation of Houlihan Lokey at the May 7, 2002 special committee meeting and the opinion of Houlihan Lokey to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by Metropolis Trust in connection with the sale transaction is fair from a financial point of view; and the sale transaction is fair, from a financial point of view, to Metropolis Trust's stockholders who are not affiliated with Apollo Real Estate Investment Fund. The full text of Houlihan Lokey's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey, is attached hereto as Annex A. See "- Opinion of Houlihan Lokey";

      o Both EOP and Purchaser had an opportunity to submit several bids to the special committee and the Purchaser's final offer was the product of an active bidding procedure between two qualified purchasers;

      o On May 6, 2002, Purchaser had made an earnest money deposit of $25 million; and

      o On May 6, 2002, Purchaser had delivered to Metropolis Trust a copy of the debt commitment letter and evidence of its bridge financing, and that the terms of such debt commitment letter and bridge financing were satisfactory to the special committee.

      In reaching its decision to approve the sale transaction and recommend that Metropolis Trust's stockholders vote for the sale transaction, the special committee also considered the following potentially negative reasons:

      o A more favorable transaction might be available from a third-party purchaser of the 1290 property in the future;

      o Following the sale transaction, Metropolis Trust stockholders will no longer participate in the future results of operations of 1290 property and will no longer receive any dividends (other than a final distribution from Holdings of the net sale proceeds received by Holdings in the sale transaction and any distribution by Holdings of any remaining portion of the $12 million reserves);

      o That although Metropolis Trust stockholders are expected to receive $22.50 per share in cash upon the closing of the sale transaction, this amount may be reduced by increased expenses;

      o That the LLC units to be exchanged for Metropolis Trust common stock are being issued to facilitate the consummation of the sale transaction, and to allow Metropolis Trust to claim the amount of "dividends paid deduction" necessary to eliminate its U.S. federal income tax with respect to the gain on the sale of the 1290 property, and that following the merger and sale transaction, Holdings will not conduct any operations;

      o Depending on the amount of cash received and a stockholder's respective tax basis in Metropolis Trust common stock (and Holdings' LLC units), a Metropolis Trust stockholder may recognize a taxable gain upon receipt of cash proceeds from Metropolis Trust's liquidation;
      o Management did not obtain any third-party appraisal or valuation of the 1290 property nor did management estimate or obtain a third-party estimate of the liquidation value of the 1290 property;

      o That four of Metropolis Trust's eight directors indirectly control an approximate 23% limited partnership interest of Purchaser; and

      o That these same four Metropolis Trust directors will continue to have an interest in the 1290 property after the sale transaction through interests in the Purchaser and interests in affiliates that will receive fees for managing, leasing and selling the 1290 property. See "PROPOSAL 1 - THE SALE TRANSACTION; Interest of Certain Persons in the Sale Transaction" and "Security Ownership of Certain Beneficial Owners and Management."

      In view of the wide array of factors considered in connection with its evaluation of the proposed sale transaction, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Purchaser Reasons for the Proposed Sale Transaction

      Purchaser is engaging in the sale transaction as a means of expanding Jamestown's operations of investing in "Class A" commercial office buildings located in central business districts. The acquisition of the 1290 property geographically complements Jamestown's existing operations.

Vote Required

      In order to effect the sale transaction, Metropolis Trust is required to obtain the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of common stock. Seven of Metropolis Trust's largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into voting agreements with Purchaser to vote their shares in favor of the sale transaction at the special meeting. Accordingly, the approval of the sale transaction is assured without the vote of any other stockholder. See "-- Description of Voting Agreement."

      Of Metropolis Trust's 13,004,946 shares of common stock issued and outstanding, approximately 8,658,193 shares are held by affiliates of Metropolis Trust and approximately 4,346,753 shares are held by non-affiliates.

Opinion of Houlihan Lokey

      The special committee retained Houlihan Lokey to render an opinion that the consideration to be received by Metropolis Trust in connection with the sale transaction is fair from a financial point of view to Metropolis Trust and the sale transaction is fair, from a financial point of view, to our stockholders who are not affiliated with Apollo Real Estate Investment Fund.

      The special committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions, especially with respect to real estate holding and real estate services companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

      As compensation to Houlihan Lokey for its services in connection with the sale transaction, Metropolis Trust agreed to pay Houlihan Lokey an aggregate fee that will be between $300,000 and $450,000 in addition to Houlihan Lokey's expenses (not to exceed $20,000) and legal fees (not to exceed $10,000) in connection therewith. Metropolis Trust also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. Following the sale of the 1290 property and the satisfaction its outstanding liabilities, Metropolis Trust intends to liquidate and distribute the net purchase price proceeds to Holdings. As a result, there will be no entity continuing in existence to satisfy any claims for indemnification by Houlihan Lokey arising out of its engagement by Metropolis Trust. Metropolis Trust therefore agreed to establish an escrow in the amount of $150,000 which could be used by Houlihan Lokey to satisfy any indemnification claims against Metropolis Trust. The actual fee earned by Houlihan Lokey will vary, in part, depending on the length of time during which the escrow remains in full force and effect. If the escrow remains funded for a period of at least 24 months, the actual fee paid to Houlihan Lokey will be between $300,000 and $350,000. If the escrow is funded for a period of at least five months but less than 24 months, the actual fee will range between $350,000 and $400,000. If the escrow is funded for a period of less than five months, the actual fee will be in the range of $400,000 to $450,000. In each case, the exact amount of the fee within any range will be agreed upon by Metropolis Trust and Houlihan Lokey. The fees payable to Houlihan Lokey were agreed upon on this basis to take into account the increased exposure of Houlihan Lokey if the escrow is terminated within a shorter period of time than is customary to cover indemnification obligations similar to those of Metropolis Trust to Houlihan Lokey. The Houlihan Lokey fee is otherwise fixed except with respect to any adjustments relating to the escrow. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached by Houlihan Lokey.

      In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

      1. reviewed Metropolis Trust's audited financial data for the years ended December 31, 1999, 2000 and 2001;

      2. reviewed Metropolis Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Commission;

      3. reviewed the 1290 property's 2002 Operating Budget, including (i) monthly and year ended detailed projected revenues and expenses for the period ended December 31, 2002, (ii) the rent roll for the 1290 property, and (iii) the Marketing Plan for the 1290 property;

      4. met with representatives of the 1290 property's asset manager and officers of Metropolis Trust;

      5. conducted a site-visit of the 1290 property, meeting with representatives of Metropolis Trust's property manager, Tishman Speyer Properties, L.P.;

      6. reviewed the cash flow projections, prepared by the asset manager for the 1290 property through December 31, 2013;

      7. reviewed the Agreement of Limited Partnership of Purchaser, dated as of April 16, 2002;

      8. reviewed the purchase agreement, dated April 16, 2002, between 1290 Partners, L.P. and Purchaser;

      9.    reviewed the acquisition proposal from EOP, dated April 19, 2002;

      10. reviewed a draft dated April 29, 2002 of a purchase agreement between Metropolis Trust and EOP (which Houlihan Lokey understood is substantially the same agreement that would constitute the purchase agreement for the sale transaction);

      11.   reviewed correspondence from EOP to Metropolis Trust dated May 6,
            2002;

      12. reviewed correspondence from Purchaser to Metropolis Trust dated May 6, 2002 and May 7, 2002;

      13. reviewed a Marketing Status Report, dated August 10, 1998, prepared by Eastdil which summarizes the history of contact and interest by potential acquirors of the 1290 property during the 1998 marketing process by Eastdil and Victor Capital; and

      14. conducted other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

    Analyses

      Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by Metropolis Trust in connection with the sale of the 1290 property. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex A to this information statement--prospectus. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

      Houlihan Lokey's analyses of the 1290 property and the sale transaction included:

      o     a review of the process preceding the sale transaction,

      o an analysis to determine the estimated fair market value of the 1290 property,

      o a comparison of (a) the estimated fair market value of the 1290 property and (b) the consideration to be received by Metropolis Trust in connection with the sale transaction; and

      o an evaluation of the opportunity for certain stockholders of Metropolis Trust to reinvest a portion of the stockholder's consideration to be received in the sale transaction in Purchaser, which we refer to as the "reinvestment opportunity."

    Process Review

      Houlihan Lokey noted that though the 1290 property was not formally listed for sale, the 1290 property was listed in 1998 and many potential buyers were familiar with the 1290 property and the desire for Metropolis Trust to sell the 1290 property. Further, Houlihan Lokey noted that informal discussions were conducted with several potential buyers during 2001. Furthermore, Houlihan Lokey noted that in April 2002 several real estate industry articles and the financial press suggested that Metropolis Trust was seeking to sell and was in the process of selling the 1290 property. An April 17, 2002 press release regarding the sale of the 1290 property to Purchaser also provided any potential buyers with information regarding Metropolis Trust's intention to sell the 1290 property.

      With respect to the 1290 property and the marketability thereof, Houlihan Lokey noted that the 1290 property is very large, which limits the number of qualified potential buyers. The property also has a key tenant whose lease provides for rental rates that are at less than prevailing market rates. Houlihan Lokey noted that the 1290 property's primary tenant, who would be a qualified buyer of the 1290 property, was also contacted at various times regarding an acquisition of the 1290 property.

      Houlihan Lokey noted that the sale transaction was the result of Metropolis Trust's negotiations with Purchaser, EOP and a third qualified potential buyer who declined to provide an offer after indicating some interest in the 1290 property. As a result of its review, Houlihan Lokey determined that, although a formal auction for the 1290 property had not been conducted, the process preceding the sale transaction involved active, third party, competitive bidding that was similar to a more formal auction process.

    Estimation of Fair Market Value

      Houlihan Lokey performed the following analyses in order to determine the estimated fair market value of the 1290 property:

      o Direct Capitalization Approach: In conducting the direct capitalization rate approach, Houlihan Lokey applied capitalization rates of 7.0% to 8.0% to the 1290 property's net operating income for the calendar year 2001 of $55.3 million and applied capitalization rates of 7.5% to 8.5% to the 1290 property's forecasted net operating income for calendar year 2002 of $55.7 million. Houlihan Lokey arrived at the property level historical net operating income from analyzing the public filings of the Company and was provided by the Company with the projected financial information to determine the forecasted net operating income. To determine appropriate capitalization rates to apply to the 1290 property's net operating income, Houlihan Lokey reviewed the capitalization rates exhibited in recent comparable transactions (including transactions involving office buildings in the mid-town New York market), Market Monitor, Fourth Quarter 2001 and statistics published in PriceWaterhouseCoopers Korpacz Real Estate Investors Survey, First Quarter 2002. In its consideration of the appropriate capitalization rate, Houlihan Lokey also noted that the 1290 property is larger than many of the assets in recent comparable transactions and that the 1290 property has less retail space than many other similar assets. The results of this analysis provided estimates of the fair market value of the 1290 property of $655 million to $791 million.

      o Discounted Cash Flow Approach: In conducting the discounted cash flow approach, Houlihan Lokey applied a discount rate to the projections provided by the asset manager to arrive at present value of the 1290 property. Capital Trust provided Houlihan Lokey with the property level projected financial information used to determine the cash flow and net operating income of the 1290 property. Such financial information projected net operating income to be:

            o     $59.6 million in 2003;

            o     $61.8 million in 2004;

            o     $68.0 million in 2005;

            o     $67.8 million in 2006;

            o     $73.4 million in 2007;

            o     $76.0 million in 2008;

            o     $78.8 million in 2009;

            o     $82.2 million in 2010;

            o     $84.9 million in 2011;

            o     $101.0 million in 2012; and

            o     $137.4 million in 2013.

            The projected financial information also reflected expected leasing and capital costs for the 1290 property which are deducted from the projected operating income to arrive at projected cash flow of approximately $56.4 million in 2003 growing to $135.6 million in 2013. To determine appropriate discount rates to apply, Houlihan Lokey reviewed statistics published in PriceWaterhouseCoopers Korpacz Real Estate Investors Survey, First Quarter 2002. The discount rates used were intended to reflect risks of ownership of the 1290 property and the associated risks of realizing the stream of projected future cash flows. The discount rates utilized by Houlihan Lokey in its analysis ranged from 11.0% to 15.0%. The results of this analysis provided estimates of the fair market value of the 1290 property of $639 million to $751 million, with a midpoint of $723 million. Furthermore, sensitivities to the projections were performed to provide supplemental projections on which to perform discounted cash flow analyses. Such sensitivities involved changes to the assumed rental rates and changes to the assumed tenant lease renewal that are inherent in the projections. The discounted cash flow analyses performed on the alternative, sensitized projections resulted in estimates of the fair market value of the 1290 property of $648 million to $837 million, with a midpoint of $695 million.

      o Price Per Square Foot Approach: In conducting the price per square foot approach, Houlihan Lokey applied a price per square foot to the 1290 property's net rentable square feet of 1,972,818 to arrive at an indicated value. To determine an appropriate price per square foot to assign to the 1290 property, Houlihan Lokey reviewed the price per square foot indications exhibited in recent comparable transactions (including transactions involving office buildings in the mid-town New York market), current comparable property offerings and Cushman & Wakefield's summary of Class A Midtown Manhattan Office Sales activity for 2001, and decided upon price per square foot multipliers of $350 to $375. In its consideration of the appropriate price per square foot, Houlihan Lokey also noted that the 1290 property is larger than many of the assets in recent comparable transactions and that the 1290 property has less retail space than many other similar assets. This analysis resulted in estimates of the fair market value of the 1290 property of $690 million to $740 million, with a midpoint of $715 million. In performing its direct capitalization approach and its price per square foot approach, Houlihan Lokey considered that the sale and transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company, asset, or transaction used in the analysis described above was directly comparable to the 1290 property. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of capitalization rates and price per square foot paid for other office properties.

      o Comparison of the Estimated Fair Market Value of the 1290 Property with Sale Transaction Consideration: Houlihan Lokey understands that the purchase price for 1290 property is $745.5 million, payable in cash to Metropolis Trust. Houlihan Lokey noted that the consideration of $745.5 million in cash is above the midpoint of all of the estimates of fair market value resulting from the valuation methodologies described above.

      o Evaluation of the Reinvestment Opportunity: Houlihan Lokey evaluated the reinvestment opportunity, pursuant to which AP-1290 intends to offer to all of Metropolis Trust's stockholders that are "accredited investors" the right to purchase membership interests in AP-1290 in a private placement. In evaluating the reinvestment opportunity, Houlihan Lokey noted that, based on the analyses described above, the consideration to be paid to Metropolis Trust ($745.5 million) in exchange for the 1290 property is above the midpoint of all the estimates of the fair market value of the 1290 property and therefore Purchaser of the 1290 property is not buying the asset at less than fair market value. As such, any of Metropolis Trust's stockholders that participate in the reinvestment opportunity will be buying the 1290 property at approximately fair market value, and not at a bargain purchase. In addition, Houlihan Lokey understands that the reinvestment opportunity is being provided, on a pro-rata basis, to all stockholders who are accredited investors under the federal securities laws. Houlihan Lokey was not asked to evaluate and did not evaluate any tax consequences of the reinvestment opportunity.

    Conclusion

      Houlihan Lokey delivered its written opinion dated May 7, 2002 to the special committee stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the consideration to be received by Metropolis Trust in connection with the sale transaction is fair to Metropolis Trust from a financial point of view; and the sale transaction is fair, from a financial point of view, to Metropolis Trust's stockholders who are not affiliated with Apollo Real Estate Investment Fund.

      As a matter of course, Metropolis Trust does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by the asset manager of the 1290 property on behalf of Metropolis Trust. The financial projections were prepared under market conditions as they existed as of approximately December 2001 and Metropolis Trust does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the sale transaction. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the 1290 property and Metropolis Trust, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this information statement--prospectus are cautioned not to place undue reliance on such financial projections.

      In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of May 7, 2002. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to Houlihan Lokey, including the financial projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of the 1290 property and therefore Metropolis Trust; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Metropolis Trust or the 1290 property and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Metropolis Trust other than the 1290 property.

      Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the sale transaction or the merger;
(ii) the realizable value of the common stock or the prices at which the common stock or LLC units may trade in the future following the sale transaction; (iii) whether any stockholder of Metropolis Trust should choose to reinvest in Purchaser through the reinvestment opportunity; and (iv) the fairness of any aspect of the transactions not expressly addressed in its fairness opinion.

      The Houlihan Lokey opinion does not address the underlying business decision to effect the transactions, nor does it constitute a recommendation to any stockholder as to how they should vote at the special meeting. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion. Houlihan Lokey did not, and was not requested by Metropolis Trust or any other person to, solicit third party indications of interest in acquiring all or any part of Metropolis Trust or the 1290 property or to make any recommendations as to the form or amount of consideration in connection with the sale transaction or any other matters not specifically set forth in its fairness opinion. Furthermore, at the request of the special committee, Houlihan Lokey has not negotiated any portion of the sale transaction or advised the special committee with respect to alternatives to it.

      The summary set forth above describes the material points of a more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to Metropolis Trust, the 1290 property, the sale transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Metropolis Trust are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this information statement--prospectus as Annex A and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this information statement--prospectus is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

Parties to the Sale Transaction

      Metropolis Trust. Metropolis Trust's principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Metropolis Trust at this location is (212) 655-0220. Metropolis Trust's principal asset consists of its general and limited partnership interests in 1290 Partners, through which Metropolis Trust owns the 1290 property. Metropolis Trust's principal business objective is to operate the 1290 property in a manner that will maximize the revenues and value of the 1290 property and in turn maximize funds from operations and stockholder value. For more information about Metropolis Trust, see "PROPOSAL 2 - THE MERGER; Parties to the Merger; Metropolis Trust."

      1290 Partners, L.P. 1290 Partners is an indirect subsidiary of Metropolis Trust. Metropolis Trust is its sole limited partner. Metropolis Trust also indirectly holds the sole general partnership interest in 1290 Partners through 1290 GP Corp., a Delaware corporation. The principal executive offices of 1290 Partners are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of 1290 Partners at this location is (212) 655-0220. 1290 Partners' principal business is to hold title to the 1290 property.

      Purchaser. Purchaser is a newly-formed Delaware limited partnership without any operational history. Purchaser's limited partners are Jamestown 1290 Partners, a Georgia general partnership, and AP-1290 Partners LLC. Purchaser's general partner is JT 1290 Corp., a Georgia corporation. The principal executive offices of Purchaser are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and the telephone number of Purchaser at this location is (770) 805-1000.

Purchaser was formed for the purpose of effecting the transactions contemplated by the proposed sale transaction. As of the date hereof, Purchaser has not conducted any business other than in connection with the sale transaction and the transactions contemplated thereby. For more information about Purchaser, see "Summary Term Sheet--Parties to the Sale Transaction."

Material U.S. Federal Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis Trust

      The following summary of the anticipated material U.S. federal income tax consequences to Metropolis Trust and its stockholders of the proposed merger and sale transaction is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed merger and sale transaction and subsequent liquidation of Metropolis Trust. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the "Code", as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions and should be read in conjunction with "PROPOSAL 2 - THE MERGER; Material Federal Income Tax Consequences." No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the Internal Revenue Service, which we refer to as the "IRS" as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholders or to certain stockholders subject to special treatment under the United States federal income tax laws, such as insurance companies, financial institutions, or tax-exempt or foreign stockholders.

      Metropolis Trust will recognize a gain on the sale of the 1290 property equal to the excess of the amount realized over its adjusted tax basis in the property. However, because Metropolis Trust has elected to be taxed as a real estate investment trust, or a "REIT", for U.S. federal income tax purposes, Metropolis Trust is generally entitled to a "dividends paid deduction" in an amount equal to the dividends paid during the taxable year. Distributions made in liquidation of a REIT generally will, to the extent of the REIT's accumulated earnings and profits and current earnings and profits (computed without regard to capital losses), be treated as dividends in determining the amount of the "dividends paid deduction" available. Under a special rule, Metropolis Trust's earnings and profits for purposes of the "dividends paid deduction" will be increased by the total amount of gain on the sale or exchange of real property during the taxable year. To the extent the amount of "dividends paid deduction" available to Metropolis Trust equals or exceeds the gain recognized by Metropolis Trust from the sale transaction, Metropolis Trust will not be subject to federal income tax.

      As described under the caption "PROPOSAL 2- THE MERGER; Reasons for Merger and Related Transactions", Metropolis Trust will consummate the merger and become a subsidiary of Holdings. Holdings will borrow the pre-closing loan from Purchaser or its designee and contribute the pre-closing loan proceeds to Metropolis Trust. Metropolis Trust will use this contribution to acquire from GE Capital a portion of 1290 Partners' existing indebtedness. See "PROPOSAL 2 - THE MERGER; Material U.S. Federal Income Tax Consequences" for discussion of the U.S. federal income tax consequences of the merger and the federal income tax classification of the Holdings as a partnership.

      After repayment of 1290 Partners' existing GE Capital debt with the net proceeds of the sale transaction, Metropolis Trust will liquidate and distribute all remaining net sale transaction proceeds to Holdings. As a result of the liquidating distribution, Metropolis Trust should be entitled to a "dividends paid deduction" in an amount at least equal to the gain recognized from the sale transaction and should, therefore, not be subject to federal income tax.

      Because Holdings is a partnership for U.S. federal income tax purposes, it is itself not subject to federal income taxation with respect to the gain realized upon receipt of a liquidating distribution from Metropolis Trust. Instead, each member of Holdings will be required to include its distributive share of gain from the liquidation of Metropolis Trust based on the principles of Section 704(c) of the Code. In general, under Section 704(c) of the Code, each member of Holdings will recognize taxable gain or loss up to the amount of the built-in gain or loss in the Metropolis Trust common stock deemed to have been contributed to Holdings by such member. The amount of gain reported by Holdings from the liquidation of Metropolis Trust will be equal to the excess of the liquidating distribution received over its adjusted tax basis in the common stock (which includes the pre-closing loan proceeds contributed to the capital of Metropolis Trust).

      Immediately after the liquidation of Metropolis Trust, Holdings will repay the pre-closing loan and distribute to holders of its LLC units all remaining cash proceeds less the $10 million indemnification reserve and $2 million expense reserve to pay any additional expenses Holdings may incur, whether as successor to Metropolis Trust or otherwise. Gain or loss will be recognized by each member of Holdings in an amount equal to the excess of the amount of cash distribution received (including a deemed cash distribution attributable to the repayment of the pre-closing loan) over such member's tax basis in its LLC units. Each member's adjusted tax basis in its LLC units generally will be its adjusted tax basis in the common stock immediately prior to the merger, increased by its allocable share of the pre-closing loan and distributive share of gain or loss from the liquidation of Metropolis Trust. This gain or loss will be capital in nature and will be long-term capital gain or loss if the member's holding period in the LLC units (which includes its holding period in the common stock surrendered in the merger) was more than one year. Distributions to members of Holdings attributable to the release of all or any portion of the $10 million indemnification reserve and the $2 million expense reserve amount after the indemnification period has expired generally will be taxable as capital gains to such members to the extent such distributions exceed such members' adjusted tax basis in their LLC units.

      The discussion above is not a complete analysis or description of all potential federal income tax consequences of the proposed sale transaction, merger and liquidation. You are advised to consult your own tax advisor to determine the U.S. federal, state or local or foreign income tax consequences that are applicable to you in light of your own personal circumstances.

Use of Purchase Price Proceeds

      Purchase Price. The purchase price to be paid by Purchaser in the sale transaction is $745.5 million, subject to customary prorations. In addition, effective as of the date of the closing of the sale transaction, Purchaser has also agreed to assume and become responsible for certain of Metropolis Trust's tenant improvement obligations and leasing commissions in an aggregate amount of approximately $11.1 million. See "PRO FORMA SOURCES AND USES OF PROCEEDS." See also "--Interests of Certain Persons in the Sale Transaction; Apollo Real Estate Investment Fund Note."

      Distribution to Stockholders. Metropolis Trust expects that its net proceeds from the purchase price will be approximately $275 million (which amount includes approximately $23 million of cash on hand) after payment for the following amounts:

      o prepayment of Metropolis Trust's existing debt, consisting of $425 million in principal, plus approximately $3 million in accrued interest;

      o the retention of the $10 million indemnification reserve to satisfy indemnification claims and certain post-closing costs (such as Metropolis Trust's pro rata portion of the building's operating expenses and prepaid real estate expenses);

      o     the $2 million expense reserve amount;

      o     the payment of approximately $22.5 million in transfer taxes;

      o the payment of an estimated $10 million in swap termination costs, based on a breakage as of June 30, 2002; and

      o $4 million in transaction costs representing an estimate of fees and expenses to be paid in the sale transaction and merger, including, without limitation, attorneys' and accountants' fees, as well as Commission filing fees, printing and other miscellaneous expenses.

As soon as practicable following the closing date of the sale transaction, this amount will be distributed by Metropolis Trust to Holdings which in turn will repay the pre-closing loan and distribute the net proceeds of approximately $292.5 million or $22.50 per LLC unit to all of the holders of LLC units on a pro rata basis. Actual distributed amounts, however, may differ, if Metropolis Trust's estimates of its costs and expenses and swap breakage fees are incorrect. See "Risk Factors."

      Prepayment of Existing Indebtedness and Swap Agreement Termination Costs. Metropolis Trust intends to use the proceeds from the pre-closing loan to acquire from GE Capital a portion of 1290 Partners' existing indebtedness to GE Capital. Metropolis Trust intends to use the proceeds from the sale transaction to repay the existing GE Capital debt of 1290 Partners and to pay the expenses associated with the termination of that certain ISDA Master Agreement, dated as of December 13, 1999, by and between 1290 Partners and Morgan Stanley Derivative Products, Inc., which we refer to as the "swap agreement." The current amount of 1290 Partners' existing debt is $425 million. The current estimated costs of terminating the swap agreement as of June 30, 2002 would be approximately $10 million.

      Indemnification Obligations. Under the purchase agreement, Metropolis Trust has agreed to indemnify Purchaser for all claims asserted during the indemnification period which expires on December 30, 2002 for the breach of certain of its representations and warranties made in the Purchase Agreement. Metropolis Trust's maximum indemnification obligation to Purchaser under the purchase agreement is $10 million, less any amounts paid in connection with certain post-closing costs related to the sale transaction. See "-- Description of the Purchase Agreement; Indemnification."

      Following the closing date of the sale transaction, Metropolis Trust will no longer have any operating income from which to pay the indemnification obligations because it will liquidate following the distribution of the net proceeds that it receives in the sale transaction to Holdings. In order to satisfy or settle indemnification claims made during the indemnification period, if any, Holdings will retain $10 million of the net purchase price proceeds, less any amounts paid in connection with certain post-closing costs related to the sale transaction, until the expiration of the indemnification period, or if any claims are made by Purchaser on or prior to December 30, 2002, then Holdings will retain, after such date, an amount sufficient to satisfy such claim, until such time as such claim is settled or satisfied. After all indemnification claims are settled and/or satisfied, if any amount remains or is not subject to indemnification claims, then Holdings will distribute such remaining amount pro rata to holders of its LLC units.

      Expense Reserve Amount. Because Holdings will not have any operating income, and because it will be required to employ legal counsel and independent accountants in order to comply with its obligations under the federal securities laws, Metropolis Trust has determined that Holdings retain the $2 million expense reserve in order to ensure that Holdings will have sufficient capital to pay professional fees and any other fees and expenses it may incur during the indemnification period. Upon the distribution of the $10 million indemnification reserve to the members of Holdings, Holdings will also distribute pro rata to holders of its LLC units, the remaining portion of the $2 million expense reserve.

Regulatory Approvals

      Other than obtaining the requisite vote of Metropolis Trust's stockholders at the special meeting, the filing of this information statement--prospectus with the Commission, its distribution in accordance with federal securities laws and Maryland General Corporation Law, and having the registration statement under which this information statement--prospectus has been filed with the Commission declared effective, none of the parties is obligated under the purchase agreement to comply with any federal or state regulatory requirements in connection with the sale transaction.

Interests of Certain Persons in the Sale Transaction

      Apollo Real Estate Advisors, L.P. Several members of Metropolis Trust's management and board of directors are affiliated with Apollo Real Estate Advisors, L.P., and as a result have interests in the sale transaction that are in addition to their interests as stockholders of Metropolis Trust. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of Metropolis Trust common stock. The following is a description of the additional interests of certain of Metropolis Trust's stockholders in the sale transaction:

      Officers and Directors of Metropolis Trust. William L. Mack, Lee S. Neibart, Bruce H. Spector and John R.S. Jacobsson are partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. These persons serve as directors of Metropolis Trust and Mr. Mack serves as Chairman of the board of directors, Mr. Neibart serves as President of Metropolis, and Mr. Jacobsson serves as a Vice President and Secretary of Metropolis Trust. None of these persons serve on the special committee that has approved the sale transaction.

      Several of the member of Metropolis Trust's Board of Directors that are affiliated with Apollo Real Estate Investment Fund indirectly control AP-1290, an approximate 23% Limited Partner of Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290. Through AP-1290, Apollo Real Estate Investment Fund has agreed to invest up to approximately $79 million of the amount that it is entitled to receive as a stockholder of Metropolis Trust from the distribution of the net proceeds of the sale transaction in consideration for a 22.79% limited partnership interest in the Purchaser. This interest will entitle AP-1290 to a subordinated preferred return on its invested capital and 43.75% of any remaining net cash flow from the operations of Purchaser. This preferred return is subordinated to the prior payment of a preferred return to Purchaser's other partners. In connection with any capital transaction by Purchaser, AP-1290 would be entitled to a subordinated return of its invested capital and 50% of any net proceeds from such capital transaction. The return of its invested capital is subordinated to the prior return of capital to Purchaser's other partners and the achievement of certain specified distribution thresholds. As a result of this investment, directors of Metropolis Trust who are also partners of the general partner of Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 because they will be entitled to share in the economic benefit of their investment while other stockholders will not be entitled to these benefits.

      AP-1290 intends to offer to all of its stockholders who are "accredited investors" (as such term is defined under the rules promulgated under the Securities Act of 1933) and who own more than twenty shares of Metropolis Trust common stock, the right to purchase membership interests in AP-1290 at a price and on the terms set forth in a private placement memorandum. The terms and conditions of AP-1290's offering are subject to the AP-1290 private placement memorandum.

      Manager of 1290 Property. Purchaser intends to appoint Jamestown 1290 Management L.P. as the manager of the 1290 property following the closing of the sale transaction. Jamestown 1290 Management is owned 99.9% by the Purchaser and 0.00001% by JT 1290 Corp. Jamestown 1290 Management has, in turn, appointed AP-1290 Manager, L.P., an affiliate of Apollo Real Estate Advisors, and Jamestown 1290 Management to manage the 1290 property. AP-1290 Manager and Jamestown 1290 Management have agreed to share equally a management fee of 1.75% of the effective gross rents received from the 1290 property in consideration for providing management services to the 1290 property. Jamestown 1290 Management, however, expects to subcontract some of its management duties to a third party property management firm and, as a result, the compensation that it is entitled to receive as manager of the 1290 property will be reduced by the amount that it pays to such property management firm. This subcontracted property management fee is currently expected to be approximately 1.0% of effective gross rents per year. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

      Post-Closing Transaction Fee. If the 1290 property is sold by Purchaser, AP-1290 Manager will be entitled to a sales fee equal to 1.2% of the gross sale price. A subsequent sale of the 1290 property is not expected to occur prior to 2009. The purpose of this fee is to provide AP-1290 Manager additional compensation for its management services and to compensate it as a co-sponsor, with Jamestown, for finding a subsequent purchaser of the 1290 property. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

      Leasing Agent of 1290 Property. Purchaser has agreed to appoint AP Leasing LLC to serve as the leasing agent for the 1290 property following the closing of the sale transaction. AP Leasing is an affiliate of Apollo Real Estate Advisors. In consideration for providing leasing services, AP Leasing will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is entered into. Leasing commissions will be computed by multiplying the fixed rent for such lease by a scheduled percentage (ranging from 1% to 5%) relating to a specified period of time during the term of the lease. The members of the Metropolis Trust board of directors that are affiliated with Apollo Real Estate Advisors will benefit as owners of AP Leasing because they will share in the AP Leasing's net income, if any, while their pro rata portion of the fees described above, and the stockholders will not be entitled to this benefit.

      Compensation to Certain Metropolis Trust Officers. On July 9, 2002, the Metropolis Trust board of directors resolved to award $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis Trust; Andrew Cohen, Vice President of Metropolis Trust; and Stuart Koenig, Treasurer of Metropolis Trust upon the consummation of the sale transaction for services rendered by such officers in connection with the sale transaction. These officers are also officers of Apollo Real Estate Advisors.

      Apollo Real Estate Investment Fund Note.

      o Under the terms of the limited partnership agreement of Purchaser, dated as of April 16, 2002, among JT 1290 Corp., Jamestown 1290 Partners, and AP-1290, AP-1290 is obligated to (i) make a $78.625 million initial capital contribution to Purchaser and (ii) pay $1.1 million to Purchaser for its portion of the closing costs for a new loan for the 1290 property. Apollo Real Estate Investment Fund has executed a promissory note in favor of Metropolis Trust, dated as of July 29, 2002, in the principal amount of $79.725 million and delivered such note to an escrow agent to be held by the escrow agent until the closing date of the sale transaction.

      o The promissory note provides that Apollo Real Estate Investment Fund will pay to Metropolis Trust the principal amount of such note on the closing date of the sale transaction if AP-1290 fails to satisfy its payment obligations under the Purchaser's limited partnership agreement. Overdue principal bears interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%, such interest to be payable upon demand.

      o The promissory note is secured by the 4,936,060 shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from distributions Apollo Real Estate Investment Fund receives as a holder of LLC units from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as a stockholder of Metropolis Trust is expected to exceed the amount of the promissory note.


      o If AP-1290 fails to satisfy all or any portion of its payment obligations under the Purchaser's limited partnership agreement on the closing date of the sale transaction, then the promissory note will be released to the Purchaser, and the Purchaser will have the right to deliver the promissory note to Metropolis Trust as payment of a portion of the purchase price (equal to the amount of the note to be paid in the sale transaction). If AP-1290 satisfies all of its payment obligations under the Purchaser's limited partnership agreement, then the promissory note will be released by the escrow agent to Apollo Real Estate Investment Fund on the closing date of the sale transaction. A copy of the promissory note is attached as Annex H to this information statement--prospectus.


      Voting Agreement. Apollo Real Estate Investment Fund has executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger. See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement"; and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


      Purchaser will provide a pre-closing loan to Holdings following the merger and prior to the closing of the sale transaction. Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser. The amount borrowed will be repaid in full at the closing of the sale transaction and will bear interest at the rate of 2.25% above the London Interbank Offered Rate per annum for so long as the pre-closing loan is outstanding. Immediately upon receipt of the proceeds of the pre-closing loan, Holdings will contribute such proceeds to Metropolis Trust as capital. Metropolis Trust will use this capital contribution to acquire a portion of the lender's interest in the existing indebtedness encumbering the 1290 property prior to the consummation of the sale transaction. The loan to Holdings will be secured by a pledge of Holdings' 99.9% equity interest in Metropolis Trust. See "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

      Capital Trust. Two members of our management and board of directors are affiliated with Capital Trust, Inc., and as a result may have interests in the sale transaction that are in addition to their interests as our stockholders. Capital Trust owns approximately 0.2% of the outstanding shares of Metropolis Trust common stock, is the asset manager of the 1290 property, and its Chief Executive Officer, John R. Klopp serves on Metropolis Trust's board of directors. In addition, Mr. Klopp serves as Metropolis Trust's Vice President and Jeremy FitzGerald, a Managing Director of Capital Trust, serves as Metropolis Trust's Vice President and Assistant Secretary. Mr. Klopp is also a stockholder of Metropolis Trust. In addition, Craig M. Hatkoff, a Director of Capital Trust, is also a stockholder of Metropolis Trust. Capital Trust is not affiliated with Purchaser, Apollo Real Estate Investment Fund or any of their affiliated entities. Mr. Klopp initially served on the special committee that approved the sale transaction and the merger, but later resigned as a member when the special committee received and considered an alternative bid from an entity that may have been considered to be an affiliate of Capital Trust. See "PROPOSAL 1 - THE SALE TRANSACTION; Background to the Sale Transaction." Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $2 million in consideration for services rendered to Metropolis Trust in connection with the sale transaction. These services included Capital Trust's substantial and time-consuming participation in the negotiation and structuring of the sale transaction, marketing of the 1290 property, oversight of the building's property tours, management of Purchaser's due diligence process, and supervision of the building's property manager in connection with these due diligence activities. As a result of receiving this fee, Capital Trust will receive a benefit in the sale transaction that the other stockholders of Metropolis Trust will not be entitled to receive. In addition, on July 9, 2002, the Metropolis Trust board of directors resolved to award $50,000 to Ms. Jeremy FitzGerald, Vice President and Assistant Secretary of Metropolis Trust, upon the consummation of the sale transaction for services rendered by her in her capacity as an officer of Metropolis Trust in connection with the sale transaction.

      Tishman Speyer. Tishman Speyer Properties, L.P. currently serves as property manager/leasing agent of the 1290 property whereby it manages the day-to-day operations of the 1290 property. NYPROP, L.L.C., an affiliate of Tishman Speyer, owns 545,707 shares of Metropolis Trust common stock (or approximately 4.2% of the outstanding shares). Upon the consummation of the sale transaction, the leasing agreement with Tishman Speyer will be terminated, and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. This amount relates to leasing commissions due to Tishman Speyer with respect to five tenants. Such leasing commissions were originally scheduled to be paid no sooner than December 2002 and as late as April 2004. This payment is an obligation of Purchaser under the purchase agreement, and as such, on the closing date. As a result of receiving this fee on an accelerated basis, Tishman Speyer will receive a benefit in the sale transaction the other stockholders of Metropolis Trust will not be entitled to receive.

Dissenters' Appraisal Rights

      Under Maryland law, you are not entitled to appraisal rights in connection with the approval of the sale transaction. Under Maryland law, however, you are entitled to appraisal rights in connection with the approval of the merger. See "PROPOSAL 2 - THE MERGER; Appraisal Rights."

Termination of Metropolis Trust's Registration under the Securities Exchange Act of 1934

      Following the closing of the sale transaction and the merger, Metropolis Trust will terminate its registration under the Exchange Act, and accordingly Metropolis Trust will no longer be required to file with the Commission and to deliver to stockholders annual or quarterly reports. However, the issuance of LLC units that stockholders receive from Holdings in the merger will be registered under the Securities

Act, and Holdings will be required to comply with the reporting obligations under the Exchange Act. See "PROPOSAL 2 - THE MERGER; Parties to Merger; Holdings."

                      DESCRIPTION OF THE PURCHASE AGREEMENT

      Although Metropolis Trust believes that the following summary describes the material terms and conditions of the purchase agreement, the summary is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Annex B to this information statement--prospectus and is incorporated herein by reference.

Purchase Price

      Purchaser has agreed to purchase the 1290 property for $745.5 million. In addition, Purchaser has agreed to assume and become responsible for certain of Metropolis Trust's tenant improvement obligations and leasing commissions in an amount equal to approximately $11.1 million.

      Pursuant to the Purchase Agreement, Purchaser has made an earnest money deposit of $25 million with Fidelity National Title Insurance Company, Atlanta Office, as escrow agent.

Closing Date

      Scheduled Closing Date. The transactions contemplated by the Purchase Agreement shall occur on a date selected by Purchaser by giving no fewer than three business days notice to Metropolis Trust, which date will be designated by Purchaser following the approval of the transaction contemplated by the Purchase Agreement by not less than 66 2/3% of the outstanding shares of the common stock, but not later than: (x) July 15, 2002 if the Commission has notified Metropolis Trust that it will not review and comment upon the information statement--prospectus; or (y) August 28, 2002, if the Commission has notified Metropolis Trust that it will review and comment upon the information statement--prospectus. Each of Purchaser and Metropolis Trust shall have the right to extend the scheduled closing date for up to five business days in addition to the extension rights described below through a date no later than October 7, 2002.

      Purchaser Right to Extend Closing. Purchaser shall have the right to extend the deadline for the closing date to August 31, 2002 if the Commission has notified Metropolis Trust that it will not review and comment upon the information statement - prospectus, by giving written notice to Metropolis Trust within three business days following delivery by Metropolis Trust of written notice to Purchaser that the Commission has determined not to review and comment upon the information statement - prospectus, and, simultaneously with the delivery of such Purchaser extension notice, Purchaser shall deliver the sum of ($15,000,000) Fifteen Million Dollars to the escrow agent, as an addition to the deposit.

      Metropolis Trust's Right to Extend Closing. Metropolis Trust shall have the right to extend the deadline for the closing date:

      o to July 22, 2002, if the Commission shall have notified Metropolis Trust that it will not review and comment upon the information statement - prospectus, by giving written notice to Purchaser on or before June 27, 2002; and

      o to a date not later than October 7, 2002, on a day-for-day corresponding basis to the extent it shall take the Commission more than fifty (50) days after it has notified Metropolis Trust that it intends to review and comment upon the information statement - prospectus.

Representations and Warranties

      The material representations and warranties of Metropolis Trust in the Purchase Agreement are customary for transactions similar to the sale transaction and relate to the following matters:

      o The due formation and organization of Metropolis Trust and 1290 Partners, and that each has the full power and authority and all licenses, permits, and authorizations necessary to carry on their respective businesses in which it is engaged and to own and use the properties owned and used by it in all other jurisdictions in which Metropolis Trust and 1290 Partners is transacting business except where the failure to have such licenses, permits and authorizations would not have a material adverse effect on the operation of the 1290 property.

      o Metropolis Trust owns all of the outstanding shares of 1290 GP Corp., the general partner of 1290 Partners.

      o The Purchase Agreement and all documents executed by Metropolis Trust, or its affiliates, which are to be delivered to Purchaser at the closing are, and at the time of the closing, will be, duly authorized, executed and delivered by Metropolis Trust or its affiliates, as the case may be, and at the time of the closing, will be the legal, valid and binding obligations of Metropolis Trust or its affiliates, as the case may be, enforceable against Metropolis Trust or such affiliates in accordance with their terms subject to the approval of the stockholders of the Metropolis Trust, and except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and do not and, at the time of the closing, will not, constitute a default under any written obligation of Metropolis Trust or violate any judicial order to which Metropolis Trust is subject or bound, except where such default or violation would not have a material adverse effect on Metropolis Trust's ability to perform its obligations thereunder.

      o To Metropolis Trust's knowledge (A) no tenant under a lease is in default under its lease beyond the applicable cure period except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property; (B) no tenant under any lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that the landlord under its lease is in default thereunder beyond the applicable cure period, or that such tenant has an existing valid counterclaim or a right of offset against any base rent or additional rent payable under its lease, except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property; and (C) no tenant under any lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that there is any dispute in the amount of base rent payable under its lease, except for such allegations that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property.

      o No consents are required under any leases in connection with the consummation of the transactions contemplated by the Purchase Agreement. To Metropolis Trust's knowledge, there are no parties in possession of any portion or the 1290 property, whether as lessees, tenants at sufferance, trespassers or otherwise, except for the tenants under the leases or their assignees or subtenants under written assignments or subleases which have been delivered to Purchaser. For purposes of the Purchase Agreement, "Metropolis Trust's knowledge" means the actual knowledge of the following individuals: John Jacobsson, Jeremy FitzGerald, Andrew Cohen and Steven McGann, who are the individuals most likely to know of the matters to which such knowledge is referenced.

      o Metropolis Trust delivered or made available to Purchaser true and complete copies of all service, maintenance, supply and other material agreements relating to the operation of the 1290 property.

      o Metropolis Trust delivered to Purchaser is a true, correct and complete list of the security deposits, including cash, certificates of deposit, and letters of credit, currently held by Metropolis Trust under the leases in effect as of the date of the Purchase Agreement.

      o Metropolis Trust delivered to Purchaser a true, correct and complete tenant arrearage schedule and such schedule is in all material respects as of the date of the Purchase Agreement.

      o There are no actions, suits, litigations, hearings or administrative proceedings to which the 1290 property or Metropolis Trust is a party pending before any court or other governmental authority or to Metropolis Trust's knowledge, threatened with respect to all or any portion of the 1290 property or Metropolis Trust, except for such actions pending or threatened that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property.

      o There are no condemnation or eminent domain proceedings pending, or to the best of Metropolis Trust's knowledge, threatened against the 1290 property.

      o Except for the 2001 Engineer Agreement, Local 94-94A-94B, and 1999 Commercial Building Agreement, Local 32B-32J, there are no collective bargaining agreements or other employment agreements to which Metropolis Trust is a party (or by which Metropolis Trust is bound) and relating to the 1290 property.

      o Except as otherwise disclosed to Purchaser, neither Metropolis Trust nor the managing agent of the 1290 property employs any union employees at the 1290 property.

      o To Metropolis Trust's knowledge no zoning, building, or other law, ordinance, regulation, or restriction is, or as of the closing will be, violated by the continued maintenance, operation, or use of the 1290 property in its present manner, except where such violation would not have a material adverse effect on the operation of the 1290 property.

      o Metropolis Trust delivered to Purchaser a true, correct and complete list of all brokerage agreements in effect as of the date of the Purchase Agreement and which will be effective after the closing of the sale transaction relating to the leases.

      o The copies of insurance certificates setting forth casualty and rent loss coverage maintained with respect to the 1290 property that were delivered to Purchaser by Metropolis Trust evidenced by such certificates are in full force and effect and premiums on said policies have been paid through September 30, 2002.

      o The environmental report which Metropolis Trust delivered to Purchaser is true, correct and complete, and to Metropolis Trust's knowledge is the only such report relating to the environmental condition of the 1290 property that has been issued or published in the past two years. Metropolis Trust has not received any written warning, notice, notice of violation, administrative complaint, judicial complaint or other formal or informal written notice alleging that conditions on the 1290 property are in violation of any environmental laws, regulations, ordinances or rules.

      o Except as disclosed to Purchaser in writing, each tenant under the leases on the 1290 property has commenced payment of the base rent payable under its lease.

      o The existing loan documents relating to the 1290 property have not been amended or modified except as disclosed to Purchaser in writing by Metropolis Trust and true, correct and complete copies of the existing loan documents have been delivered or made available to Purchaser.

      o 1290 Partners has fee simple title to the 1290 property, free and clear of all encumbrances, except for the permitted encumbrances.

      o To Metropolis Trust's knowledge, Metropolis Trust holds, and there are presently in effect, all zoning, building, or other licenses, permits, authorizations and approvals required for the operation of the building by all governmental authorities having jurisdiction, except where the failure to have such licenses, permits, authorizations and approvals would not have a material adverse effect on the operation of the building.

      o Metropolis Trust has not received any written notice of any special assessments contemplated being imposed against the 1290 property after the date of the Purchase Agreement, except for such special assessments that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property.

      o Metropolis Trust has not received written notice that it is not in compliance in all material respects with all applicable laws, and to Metropolis Trust's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed with or commenced before any governmental authority against it alleging any failure so to comply.

      o The special committee has been duly authorized by Metropolis Trust to act with all authority of the board of directors of Metropolis Trust with respect to the negotiation of the Purchase Agreement on behalf of such board of directors and to recommend the Purchase Agreement to the board of directors.

      o Except for the existing loan, the swap agreement, the contracts and the tenant improvements and leasing commissions, or as set forth on Metropolis Trust's consolidated financial statements filed with the Commission, neither Metropolis Trust nor 1290 Partners have any financial liabilities or obligations other than trade debt incurred in the ordinary course of operating the 1290 property, all of which obligations and liabilities shall be paid, liquidated and/or discharged promptly after the closing.

      o No capital improvements are currently being made at the 1290 property.

      o As of the date of the Purchase Agreement, there are no pending rent audits, and to Metropolis Trust's knowledge no threatened rent audits.

      o To Metropolis Trust's knowledge, none of the information delivered to Purchaser and prepared by third parties contains any material misstatements or omissions or is misleading in any material manner.

      The material representations and warranties of Purchaser in the Purchase Agreement relate to the following matters:

      o Purchaser has sufficient cash on hand or enforceable financial commitments from credible sources to allow it to pay the purchase price, consummate the transactions contemplated thereby, and pay all related fees and expenses as set forth therein.

Conduct of Business Operations Prior to Closing Date

      The Purchase Agreement contains certain covenants customary to transactions similar to the sale transaction. The Purchase Agreement also contains specific covenants relating to the conduct of Metropolis Trust's business until the closing date including that it:

      o will maintain in full force and effect the insurance policies currently in effect with respect to the 1290 property (or replacements continuing similar coverage);

      o will operate and manage the 1290 property in a manner consistent with past practice;

      o will notify Purchaser promptly if Metropolis Trust receives written notices of any claimed material default or material non-performance received or given by Metropolis Trust with respect to certain major leases;

      o will not terminate any lease; amend or modify, or permit the cancellation (other than non-material amendments or modifications or pursuant to an express option granted to tenant thereunder or which tenant may have at law) or surrender of, or consent to the assignment or subletting under, any lease unless contractually bound; or enter into any new lease for space at the 1290 property except pursuant to a leasing schedule agreed to in writing by the parties thereto;

      o will not affirmatively subject the 1290 property to any additional liens, encumbrances, covenants or easements; and

      o will not, except as provided below under the Section "--Superior Offers," sell, transfer or otherwise dispose of the 1290 property, or solicit, initiate or encourage (including by way of furnishing information), any transaction involving the sale or other disposition of the 1290 property, except as contemplated in the Purchase Agreement.

Superior Offers

      Until such time as the pre-closing loan is funded, Metropolis Trust and the special committee will be permitted to participate in discussions and negotiations, and to furnish information concerning Metropolis Trust and/or the 1290 property in connection with an unsolicited written inquiry, proposal or offer by an unaffiliated third party that the special committee reasonably believes (after having obtained sufficient preliminary information upon which to make such determination) that after giving due regard to the likelihood of consummation of such unsolicited offer, such unsolicited offer would result in Metropolis Trust's stockholders realizing more value for their shares than they would in connection with the transactions contemplated by the Purchase Agreement, which superior offer involves:

      o the purchase of all or substantially all of the equity interests in Metropolis Trust;

      o     the purchase of all or substantially all of the 1290 property;
            and/or

      o entering into any of the following transactions: merger, consolidation, business combination, recapitalization, liquidation and dissolution involving Metropolis Trust;

provided, however, that in any such case, it is the good faith opinion of the special committee, after consultation with outside counsel and after having obtained such preliminary information, that failure to participate in such discussion and negotiations or to furnish such information would likely be inconsistent with the special committee's duties to Metropolis Trust's stockholders under applicable law.

      Metropolis Trust agreed that it will promptly (and in no event later than 24 hours after receipt of an unsolicited offer) notify Purchaser (which notice will be provided orally and in writing and will identify the person or entity making the unsolicited offer and set forth its material terms) after receipt of an unsolicited offer, and thereafter shall keep Purchaser informed, on a current basis, of the status and material terms of any unsolicited offer.

      The special committee has agreed to recommend that the stockholders of Metropolis Trust vote to approve the sale transaction. However, the special committee may withdraw or modify its recommendation that the stockholders of Metropolis Trust vote to approve the sale transaction, or may recommend that Metropolis Trust's stockholders vote in favor of or accept an unsolicited offer, if:

      o it is the opinion of the special committee, after consultation with outside counsel, that failure to take such action would likely be inconsistent with the special committee's duties to Metropolis Trust's stockholders under applicable law;

      o the special committee shall have delivered written notice to Purchaser advising Purchaser that it intends to take such action unless the terms and conditions of the Purchase Agreement are amended, and three business days have elapsed following the special committee's delivery of such notice;

      o the Purchase Agreement was amended by Purchaser before the expiration of said three-business-day period, and the unsolicited offer would nonetheless still constitute a superior offer; and

      o Metropolis Trust has complied with its obligations described in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Superior Offers."

      Metropolis Trust has agreed that it will not accept or enter into any agreement concerning a superior offer for a period of at least five business days after Purchaser's receipt of the initial notification of the unsolicited offer, during which period Metropolis Trust will, and will cause its financial and legal advisors to, negotiate with Purchaser to amend the terms and conditions of the Purchase Agreement as would enable Purchaser to match the economic terms and other conditions contained in such superior offer in order to proceed with the transactions contemplated by the Purchase Agreement.

Break Up Fee

      If Metropolis Trust elects not to consummate the transactions contemplated by the Purchase Agreement and instead elects to pursue its rights described above in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Superior Offers," then Metropolis Trust shall have the right to terminate the Purchase Agreement and will not be in default thereunder so as to allow Purchaser to avail itself of the default remedies set forth in "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Default by Purchaser or Metropolis Trust;" provided, however, that (A) until 11:59 p.m. on the date that Metropolis Trust files this information statement--prospectus with the Commission, but in no event later than June 1, 2002, if Metropolis Trust shall terminate the Purchase Agreement pursuant to its rights set forth in Section 8(c) thereof, then Metropolis Trust will pay to Purchaser a fee equal to $15 million; and (B) from and after 12:00 a.m. on the date immediately following the date upon which Metropolis Trust files the information statement-- prospectus with the Commission, but in no event later than June 2, 2002, if Metropolis Trust terminates the Purchase Agreement pursuant to its rights set forth in Section 8(c) thereof, then Metropolis Trust will pay to Purchaser a fee equal to $20 million, which amounts in both subclauses (A) and (B) shall also be deemed to include all of Purchaser's expenses incurred in connection with the transactions contemplated thereby.

      The break up fee shall be payable to Purchaser upon the earlier of: (i) five business days following the consummation of the superior offer; (ii) December 31, 2002; and (iii) ninety days following the termination of a superior offer transaction that 1290 Partners has elected to pursue; provided, however, that as to subclauses (ii) and (iii), on or prior to the date Metropolis Trust is required to pay the break up fee, Metropolis Trust may elect, in lieu of paying the break up fee on such date, to instead deliver to Purchaser a letter of credit in an amount equal to the break up fee issued by a New York City money center in favor of Purchaser. The terms of such letter of credit will provide that it may be drawn upon by Purchaser on or after June 30, 2003 if the payment of the break up fee is not made by Metropolis Trust on or prior to June 30, 2003.

Indemnification

      The representations and warranties of Metropolis Trust contained in the Purchase Agreement will survive the closing of the sale transaction until December 30, 2002. Metropolis Trust's representations and warranties and its post closing obligations set forth therein will automatically be null and void and of no further force and effect on the last day of the indemnification period unless, prior to the last day of the indemnification period, Purchaser shall in good faith have provided Metropolis Trust with a written notice alleging that Metropolis Trust will be in breach of such representation, warranty or obligation, and specifying in reasonable detail the nature of such breach. Purchaser will allow Metropolis Trust thirty days after its notice within which to cure such breach. If Metropolis Trust fails to cure such breach after written notice thereof, Purchaser's sole remedy shall be to commence a legal proceeding for damages against Metropolis Trust alleging that Metropolis Trust will be in breach of such representation, warranty or obligation and that Purchaser shall have suffered actual damages as a result thereof, which proceeding must be commenced, if at all, within thirty days after the expiration of the indemnification period; provided, however, that Metropolis Trust shall have no liability to Purchaser or any of its successors or assigns with respect to a breach or breaches of its representations, warranties, obligations or otherwise hereunder if any of Stephen J. Zoukis, Christoph A. Kahl or Matt M. Bronfman had actual knowledge prior to the closing date of the sale transaction of such breach, breaches or other liability relating to such damages regardless of the amount of such damages resulting from such breach, breaches or other liability. Moreover, Metropolis Trust shall have no liability to Purchaser or any of its successors or assigns hereunder for damages in excess of $10 million (less any amounts paid or payable by Metropolis Trust in accordance with the terms of the Purchase Agreement following the closing date).

      In consideration for such limitation on liability, Metropolis Trust agreed that following the closing, Metropolis Trust (or any successor entity) will maintain a tangible net worth of at least $10 million (less any amounts paid or payable by Metropolis Trust in accordance with the terms of the Purchase Agreement following the closing date) until the later of (A) December 31, 2002, if no proceedings have been commenced by December 30, 2002; or (B) the final settlement of all proceedings, if any proceedings have been commenced and remain unresolved by December 30, 2002. Notwithstanding the foregoing, Metropolis Trust is relieved of any liability under the purchase agreement with respect to representations made by Metropolis Trust in the Purchase Agreement concerning any tenant's lease to the extent that such tenant independently confirms the content of such representation in a tenant estoppel certificate delivered to Purchaser on or prior to the closing.

Conditions to Closing

      Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the closing date of the following conditions:

      o Certain major leases will be in full force and effect in all material respects on the closing date.

      o The 1290 property shall be subject only to certain permitted encumbrances.

      o Metropolis Trust shall have paid all of the transaction expenses (or made provision for the payment thereof) for which it is responsible pursuant to the Purchase Agreement.

      o Metropolis Trust will have delivered to Purchaser an executed estoppel certificate and an executed subordination, nondisturbance and attornment agreement from certain of its major tenants.

      o The transactions contemplated by the Purchase Agreement shall have been duly approved by an affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the common stock.

      o Metropolis Trust will have delivered to Purchaser a customary payoff letter from GE Capital or other authorized lender under the Loan Agreement among 1290 Partners, Lenders Party thereto and General Electric Capital Corporation, dated December 13, 1999, in respect of the existing debt.

      o Metropolis Trust's representations and warranties in the Purchase Agreement will be true and correct in all material respects (A) as of the execution date of the Purchase Agreement and (B) on and as of the closing date.

      o No provision of any applicable law or regulation and no judgment, injunctions then enforceable against Purchaser, order or decree will prohibit the transactions contemplated by the Purchase Agreement.

      Purchaser has the right at any time to waive in writing any of the contingencies or conditions set forth above. If the conditions and/or contingencies described above are not fully and completely satisfied on the closing date, unless Purchaser elects to waive the unsatisfied conditions and/or contingencies in writing, Purchaser has the right to terminate the Purchase Agreement by providing written notice of such termination to Metropolis Trust at any time through and including the closing date of the sale transaction, in which event the deposit will be returned to Purchaser.

      Conditions to the Obligations of Metropolis Trust. The obligation of Metropolis Trust to effect the closing is subject to the fulfillment or written waiver by Metropolis Trust at or prior to the closing date of the following conditions:

      o Purchaser will have paid the balance of the purchase price, after applying any credits against the purchase price thereunder, and authorized the release of the deposit with respect to the payment of the purchase price.

      o No provision of any applicable law or regulation and no judgment, injunctions currently enforceable against Metropolis Trust, order or decree shall prohibit the transactions contemplated by the Purchase Agreement.

      o The transactions contemplated by the Purchase Agreement shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of Metropolis Trust's common stock.

      o Purchaser shall have paid all or substantially all of the transaction expenses for which it is responsible pursuant to the Purchase Agreement.

      o Purchaser's representations and warranties in the Purchase Agreement will be true and correct in all material respects (A) as of the execution date of the Purchase Agreement and (B) on and as of the closing date.

      o     The pre-closing loan will have been consummated.

Transaction Costs

      Metropolis Trust is responsible for:

      o payment in full of all of Metropolis Trust's existing debt and all amounts secured by the existing loan agreement, including without limitation all prepayment costs incurred in the prepayment of the existing debt and all costs of terminating the swap agreement;

      o the costs of Metropolis Trust's legal counsel, advisors and other professionals employed by it in connection with the purchase and sale of the 1290 property and the other transactions contemplated by the Purchase Agreement;

      o any recording fees relating to its obligations to remove certain title objections; and

      o all conveyance closing costs, including state and local transfer, stamp or deed taxes.

      o     Purchaser is responsible for:

      o     the costs and expenses associated with its due diligence;

      o the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the 1290 property and the other transactions contemplated by the Purchase Agreement;

      o all mortgage recording taxes due in connection with Purchaser's financing and costs of the owner's and lender's policies of title insurance, and other endorsements; and

      o any additional attorneys' fees and other related costs incurred by Metropolis Trust with respect to preparing and finalizing the information statement--prospectus, including, without limitation, revisions thereto required in order to respond to any review by, and comments of, the Commission but only to the extent such additional fees and costs relate to AP-1290 being a partner of Purchaser.

Default by Purchaser or Metropolis Trust

      Default by Purchaser. If, other than as a result of Metropolis Trust's default under the Purchase Agreement or the permitted termination of the Purchase Agreement by either party thereto, Purchaser defaults in any material respect in the performance of any of its other obligations to be performed on or prior to the closing date and such default continues for five business days after written notice to Purchaser, Metropolis Trust's sole remedy by reason thereof shall be to terminate the Purchase Agreement and, upon such termination, Metropolis Trust, with respect to such default, shall be entitled to retain the deposit as liquidated damages for Purchaser's default hereunder.

      In no event shall the failure of Purchaser to consummate the transactions contemplated by the Purchase Agreement as a result of the failure of one or more conditions to Purchaser's obligation to close described above in the section "PROPOSAL 1 -THE SALE TRANSACTION; Description of Purchase Agreement; Conditions to Closing" constitute a default by Purchaser under the Purchase Agreement.

      Default by Metropolis Trust. If other than as a result of Purchaser's default under the Purchase Agreement or the permitted termination of the Purchase Agreement by either party thereto including, pursuant to a superior offer described above, Metropolis Trust defaults in any material respect in any of its obligations to be performed on or prior to the closing date, and such default continues for five business days after written notice to Metropolis Trust, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser to the extent legally permissible) will have the right to seek to obtain specific performance of Metropolis Trust's obligations thereunder. Any action for specific performance must be commenced within thirty days after such default, and if Purchaser prevails thereunder, Metropolis Trust will reimburse Purchaser for all reasonable legal fees, court costs and other reasonable out-of-pocket costs arising from such default. If a court of competent jurisdiction determines in a non-appealable order that specific performance against Metropolis Trust is not an available remedy to Purchaser, Purchaser shall be entitled to receive a return of the deposit, and, if a court of competent jurisdiction determines in a non-appealable order that specific performance against Metropolis Trust is not an available remedy to Purchaser as a direct result of the willful misconduct or bad faith of Metropolis Trust, to pursue a claim against Metropolis Trust for actual damages incurred by Purchaser as a result of such default.

      In no event will the failure of Metropolis Trust to consummate the transactions contemplated herein as a result of the failure of one or more conditions to Metropolis Trust's obligation to close described above in the section "PROPOSAL 1 -THE SALE TRANSACTION; Description of Purchase Agreement; Conditions to Closing" constitute a default by Metropolis Trust under the Purchase Agreement.

Apportionments

      The items listed below will be apportioned between Purchaser and Metropolis Trust as of 11:59 p.m. on the day immediately preceding the closing date of the sale transaction on the basis of the actual number of days of the month which shall have elapsed as of the closing date and based upon the actual number of days in the month and a 365 day year, and reflected on a closing statement to be agreed upon by Purchaser and Metropolis Trust and executed at closing.

      No later than December 1, 2002, Purchaser shall prepare and deliver to Metropolis Trust a final reconciliation of the closing statement reasonably satisfactory to Metropolis Trust in form and substance setting forth the final determination of the adjustments and prorations provided for below and in the Purchase Agreement and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). Metropolis Trust and Purchaser shall use good faith efforts to agree upon such reconciliation statement by December 15, 2002 which includes the following:

      o prepaid rents, fixed rents and additional rents payable pursuant to the 1290 property leases and all other revenue or income derived with respect to the 1290 property, all on an if, as and when collected basis;

      o real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the 1290 property, on the basis of the respective periods for which each is assessed or imposed;

      o fuel, if any, as reasonably estimated by Metropolis Trust's supplier, at Metropolis Trust's cost, together with any sales taxes payable in connection therewith, if any (a letter from Metropolis Trust's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and Metropolis Trust's cost therefor);

      o prepaid fees, if any, for licenses and other permits which will be transferred by Metropolis Trust to Purchaser on the closing date;

      o any amounts prepaid or payable by Metropolis Trust under Metropolis Trust contracts in effect as of the closing date;

      o     business improvement district dues, if any; and

      o such other items as are customarily apportioned between sellers and purchasers of real property of a type similar to the 1290 property located in the City, County and State of New York.

      In addition, base rents, additional rents and overage rents will also be adjusted and prorated on an if, as and when collected basis in accordance with the terms of the Purchase Agreement.

Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions

      The merger is being consummated as part of a restructuring of Metropolis Trust's capital stock which includes the formation of Holdings, the merger of Metropolis Trust with Lower Tier, and the pre-closing loan. The merger, together with the formation of Holdings, and the pre-closing loan are expected to allow Metropolis Trust to claim the amount of "dividends paid deduction" necessary to eliminate its U.S. federal income tax with respect to the gain on the sale of the 1290 property.


      Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow the pre-closing loan from Purchaser or a designee of Purchaser in an amount equal to approximately $150 million bearing interest at the rate of 2.25% above the London Interbank Offered Rate per annum which will be due and payable in full at the closing of the sale transaction. The loan will be secured by a pledge of Holdings' 99.9% equity interest in Metropolis Trust and 100% by Metropolis Trust's equity interest in a wholly-owned subsidiary of Metropolis Trust, newly created in connection with the pre-closing loan. Immediately thereafter, Holdings will contribute the proceeds of the pre-closing loan to Metropolis Trust's capital. Metropolis Trust will use this capital contribution to acquire a portion of the lender's interest in the existing indebtedness encumbering the 1290 property prior to the consummation of the sale transaction.

      The pre-closing loan will be secured by the Metropolis Trust common stock owned by Holdings following the merger and is expected to be repaid upon the closing of the sale transaction at which time Metropolis Trust will be liquidated and the net proceeds of the sale transaction will be distributed to Holdings. Following the payment of the existing 1290 Partners' debt, the costs associated with the termination of the swap agreement, prorations, transfer taxes, cash reserves, and other costs, fees and expenses described in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", Holdings will distribute the net proceeds of the sale transaction to holders of LLC units in proportion to their respective ownership interests in Holdings. The contribution of the pre-closing loan proceeds to the capital of Metropolis Trust should permit Metropolis Trust to minimize any federal income tax liabilities associated with the sale transaction and liquidation. See "PROPOSAL 1 - THE SALE TRANSACTION - Material Federal Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis Trust."

Apollo Real Estate Investment Fund Note

      Under the terms of Purchaser's limited partnership agreement, AP-1290 is obligated to: (i) make a $78.625 million initial capital contribution and (ii) pay $1.1 million for its portion of the closing costs for a new loan for the 1290 property.

      Apollo Real Estate Investment Fund has executed a promissory note in favor of Metropolis Trust, dated as of July 29, 2002, in the principal amount of $79.725 million. This note provides that Apollo Real Estate Investment Fund will pay to Metropolis Trust the principal amount on the closing date of the sale transaction if AP-1290 fails to satisfy its payment obligations under the limited partnership agreement. Overdue principal bears interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%, such interest to be payable upon demand.

      The promissory note is secured by the 4,936,060 shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from distributions Apollo Real Estate Investment Fund receives as a holder of LLC units from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as a stockholder of Metropolis Trust is expected to exceed the amount of the promissory note.


      The promissory note has been delivered to an escrow agent to be held until the closing date of the sale transaction. If AP-1290 fails to satisfy all or any portion of its payment obligations on the closing date, then the promissory note will be released to the Purchaser, and the Purchaser will have the right to deliver the promissory note to Metropolis Trust as payment of a portion of the purchase price (equal to the principal amount of the note) to be paid in the sale transaction. If AP-1290 satisfies all of its payment obligations, then the promissory note will be released by the escrow agent to Apollo Real Estate Investment Fund on the closing date of the sale transaction. A copy of the promissory note is attached as Annex H to this information statement--prospectus.


                      DESCRIPTION OF THE VOTING AGREEMENTS

      On May 23, 2002 or May 24, 2002, each of the following stockholders of Metropolis Trust entered into separate voting agreements with Purchaser with respect to the following number of shares of Metropolis Trust common stock:

      o Oaktree Capital Management, LLC, individually and as agent and on behalf of certain funds and accounts (330,649 shares);

      o TCW Asset Management Company, as agent and on behalf of certain funds and accounts (1,586,814 shares);

      o TCW Special Credits, on behalf of and as agent or nominee for certain funds and accounts (667,527 shares);

      o     Apollo Real Estate Investment Fund (4,936,060 shares);

      o     Angelo, Gordon & Co., L.P. (1,094,143 shares);

      o     WSB Realty, L.L.C. (1,122,421 shares); and

      o NYPROP, L.L.C. (an affiliate of Tishman Speyer, Metropolis Trust's property manager) (545,707 shares).

      The following summary of the material terms and provisions of the voting agreements is qualified in its entirety by reference to the form of voting agreements attached as Annex C to this information statement--prospectus and is incorporated herein by reference.

      Voting of Shares of Common Stock. Each of the voting agreements provides that at every meeting of the stockholders of Metropolis Trust called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Metropolis Trust with respect to any of the following, each stockholder party to such agreement will vote or cause (including by the Proxy, as hereinafter defined) to be voted its shares of common stock and any new shares (as described below) as follows:

      o in favor of (A) approval and adoption of the Purchase Agreement, the transactions contemplated thereby and by the voting agreement, and any action in furtherance thereof, (B) waiving any notice that may have been or may be required relating to any reorganization of Metropolis Trust, any reclassification or recapitalization of the capital stock of Metropolis Trust or any sale of assets, change of control, or acquisition of Metropolis Trust by any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, or any consolidation or merger of Metropolis Trust with or into any of the foregoing to the extent such transaction is undertaken in connection with the sale transaction, and (C) any matter that could reasonably be expected to facilitate the sale transaction; provided no changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby and no waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the Purchase Agreement as in effect on the date thereof;

      o in favor of the merger; provided no changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby and no waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the Purchase Agreement as in effect on the date thereof;

      o against any matter that could reasonably be expected to hinder, impede, or delay the consummation of the sale transaction or materially adversely affect the sale transaction and the transactions contemplated by the voting agreement and the Purchase Agreement.

      Each stockholder that is a party to a voting agreement will not, from the voting agreement effective date until the expiration date (as hereinafter described), enter into any agreement or understanding with any person to vote (other than the proxy granted in connection herewith) or give instructions inconsistent with the foregoing.

      Proxy. Concurrently with the execution of the voting agreement:

      o Each stockholder that is a party to a voting agreement has delivered or caused to be delivered to Purchaser a proxy that is irrevocable to the fullest extent permitted by law, with respect to its shares of common stock for which it is the record holder; and

      o Each stockholder that is a party to a voting agreement will cause to be delivered to Purchaser an additional proxy executed on behalf of the record owner of any shares of common stock that are owned beneficially (but are not owned of record) by such stockholder.


      Special Committee. If, prior to a stockholder that is a party to a voting agreement casting its vote at a meeting of the stockholders, (i) such stockholder is advised in writing by the special committee that the Purchase Agreement has been terminated in accordance with its terms, or (ii) changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby or any waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the Purchase Agreement as in effect on the date thereof, then such stockholder will have the right, but not the obligation, by giving written notice to Purchaser at any time on or prior to the September __, 2002, scheduled date of Metropolis Trust's special meeting of its stockholders, to terminate the voting agreement, and revoke the proxy, without voting its shares of common stock as contemplated by the voting agreement.


      New Shares. Each stockholder that is a party to a voting agreement has agreed that any shares of Metropolis Trust capital stock (or LLC units) that such stockholder (A) holds of record and owns beneficially as of the voting agreement effective date; or (B) purchases or with respect to which such stockholder otherwise acquires record or beneficial ownership after the execution of the voting agreement and prior to the expiration date, which we refer to as "new shares", will be subject to the terms and conditions of the voting agreement to the same extent as if they constituted existing shares. From the voting agreement effective date until the expiration date, each such stockholder agreed to execute or cause to be executed such further proxies as may be requested by Purchaser with respect to any new shares of which such stockholder acquires or discovers beneficial ownership, and such stockholder will promptly notify Purchaser upon acquiring or discovering beneficial ownership of any additional securities of Metropolis Trust.

      No Disposition or Encumbrance of Shares. Each stockholder that is a party to a voting agreement agreed, from the voting agreement effective date until the expiration date, that it will not, directly or indirectly: (i) other than in connection with the merger, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or permit or announce any offer, sale, offer of sale, contract of sale or grant of any option for the purchase of, or permit or announce any other disposition or transfer of) any of the shares of common stock, or any interest in any of the shares of common stock, to any person other than Purchaser; (ii) create or permit to exist any encumbrance on or otherwise affecting any of its shares of common stock; or (iii) reduce such stockholder's beneficial ownership of, interest in or risk relating to any of its shares of common stock.

      Transfer of Voting Rights. Each stockholder that is a party to a voting agreement has also agreed that, from the voting agreement effective date until the expiration date, such stockholder will not deposit any of the shares of common stock into a voting trust or grant a proxy (other than the proxy granted in


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

connection with the voting agreement) or enter into a voting agreement or similar contract with respect to any of its shares of common stock.

      Waiver of Appraisal Rights. Each stockholder that is a party to a voting agreement irrevocably and unconditionally waived any rights of appraisal, dissenters' rights or similar rights that such stockholder may have in connection with the sale transaction and the merger.

      Termination. The voting agreement and the proxy will terminate and have no further force or effect upon the earlier of (i) the closing date of the sale transaction; and (ii) the date the Purchase Agreement is terminated in accordance with its terms.

      No Restraint on Director Action. The voting agreement is intended to bind each stockholder that is a party to a voting agreement only with respect to the specific matters set forth in the voting agreement, and does not prohibit any such stockholder from acting in accordance with his or her duties as an officer or director of Metropolis Trust.

                         DESCRIPTION OF THE AGREEMENT OF
                        LIMITED PARTNERSHIP OF PURCHASER


      The following is a summary of the material terms and conditions of the Purchaser's limited partnership agreement, dated as of May 16, 2002, between Jamestown 1290, JT 1290 Corp. and AP-1290. pursuant to which Apollo Real Estate Investment Fund will invest a portion of the proceeds that it receives in the sale transaction in Purchaser. The following summary of the material terms and provisions of the Limited Partnership Agreement is qualified in its entirety by reference to the Limited Partnership Agreement attached as Annex I to this information statement--prospectus and is incorporated herein by reference.


Partners

      The general partner of Purchaser is JT 1290 Corp., an affiliate of Jamestown. Except as expressly provided in the partnership agreement, no other person will be admitted as an additional or substitute general partner of Purchaser. The limited partners of Purchaser are AP-1290 and Jamestown 1290 Partners. Except as expressly provided in the partnership agreement, no other person will be admitted as an additional or substitute limited partner of Purchaser.

Purpose of Purchaser

      Purchaser was formed to acquire the 1290 property in the sale transaction. The sole purpose of Purchaser is to acquire, own, manage, develop, condominiumize, operate, improve, build upon, rehabilitate, alter, lease, license, repair, finance or refinance, securitize, sell and otherwise deal with and dispose of the 1290 property and to engage in any and all activities necessary, appropriate or advisable thereto, including entering into a new loan relating to the 1290 property. Purchaser will not engage in any business or own any assets other than those related to the 1290 property or otherwise in furtherance of the purpose of Purchaser. So long as the new loan remains outstanding, Purchaser will not incur any indebtedness other than the new loan or any refinancing thereof and debt incurred in the ordinary course of the Purchaser's business in connection with the operation of the 1290 property.

Management

      The business, affairs and assets of Purchaser will be managed, arranged and caused to be coordinated by the general partner, who will have, except with respect to major matters (described


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

below), full, exclusive and complete discretion with respect thereto. Except for the major matters listed below, none of the partners other than the general partner will participate in the management or control of Purchaser or have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of Purchaser; provided, however,

      o Jamestown 1290 Partners will have the right on behalf of Purchaser to enter into mezzanine lending agreements with lenders providing funds to Jamestown 1290 Partners, including lockbox arrangements which pledge a portion of the net cash flow of Purchaser to such mezzanine lenders, provided that such agreements and arrangements do not affect in any respect distributions to AP-1290; and

      o AP-1290 will have the authority to enforce on behalf of Purchaser any agreement Purchaser may have with affiliates of the general partner or Jamestown 1290 Partners.

Major Matters

      The general partner will not take any action with respect to any of the following matters, unless authorized in writing by AP-1290 and Jamestown 1290 Partners; it being understood and agreed that the limited partners will not unreasonably withhold, condition or delay their approval of a major matter. The following is a list of the major matters:

      o except with respect to the right of first offer described below, the sale of all or any substantial portion of the 1290 property;

      o the approval of any financing or refinancing by Purchaser in excess of $2,500,000, except the new loan, and any and all borrowings under the new loan, and the shortfall loans (as hereinafter described);

      o the approval of the merger or consolidation of Purchaser with any other entity;

      o     a change or amendment in the purpose of Purchaser;

      o affiliate transactions by the general partner and/or Jamestown 1290 Partners, other than as specifically contemplated in the partnership agreement;

      o the issuance of additional partnership interests, equity interests in Purchaser or options, rights, warrants or other securities exchangeable or convertible into equity interests in Purchaser;

      o     the liquidation, dissolution or bankruptcy of Purchaser;

      o the approval of any "major matter" under the management agreement between Purchaser and Jamestown 1290 Management;

      o     the termination of such management agreement;

      o     the approval of partnership budgets; or

      o     the removal of the general partner.


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

Initial Capital Contributions

      Subject to the conditions described below, upon the closing of the sale transaction, the partners of Purchaser will make or be deemed to have made initial capital contributions to Purchaser in the following amounts and in consideration for the following percentage interests in Purchaser:

Partner                            Initial Capital   Percentage Interest
-------                            ---------------   -------------------
                                    Contributions
                                    -------------
Jamestown 1290 Partners             $266,374,900             77.21%
JT 1290 Corp.                                100           0.00001
AP-1290(1)                            78,625,000             22.79%
                                    ============      ============
        Total                       $345,000,000            100.00%

(1) AP-1290 has also agreed to pay $1.1 million for its portion of the closing costs for the new loan for the 1290 property, and such amount will not constitute a capital contribution.

      The obligation of each partner to make such capital contribution is contingent upon the closing and funding of the new loan, the closing of the sale transaction and the payment by each other partner of its initial capital hereunder.

Additional Capital

      If at any time, and from time to time, Purchaser is in need of additional funds for operational and/or capital needs or to otherwise meet its obligations and, in the good faith determination of the general partner, Purchaser is unable to obtain such additional funds from institutional third party lenders, then the general partner shall deliver to the other partners a written notice of Purchaser's need for such funds. Each partner, upon receipt of such notice from the general partner, shall thereupon have the right, but not the obligation, to lend to Purchaser an amount equal to their respective percentage interest in Purchaser.

Shortfall Loans

      If any partner fails or elects not to lend any portion of its pro rata share of any additional capital loans requested by the general partner in a call notice, then each lending partner may, but will not be required to, provide a shortfall loan to Purchaser for all or part of the amount of the additional capital loans which any non-lending partner has failed or elected not to lend.

Repayment of Non-Amortized Portion of The New Loan

      Jamestown 1290 Partners will have the right, at any time and from time to time, to make additional capital loans to Purchaser (which loans we refer to as "replacement capital loans") up to the maximum non-amortized portion of the new loan amount ($55,000,000) to enable Purchaser to reduce the outstanding principal balance of the new loan in the amount so contributed. Jamestown 1290 Partners will have the right, at any time and from time to time, to request that Purchaser distribute to Jamestown 1290 Partners all or part of its outstanding principal balance on all replacement capital loans made by Jamestown 1290 Partners to Purchaser, and the general partner will make such distribution to the Jamestown 1290 Partners within 10 days after each such request is made; provided, however, that Purchaser will borrow additional amounts under the new loan (up to the maximum non-amortized portion amount) to enable Purchaser to make such distribution or distributions.

Distributions

      Net Cash Flow. Net cash flow will be distributed to the partners of Purchaser not less frequently than on a quarterly basis in the following order of priority:


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

      o First, to Jamestown 1290 Partners until Purchaser has distributed to Jamestown 1290 Partners, on an annual cumulative basis, interest at the rate of 8.26% per annum on the outstanding principal balance of all replacement capital loans made by Jamestown 1290 Partners to Purchaser;

      o Second, to each partner of Purchaser who has made a shortfall loan to Purchaser, until Purchaser has distributed to each such partner the then outstanding principal balance of such partner's shortfall loan, plus all interest accrued and unpaid thereon;

      o Third, to the partners of Purchaser, pari passu based on their respective percentage interests, until Purchaser has distributed to each partner, on an annual cumulative basis, interest at the rate of 10% per annum on the outstanding principal balance of all additional capital loans made by such partner to Purchaser;

      o Fourth, to the general partner and Jamestown 1290 Partners, pari passu based on their respective percentage interests, until Purchaser has distributed to the general partner and Jamestown 1290 Partners, on an annual cumulative basis, a $23,975,000 per annum (in the aggregate) preferred return on all initial capital contributed by the general partner and Jamestown 1290 Partners to Purchaser; provided, however, the amount of this distribution will be reduced or increased to the extent the interest rates under the new loan are above (distribution will be reduced in the amount of the annual increased interest costs resulting from the portion of the interest rates in excess of the target rates) or below (distribution will be increased in the amount of the annual interest savings resulting from the portion of the interest rates below the target rates) target rates of 6.82% for the amortizing portion of the new loan and 8.26% for the non-amortizing portion of the new loan;

      o Fifth, to AP-1290, until Purchaser has distributed to AP-1290, on an annual cumulative basis, a $6,925,000 per annum preferred return on all initial capital contributed by AP-1290 to Purchaser; and

      o Sixth, to the general partner and Jamestown 1290 Partners, pari passu based on their respective percentage interests, 56.25% (in the aggregate), and to AP-1290, 43.75%.

      Capital Transactions. Net proceeds from capital transactions (e.g., sale of all or a portion of the 1290 property, financing, refinancing, easement, insurance award and/or partial condemnation) and liquidation events will be distributed in the following order of priority:

      o First, to Jamestown 1290 Partners, until Purchaser has distributed to Jamestown 1290 Partners, on an annual cumulative basis, interest at the rate of 8.26% per annum on the outstanding principal balance of all replacement capital loans made by Jamestown 1290 Partners to Purchaser (to the extent not previously distributed from net cash flow as described above) plus a return of all outstanding principal under all replacement capital loans made by Jamestown 1290 Partners to Purchaser;

      o Second, to each partner of Purchaser who has made a shortfall loan to Purchaser, until Purchaser has distributed to each such partner the then outstanding principal balance of such partner's shortfall loan, plus all interest accrued and unpaid thereon;

      o Third, to the partners of Purchaser, pari passu based on their respective percentage interests, until Purchaser has distributed to each partner, on an annual cumulative basis, a 10% per annum on the outstanding principal balance of all additional capital loans made by such


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


            partner to Purchaser (to the extent not previously distributed from net cash flow as described above) plus a return of all outstanding principal under all additional capital loans made by such partners to Purchaser;

      o Fourth, to the general partner and Jamestown 1290 Partners, pari passu based on their respective percentage interests, until Purchaser has distributed to the general partner and Jamestown 1290 Partners on an annual cumulative basis, a $23,975,000 per annum (in the aggregate) preferred return on all initial capital contributed by the general partner and Jamestown 1290 Partners to Purchaser (to the extent not previously distributed from net cash flow as described above), plus a return of all unreturned initial capital contributed by the general partner and Jamestown 1290 Partners to Purchaser (to the extent not previously returned); provided, however, the amount of the preferred return portion of this distribution will be reduced or increased to the extent the interest rates under the new loan are above (distribution will be reduced in the amount of the annual increased interest costs resulting from the portion of the interest rates in excess of the target rates) or below (distribution will be increased in the amount of the annual interest savings resulting from the portion of the interest rates below the target rates) target rates of 6.82% for the amortizing portion of the new loan and 8.26% for the non-amortizing portion of the new loan;

      o Fifth, to the general partner and Jamestown 1290 Partners, pari passu, based on their respective percentage interests, until Purchaser has distributed to the general partner and Jamestown 1290 Partners an amount equal to 77.21% (in the aggregate) of the amount set forth on Annex B to the limited partnership agreement of Purchaser for the year in which the relevant capital transaction occurs, less the amount of any previous distributions pursuant to this bullet and the seventh bullet below;

      o Sixth, to AP-1290 until Purchaser has distributed to AP-1290, on an annual cumulative basis, a $6,925,000 per annum preferred return on all initial capital contributed by AP-1290 to Purchaser (to the extent not previously distributed from net cash flow as described above), plus a return of all unreturned initial capital contributed by AP-1290 to Purchaser;

      o Seventh, to AP-1290 until Purchaser has distributed to AP-1290 an amount equal to 22.79% of the amount set forth on Annex B to the limited partnership agreement of Purchaser for the year in which the relevant capital transaction occurs, less the amount of any previous distributions pursuant to the fifth bullet above and this bullet;

      o Eighth, to the general partner and Jamestown 1290 Partners, pari passu, based on their respective percentage interests, 62.5% (in the aggregate), and to AP-1290, 37.5% until Purchaser has distributed to the partners an aggregate amount equal to $250 million (after December 2009, such amount shall be increased by $25 million on January 1 of each succeeding calendar year) pursuant to this bullet, less any amounts already distributed to Purchaser's partners pursuant to this bullet; and

      o Thereafter, to the general partner and Jamestown 1290 Partners pari passu based on their respective percentage interests, 50% (in the aggregate), and to AP-1290, 50%.

TI and Leasing Commissions Reserve

      Upon the closing of the sale transaction, Purchaser will establish a reserve in the amount of $10,000,000 from the initial capital contributions made by the partners to Purchaser, which amount will be used by Purchaser to pay the amounts related to leasing commissions, tenant improvements, landlords'


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

work and rent abatements relating to the 1290 property, including without limitation, certain specified amounts, and such other obligations of Purchaser that may arise.

Transaction Fee to Affiliates

      Upon a sale of the 1290 property, which is not expected to occur until on or after 2009, Purchaser will pay a sales fee in an amount equal to 3% of the gross sales price of the 1290 property. AP-1290 Manager or one of its affiliates will be entitled to receive 40% of the sales fee, and Jamestown 1290 Partners or one of its affiliates will be entitled to receive 60% of the sales fee. Each of AP-1290 Manager (or its affiliate) and Jamestown 1290 Partners (or its affiliate) will be responsible for its pro rata share of any outside broker's fees or commissions on such sale.

Removal of General Partner

      The general partner may be removed as a general partner of Purchaser by:

      o AP-1290 if, in connection with the furtherance of its obligations and duties as the general partner, the general partner will have been liable or guilty of embezzlement, fraud, willful misconduct, or criminal conviction, or

      o the vote of partners holding at least a majority of percentage interests of Purchaser.

Dissolution

      Purchaser will be dissolved upon the earliest to occur of the following:

      o     on a date mutually agreed upon by the general and limited partners;

      o the sale by Purchaser of all or substantially all of its assets (unless the general partner will elect to continue the existence of Purchaser pending collection of the deferred balance of any sales proceeds);

      o     December 31, 2022; or

      o in the event of the removal of the general partner, unless, within 90 days following the occurrence of such event, a replacement general partner is named.

                                   PROPOSAL 2
                                   THE MERGER

Introduction


      On May 7, 2002, the special committee approved and recommended to the board of directors the merger of Metropolis Trust with Lower Tier, with Metropolis Trust as the surviving entity in the merger. The members of Metropolis Trust's board of directors who did not recuse themselves deemed the merger advisable on the terms set forth in the resolution and recommended that the merger be submitted to Metropolis Trust's stockholders for their consideration. A copy of the Agreement and Plan of Merger, dated as of May 22, 2002, by and between Metropolis Trust, Holdings and Lower Tier, is attached hereto as Annex F and incorporated herein by reference. Stockholders are urged to read the merger agreement carefully and in its entirety.

Merger Effective Date

      As soon as practicable following the special meeting, but in no event more than three days prior to the consummation of the sale transaction, Metropolis Trust will consummate the merger. The merger will become effective upon the filing by Metropolis Trust of Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Certificate of Merger with the Secretary of State of the State of Delaware.

      Following the consummation of the merger and at least two days prior to the consummation of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser and contribute the cash proceeds of such loan to the capital of Metropolis Trust. Metropolis Trust will use this capital contribution to acquire a portion of the lender's interest in the existing indebtedness encumbering the 1290 property prior to the consummation of the sale transaction. The pre-closing loan to Holdings will be secured by a pledge of the common stock owned by Holdings and is expected to be repaid from a distribution to Holdings of the net proceeds of the sale transaction in liquidation of Metropolis Trust. Holdings' tax basis in the common stock will be increased by the amount of the capital contribution. The merger should permit Metropolis Trust to minimize any federal income tax liabilities associated with the sale transaction and liquidation.

The Merger Consideration

      In the merger, each stockholder of Metropolis Trust will receive a certificate representing a number of LLC units of Holdings equal to the number of shares of Metropolis Trust common stock held by such stockholder immediately prior to the merger. The issuance of the LLC units is being registered under this information statement--prospectus with the Commission under the Securities Act. As a result, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission, and otherwise comply with its reporting obligations under the Exchange Act.

Ownership Following the Merger

      Immediately following the merger, each stockholder of Metropolis Trust will own the same percentage interest in Holdings as it held in Metropolis Trust immediately prior to the merger, subject to adjustment as a result of any exercise by stockholders of appraisal rights. Immediately following the merger, there will be 13,004,946 LLC units issued and outstanding (which is equal to the number of shares of common stock that will be issued and outstanding immediately prior to the merger).

Reasons for Merger and Related Transactions

      The merger is being consummated as part of a restructuring of Metropolis Trust's capital stock which includes the formation of Holdings and Lower Tier, the merger, and the pre-closing loan. The merger, together with the formation of Holdings and Lower Tier, and the pre-closing loan allow us to claim the amount of "dividends paid deduction" necessary to eliminate Metropolis Trust's U.S. federal income tax with respect to the gain on the sale of the 1290 property. See "PROPOSAL 1 - THE SALE TRANSACTION; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

Material U.S. Federal Income Tax Consequences

      The following summary of the anticipated material U.S. federal income tax consequences to Metropolis Trust and its stockholders of the proposed merger and the federal income tax classification of Holdings is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed merger and an investment in Holdings. This summary is based


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

upon the Code, as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the IRS as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholder or to certain stockholders subject to special treatment under the United States federal income tax laws, such as insurance companies, financial institutions, tax-exempt or foreign stockholders.

      Classification of Holdings

      The following discussion regarding the federal income tax classification of Holdings and the federal income consequences to the holders of the LLC units is the opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P., special tax counsel to Metropolis Trust, also referred to as "Tax Counsel". For U.S. federal income tax purposes, Holdings will be treated as a partnership and not an association taxable as a corporation.

      As a partnership, Holdings is not itself subject to U.S. federal income tax. Holdings will be required to file an annual partnership information return with the IRS that reports the results of its operations for the taxable year. Each holder of the LLC units, which we refer to as a "member," is required to report separately on its income tax return its distributive share of Holdings' net long-term and short-term capital gain or loss and net ordinary income and deductions and credits. In addition, under Section 704(c) of the Code, a member who contributes property other than cash to Holdings (such as Metropolis Trust common stock deemed to have been contributed to Holdings in the merger) is specifically allocated items of income, gain, loss, deduction or credit attributable to such property to the extent of the difference, if any, between the book value and the adjusted tax basis of the property at the time of such contribution. Holdings is also required to distribute annually to each member a form showing its distributive share of Holdings' items of income, gain, loss, deduction or credit. Each member is liable for any taxes owed upon its distributive share of the income or gains realized by Holdings, and may claim deductions for its distributive share of Holdings' losses and deductions and credits for its distributive share of Holdings' credits, to the extent allowed under the Code. Each member is taxed on its distributive share of Holdings' taxable income and gain regardless of whether it has received or will receive a distribution from Holdings.

      Tax Characterization of the Merger

      The following discussion regarding the federal income tax characterization of the merger and the effects of the merger on the Metropolis Trust stockholders is the opinion of Tax Counsel. For U.S. federal income tax purposes, Lower Tier will be disregarded and that the merger of Lower Tier LLC into Metropolis Trust should be treated as a contribution by Metropolis Trust stockholders of their common stock to Holdings in exchange for LLC units. After the merger, aside from 1,100 shares issued by Metropolis Trust to comply with the 100 shareholder requirement for qualification as a REIT, approximately 99.9% of the common stock will be held by Holdings. Accordingly, Metropolis Trust (as the surviving entity of the merger) will become a subsidiary of Holdings.

      It is the opinion of Tax Counsel that no gain or loss will be recognized by Metropolis Trust stockholders upon receipt of LLC units in exchange for their common stock. Each Metropolis Trust stockholder's adjusted tax basis in the LLC units received in the merger will be equal to its adjusted tax basis in the common stock surrendered, plus an allocable share of the pre-closing loan. The holding period for the LLC units received in the merger will include the holding period of the common stock surrendered in the merger.

      If a Metropolis Trust stockholder receives cash pursuant to an exercise of appraisal rights, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and its adjusted tax basis in the common stock surrendered. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock surrendered was held for more than one year at the effective time of the merger.

      This tax treatment may not apply to every Metropolis Trust stockholder. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within Metropolis Trust's control. Stockholders, including but not limited to, tax-exempt and foreign stockholders, should consult their own tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger and an investment in Holdings.

      Each member of Holdings will receive annually an IRS Form K-1 from Holdings showing the amount of Holdings' income, gains, losses, deductions or credits allocable to each such member of Holdings. Because Holdings is not expected to conduct any operations after the sale transaction and Metropolis Trust's liquidation, but will remain in existence merely to administer the orderly distributions of the $10 million indemnification reserve and the $2 million expense reserve, it is not expected that members that are not otherwise required to file New York state and city income tax returns would be required to do so as a result of their ownership of LLC units in Holdings.

Vote Required

      In order to effect the merger, Metropolis Trust is required to obtain the affirmative vote of the holders of at least 66 2/3% of its issued and outstanding shares of common stock. Seven of Metropolis Trust's largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into separate voting agreements with Purchaser to vote their shares in favor of the merger. Accordingly, the approval of the merger is assured without the vote of any other stockholders. A form of the voting agreement is attached hereto as Annex C.

      Of Metropolis Trust's 13,004,946 shares of common stock issued and outstanding, approximately 8,658,193 shares are held by affiliates of Metropolis Trust and approximately 4,346,753 shares are held by non-affiliates.

Parties to the Merger

Metropolis Trust.

      Description of Business. Metropolis Trust is a REIT, which was formed on May 13, 1996. Metropolis Trust principal assets consist of its interests in 1290 Partners, through which it owns the 1290 property. Metropolis Trust's principal business objective is to operate the 1290 property in a manner that will maximize the 1290 property's revenues and value and in turn maximize funds from operations and stockholder value.

      Competition. Numerous office building properties in New York City compete with the 1290 property in attracting tenants to lease space. Some of these competing properties are newer or better located than the 1290 property. The amount of space available in competitive commercial properties in the New York City area could have a material effect on Metropolis Trust's ability to lease space in the 1290 property and on the rents charged. However, the 1290 property is currently approximately 99% leased. Over the next five years, approximately 28% of the total rentable square feet of the building is subject to expiring leases, of which 7% has been leased to an existing tenant as expansion space at the 1290 property.

      Employees. Metropolis Trust does not have any employees. 1290 Partners is a party to labor agreements with respect to union employees employed at the 1290 property. The property manager/leasing agent for the 1290 property has employed such union employees on behalf of 1290 Partners. Metropolis Trust believes that there are no unfunded retiree benefits liabilities under the pension plans established pursuant to the labor agreements referred to above.

      Qualification as a REIT. Metropolis Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, Metropolis Trust (subject to certain exceptions) generally will not be subject to federal income taxation on income it distributes to stockholders. For any year in which Metropolis Trust does not meet the requirements for qualifying to be taxed as a REIT, it will be taxed as a corporation. Although Metropolis Trust believes that it will operate in such a manner so as to qualify to be taxed as a REIT, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within Metropolis Trust's control may affect its ability to qualify and to continue to qualify as a REIT. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

      To obtain the tax treatment accorded to a REIT under the Code, Metropolis Trust generally is required each year to distribute to its stockholders at least 90% of its taxable income. Metropolis Trust is subject to income tax on any of its undistributed taxable income and net capital gains, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus 100% of its undistributed income from prior years.

      Until its liquidation following the merger, Metropolis Trust intends to make distributions to its stockholders to comply with the distribution provisions of the Code and to avoid Federal income taxes and the nondeductible 4% excise tax. A substantial portion of Metropolis Trust's income consists of the income of the 1290 property and Metropolis Trust's cash flow consists primarily of distributions from the 1290 property.

      In order for Metropolis Trust to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year), and such shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect Metropolis Trust against the risk of losing its status as a real estate investment trust on account of a concentration of ownership among its stockholders, Metropolis Trust's charter, subject to certain exceptions, provides that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7.9% of the aggregate value of Metropolis Trust's shares of stock. The restrictions contained in the charter, however, may not ensure that Metropolis Trust will be able to satisfy the five or fewer


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

      requirement in all cases. If Metropolis Trust fails to satisfy such requirement, Metropolis Trust's status as a real estate investment trust will terminate, and Metropolis Trust will not be able to prevent such termination. If Metropolis Trust were to fail to qualify as a real estate investment trust in any taxable year, Metropolis Trust would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, Metropolis Trust also would be ineligible for qualification as a real estate investment trust for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of Metropolis Trust available for investment or distribution to its stockholders due to the additional tax liability of Metropolis Trust for the years involved.

      Subject to certain exceptions, Metropolis Trust's charter does not permit any person to acquire or own (either actually or constructively under the applicable attribution rules of the Code) more than the 7.9% ownership limit. In addition, no holder may own or acquire (either actually or constructively under the applicable attribution rules of the Code) shares of any class of Metropolis Trust's common stock, if such ownership or acquisition (i) would cause more than 50% in value of the outstanding common stock to be owned by five or fewer individuals or (ii) would otherwise result in Metropolis Trust failing to qualify as a real estate investment trust. Metropolis Trust's charter provides that the foregoing ownership restrictions will not apply to persons designated by Apollo Real Estate Investment Fund, L.P. provided that the aggregate percentage by which all individuals permitted, by designation, to exceed the 7.9% ownership limit will not be greater than 10%.

      Any attempted acquisition (actual or constructive) of shares of Metropolis Trust common stock by a person who, as a result of such acquisition, would violate certain of the limitations set forth in the Metropolis Trust charter will cause the shares of common stock purportedly transferred to be automatically transferred to the trustee of a trust for the benefit of a charitable beneficiary and such shares will not be entitled to voting rights or rights to distributions and the transfer resulting in such violation may be deemed void ab initio. Violations of the ownership limitations may result in a repurchase by Metropolis Trust of shares in excess of the 7.9 % ownership limit.

      Description of the 1290 Property. 1290 Partners holds the fee title to the 1290 property and all improvements thereon. The 1290 property, completed in 1963, is a 43-story, first class commercial office building with approximately 2,000,000 rentable square feet of space. The building is centrally located in midtown Manhattan and is connected to the famed "Rockefeller Center" complex via an underground passageway. The average occupancy rates for the 1290 property for the years 1997 through 2001 were approximately 97%, 99%, 99%, 99% and 99%, respectively.

      As of December 31, 2001, the 1290 property was approximately 99% leased and there were leases and license agreements with 31 tenants and 8 licensees covering approximately 1,960,000 rentable square feet of space. For the years ended December 31, 2001, 2000, 1999, 1998 and 1997, the annual average rent (including electricity and additional rent payable on account of operating expenses, porters wage, and real estate tax escalations) for office space leased in the building was approximately $45.86, $43.87, $43.02, $40.89 and $41.00 per square foot, respectively.
      For the year ended December 31, 2001, approximately 72,000 square feet of space was under lease to retail tenants, at an average annual rent (including electricity and additional rent payable on account of operating expenses, porters wage and real estate tax escalations) of approximately $82.58 per rentable square foot. As of December 31, 2001, approximately 5,000 rentable square feet of storage space was available for rent.


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

      The building serves as the corporate headquarters of The Equitable Life Assurance Society of the United States (also known as AXA Financial Advisors). In addition to Equitable, the building houses a variety of tenants, including financial institutions, entertainment companies and law firms.

      The following table summarizes certain information regarding the largest leases at the 1290 property as of December 31, 2001, including the leases of Equitable and Warner Communications, Inc. which each occupy in excess of ten percent (10%) of the rentable square footage at the 1290 property:

                                                                     Annual Base      Gross Rent
                                                          Leased       Rent per       per Square        Date(s) of
                                                          Square     Square Foot         Foot             Lease
Tenant                        Nature of Business        Footage(1)    Leased(2)        Leased(3)        Expiration
------------------------      -------------------      ------------ ------------     ------------      ------------
Equitable (AXA Financial      Insurance/Financial        777,578      $ 38.16(4)       $ 42.89(4)       12/31/11(5)
Advisors)                     Services

Warner Communications,        Entertainment              226,373      $ 41.91(6)       $ 45.59(6)        6/30/12(7)
Inc.

Robinson Silverman            Law Firm                   125,744      $ 52.29(8)       $ 58.53(8)        3/31/04

The Bank of New York          Financial Services         107,448      $ 39.44(9)       $ 42.78(9)       12/31/10(10)

EMI Entertainment World,      Entertainment              104,553      $ 37.95(11)      $ 43.29(11)       9/30/02(12)
Inc.

Deutsche Bank, AG             Financial Services         100,380      $ 41.00          $ 44.99           2/14/14

Morrison Foerster             Law Firm                    93,606      $ 50.19(13)      $ 56.33(13)       9/30/12(14)

ABN-AMRO                      Financial Services          87,626      $ 57.00(15)      $ 63.07(15)      10/31/14

GMAC                          Financial Services          81,892      $ 33.50          $ 37.66          12/31/10

Other Office and Retail       Various                    259,948      $ 50.57          $ 58.16         2001-2016
Tenants

(1) Leased square footage does not include approximately 7,700 square feet of vacant storage space and the building office.

(2) Annual Base Rent means the amount contractually due (excluding adjustments related to recoveries from tenants for operating expenses, porters wage, real estate taxes, utilities or other items and rent concessions) for the year ended December 31, 2001. Metropolis Trust believes that base rent is a conservative and appropriate measure for comparative purposes of commercial real estate rental revenue from office building properties that do not generate percentage rents based on sales.

(3) Gross Rent means Annual Base Rent plus recoveries from tenants for operating expenses, porters wage, real estate taxes, utilities and other items.

(4) Does not include 42,110 square feet leased in the basement at an Annual Base Rent of $28.01 per square foot and Gross Rent of $28.26 per square foot.

(5) Leases with Equitable expire December 31, 2015 (with respect to 13,689 square feet), December 31, 2011 (with respect to 626,668 square feet and 38,454 square feet in the basement) and December 31, 2008 (with respect to 95,111 square feet and 3,656 square feet in the basement).

(6) Does not include 2,615 square feet of space leased in the basement at an Annual Base Rent of $22.00 per square foot and Gross Rent of $24.50 per square foot.

(7) Leases with Warner expire September 30, 2004 (with respect to 66,367 square feet) and June 30, 2012 (with respect to 157,391 square feet and 2,615 square feet in the basement).

(8) Does not include 1,800 square feet of space leased in the basement at an Annual Base Rent of $24.00 per square foot and Gross Rent of $24.75 per square foot.

(9) Does not include 11,633 square feet of space leased in the basement at an Annual Base Rent and Gross Rent of $45.00 per square foot.

(10) Leases with The Bank of New York expire April 30, 2003 (with respect to 31,402 square feet and 11,633 square feet in the basement) and December 31, 2010 (with respect to 64,413 square feet).

(11) Does not include 2,456 square feet of space leased in the basement at an Annual Base Rent of $26.80 per square foot and Gross Rent of $30.84 per square foot.

(12) Leases with EMI expire September 30, 2002 (with respect to 75,474 square feet and 923 square feet in the basement) and September 30, 2012 (with respect to 26,623 square feet and 1,533 square feet in the basement). Of the space expiring September 30, 2002, Morrison Foerster has leased 75,474 square feet through September 30, 2012. EMI has the option to terminate its lease effective September 30, 2007 by giving 1290 Partners written notice on or before September 30, 2006 and by paying a termination fee of $1,258,000.

(13) Does not include 879 square feet of space leased in the basement at an Annual Base Rent of $28.00 per square foot and Gross Rent of $30.36 per square foot.

(14) Leases with Morrison & Forester expire on February 28, 2003 (with respect to 17,468 square feet) and September 30, 2012 (with respect to 75,259 square feet and 879 square feet in the basement).

(15) Does not include 6,746 square feet of space leased in the basement at an Annual Base Rent and Gross Rent of $26.65 per square foot.

      The renewal provisions set forth in the leases of Equitable and Warner, the only two tenants occupying in excess of 10% of the rentable square footage at the 1290 property, are summarized below.

      Equitable has the option to renew its lease on an "as is" basis with respect to all or a specific portion of the space currently leased by it for one additional term of either five or ten years. In order to exercise the option, Equitable must occupy at least 50% of the total square footage originally leased by it. The option must be exercised by Equitable at least 18 months prior to the lease's expiration date of December 31, 2011. The renewal rent to be paid by Equitable would be an amount equal to the fair market rent for the space as determined on the date the renewal option is exercised, multiplied by a discount factor of either 97.5% (for a five-year option) or 95% (for a ten-year option).

      Warner has the option to renew its lease on the 4th floor of the 1290 property on an "as is" basis for an additional term of five years. Warner must exercise the option at least 12 months prior to the lease's expiration date of September 30, 2004, and Warner must occupy all such space. The renewal rent to be paid by Warner would be the greater of (i) the fair market rent for the space as determined six months prior to the commencement date of the extension term, and (ii) the current fixed annual rent inclusive of taxes and operating escalation payments.

      Warner has the option to renew its lease for the 23rd through 29th floors of the 1290 property on an "as is" basis for one additional term of five years. Warner must exercise the option at least 18 months prior to the lease's expiration date of June 30, 2012 and Warner must occupy at least 70% of the total space originally leased by it. The renewal option does not apply to any space on the 23rd through 29th floors surrendered by Warner prior to the option exercise date. The renewal rent to be paid by Warner would be the greater of (i) the discounted fair market rent (which is equal to (a) the fair market rent for such space determined on the date on which the renewal term begins, multiplied by (b) 95%, plus (c) taxes and operating escalation payments made in respect of such space), and (ii)
      (x) the current annual fixed rent, less (y) eighteen cents per square foot, plus (z)


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

      any additional charges for taxes and operating escalation payments due immediately prior to the expiration date of the lease.

      Expenditures for capital projects for the 1290 property in 2001 aggregated approximately $477,000 and related primarily to (i) the completion of the elevator modernization program; (ii) the completion of a 100-ton chiller installation for the lobby; (iii) the upgrade and modernization of the video surveillance system; and (iv) the modernization of the truck lift. Anticipated expenditures for capital projects for the 1290 property in 2002 are approximately $75,000 (which amount shall be paid out of Metropolis Trust's net cash flow) and relate to the completion of the modernization of the trucklift. Any assessment of additional taxes against Metropolis Trust in respect of such improvement would be immaterial.

      As of December 31, 2001, the aggregate gross and adjusted tax basis of the building, improvements, furniture and equipment relating to the 1290 property are, for federal income tax purposes, approximately $545,000,000 and $215,000,000, respectively. In general, the majority of the tax basis in the building is being depreciated over an 18 to 19 year period using the ACRS method of depreciation. Building and tenant improvements are generally depreciated over a 31 to 39 year period using the straight-line method of depreciation.

      The following table shows anticipated lease expirations on an aggregate basis for each calendar year from 2002 through and including 2011. Such chart assumes that there will be no early terminations of leases and that leases expire without extension by existing tenants pursuant to lease options.


                               Rentable    Annual Base      Percentage of Total
                             Square Feet       Rent        1290 Property Annual
                 Number of    Subject to  Represented by         Base Rent
Year of Lease      Leases      Expiring      Expiring         Represented by
 Expiration       Expiring      Leases       Leases            Expiring Leases
-------------    ---------   -----------  --------------   --------------------

    2002             4          102,660     $ 2,613,096             3.17%
    2003             3           61,075     $ 2,957,440             3.50%
    2004             5          234,757     $11,476,188            14.71%
    2005             8           54,754     $ 2,901,468             3.99%
    2006             3           94,538     $ 3,894,336             5.62%
    2007            --               --              --                --
    2008             2          116,070     $ 6,168,528             9.12%
    2009             1           10,000     $   150,000              .24%
    2010             2          146,305     $ 6,279,314             9.86%
    2011             1          665,122     $25,171,284            43.82%

      Annual real estate taxes assessed against the 1290 property for the fiscal year ending June 30, 2002 and for each of the fiscal years ended June 30, 2001, 2000, and 1999 were $18,076,000, $17,442,000, $17,755,000, and
      $17,964,000, respectively, which amounts were calculated on assessed values of approximately $186,120,000, $178,560,000, $185,400,000, and
      $175,500,000, respectively.

      In December 1999, 1290 Partners refinanced mortgage indebtedness secured by the 1290 property of approximately $224,900,000 and obtained the $425,000,000 Existing Debt. Interest on the Existing Debt is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. The principal amount owed under the Existing Debt as of December 31, 2001 was $425,000,000. 1290 Partners has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. The Existing Debt may be repaid in whole without penalty.

      In the opinion of Metropolis Trust's management, the 1290 property is adequately covered by insurance.

      Legal Proceedings. There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of Metropolis Trust, against or involving Metropolis Trust, 1290 Partners or the 1290 property.

      Market For Registrant's Common Equity and Related Stockholder Matters. The common stock is not listed on any exchange, Metropolis Trust does not intend to list the common stock on any exchange in the near term, there is not currently a public market for the common stock and it is not expected that an active trading market for the common stock will develop or be sustained. On October 10, 2001, the classification of the common stock into two classes of common stock terminated pursuant to the terms of the Metropolis Trust's charter. All shares of Class A and Class B common stock were automatically converted into a single class of Class A Common Stock. As of March 15, 2002, there were approximately 111 holders of record of Metropolis Trust's Class A Common Stock.

      Distribution Policy. On March 6, 1997, the board of directors adopted a distribution policy calling for regular quarterly distributions. The board of directors, in its sole discretion, determines the actual distribution rate based on a number of factors, including the amount of cash available for distribution, Metropolis Trust's financial condition, capital expenditure requirements for the 1290 property, the annual distribution requirements under the REIT provisions of the Code and such other factors as the board of directors deems relevant. Metropolis Trust intends to make distributions to comply with the REIT distribution requirements. In order to maintain its qualification as a REIT, Metropolis Trust must make annual distributions to stockholders of at least 90% of its taxable income (excluding capital gains). Metropolis Trust has made the following distributions for its two most recent fiscal years:

                                                          Amount of Distribution
        Date of Distribution    Type of Distribution            (Per Share)
        --------------------    --------------------     -----------------------
        April 13, 2000                 Regular                   $   .15
        July 13, 2000                  Regular                   $   .15
        October 12, 2000               Regular                   $   .15
        December 14, 2000              Regular                   $   .25
        April 16, 2001                 Regular                   $   .25
        July 16, 2001                  Regular                   $   .25
        October 19, 2001               Regular                   $   .25
        December 28, 2001              Regular                   $   .25
        March 20, 2002                 Regular                   $   .25

      On July 9, 2002, the Metropolis Trust board of directors declared a cash dividend of $.25 per share to be paid to its stockholders of record on July 19, 2002, and that such dividend would be paid on August 15, 2002.


      Management's Discussion and Analysis Of Financial Condition And Results Of Operations (dollar amounts in this section are in thousands). The following discussion should be read in conjunction with Metropolis Trust's selected financial data and the financial statements included in "SUMMARY TERMS SHEET; SELECTED METROPOLIS TRUST FINANCIAL DATA;" and Metropolis Trust's Financial Statements and Supplementary Data included herein.


o Overview. Prior to November 22, 1999, Metropolis Trust owned and operated the real property and office building located at 237 Park Avenue, New York, New York and the 1290 property. On November 22, 1999, Metropolis Trust sold its interests in the 237 Park Avenue property. Consequently, Metropolis Trust's principal business objective is to operate the 1290 property in a manner that will maximize the 1290 property's revenues and value and in turn maximize funds from operations and stockholder value. 1290 Partners has retained Tishman Speyer Properties, L.P. to serve as the property manager and leasing agent, which is responsible for managing the daily operations of the 1290 property, and Capital Trust, Inc. to serve as the asset manager of the 1290 property. Metropolis Trust has also entered into a REIT Management Agreement with Tishman Speyer Properties, L.P. to perform certain accounting, administrative and REIT compliance monitoring services. On October 10, 2001, the classification of the common stock into two classes of common stock terminated pursuant to the terms of the charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A Common Stock. As of December 31, 2001, 13,001,346 shares of Class A Common Stock, par value $10.00 per share, were issued and outstanding. The common stock of Metropolis Trust is not listed on any exchange, and Metropolis Trust does not intend to list the common stock on any exchange in the near term. The assets and results of operations of the 1290 property are reported in the consolidated financial statements of Metropolis Trust using the consolidation method of accounting.

o     Quarters Ended March 31, 2002 and 2001.

      Base rental income decreased by approximately $433 for the quarter ended March 31, 2002 as compared to the same period in the prior year due to the expiration of a lease in September 2001 where a former tenant continued to pay base rental income on space no longer occupied by them, offset by scheduled rent increases in existing leases.

      Operating escalation income increased by approximately $396 for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001. This increase is primarily due to an increase of escalatable operating expense billings in 2002 as compared to 2001. In addition, new leases for approximately 2% of the total rentable area of the building commenced in 2001. Tenants under such leases were not required to pay operating escalations until 2002.

      Operating expenses for the quarter ended March 31, 2002 were $11,982, a decrease of 3.8% from the quarter ended March 31, 2001. This decrease was primarily attributable to a decrease in utilities caused by (i) an energy rate cap agreement signed with Con Edison in May 2001, (ii) a material decrease in the cost of steam, and (iii) lower overall energy consumption. This decrease in utilities was offset by an increase in operating and maintenance costs due to the timing of certain periodic repairs. Operating expenses as a percentage of base rental income and escalation income decreased to 54.3% for the quarter ended March 31, 2002 from 56.4% for the quarter ended March 31, 2001.

      On March 23, 2001, Metropolis Trust exercised its right to repurchase the Subordinated Minority Interest that was owned by the Upper Tier LP in accordance with the Agreement of Limited Partnership of 1290 Partners. The exercise of such repurchase right resulted in a payment of approximately $1,400 by Metropolis Trust to the Upper Tier LP and a gain to Metropolis Trust of $13,009.

      Liquidity and Capital Resources. During the three months ended March 31, 2002, cash flow from operations totaled $4,978. Metropolis Trust used this cash flow from operations to fund building and tenant improvements of approximately $25 and leasing costs of approximately $156.

      At March 31, 2002, Metropolis Trust had unrestricted cash on hand of approximately $15,859 of which $3,251 was used to pay a first quarter dividend on April 15, 2002 to holders of record of Metropolis Trust's common stock on March 29, 2002. Metropolis Trust believes that its cash flows from operations are adequate to allow it to fund required interest payments, leasing costs, and pay dividends sufficient for it to retain its REIT status.

o     Historical Consolidated Statement of Income, year ended December 31, 2001.

      Rental income for the year ended December 31, 2001 increased by approximately $1,036, an increase of 1.2% from the year ended December 31, 2000. This increase is primarily due to the commencement of new leases at higher market rents and scheduled rent increases in existing leases. Miscellaneous income for the year ended December 31, 2001 decreased by approximately $2,309, a decrease of 44.0% from the year ended December 31, 2000. This decrease is primarily due to: (i) $2,100 that was recognized in December 2000 related to real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996 and (ii) $1,000 that was received in June 2000 from a tenant at the 1290 property in connection with the occupancy of space that the tenant was previously subleasing and now leases directly. This decrease is offset by an increase in tenant submetered electric charges of $629 during 2001.

      Operating expenses for the year ended December 31, 2001 were $52,223, an increase of 5.4% from the year ended December 31, 2000. This increase is primarily attributable to increases in (i) bad debt expense resulting from the write-off of certain tenant receivables acquired from Metropolis Trust's predecessors, (ii) utility expense, (iii) payroll expense resulting from annual wage increases and (iv) depreciation and amortization related to additions to building and tenant improvements in 2000 and 2001. These increases were offset by a decrease in professional fees as 2000 includes amounts incurred related to the sale of the 237 Park Avenue property. Operating expenses as a percentage of base rental income and escalation income increased to 57.4% for the year ended December 31, 2001 as compared to 55% for the year ended December 31, 2000.

      Interest income for the year ended December 31, 2001 decreased by approximately $1,944, a decrease of 66.7% from the year ended December 31, 2000. This decrease was due to approximately $1,700 of interest income that was recognized in December 2000 related to the receipt of real estate tax refunds received in 2000. In addition, interest income decreased due to a decline in interest rates during 2001 as compared to 2000.

      On March 23, 2001, Metropolis Trust exercised its right to repurchase the 4.95% limited partnership interest in the 1290 Partners (the "Subordinated Minority Interest") that was owned by 237/1290 Upper Tier Associates, L.P., in accordance with the Agreement of Limited Partnership of the 1290 Partners. The exercise of such repurchase right resulted in a payment of approximately $1,400 by Metropolis Trust to the Upper Tier LP and a gain to Metropolis Trust of $13,009.

o     Historical Consolidated Statement of Income, year ended December 31, 2000.

      Rental income for the year ended December 31, 2000 decreased by approximately $36,361, a decrease of 28.8% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Park Avenue property on November 22, 1999. This decrease is offset by an increase in base rents at the 1290 property associated with new leases, and an increase in operating escalations at the 1290 property, which was primarily the result of an increase in utility expense in 2000. Miscellaneous income in 1999 includes approximately $2,900 related to the reversal of a reserve for utility tax claims settled during 1999. Miscellaneous income in 2000 includes $2,100 that was recognized in December 2000 related to the real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996. Miscellaneous income in 2000 also included $1,000 that was received in June 2000 from a tenant at the 1290 property in connection with the occupancy of space that the tenant was previously subleasing and now leases directly.

      Operating expenses for the year ended December 31, 2000 were $49,528, a decrease of 26.6% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Park Avenue property on November 22, 1999. This decrease is partially offset by increases in utilities, repairs and maintenance, payroll and management fees at the 1290 property and an increase in depreciation and amortization related to additions to building and tenant improvements in 1999 and 2000. Operating expenses as a percentage of base rental income and escalation income is 55.0% in 2000 versus 53.3% in 1999.

      Interest income for the year ended December 31, 2000 decreased by approximately $842, a decrease of 22.4% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Park Avenue property on November 22, 1999, and a reduction in cash held by Metropolis Trust, offset by approximately $1,700 of interest income that was recognized in December 2000 related to the real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996.

      Interest expense for the year ended December 31, 2000 increased by approximately $7,882, an increase of 23.5% from the year ended December 31, 1999. This increase is due to a higher level of mortgage indebtedness, a higher interest rate on such indebtedness and an increase in the amortization of deferred financing costs associated with such indebtedness.

      Liquidity and Capital Resources. During 2001, Metropolis Trust generated cash flows from operations of approximately $13,747. Metropolis Trust used this cash and cash on hand to pay dividends in the amount of $13,001, pay leasing commissions of approximately $2,069 and fund building and tenant improvements of approximately $614. At December 31, 2001, Metropolis Trust had unrestricted cash on hand of approximately $11,012. At December 31, 2000, Metropolis Trust had unrestricted cash on hand of approximately $15,066. In December 1999, 1290 Partners refinanced mortgage indebtedness secured by the 1290 property of approximately $224,900, and obtained Metropolis Trust's existing loan. Interest on Metropolis Trust's existing loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. 1290 Partners has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. Metropolis Trust's existing loan may be repaid in whole without penalty.

      Recent Pronouncements. Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by Metropolis Trust on January 1, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive (loss) income and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

      On January 1, 2001, Metropolis Trust recorded approximately $6,900 in other comprehensive loss as a cumulative transition adjustment, to record its Swap Agreement at its estimated fair value as of that date.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1, 2002). SFAS No. 144 supersedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. Implementation of this standard did not have a material impact on Metropolis Trust's consolidated financial statements.

      Quantitative and Qualitative Disclosures about Market Risk. The Swap Agreement provides that 1290 Partners will pay interest at an effective rate of 8.4995% per annum on the notional amount of $425,000. Management believes that the risk of incurring losses related to the credit risk is remote and that any losses would be immaterial. The maturity date of the 1290 Mortgage Loan and the termination date of the 1290 Swap Agreement are identical. The estimate of the cost to unwind the Swap Agreement is approximately $14,182 at March 31, 2002. In connection with the merger and the sale transaction, Metropolis Trust intends to unwind the Swap Agreement. The current estimated costs of terminating the Swap Agreement as of June 30, 2002 would be approximately $10 million.

      Executive Compensation. Metropolis Trust has no employees and none of its executive officers, including Metropolis Trust's president (who acts in a capacity similar to that of a chief executive officer), receives any salary, bonus, stock awards, stock options, perquisites or any other compensation (whether cash or non-cash) in their capacities as executive officers.

                           SUMMARY COMPENSATION TABLE


------------------------------------------------------------------------------------------------------
                         Annual Compensation               Long-Term Compensation
                    -----------------------------     -------------------------------
                                                            Awards         Payouts
                                                      ----------------------  -------
                                                                  Securities
 Name and                            Other Annual     Restricted  Underlying   LTIP     All other
Principal           Salary    Bonus  Compensation        Stock     Options/   Payouts  Compensation
 Position    Year     ($)      ($)        ($)          Award ($)   SARs (#)     ($)         ($)
-----------------------------------------------------------------------------------------------------
Lee S.       2001     $0       $0         $23,000(1)(2)   $0          0         $0        $750(3)
Neibart,   ------------------------------------------------------------------------------------------
President    2000     $0       $0         $21,400(1)(2)   $0          0         $0        $750(3)
           ------------------------------------------------------------------------------------------
             1999     $0       $0         $20,001(1)(2)   $0          0         $0        $3,000(3)
-----------------------------------------------------------------------------------------------------


(1) Represents annual retainer paid to Mr. Neibart in his capacity as a director of Metropolis Trust.


(2) Mr. Neibart also received 400 shares of Metropolis Trust common stock as compensation in his capacity as a director of Metropolis Trust pursuant to Metropolis Trust's 1996 Stock Option Plan for the years 2001 and 2000. Mr. Neibart did not receive any shares of Metropolis Trust common stock as compensation in the year 1999. There is not currently a public market for the shares of Metropolis Trust common stock, however, Metropolis Trust has determined that the fair market value of the shares on the date they were granted to Mr. Neibart was approximately $16.00 per share for the shares granted to him in 2000 and approximately $20.00 per share for the shares granted to him in 2001.

(3) Represents fees paid to Mr. Neibart in his capacity as a director of Metropolis Trust for the attendance of Metropolis Trust Board of Director Meetings. Mr. Neibart was paid $750 for each meeting of the Metropolis Trust Board of Directors that he attended in 2001, 2000 and 1999. There was one meeting of the Metropolis Trust Board of Directors in each of 2001 and 2000, and four meetings in 1999. Mr. Neibart attended all of such meetings.


      On July 9, 2002, the Metropolis Trust board of directors authorized the payment of $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis Trust; Andrew Cohen, Vice President of Metropolis Trust; Stuart Koenig, Treasurer of Metropolis Trust, and Ms. Jeremy FitzGerald, Vice President of Metropolis Trust, upon the consummation of the sale transaction. This payment was authorized in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction.

      In 2000, each member of the board of directors earned (i) $15,000 in cash as an annual retainer, (ii) $750 per meeting of the board of directors attended by such member and (iii) 400 shares of common stock issued under Metropolis Trust's Amended and Restated 1996 Directors' Stock Plan. For the fiscal year 2001, the members of the board of directors received (i) $15,000 in cash as an annual retainer and (ii) 400 shares of common stock to be issued under the Directors' Stock Plan. Such stock and cash was paid to the then current members of the board of directors at the time of the Annual Meeting of Stockholders for the fiscal year 2001. Each director also received an additional payment of $750 for each meeting of the board of directors attended by such member. Upon initial election to the board of directors, each Director received options, which vested over two years, to purchase 3,000 shares of Metropolis Trust's Class A Common Stock. On December 13, 1999, the board of directors decreased the exercise price of all outstanding options by $15.00 per share in consideration of a special distribution to stockholders of $15.00 per share that was made on December 10, 1999. On December 23, 1999, each member of the board of directors (except Mr. Jacobsson) exercised his options. On December 28, 1999, the board of directors decreased the exercise price of Mr. Jacobsson's options by another $15.00 per share to $12.50 per share in consideration of a second special distribution to stockholders of $15.00 per share that was made on December 27, 1999. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Metropolis Trust has purchased a directors' and officers' liability insurance policy in the amount of $10,000,000.

      John R.S. Jacobsson, Lee S. Neibart and John R. Klopp are also the directors of a wholly-owned subsidiary of Metropolis Trust which owns a 1% interest, as general partner, in 1290 Partners. The officers of Metropolis Trust and 1290 GP Corp. are identical. The officers of Metropolis Trust will not receive any compensation from Metropolis other than any compensation they may receive as directors and the bonuses to be paid to each of Messrs. Jacobsson, Cohen, Koenig and FitzGerald upon the consummation of the sale transaction. The directors and officers of 1290 GP Corp. will not receive any compensation from 1290 GP Corp.

      In January 2000, the directors of Metropolis Trust appointed Lee S. Neibart, John R.S. Jacobsson and John R. Klopp to serve as the members of Metropolis Trust's audit committee. Messrs. Neibart and Jacobsson are partners of AREA which is the general partner of Apollo Real Estate Investment Fund, L.P., an approximate 38% stockholder of Metropolis Trust. Mr. Klopp is the Chief Executive Officer of Capital Trust, Inc. whose relationship to Metropolis Trust described below. The audit committee does not serve pursuant to a written charter. Its purposes are to (i) make recommendations concerning the engagement of Metropolis Trust's independent public accountants, (ii) review with Metropolis Trust's independent public accountants the policies, procedures and results of the audit engagement, (iii) approve professional services provided by Metropolis Trust's independent public accountants, (iv) review the independence of the Metropolis Trust's independent public accountants, (v) consider the range of audit and non-audit fees, (vi) review the adequacy of Metropolis Trust's internal accounting controls, and (vii) recommend information to be included in Metropolis Trust's quarterly reports on Form 10-Q and annual reports on Form 10-K.

o     Information concerning Metropolis Trust's Board of Directors:

      William L. Mack (age 61) has served as the Chairman of the board of directors of Metropolis Trust since 1996. Mr. Mack is the managing partner of Apollo Real Estate Advisors, the manager of five opportunistic real estate investment funds which he co-founded in 1993, and serves as President of its corporate general partner. Beginning in 1969, Mr. Mack served as Managing Partner of the Mack Company, where he oversaw the dynamic growth of the Mack Company's office, industrial, retail and hotel facilities. Mr. Mack has served as the Chairman of Mack-Cali Realty Corporation since June of 2000. Mr. Mack is also a director of The Bear Stearns Companies, Inc., an investment banking firm, Vail Resorts, Inc., an owner and operator of Colorado ski resorts, and Wyndham International, Inc., an owner and operator of a national chain of hotel properties. Mr. Mack attended the Wharton School of Business and Finance at the University of Pennsylvania and received a B.S. degree in business administration, finance and real estate from New York University.

      Lee S. Neibart (age 51) is a partner of Apollo Real Estate Advisors, with which he has been associated since 1993, and directs portfolio and asset management. From 1979 to 1993, he was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm. Mr. Neibart is a director of Atlantic Gulf Communities Corp., a land development company, Koger Equity, Inc., a real estate investment trust that owns and operates office properties, NextHealth, Inc., an owner and operator of spa and wellness facilities, Roland International Corporation, a land development company, Wyndham International, Inc., Meadowbrook Golf Group, Inc., an owner and operator of golf courses, and Schuler Homes, Inc., a company that designs, builds and markets single-family residences. Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from New York University.

      Bruce H. Spector (age 59) is a partner of Apollo Real Estate Advisors, with which he has been associated since 1993, and has been responsible for advising on matters of reorganization strategy. Mr. Spector is a partner of Apollo Management, L.P., with which he has been associated since 1992. From 1967 to 1992, Mr. Spector was a member of the law firm of Stutman, Treister and Glatt, spending a substantial amount of that time as a senior partner and head of the firm's executive committee. Mr. Spector is a director of Pacer International, Inc., a national intermodal and logistics company, Vail Resorts, Inc. and Park Media, LLC, a firm specializing in bringing advertising revenue to the owners of parking venues. Mr. Spector received a B.A. from the University of Southern California and a J.D. from the UCLA School of Law.

      John R.S. Jacobsson (age 33) is a partner of Apollo Real Estate Advisors, with which he has been associated since its founding in 1993. Mr. Jacobsson is responsible for investments, investment management and capital raising at Apollo Real Estate Advisors and co-heads Apollo Real Estate Advisors' Japanese investment program. Prior to 1993, Mr. Jacobsson was associated with the acquisitions group of Trammell Crow Ventures, a real estate investment firm. Mr. Jacobsson is a director of Koger Equity, Inc., Roland International Corporation, and Oasis Car Wash, Inc., an owner and operator of car washes. Mr. Jacobsson received a B.A. from Harvard College in 1990.

      John R. Klopp (age 44) has been a Director of Capital Trust, an investment management and finance company focused on the commercial real estate industry, since January 1997 and the Chief Executive Officer, a Vice Chairman and the President of Capital Trust since February 1997, July 1997 and July 1999, respectively. Mr. Klopp was a founder and a Managing Partner of Victor Capital Group L.P. from 1989 until the acquisition of Victor Capital by Capital Trust in July 1997. From 1982 to 1989, Mr. Klopp was a Managing Director and co-head of Chemical Realty Corporation, the real estate investment banking affiliate of Chemical Bank. Prior to founding Chemical Realty, he held various positions in Chemical Bank's Real Estate Division and was responsible for originating, closing and monitoring portfolios of construction and interim loans. He received a B.A. from Tufts University in 1976 with a major in economics and an M.B.A. in 1978 from the Wharton School of Business and Finance at the University of Pennsylvania with a major in real estate and finance.

      Russel S. Bernard (age 44) is a Principal of Oaktree Capital Management, LLC, with which he has been associated since 1995, and is the portfolio manager of Oaktree's real estate and mortgage funds. Prior to joining Oaktree in 1995, Mr. Bernard was a Managing Director of Trust Company of the West, or TCW. Under subadvisory relationships with Oaktree, Mr. Bernard continues to serve as portfolio manager for the TCW Special Credits distressed mortgage funds. From 1986 to 1994, Mr. Bernard was a partner in Win Properties, Inc., a national real estate investment company, where he was responsible for the acquisition, financing and operation of a national real estate portfolio. Mr. Bernard holds a B.S. in Business Management and Marketing from Cornell University.

      David A. Strumwasser (age 50) is a principal of Whippoorwill Associates, Incorporated, an investment management firm, and has served as a Managing Director and General Counsel of Whippoorwill since 1993. From 1984 to 1993, Mr. Strumwasser was a Partner and co-head of the Bankruptcy and Reorganization Practice at the New York law firm of Berlack, Israels & Liberman LLP. Prior to that, he practiced bankruptcy law at Anderson Kill & Olick, LLP from 1981 to 1984 and at Weil, Gotshal & Manges LLP from 1976 to 1979. From 1979 to 1981, Mr. Strumwasser was an Assistant Vice President at Citicorp Industrial Credit, Inc. Mr. Strumwasser serves on the board of directors of Barneys New York, Inc. Mr. Strumwasser received a B.A. in political science from the State University of New York at Buffalo in 1973 and a J.D. from Boston College Law School in 1976.

      David Roberts (age 39) has been a Managing Director of Angelo, Gordon & Co., L.P., an investment management firm, since 1993, where he oversees the firm's real estate and special situations investment activities. From 1988 until 1993, Mr. Roberts was a principal of Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions, including investments in the real estate and mortgage banking industries. Prior to that, Mr. Roberts worked in the Corporate Finance Department of L.F. Rothschild & Co.

      Incorporated, an investment bank, as a Senior Vice President specializing in mergers and acquisitions. Mr. Roberts has a B.S. in Economics from the Wharton School of the University of Pennsylvania.

o     Information concerning Metropolis Trust's Executive Officers:

      The following discussion sets forth the names, ages and business histories of the executive officers of Metropolis Trust. Each of the following individuals has served as an executive officer of Metropolis Trust since 1996.

      Name                 Age          Office             Business History
      ----                 ---          ------             ----------------
     William L. Mack       61      Chairman of the Board   See above biography
     Lee S. Neibart        51      President               See above biography
     John R. Klopp         47      Vice President          See above biography
     John R.S. Jacobsson   33      Vice President and      See above biography
                                   Secretary

o Certain Relationships and Related Party Transactions. The following represent all related party transactions (i) for each of the fiscal years of Metropolis Trust ended December 31, 2001, 2000 and 1999 and (ii) for the three months ended March 31, 2002.

      Sale of 237 Park Avenue Property/Refinancing of 1290 Property. John R. Klopp, one of Metropolis Trust's Directors and an officer and a stockholder of Metropolis Trust, is the Chief Executive Officer of Capital Trust, the parent company of Victor Capital Group. Victor Capital acted as one of Metropolis Trust's representatives in connection with the sale of the 237 Park Avenue property in November 1999. Pursuant to the terms of the retention agreement between Victor Capital and Metropolis Trust, Victor Capital was paid a fee equal to $930,000 (0.25% of the total transaction value). In addition, Victor Capital was paid approximately $1,594,000 by Metropolis Trust in December 1999 as a finder's fee in connection with the refinancing of the debt pertaining to the 1290 property.

      Asset Management. On October 10, 1996, Metropolis Trust retained 970 Management, LLC, an affiliate of Victor Capital Group, to serve as Metropolis Trust's asset manager pursuant to an asset management agreement, dated as of such date. The terms of the original asset management agreement were substantially the same as those contained in the current asset management agreement. As noted above, Mr. Klopp is the Chief Executive Officer of Capital Trust, the parent company of Victor Capital Group. Pursuant to the original asset management agreement, 970 Management acted as Metropolis Trust's advisor and consultant with respect to the management of the 1290 property and Metropolis Trust's interest in 1290 Partners. Asset management fees incurred for the year ended December 31, 1999 aggregated approximately $300,000.

      For Metropolis Trust's fiscal year 2000, Capital Trust, as successor-in-interest to 970 Management, served as Metropolis Trust's asset manager pursuant to the original asset management agreement. Asset management fees incurred for the year ended December 31, 2000 aggregated approximately $300,000.

      On December 22, 2000, Metropolis Trust entered into a new asset management agreement with Capital Trust, dated as of such date. Pursuant to the current asset management agreement, the asset manager serves as Metropolis Trust's advisor and consultant with respect to the management of the 1290 property and Metropolis Trust's interests in 1290 Partners. The current asset management agreement had an initial term of one year. The term is automatically extended for consecutive one-year periods thereafter unless Metropolis Trust or the asset manager notifies the other at least 30 days before the then current term would otherwise terminate of its election not to extend the term. Metropolis Trust may terminate the current asset management agreement (i) after the expiration of a certain cure period, by notice to the asset manager if the asset manager defaults in any material respect in its performance under the current asset management agreement, and (ii) immediately upon notice to the asset manager if the 1290 property is sold or if there is a change in control of the asset manager. The asset manager may terminate the current asset management agreement if Metropolis Trust defaults in the payment of any amount due and payable to the asset manager and such default continues for 30 days after the asset manager's written notice to Metropolis Trust of such default. Either party may terminate the current asset management agreement by giving notice to the other upon the occurrence of certain events relating to the bankruptcy or insolvency of the other party. Pursuant to the current asset management agreement, Metropolis Trust pays the asset manager an asset management fee of $25,000 per month. Asset management fees incurred for the year ended December 31, 2001 aggregated approximately $300,000 and for the three months ended March 31, 2002 aggregated approximately $75,000. In addition to the payment of the asset management fee, Metropolis Trust reimburses the asset manager for certain expenses.

      Management and Leasing Agreements. 1290 Partners entered into a management and leasing agreement, dated as of October 10, 1996, with Tishman Speyer Properties, L.P. Nyprop, LLC, a stockholder of Metropolis Trust, is an affiliate of the Tishman Speyer. Pursuant to the property management agreement, the Tishman Speyer performed all supervisory, management and leasing services and functions reasonably necessary or incidental to the leasing, management and operations of the 1290 property for the years ended December 31, 2001, 2000 and 1999 and for the 237 Park Avenue property for the year ended December 31, 1999. Fees under the property management agreement for the years ended December 31, 2001, 2000 and 1999 were approximately $2,071,000, $2,295,000 and $5,528,000, respectively.
      Tishman Speyer currently acts as such for the 1290 property. Fees incurred under the property management agreement for the three months ended March 31, 2002 aggregated approximately $374,000. An affiliate of the property manager/leasing agent provided cleaning services for the 1290 property for the months January through February of 2001 and for the years ended December 31, 2000 and 1999 and for the 237 Park Avenue property for the year ended December 31, 1999. Fees paid for cleaning services for the years ended December 31, 2001, 2000 and 1999 totaled $405,000, $2,499,000, and $3680,000, respectively. The property management agreement had an initial term of two years. The term is automatically extended for additional consecutive 90-day terms until such time as 1290 Partners notifies Tishman Speyer in writing, at least 30 days before the then current term would otherwise terminate, of its election not to extend the term of the property management agreement.

      1290 Partners may terminate the property management agreement on 60 days notice if the 1290 property is either sold by 1290 Partners or refinanced by 1290 Partners pursuant to a securitized financing of the 1290 property; provided that termination of the property management agreement as a result of such financing will only be effective if the property manager/leasing agent is not approved by the rating agency participating in such financing. In addition, 1290 Partners may terminate the property management agreement (i) after a certain cure period, upon notice to Tishman Speyer if Tishman Speyer breaches a material term of the property management agreement, and (ii) immediately upon notice to Tishman Speyer if (x) Tishman Speyer or any principal of the Tishman Speyer intentionally misappropriates funds of 1290 Partners or commits fraud against the 1290 Partners or (y) there is a change in control of Tishman Speyer. Tishman Speyer may terminate the property management agreement (i) after a certain cure period, upon notice to 1290 Partners if 1290

      Partners breaches a material term of the property management agreement, and (ii) upon 60 days notice to 1290 Partners if 1290 Partners fails to provide funds on a consistent basis to operate and maintain the 1290 property. Either party may terminate the property management agreement upon notice to the other party if (x) a petition in bankruptcy is filed against the other party and is not dismissed within 60 days, (y) a trustee, receiver or other custodian is appointed for a substantial portion of the other party's assets and is not vacated within 60 days or
      (z) the other party makes an assignment for the benefit of its creditors.

      Pursuant to the property management agreement, 1290 Partners (i) pays Tishman Speyer a fee in an amount equal to 1.5% of gross revenues from the 1290 property, which fee is paid monthly, and (ii) reimburses Tishman Speyer for all reasonable out-of-pocket expenses incurred by Tishman Speyer related to the performance of its responsibilities under the property management agreement, to the extent set forth in the annual budget. In addition, Tishman Speyer is entitled to receive commissions in connection with the leasing of space at the 1290 property and renewals and extensions of leases. Metropolis Trust entered into a REIT Management Agreement with the Tishman Speyer. The REIT manager performs certain accounting, administrative and monitoring services. The REIT Management Agreement provides for compensation to the REIT manager of monthly fees aggregating approximately $125,000 per annum and reimbursement of documented out-of-pocket expenses. Fees and reimbursables paid to the REIT manager under the REIT Management Agreement for the years ended December 31, 2001, 2000 and 1999 were $126,000, $137,000 and $125,000, respectively, and for the three months ended March 31, 2002 were approximately $31,000.

      Tax Certiorari Proceedings and Tenant Reimbursement Claims. Tax certiorari proceedings have been commenced which remain outstanding against the City of New York for over-assessment of property taxes for the tax years ending June 30, 1997 through June 30, 2001 with respect to the 1290 property. The Purchase Agreement provides that any refunds relating to such tax certiorari proceedings belonging in whole or in part to Metropolis Trust will be paid to Metropolis Trust after first deducting therefrom any payments owed to tenants on account thereof or, if such payment is made directly to Metropolis Trust or 1290 Partners, Metropolis Trust will pay to Purchaser such amounts (if any) owed to tenants on account thereof within ten days after receipt of such refund.

      Holdings. Holdings is a newly-formed Delaware limited liability company without any operational history. It has not conducted any business other than in connection with the merger, the pre-closing loan and the other matters described under the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of Purchase Agreement; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions." Holdings' principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Holdings at this location is (212) 655-0220.

o Ownership of Holdings. Holdings is a wholly-owned subsidiary of Metropolis Trust. Upon the consummation of the merger, Holdings will issue to each stockholder of Metropolis Trust immediately prior to the merger, a number of LLC units equal to the number of shares of common stock held by such stockholder at such time. Accordingly, following the merger, the beneficial ownership of Holdings will be identical to the ownership of Metropolis Trust immediately prior to the merger.

o Governance of Holdings. Holdings will be managed by a Board of Managers, which will be comprised of the entire existing eight member board of directors of Metropolis Trust. In addition, its initial officers will be the existing officers of Metropolis Trust. Except as otherwise described below, Holdings' operating agreement will have similar terms to Metropolis Trust's charter.

o Voting. From and after the merger, holders of LLC units will have voting rights equal to one vote per LLC unit and will be entitled to vote on all matters in respect of which members of a limited liability company would be entitled to vote under Delaware law. Action by the members of Holdings will require the affirmative vote of a majority of the outstanding LLC units. See a copy of Holdings' Limited Liability Company Operating Agreement attached hereto as Annex E.

o Assignability and Transferability of LLC Units. Subject to federal and state securities law restrictions on transfer, there will be no restriction on the assignability or transferability of the LLC units.

o LLC Units will be Certificated. Certificates representing LLC units will be issued to stockholders in the merger upon the surrender by stockholders of their respective certificates representing shares of common stock.

o No Public Market for the LLC units. The LLC units will not be traded on any established trading market and no market of this type is expected to develop. Thus, there will be limited liquidity of and information available regarding the prevailing market prices for the LLC units.

o Registered with the Commission. The issuance of the LLC units is being registered with the Commission under this information statement--prospectus and, accordingly, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission and otherwise comply with the reporting obligations under the Exchange Act.

o Assumption of Metropolis Trust Indemnification Obligations to Purchaser. Metropolis Trust has agreed to indemnify Purchaser for the breach of certain of Metropolis Trust's representations and warranties in the Purchase Agreement up to the $10 million indemnification reserve. These indemnification obligations expire on December 30, 2002 unless claims are asserted prior to such time. Since Metropolis Trust is disposing of its final asset, liquidating and distributing all of the net proceeds that it receives in the sale transaction to Holdings, it will not have any operating income from which to settle and/or satisfy any indemnification claims made during the indemnification period. Accordingly, in order to ensure there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period and pay certain post-closing costs and expenses associated with the sale transaction, Holdings will retain $10 million of the net proceeds it receives in the sale transaction, in addition to the $2 million expense reserve. Following the expiration of the indemnification period, the remaining proceeds of the $10 million indemnification reserve, including any interest earned on such amount, but less any amounts used or set aside to satisfy or settle any indemnification claims and pay such post-closing costs that may have arisen during the indemnification period, will be distributed as soon as practicable to the members of Holdings.

o Assets of Holdings following the Merger and Sale Transaction. Holdings' assets following the merger and sale transaction and liquidation of Metropolis Trust will consist of the $10 million indemnification reserve and the $2 million expense reserve. Other than the $12 million reserves, Holdings will not own any other assets.

o Operations of Holdings following the Merger and Sale Transaction. Following the merger and sale transaction, Holdings will not conduct any operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the Purchase Agreement.

o Dividend Rights. Other than the distribution of the net sale proceeds to the holders of LLC units of Holdings upon the closing of the sale transaction, less the $10 million indemnification reserve and $2 million expense reserve, Holdings does not intend to distribute any of its assets until after the expiration of the indemnification period on December 30, 2002.

o No Legal Proceedings. There are no material pending legal proceedings against or involving Holdings.

      Lower Tier LLC. Lower Tier is a wholly-owned subsidiary of Holdings and indirect wholly-owned subsidiary of Metropolis Trust. Lower Tier does not have any operational history and has not conducted any business other than in connection with the merger. Upon the effective time of the merger, Lower Tier LLC will merge with and into Metropolis Trust, and Lower Tier will cease to exist.

Conditions to the Merger

      If, for any reason, the Purchase Agreement is terminated on or prior to the effective date of the merger, the merger will not be consummated.

Accounting Treatment of Merger

      The merger will be treated as a purchase of the Lower Tier LLC by Metropolis Trust for accounting purposes and accounted in a manner similar to the pooling of interests method for entities under common control.

Appraisal Rights

      Stockholders of Metropolis Trust are entitled to appraisal rights under the Maryland General Corporation Law (the "MGCL") in connection with the merger. A stockholder's vote with respect to the sale transaction will have no effect on the appraisal rights in connection with the merger under the MGCL. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Annex D to this information statement--prospectus, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders of Metropolis Trust desiring to exercise their appraisal rights.

      Under the MGCL, a stockholder of Metropolis Trust will be entitled to demand and receive payment of the fair value of its shares of common stock from Metropolis Trust instead of receiving LLC units in the merger. However, a stockholder who wants to receive fair value for its shares must follow specific procedures. Such stockholder must:

      (a) before or at the special meeting at which the merger will be considered, file with Metropolis Trust a written objection to the merger;

      (b) not vote in favor of the merger (i.e., either vote against the merger or abstain from voting with respect to the merger); and

      (c) make written demand on Metropolis Trust, within 20 days after the Articles of Merger relating to the merger have been accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT").

      Any stockholder who fails to comply with the requirements described above will be bound by the terms of the merger.

      Metropolis Trust is required to promptly notify each objecting stockholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT. Metropolis Trust may send a written offer to each objecting stockholder to pay for its shares at what Metropolis Trust considers to be the fair value thereof. Within 50 days after the SDAT accepts the Articles of Merger for record, either Metropolis Trust or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

      Metropolis Trust does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Metropolis Trust will file such a petition or that Metropolis Trust will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of Metropolis Trust who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

      If the court finds that an objecting stockholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of its shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares. "Fair value" is determined as of the close of business on the day the stockholders vote on the merger and may not include any appreciation or depreciation which directly or indirectly results from the merger or from its proposal.

      Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders' vote on the action to which objection was made. Costs of the proceeding shall be determined by the court and may be assessed against Metropolis Trust or, under certain circumstances, the objecting stockholder, or both.

      At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

      A stockholder demanding payment for shares has no right to receive any dividends or distributions payable to stockholders of record after the close of business on the date of the stockholders' vote on the merger and shall cease to have any right as a stockholder of Metropolis Trust with respect to such shares except the right to receive payment of the fair value thereof.

Market Price Information

      The shares of common stock are not listed on any exchange, Metropolis Trust does not intend to list the common stock on any exchange prior to the merger; and there is not currently a public market for the common stock.

      The LLC units are not listed on any exchange, Holdings does not intend to list the LLC units on any exchange in the near term, there is not currently a public market for the LLC units, and no market of this type is expected to develop or be sustained.

Exchange of Certificates

      Metropolis Trust has appointed Continental Stock Transfer & Trust Company to act as exchange agent in the merger. Before the merger, Metropolis Trust will deposit with the exchange agent a sufficient number of certificates representing LLC units so as to allow for the exchange of shares of common stock for LLC units pursuant to the merger.


      Enclosed herein as Annex G is a form of letter of transmittal instructing each holder of common stock to complete such form and to deliver their respective certificates representing shares of common stock to the exchange agent. The instructions in the letter of transmittal specify that delivery will be effected and risk of loss and title to the stock certificates will pass only upon proper delivery of the stock certificates. After the merger, each holder of shares of common stock, other than dissenting shares, will surrender their shares of common stock to the exchange agent and will receive in exchange certificates representing the LLC units. Stockholders will receive a certificate representing a number of LLC units equal to the number of shares of common stock that such holders owned immediately prior to the merger.


      Stock certificates should not be returned with the enclosed information statement--prospectus and should not be forwarded to the exchange agent until following the effective date of the merger. We will notify you in writing the time that the merger becomes effective and will mail to you at such time a duplicate copy of the form of letter of transmittal enclosed herein.

      If a stock certificate has been lost, stolen or destroyed, the exchange agent will issue LLC Unit certificates on receipt of appropriate evidence as to its loss, theft or destruction and appropriate evidence as to its ownership by the claimant.

Material Differences in the Rights of Holders of Shares of Common Stock and LLC Units

      Metropolis Trust is a Maryland corporation subject to the provisions of the MGCL. Holdings is a Delaware limited liability company subject to the provisions of the Delaware Limited Liability Company Act ("DLLCA"). The rights of current stockholders of Metropolis Trust are governed by Metropolis Trust's charter and Amended and Restated Bylaws. Upon consummation of the merger, stockholders of Metropolis Trust will receive LLC units in exchange for their shares of common stock and will become members of Holdings and, at the effective time of the merger, their rights as a member of Holdings will be determined by Holdings' certificate of formation, Limited Liability Company Operating Agreement and the DLLCA.

      The following is a summary of the material differences in the rights of stockholders of Metropolis Trust under its charter, the bylaws and the MGCL, on the one hand, and the rights of members of Holdings under its certificate of formation and operating agreement and the DLLCA, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL, the DLLC, Metropolis Trust's charter and the bylaws, and Holdings' certificate of formation and operating agreement.

      Holdings is a limited liability company. As a result, Holdings' organizational and governing documents consist of its certificate of formation and operating agreement, instead of Metropolis Trust's charter and bylaws. In general, Holdings' operating agreement was drafted to mirror the terms, conditions and procedures of Metropolis Trust's charter and bylaws and to provide holders of LLC units with rights similar to those of Metropolis Trust's stockholders. However, in certain instances and as a result of the differences of applicable law, the rights set forth in Holdings' operating agreement are not identical to those of Metropolis Trust's charter and bylaws. Certain significant differences are summarized below. However, you should also carefully read the full text of Holdings' operating agreement, which is included as Annex E hereto.

      The following table compares certain characteristics of the common stock and the LLC units and should be read in conjunction with the more detailed information following as well as Holdings' operating agreement:

                                                     Common Stock                             LLC Units
                                         -------------------------------------  -----------------------------------
Voting Rights                            o    One vote per share on all         o    One vote per LLC Unit on
                                              matters voted upon by                  all matters voted upon by the
                                              stockholders.  No cumulative           members.  No cumulative voting
                                              voting in the election of              in the election of members of
                                              directors.  Directors are              the Board of Managers.
                                              elected by a plurality of the          Election of managers and other
                                              votes cast in the election of          matters submitted to members
                                              directors.  The approval of any        generally require approval by
                                              other routine matter submitted         members holding a majority of
                                              to stockholders requires the           the outstanding LLC units.
                                              affirmative vote of a majority
                                              of the votes cast on the matter.

Number and Composition of Board Members  o    Eight.  The number of             o    Holdings' Board of Managers
                                              directors may be changed in the        immediately following the
                                              manner provided in the bylaws,         merger will be comprised of the
                                              but may not be more than nine.         same eight members of
                                              The charter requires Metropolis        Metropolis Trust's board of
                                              Trust to have at all times at          directors  immediately prior to
                                              least two directors who are not        the merger. There is no
                                              affiliates of Apollo Real              requirement that any managers
                                              Estate Investment Fund, any            be unaffiliated with Apollo
                                              transferee of Apollo Real              Real Estate Investment Fund
                                              Estate Investment Fund or any
                                              stockholder holding 10% or more
                                              of the stock of Metropolis
                                              Trust.

Number and Composition of Officers       o    Seven.                            o    Officers of Holdings
                                                                                     immediately following the
                                                                                     merger will be the same
                                                                                     officers of Metropolis Trust
                                                                                     immediately prior to the merger.

                                                     Common Stock                             LLC Units
                                         -------------------------------------  -----------------------------------
Transfer Restrictions                    o    Contains REIT related             o    Until the liquidation of
                                              restrictions and limitations.          Metropolis Trust, the LLC units
                                              In addition, the common stock          will be subject to the REIT
                                              has been registered pursuant to        related restrictions and
                                              the Securities Act, but is not         limitations currently contained
                                              listed on any national exchange.       in Metropolis Trust's charter.

                                                                                o     Following the liquidation
                                                                                     of Metropolis Trust's, the LLC
                                                                                     units will not be subject to
                                                                                     REIT related restrictions and
                                                                                     limitations.

                                                                                o    The issuance of LLC units
                                                                                     will be registered pursuant to
                                                                                     the Securities Act of 1933, as
                                                                                     amended, but will not be listed
                                                                                     on any national exchange.

                                                                                o    Transferees of LLC units
                                                                                     may be admitted as members of
                                                                                     Holdings in accordance with the
                                                                                     procedures set forth in the
                                                                                     operating agreement.

Capital Structure                        o    Metropolis Trust has             o     Holdings has authority to
                                              authority to issue 50,000,000          issue 50,000,000 LLC units of
                                              shares of common stock, par            which 13,004,946 LLC units will
                                              value $10.00 per share, and            be issued to the stockholders
                                              10,000,000 shares of preferred         of Metropolis Trust in the
                                              stock, par value $10.00 per            merger.
                                              share.  The board of directors
                                              may classify or reclassify any
                                              unissued shares of stock from
                                              time to time in one or more
                                              classes or series.  13,004,946
                                              shares of common stock were
                                              outstanding immediately prior
                                              to merger.

                                                     Common Stock                             LLC Units
                                         -------------------------------------  -----------------------------------
Limitation of Liability                  o    Under Maryland law and the        o    Under Holdings' operating
                                              charter, no director or officer        agreement, except as prohibited
                                              shall be liable to Metropolis          by law, neither the managers
                                              Trust  for money damages,              nor their affiliates shall be
                                              except for liability resulting         liable to Holdings or to any
                                              from (a) actual receipt of an          member or any affiliate thereof
                                              improper benefit or profit in          for any losses, claims,
                                              money, property or services or         damages, liabilities or
                                              (b) active and deliberate              expenses asserted against,
                                              dishonesty established by a            suffered or incurred by any of
                                              final judgment and which is            them arising out of, relating
                                              material to the cause of action.       to or in connection with any
                                                                                     action taken or omitted by the
                                                                                     manager or any related party in
                                                                                     good faith and in a manner
                                                                                     reasonably believed by the
                                                                                     manager or such related party
                                                                                     to be in or not opposed to the
                                                                                     best interests of Holdings,
                                                                                     including, without limitation,
                                                                                     in connection with the
                                                                                     management or conduct of the
                                                                                     business of Holdings or any
                                                                                     other person in which Holdings
                                                                                     has or had made an investment
                                                                                     or otherwise has or had an
                                                                                     interest.

Indemnification                          o    Metropolis Trust has the          o    Holdings' managers and
                                              power under its charter and            officers will be indemnified to
                                              bylaws to indemnify directors          the fullest extent permitted
                                              and officers to the fullest            under the DLLCA.
                                              extent permitted under the MGCL.

Advance Notice Provisions                o    Under its bylaws,                 o    Members are not subject to
                                              stockholders of Metropolis             any advance notice procedures
                                              Trust must comply with advance         for annual or special meetings
                                              notice procedures relating to          of members.
                                              stockholder nominees for
                                              director or other stockholder
                                              proposals at annual or special
                                              meetings of the stockholders.

                                                     Common Stock                             LLC Units
                                         -------------------------------------  -----------------------------------
Special Meetings                         o    Under its bylaws, special         o    Under Holdings' operating
                                              meetings of the stockholders           agreement, the president, the
                                              may be called by the president,        chairman or 25% of the members
                                              the chairman of the Board or           of the Board of Managers may
                                              the board of directors.                call special meetings of the
                                              Special meetings of                    members.
                                              stockholders shall also be
                                              called upon the written request
                                              of stockholders entitled to
                                              cast not less than 25% of all
                                              the votes entitled to be cast
                                              at such meeting.

Extraordinary Actions                    o    The approval of certain           o    Except as otherwise
                                              extraordinary actions, such as         required by the DLLCA, all
                                              a merger or a dissolution of           matters to be voted on by the
                                              Metropolis Trust, requires the         members will require the
                                              affirmative vote of holders of         affirmative vote of a majority
                                              66-2/3% of the outstanding             of the outstanding LLC units.
                                              shares of common stock.                A majority of the entire Board
                                                                                     of Managers may approve the
                                                                                     dissolution of Holdings without
                                                                                     any action by the members.

                                                     Common Stock                             LLC Units
                                         -------------------------------------  -----------------------------------
Amendments                               o    Amendments to Metropolis          o    Amendments to Holdings'
                                              Trust's charter must be                operating agreement require the
                                              approved by the board of               majority vote of the Board of
                                              directors and generally                Managers, except for amendments
                                              approved by the affirmative            that would (i) adversely affect
                                              vote of holders of 66-2/3% of          the limited liability of the
                                              the outstanding shares of              members under the DLLCA or
                                              common stock.                          under applicable law, or (ii)
                                                                                     cause Holdings to cease to be
                                         o    Amendments to Metropolis               treated as a partnership for
                                              Trust's bylaws may generally be        federal or state income tax
                                              approved by the affirmative            purposes, which will require
                                              vote of holders of 66-2/3% of          the affirmative vote of a
                                              the outstanding shares of              majority of the outstanding LLC
                                              common stock or by the board of        units.
                                              directors.  Amendments to
                                              certain bylaw provisions
                                              relating to the authority of
                                              Board committees generally and
                                              the authority and composition
                                              of its executive committee
                                              require a 66-2/3% or 75% vote
                                              of the entire board of
                                              directors.

                                                     Common Stock                             LLC Units
                                         -------------------------------------  -----------------------------------
Business Combinations with Interested    o    Metropolis Trust elected          o    There are no restrictions
Stockholder                                   not to be governed by Section          contained in Holdings'
                                              3-602 of the MGCL, which would         operating agreement prohibiting
                                              otherwise provide certain              Holdings from engaging in any
                                              restrictions on Metropolis             business combination with any
                                              Trust entering into any                interested member and Holdings
                                              Business Combination with any          is not prohibited by law from
                                              Interested Stockholder (as such        engaging in such transactions.
                                              terms are defined in the
                                              MGCL).

                                         o    Under Metropolis Trust's
                                              charter any Business
                                              Combination with any Interested
                                              Stockholder (as such terms are
                                              defined in the Charter)
                                              requires the vote of not less
                                              than 66-2/3% of outstanding
                                              shares of common stock
                                              excluding the shares of the
                                              Interested Stockholder.

Federal Income Tax Classification        o    Metropolis Trust is treated       o    Holdings is treated as a
                                              as a REIT and its stockholders         partnership and its members are
                                              are generally subject to tax           taxed on their distributive
                                              upon receipt of dividend               share of Holdings' capital gain
                                              distributions.                         net of ordinary income and
                                                                                     deductions and credits, without
                                                                                     regard to whether such members
                                                                                     receive any distributions.

Distributions and Dividends              o    Required to distribute 90%        o    Holdings will not be a
                                              of taxable income to                   REIT.  Accordingly, Holdings'
                                              stockholders in order to               managers will determine,
                                              maintain status as a REIT.             subject to the requirements of
                                                                                     the DLLCA, when and on what
                                         o    Distributions must be                  terms to make any
                                              authorized by the board of             distributions; provided that no
                                              directors in accordance with           portion of the $10 million
                                              the requirements of the MGCL.          indemnification reserve and $2
                                                                                     million expense reserve will be
                                                                                     distributed to members prior to
                                                                                     the end of the Indemnification
                                                                                     Period.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information set forth in the following table is furnished as of March 15, 2002, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who is known to Metropolis Trust to be the beneficial owner of more than 5% of any class of Metropolis Trust's voting securities, and as to those shares of Metropolis Trust's equity securities beneficially owned by each of its directors, its executive officers, and all of its executive officers and directors as a group. As of the date of this information statement--prospectus, there were 13,004,946 shares of common stock outstanding.

                                                           Number of Shares       Percent of Common
                                                          Beneficially Owned              Stock
                                                          ------------------      -----------------
Principal Stockholders

Apollo Real Estate Investment Fund, L.P. (1)                     4,936,060              38.0%
The TCW Group, Inc. (2)                                          2,254,341              17.3%
TCW Asset Management Company (2)                                 2,254,341              17.3%
Oaktree Capital Management, LLC (3)                              1,917,463              14.7%
The Goldman Sachs Group, Inc. (4)                                1,127,021               8.7%
WSB Realty, L.L.C. (5)                                           1,122,421               8.6%
Goldman, Sachs & Co. (5)                                         1,122,421               8.6%
Whitehall Street Real Estate Limited Partnership V(5)            1,122,421               8.6%
WH Advisors, L.L.C. V  (5)                                       1,122,421               8.6%
Angelo, Gordon & Co., L.P. (6)                                   1,094,143               8.4%
John M. Angelo (6)                                               1,094,143               8.4%
Michael L. Gordon (6)                                            1,094,143               8.4%
Intermarket Corp. (7)                                              931,000               7.2%

Directors and Executive Officers

William L. Mack (8)                                              4,940,660              38.0%
Lee S. Neibart (9)                                               4,940,660              38.0%
John R.S. Jacobsson (10)                                         4,940,660              38.0%
Bruce H. Spector (11)                                            4,940,660              38.0%
John R. Klopp (12)                                                  24,600               *
Russel S. Bernard (13)                                           1,917,463              14.7%
David A. Strumwasser (14)                                          294,103               2.3%
David Roberts (15)                                                       0               *
                                                                 ---------
Directors and Executive Officers as a group (9 persons) (16)     7,190,626              55.3%
                                                                 =========

-----------

*     Less than 1%

(1) Held of record by Atwell & Co., c/o The Chase Manhattan Bank, N.A., 4 New York Plaza, New York, NY 10004. Apollo Real Estate Advisors is the managing general partner of Apollo Real Estate Investment Fund and a joint reporting person with respect to beneficial ownership of these shares of common stock according to an executed certificate, dated as of August 4, 2002, of the Vice President and Treasurer of Apollo Real Estate Management, Inc., the general partner of Apollo Real Estate Advisors, and delivered to Holdings and Metropolis Trust. Apollo Real Estate Investment Fund is located at Two Manhattanville Road, Purchase, New York 10577.

(2) Includes 1,586,814 shares as to which voting and dispositive power is shared with Oaktree Capital Management, LLC as an investment sub-adviser to TCW Asset Management Company for various limited partnerships, trusts and third party accounts for which TCW Asset Management Company acts as general partner or investment manager. The TCW Group, Inc. is the parent company of TCW Asset Management Company. Also includes 667,527 shares held by various limited partnerships, trusts and third party accounts for which TCW Special Credits acts as general partner or investment manager; TCW Asset Management Company is the managing general partner of TCW Special Credits. The shares shown are held of record by (i) Hare & Co., c/o Investors Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02117-9130 (58,124 shares), and (ii) Cede & Co., 55 Water Street, New York, New York 10041 (2,196,217 shares). To the extent permitted by applicable law, the TCW Group, Inc., TCW Asset Management Company, and Robert Day hereby disclaim beneficial ownership of such shares. The TCW Group, Inc. and TCW Asset Management Company are located at 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.

(3) Includes 1,586,814 shares as to which voting and dispositive power is shared with TCW Asset Management Company, which acts as general partner or investment manager for certain funds and accounts for which Oaktree acts as an investment sub-adviser. Also includes 284,839 shares held by two limited partnerships of which Oaktree is general partner and 41,210 shares held by a third party account for which Oaktree acts as investment manager. The 326,049 shares as to which Oaktree has sole voting and dispositive power are held of record by (i) Cun & Co., c/o The Bank of New York, P.O. Box 1068, Wall Street Station, New York, New York 10005 (176,049 shares); and (ii) Cede & Co., 55 Water Street, New York, New York 10041 (150,000 shares). Also includes 4,600 shares held directly by Oaktree. To the extent permitted by applicable law, Oaktree hereby disclaims beneficial ownership of such shares. Oaktree is located at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4) According to Amendment No. 3 to the Schedule 13G filed by The Goldman Sachs Group, Inc. with the Commission on February 13, 2001, includes 1,122,421 shares with respect to which voting and dispositive power is shared with (i) Goldman, Sachs & Co., (ii) WSB Realty, L.L.C., (iii) Whitehall Street Real Estate Limited Partnership V and (iv) WH Advisors, L.L.C. V. The Goldman Sachs Group, Inc. is located at 85 Broad Street, New York, NY 10004.

(5) Does not include 4,600 shares owned by The Goldman Sachs Group, Inc. According to Amendment No. 3 to the Schedule 13G filed by The Goldman Sachs Group, Inc. with the Commission on February 13, 2001, voting and dispositive power with respect to these shares is held among: (i) Goldman, Sachs & Co., (ii) The Goldman Sachs Group, Inc., (iii) WSB Realty, L.L.C.,
      (iv) Whitehall Street Real Estate Limited Partnership V and (v) WH Advisors, L.L.C. V. Each of these entities is located at 85 Broad Street, New York, New York 10004.

(6) The address of Angelo, Gordon & Co., L.P., John M. Angelo and Michael L. Gordon is 245 Park Avenue, New York, NY 10167. According to Amendment No. 3 to the Schedule 13G filed by Angelo, Gordon with the Commission on February 8, 2002, these 1,094,143 shares are reported as beneficially owned by: (i) Angelo, Gordon, (ii) John M. Angelo, in his capacities as a general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon, and the chief executive officer of Angelo, Gordon and (iii) Michael L. Gordon, in his capacities as the other general partner of AG Partners, L.P. and the chief operating officer of Angelo, Gordon.

(7)   Intermarket Corp.'s address is 667 Madison Avenue, New York, NY 10021.

(8) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Mack is the managing partner of Apollo Real Estate Advisors, the general partner of Apollo Real Estate Investment Fund, and the President of Apollo Real Estate Advisors' corporate general partner. Includes 1,600 shares of common stock issued directly to Mr. Mack, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Mack, under Metropolis Trust's stock plan. Mr. Mack disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(9) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Neibart is a partner of Apollo Real Estate Advisors. Includes 1,600 shares of common stock issued directly to Mr. Neibart, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Neibart, under Metropolis

      Trust's stock plan. Mr. Neibart disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(10) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Jacobsson is a partner of Apollo Real Estate Advisors. Includes 1,600 shares of common stock issued directly to Mr. Jacobsson, and 3,000 shares of common stock issuable upon the exercise of options granted to Mr. Jacobsson, under Metropolis Trust's stock plan. Mr. Jacobsson disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(11) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Spector is a partner of Apollo Real Estate Advisors. Includes 1,600 shares of common stock issued directly to Mr. Spector, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Spector, under Metropolis Trust's stock plan. Mr. Spector disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(12) Includes 1,600 shares of common stock issued directly to Mr. Klopp, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Klopp, under Metropolis Trust's stock plan.

(13) Includes 1,912,863 shares owned by (i) funds and accounts managed by Oaktree, and (ii) limited partnerships of which Oaktree serves as a general partner. Includes 1,600 shares of common stock issued directly to Mr. Bernard, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Bernard, under Metropolis Trust's stock plan, all of which shares were transferred by Mr. Bernard to Oaktree. Mr. Bernard is a Principal of Oaktree. Mr. Bernard disclaims beneficial ownership of the shares of common stock owned by funds and accounts managed by Oaktree, the shares of common stock owned by limited partnerships of which Oaktree serves as a general partner, and the shares of common stock owned directly by Oaktree.

(14) Includes 289,503 shares held by various limited partnerships, a trust and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager. Includes 1,600 shares of common stock issued directly to Mr. Strumwasser, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Strumwasser, under Metropolis Trust's stock plan, all of which shares were transferred by Mr. Strumwasser to Whippoorwill pursuant to the terms of his employment with Whippoorwill. Mr. Strumwasser is a Principal, Managing Director and General Counsel of Whippoorwill. Mr. Strumwasser disclaims beneficial ownership of the shares of common stock owned by discretionary accounts or trusts managed by Whippoorwill, the shares of common stock owned by limited partnerships of which Whippoorwill serves as general partner, and the shares of common stock owned by Whippoorwill directly as set forth above.

(15) Does not include shares owned by Angelo, Gordon. Does not include 1,600 shares of common stock issued directly to Mr. Roberts, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Roberts, under Metropolis Trust's stock plan, all of which shares were transferred by Mr. Roberts to Angelo, Gordon pursuant to the terms of his employment with Angelo, Gordon. Mr. Roberts is a Managing Director of Angelo, Gordon. Mr. Roberts disclaims beneficial ownership of the shares of common stock owned by Angelo, Gordon.

(16) See notes 8 through 15 above with respect to the nature of the ownership of Directors and Executive Officers as a group, including disclaimers of beneficial ownership described therein.

                              AVAILABLE INFORMATION

      Each of Metropolis Trust and Holdings files reports with the Commission. Metropolis Trust files annual reports on Form10-K, quarterly reports on Form 10-Q, proxy statements and information statements with the Commission. Holdings is a newly-formed company and following the closing of the sale transaction and merger will file annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements and information statements with the Commission. You may read and copy materials that

Metropolis Trust and Holdings file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Metropolis Trust and Holdings file their respective reports electronically with the Commission. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address for this website is http://www.sec.gov.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          METROPOLIS REALTY TRUST, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      Page
                                                                                                      ----
HISTORICAL FINANCIAL STATEMENTS

      Independent Auditors' Report..............................................................       110

      Consolidated Balance Sheets as of December 31, 2001 and 2000..............................       111

      Consolidated Statements of Income and Comprehensive Loss for the years ended December 31,
      2001, 2000 and 1999.......................................................................       112

      Consolidated Statements of Stockholders' Equity for years ended December 31, 2001, 2000, and
      1999......................................................................................       113

      Consolidated Statements of Cash Flows for years ended December 31, 2001, 2000 and 1999....       114

      Notes to Year Ended December 31, 2001 Consolidated Financial Statements...................       115

      Consolidated Balance Sheets as of March 31, 2002 (unaudited) and
      December 31, 2001 (audited)..............................................................        122

      Consolidated Statements of Operations and Comprehensive Income (Loss) for the Quarters Ended
      March 31, 2002 and 2001 (unaudited) ......................................................       123

      Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001
      (unaudited)...............................................................................       124

      Notes to Quarter Ended March 31, 2002 Consolidated Financial Statements (unaudited).......       125

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Metropolis Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of Metropolis Realty Trust, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income and comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Metropolis Realty Trust, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
January 18, 2002

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS                                                                                  December 31,
                                                                                     2001          2000
                                                                                   ---------    ---------
Rental property - net of accumulated depreciation of $48,077 and $37,601,
   respectively                                                                    $ 358,709    $ 368,152
Cash and cash equivalents                                                             11,012       15,066
Escrow deposits and restricted cash                                                    7,506        5,669
Tenant security deposits                                                                 203          228
Due from tenants - net of doubtful accounts of  $0 and $2,745,
    respectively                                                                       2,138        4,874
Deferred financing costs - net of amortization of $8,830 and $4,515,
   respectively                                                                        4,101        8,401
Notes receivable                                                                         275          289
Deferred rent receivable                                                              50,119       48,828
Prepaid real estate taxes                                                              8,986        8,721
Deferred leasing costs, net of amortization of $4,132 and $2,627,
   respectively                                                                       17,016       16,451
Other assets                                                                             281          397
                                                                                   ---------    ---------

TOTAL ASSETS                                                                       $ 460,346    $ 477,076
                                                                                   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

   Mortgage loan                                                                   $ 425,000    $ 425,000
   Accounts payable and accrued expenses                                               8,009        8,327
   Tenants security deposits, unearned revenue and credits due tenants                 2,135        5,463
   Derivative investment                                                              17,897           --
                                                                                   ---------    ---------

Total Liabilities                                                                    453,041      438,790
                                                                                   ---------    ---------

Subordinated Minority Interest                                                            --       14,409
                                                                                   ---------    ---------

Stockholders' Equity
   Preferred Stock - $10 par value, 10,000,000 shares authorized, none issued or outstanding
   Common Stock - $10 par value, 50,000,000 shares authorized,
   (13,001,346 Class A shares outstanding as of December 31, 2001;
   8,059,586 Class A shares and 4,936,060 Class B shares outstanding as of
   December 31, 2000)                                                                130,013      130,012
   Paid-in capital                                                                   175,847      175,847
   Accumulated Other Comprehensive Loss                                              (17,897)          --
   Deficit                                                                          (280,658)    (281,982)
                                                                                   ---------    ---------

   Total Stockholders' Equity                                                          7,305       23,877
                                                                                   ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 460,346    $ 477,076
                                                                                   =========    =========

      See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE LOSS
(in thousands, except share amounts)

                                                                Years Ended December 31,
                                                          2001            2000            1999
                                                      ------------    ------------    ------------
REVENUES:
   Base rental income                                 $     86,165    $     85,129    $    114,983
   Lease termination income                                     --              --          26,455
   Operating escalation income                               4,865           4,944          11,451
   Miscellaneous income                                      2,936           5,245           4,669
                                                      ------------    ------------    ------------
      Total revenues                                        93,966          95,318         157,558
                                                      ------------    ------------    ------------

OPERATING EXPENSES:
   Real estate taxes                                        17,821          18,266          27,414
   Operating and maintenance                                 5,518           5,173           6,756
   Utilities                                                 9,450           8,186           6,991
   Payroll                                                   3,480           3,091           4,323
   Management fees                                           1,820           1,770           2,198
   Professional fees                                           524             932           1,960
   General and administrative                                  328             430             980
   Bad debt expense                                          1,301              --             585
   Depreciation and amortization                            11,981          11,680          16,245
                                                      ------------    ------------    ------------
      Total operating expenses                              52,223          49,528          67,452
                                                      ------------    ------------    ------------

OTHER ITEMS:
   Interest income                                             973           2,917           3,759
   Interest expense                                        (41,400)        (41,464)        (33,582)
   Write-off of note receivable                                 --              --          (1,088)
   Write-off of deferred financing costs                        --              --          (2,307)
                                                      ------------    ------------    ------------
      Total other items                                    (40,427)        (38,547)        (33,218)
                                                      ------------    ------------    ------------

GAIN ON SALE OF PROPERTY                                        --              --          50,445
                                                      ------------    ------------    ------------

GAIN ON REPURCHASE OF MINORITY INTEREST                     13,009              --              --
                                                      ------------    ------------    ------------

NET INCOME                                                  14,325           7,243         107,333

OTHER COMPREHENSIVE LOSS                                   (17,897)             --              --
                                                      ------------    ------------    ------------

COMPREHENSIVE (LOSS) INCOME                           $     (3,572)   $      7,243    $    107,333
                                                      ============    ============    ============

NET INCOME PER COMMON SHARE:

   Net income                                         $       1.10    $        .56    $       8.27
                                                      ------------    ------------    ------------
   Weighted average common shares outstanding           13,001,307      12,997,699      12,971,262
                                                      ------------    ------------    ------------

NET INCOME PER COMMON SHARE
(assuming dilution):

   Net income                                         $       1.10    $        .56    $       8.26
                                                      ------------    ------------    ------------
   Weighted average common shares outstanding
   (including 3,000 shares of common stock issuable
   upon the exercise of outstanding options as of
   December 31, 2001, 2000, and 1999, respectively)     13,004,307      13,000,699      12,998,646
                                                      ------------    ------------    ------------

      See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

                                                                           Retained          Total
                                            Common Stock      Paid-in      Earnings       Stockholders'
                                            at Par Value      Capital      (Deficit)         Equity
                                            ------------   ------------   ------------    ------------
BALANCE, DECEMBER 31, 1998                  $    129,706   $    175,844   $     21,522    $    327,072
Shares issued under Directors' Stock Plan            250             --             --             250
Net income                                            --             --        107,333         107,333
Dividends paid                                        --             --       (408,950)       (408,950)
                                            ------------   ------------   ------------    ------------
BALANCE, DECEMBER 31, 1999                       129,956        175,844       (280,095)         25,705
Shares issued under Directors' Stock Plan             56              3             --              59
Net income                                            --             --          7,243           7,243
Dividends paid                                        --             --         (9,130)         (9,130)
                                            ------------   ------------   ------------    ------------
BALANCE, DECEMBER 31, 2000                       130,012        175,847       (281,982)         23,877
Shares issued under Directors' Stock Plan              1             --             --               1
Net income                                            --             --         14,325          14,325
Other comprehensive loss                              --             --        (17,897)        (17,897)
Dividends paid                                        --             --        (13,001)        (13,001)
                                            ------------   ------------   ------------    ------------
BALANCE, DECEMBER 31, 2001                  $    130,013   $    175,847   ($   298,555)   $      7,305
                                            ============   ============   ============    ============

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                              Years Ended December 31,
                                                                          2001         2000          1999
                                                                        ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                              $  14,325    $   7,243    $ 107,333
Adjustments to reconcile net income to net cash provided by operating activities:
   Gain on sale of property                                                    --           --      (50,445)
   Gain on purchase of minority interest                                  (13,009)          --           --
   Write-off of deferred financing costs                                       --           --        2,307
   Depreciation and amortization                                           16,297       15,987       17,440
   Bad debt expense                                                         1,301           --          585
   Write-off of note receivable                                                --           --        1,088
   Change in:
      Increase in escrow deposits and restricted cash                      (1,836)      (2,490)      (2,516)
      Decrease/(increase) in due from tenants                               1,434       (2,427)       1,057
      Decrease/(increase)in tenant security deposits                           24           (2)         416
      (Increase)/decrease in prepaid expenses and other assets               (151)         149        5,345
      Decrease in real estate tax refunds                                      --        3,175        2,421
      Increase in deferred rent receivable                                 (1,291)      (2,719)     (15,229)
      (Decrease)/increase in accounts payable and accrued expenses            (30)        (373)       3,619
      (Decrease)/increase in tenant security deposits, unearned
      revenue and credits due tenants                                      (3,326)       4,000         (990)
                                                                        ---------    ---------    ---------
   Net cash provided by operating activities                               13,738       22,543       72,431
                                                                        ---------    ---------    ---------

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sale of property                                                 --           --      344,259
Additions to building and equipment                                        (1,033)      (4,155)     (12,308)
Leasing costs                                                              (2,357)      (2,982)     (21,250)
Changes in notes receivable                                                    14         (289)       8,218
                                                                        ---------    ---------    ---------
   Net cash (used) provided in investing activities                        (3,376)      (7,426)     318,919
                                                                        ---------    ---------    ---------

CASH FLOW FROM FINANCING ACTIVITIES:
Purchase of minority interest                                              (1,400)          --           --
Proceeds from mortgage note payable                                            --           --      425,000
Financing costs                                                               (16)         (93)     (12,823)
Payments on secured notes                                                      --           --     (410,625)
Dividends paid                                                            (13,001)      (9,130)    (408,950)
Distribution to subordinated minority interests                                --           --         (446)
Issuance of shares of common stock                                              1           59          250
                                                                        ---------    ---------    ---------
   Net cash used in financing activities                                  (14,416)      (9,164)    (407,594)
                                                                        ---------    ---------    ---------

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                           (4,054)       5,953      (16,244)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             15,066        9,113       25,357
                                                                        ---------    ---------    ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                $  11,012    $  15,066    $   9,113
                                                                        =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid                                                       $  37,283    $  34,046    $  32,387
                                                                        =========    =========    =========
    Dividends declared                                                  $  13,001    $   9,100    $ 408,950
                                                                        =========    =========    =========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Liabilities disposed of in connection with sale of property                --           --    $ 170,009
                                                                        ---------    ---------    =========

      See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(in thousands, except share amounts)

1. BACKGROUND, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization - Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis" or the "Company"), was formed on May 13, 1996 to facilitate the consummation of the Second Amended Joint Plan of Reorganization of 237 Park Avenue Associates, L.L.C. ("237 LLC") and 1290 Associates, L.L.C. ("1290 LLC" and together with 237 LLC, the "Predecessors"), dated September 20, 1996 (the "Plan"). Pursuant to the Plan, on October 10, 1996, the date operations commenced ("Effective Date"), the Company acquired the interests of 237 LLC and 1290 LLC in the properties located at 237 Park Avenue (the "237 Property") and 1290 Avenue of the Americas (the "1290 Property," and together with the 237 Property, the "Properties").

      On November 22, 1999, the Company sold all of its interests in the 237 Property. Following such sale and as of December 31, 2000, the Company owned a 94.05% partnership interest, as limited partner, in 1290 Partners, L.P., a Delaware limited partnership (the "1290 Property Owning Partnership"). The 1290 Property Owning Partnership owns the 1290 Property. A wholly-owned subsidiary of the Company ("1290 GP Corp.") owns a 1% interest, as general partner, in the 1290 Property Owning Partnership. The remaining 4.95% interest in the 1290 Property Owning Partnership was owned by 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership (the "Upper Tier LP"). On March 23, 2001, the Company acquired the limited partnership interest held by the Upper Tier LP for $1,400 in accordance with the Agreement of Limited Partnership of the 1290 Property Owning Partnership. Upon consummation of such transaction, as of December 31, 2001, the Company directly and indirectly owns 100% of the 1290 Property Owning Partnership.

      Basis of Presentation - The consolidated financial statements include Metropolis and each of the entities through which Metropolis indirectly owns the Properties. All significant intercompany accounts and transactions have been eliminated in consolidation. Actual results could differ from those estimates. Certain 2000 and 1999 amounts have been reclassified to conform with the 2001 presentation.

      Rental Property - Rental property is carried at cost, net of accumulated depreciation and amortization, and includes land, building, tenant improvements and building improvements. Land is carried at $63,500, as of December 31, 2001 and 2000. Building, tenant improvements and building improvements are carried at $343,286 and $342,253 as of December 31, 2001 and December 31, 2000, respectively. If a property is determined to be impaired, it must be written down to its estimated fair value. Fair value is defined as the amount for which the asset could be bought or sold in a current transaction, that is, other than a forced or liquidation sale. No impairment of the 1290 Property exists as of December 31, 2001 and 2000.

      Cash and Cash Equivalents - Cash and cash equivalents includes investments purchased with an original maturity of three months or less.

      Depreciation and Amortization - Building and building improvements are depreciated over their useful lives of 40 years using the straight-line method. Furniture and fixtures are depreciated over their useful lives, ranging from 5 to 7 years. Tenant improvements are amortized on a straight-line basis over the terms of the respective leases.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Deferred Charges - Deferred financing costs are amortized over the term of the related loan. Direct costs related to leasing are amortized over the related lease term.

      Rental Income - Rental income is recognized on a straight-line basis over the terms of the related leases. Differences between actual base amounts due from tenant leases and the straight-line basis are included in deferred rent receivable.

      Escrow Deposits and Restricted Cash - Escrow deposits and restricted cash for the years ended December 31, 2001 and 2000 includes reserves for tenant improvements, leasing commissions, insurance, real estate taxes and real estate tax refunds.

      Recent Pronouncement - Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by the Company on January 1, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive (loss) income and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

      At January 1, 2001 the Company recorded approximately $6,900 in other comprehensive loss as a cumulative transition adjustment to record the 1290 Swap Agreement (See Note 4) at its estimated fair value as of that date.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1, 2002). SFAS No. 144 supersedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. The Company is in the process of evaluating the financial statement impact of the adoption of this standard.

      Use of Estimates - The presentation of the financial statements requires estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2001 and 2000 and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Fair Value of Financial Instruments - The carrying amount of cash and cash equivalents, escrow deposits and restricted cash, tenant security deposits, accounts receivable and accounts payable are a reasonable estimate of their fair value due to their short-term nature. Management believes the fair market value of the mortgage loan payable approximates the carrying value at December 31, 2001 and 2000. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Income Taxes - The Company qualifies as a REIT under the Internal Revenue Code, as amended, and will generally not be taxed at the corporate level on income it currently distributes to its stockholders so long as it, among other things, distributes at least 90% of its REIT taxable income.

2.    SALE OF PROPERTY

      On September 23, 1999, the Company entered into an Interest Purchase Agreement with 237 Park Investors, L.L.C., pursuant to which the Company agreed to sell all of its interests in the 237 Property for an aggregate purchase price of $372,000, subject to customary prorations and certain adjustments (the "237 Property Sale").

      On November 22, 1999, the Company consummated the 237 Property Sale and recognized a gain of $50,445. Net assets as of the date of sale were $293,814. The following represents the results of operations for the 237 Property for the period January 1, 1999 through November 21, 1999:

                     REVENUES:
                     Base rental income              $ 34,261
                     Lease termination income          25,855
                     Operating escalation income        9,357
                     Miscellaneous income                 495
                                                     --------

                     Total revenues                    69,968
                                                     --------

                     OPERATING EXPENSES:
                     Real estate taxes                  9,324
                     Operating and maintenance          2,300
                     Utilities                            572
                     Payroll                            1,539
                     Management fees                      635
                     Professional fees                    515
                     General and administrative           285
                     Depreciation and amortization      5,624
                                                     --------

                     Total operating expenses          20,794
                                                     --------

                     OTHER ITEMS:
                     Interest income                    1,100
                     Interest expense                 (11,801)
                                                     --------

                     Total other items                (10,701)
                                                     --------

                     NET INCOME                      $ 38,473
                                                     ========

3.    REAL ESTATE TAX REFUNDS

      Tax certiorari proceedings have been settled with the City of New York for over-assessment of property taxes for the tax years ending June 30, 1991 through June 30, 1996 with respect to the 1290 Property. The Company received net proceeds of approximately $6,519 in December 2000 after payment of approximately $876 of fees and expenses incurred in connection with such proceedings. Of this amount, approximately $3,211 was expected to be reimbursed to tenants and was included in escrow deposits and restricted cash at December 31, 2000. During 2001, approximately $2,027 was reimbursed to tenants. The remaining balance to be reimbursed of approximately $1,184 is included in escrow deposits and restricted cash as of December 31, 2001. Such net proceeds were approximately $3,800 in excess of estimated net proceeds and are included in miscellaneous income in 2000.

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METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Tax certiorari proceedings have been commenced which remain outstanding against the City of New York for over-assessment of property taxes for the tax years ending June 30, 1997 through June 30, 2001 with respect to the 1290 Property. The outcome of these proceedings cannot be presently estimated.

4.    MORTGAGE LOAN

      In December 1999, the 1290 Property Owning Partnership refinanced mortgage indebtedness secured by the 1290 Property of approximately $224,900,000 and obtained a $425,000 mortgage loan (the "1290 Mortgage Loan"). Interest on the 1290 Mortgage Loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. The 1290 Property Owning Partnership has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. The 1290 Mortgage Loan may be repaid in whole without penalty. The costs associated with securing the 1290 Mortgage Loan of approximately $12,916 are included in deferred financing costs and are amortized over the term of the 1290 Mortgage Loan as a component of interest expense. Unamortized costs associated with the prior mortgage indebtedness of approximately $2,307 were written off in 1999.

      The 1290 Property Owning Partnership and Morgan Stanley Derivative Products, Inc. entered into an Interest Rate Exchange Agreement effective December 13, 1999 (the "1290 Swap Agreement"). The 1290 Swap Agreement provides that the 1290 Property Owning Partnership will pay interest at an effective rate of 8.4995% per annum on the notional amount of $425,000. Management believes that the risk of incurring losses related to the credit risk is remote and that any losses would be immaterial.

      The 1290 Swap Agreement has been designated as a cash flow hedge and was deemed to be perfectly effective during 2001. As such, changes in the fair value of the 1290 Swap Agreement during the year ended December 31, 2001 have been reflected as other comprehensive loss in the accompanying statement of income and comprehensive loss. The difference between accrued interest expense calculated at the effective rate under the 1290 Swap Agreement and accrued interest expense calculated at the interest rate under the 1290 Mortgage Loan is recognized currently in earnings as interest.

      The maturity date of the 1290 Mortgage Loan and the termination date of the 1290 Swap Agreement are identical. The estimate of the cost to unwind the 1290 Swap Agreement is approximately $19,439 at December 31, 2001. The Company has no intention of unwinding the 1290 Swap Agreement. The Company estimates that approximately $18,254 of net derivative loss included in accumulated other comprehensive loss will be reclassified into earnings within the next 12 months.

5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses as of December 31, 2001 and 2000 include property operating expenses payable and tenant claims against real estate tax proceeds.

6.    SUBORDINATED MINORITY INTEREST

      The Subordinated Minority Interest represented the 99% limited partnership interest that JMB/NYC Office Building Associates, L.P. owned of the Upper Tier LP which in turn owned a subordinated 4.95% limited partnership interest in the 1290 Property Owning Partnership (the "Subordinated Minority Interest"). On March 23, 2001, the Company exercised its right to acquire the Subordinated Minority Interest held by the Upper Tier LP for $1,400 in accordance with the Agreement of Limited Partnership of the 1290 Property Ownership Partnership.

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METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

7.    STOCKHOLDERS' EQUITY

      The Company has the authority to issue 50,000,000 shares of common stock, par value $10 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $10 per share. On October 10, 2001, the classification of the Common Stock into two classes of Common Stock terminated pursuant to the terms of the Charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A Common Stock. As of December 31, 2001, there were 13,001,346 shares of the Company's Class A Common Stock issued and outstanding.

8.    STOCK PLAN AND REGISTRATION RIGHTS

      The Board of Directors of the Company adopted a Directors' Stock Plan effective October 10, 1996. Pursuant to the Stock Plan, the Board of Directors of the Company has the authority to issue to members of the Company's Board of Directors options to purchase, in the aggregate, 100,000 shares of Common Stock. On the Effective Date, the initial members of the Company's Board of Directors were granted options entitling each director to purchase an aggregate of 3,000 shares of Common Stock at an exercise price of $25 per share.

      Pursuant to the Stock Plan, each Director received 400 shares of Common Stock at the annual meetings in 1997, 1998 and 2000 in consideration for services rendered to the Company during such years. The value of such shares was based upon the most recent price at which shares of the Company's Common Stock were traded prior to such grant of shares and is included as an operating expense.

      As of December 31, 2001, there were outstanding options to acquire an aggregate of 3,000 shares of Common Stock at an exercise price of $12.50 per share.

      The Company has entered into a Registration Rights Agreement between the Company and certain holders of Common Stock. The Registration Rights Agreement permits such stockholders to demand, subject to certain conditions, that the Company register their Common Stock for sale and provides all of the Company's stockholders with the right to participate proportionally in any public offering of the Company's securities.

9.    RELATED PARTY TRANSACTIONS

      Sale of 237 Property/Refinancing of 1290 Property - John R. Klopp, a director, officer and stockholder of the Company, is employed by Capital Trust, Inc., the parent company of Victor Capital Group L.P. ("VCG"). VCG acted as one of the Company's representatives in connection with the sale of the 237 Property in November 1999. Pursuant to the terms of the retention agreement between VCG and the Company, VCG was paid a fee equal to $930 (0.25% of the total transaction value). In addition, VCG was paid approximately $1,594 by the Company in December 1999 as a fee in connection with the refinancing of the debt pertaining to the 1290 Property.

      Asset Management - The Company has entered into an Asset Management Agreement with a company ("Asset Manager") that is directly affiliated with two of Metropolis' stockholders. One of these stockholders is also a Director and Officer of the Company. The Asset Manager provides asset advisory, consultation and management services for the Company. Fees for such services are payable in arrears, at a rate of $25 per month. The Asset Management Agreement also provides for reimbursement for costs and expenses for contractors and professional fees, payable as incurred.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Asset management fees incurred for the years ended December 31, 2001, 2000, and 1999 were approximately $300 each year.

      Property Management - The Company has also entered into a Management and Leasing Agreement with a company ("Property Manager/Leasing Agent") that is an affiliate of a stockholder. The Property Manager/Leasing Agent managed, operated and provided all supervisory, management and leasing services for the 1290 Property for the years ended December 31, 2001, 2000 and 1999 and for the 237 Property for the year ended December 31, 1999. The Management and Leasing Agreement provides for a fee of 1.5% of gross revenues, payable monthly, and reimbursement for overhead and all reasonable out-of-pocket expenses incurred. The Management and Leasing Agreement also provides for leasing commissions to be calculated on a sliding scale percentage basis of the lease's base rent. Fees incurred under the Management and Leasing Agreement for the years ended December 31, 2001, 2000, and 1999 totaled approximately $2,071, $2,295, and $5,528, respectively.

      An affiliate of the Property Manager/Leasing Agent provided the cleaning services for the 1290 Property for the months January through February of 2001 and the years ended December 31, 2000 and 1999 and for the 237 Property for the year ended December 31, 1999. Fees incurred for cleaning services for the years ended December 31, 2001, 2000, and 1999 totaled $405, $2,499, and $3,680, respectively.

      REIT Management - The Company has entered into a REIT Management Agreement with the Property Manager/Leasing Agent ("REIT Manager"). The REIT Manager performs certain accounting, administrative and monitoring services. The REIT Management Agreement provides for compensation to the REIT Manager of a monthly fee and reimbursement of documented out-of-pocket expenses. Fees incurred under the REIT Management Agreement for the years ended December 31, 2001, 2000, and 1999 were $126, $137, and $125, respectively.

10.   LEASES

      Minimum future rents (excluding escalation rentals) due to the Company under noncancellable leases as of December 31, 2001 are as follows:

                            2002                             $  82,256
                            2003                                84,260
                            2004                                77,837
                            2005                                72,567
                            2006                                69,135
                            Thereafter                         360,736
                                                             ---------
                                                             $ 746,791
                                                             =========

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                            (In Thousands, Except Per Share Amounts)
                                                      Fiscal Quarters Ended

2001                                       1Q           2Q           3Q           4Q
------------------------------------   ----------   ----------   ----------   ----------
Total revenues                             22,787       23,718       23,275       24,186
Net income                                 13,604          344          120          257
Net income per share                   $     1.05   $     0.03   $     0.01   $     0.01
Net income per share assuming
     dilution                          $     1.05   $     0.03   $     0.01   $     0.01

2000                                       1Q           2Q           3Q           4Q
------------------------------------   ----------   ----------   ----------   ----------
Total revenues                             21,875       23,777       22,495       27,171
Net income (loss)                             475        2,117         (315)       4,966
Net income (loss) per share            $     0.04   $     0.16   $    (0.02)  $     0.38
Net income (loss) per share assuming
     dilution                          $     0.04   $     0.16   $    (0.02)  $     0.38

1999                                       1Q           2Q           3Q           4Q
------------------------------------   ----------   ----------   ----------   ----------
Total revenues                             32,813       59,145       33,631       31,969
Net income                                  8,772       35,126        5,532       57,903
Net income per share                   $     0.68   $     2.71   $     0.43   $     4.45
Net income per share assuming
     dilution                          $     0.68   $     2.70   $     0.43   $     4.45

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

                                                                      March 31, 2002   December 31, 2001
                                                                        (Unaudited)        (Audited)
                                                                      --------------    --------------
ASSETS
Rental property - net of accumulated depreciation of $50,669 and
    $48,077, respectively                                             $      356,142    $      358,709
Cash and cash equivalents                                                     15,859            11,012
Escrow deposits and restricted cash                                           13,883             7,506
Tenant security deposits                                                         204               203
Due from tenants                                                               1,239             2,138
Deferred financing costs - net of amortization of $9,914 and
    $8,830, respectively                                                       3,018             4,101
Note receivable                                                                  271               275
Deferred rent receivable                                                      50,084            50,119
Prepaid real estate taxes                                                      4,493             8,986
Deferred leasing costs, net of amortization of $4,491 and $4,132,
    respectively                                                              16,657            17,016
Other assets                                                                     268               281
                                                                      --------------    --------------
TOTAL ASSETS                                                          $      462,118    $      460,346
                                                                      ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Mortgage loan                                                         $      425,000    $      425,000
Accounts payable and accrued expenses                                          7,843             8,009
Dividends payable                                                              3,251                --
Tenant security deposits, unearned revenue and credits due
    tenants                                                                    2,887             2,135
Derivative investment                                                         12,433            17,897
                                                                      --------------    --------------
Total Liabilities                                                            451,414           453,041
                                                                      --------------    --------------
Stockholders' Equity
Preferred Stock - $10 par value, 10,000,000 shares authorized, none issued or outstanding
Common Stock - $10 par value, 50,000,000 shares authorized
    (13,004,946 Class A shares outstanding as of March 31, 2002;
    13,001,346 Class A shares outstanding as of December 31,
    2001)                                                                    130,049           130,013
Paid-in-capital                                                              175,851           175,847
Accumulated other comprehensive loss                                         (12,433)          (17,897)
Deficit                                                                     (282,763)         (280,658)
                                                                      --------------    --------------
Total Stockholders' Equity                                                    10,704             7,305
                                                                      --------------    --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $      462,118    $      460,346
                                                                      ==============    ==============

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(In thousands, except share amounts)

                                                                Quarters Ended March 31,
                                                                  2002            2001
                                                              ------------    ------------
REVENUES:
Base rental income                                            $     20,749    $     21,182
Operating escalation income                                          1,309             913
Miscellaneous income                                                 1,071             692
                                                              ------------    ------------
Total revenues                                                      23,129          22,787
                                                              ------------    ------------

OPERATING EXPENSES:
Real estate taxes                                                    4,495           4,363
Operating and maintenance                                            1,363           1,175
Utilities                                                            1,611           2,384
Payroll                                                                925             848
Management fees                                                        481             470
Professional fees                                                      119             109
General and administrative                                              38              55
Depreciation and amortization                                        2,950           3,060
                                                              ------------    ------------
Total operating expenses                                            11,982          12,464
                                                              ------------    ------------

OTHER ITEMS:
Interest income                                                         90             326
Interest expense                                                   (10,046)        (10,054)
Gain on repurchase of minority interest                                 --          13,009
                                                              ------------    ------------
Total other items                                                   (9,956)          3,281
                                                              ------------    ------------

NET INCOME                                                           1,191          13,604

OTHER COMPREHENSIVE INCOME/(LOSS)                                    5,463         (13,610)
                                                              ------------    ------------

COMPREHENSIVE INCOME (LOSS)                                   $      6,654    $         (6)
                                                              ============    ============

NET INCOME PER COMMON SHARE:

Net Income                                                    $        .09    $       1.05
                                                              ============    ============
Weighted Average Common Shares Outstanding                      13,004,443      13,001,246
                                                              ============    ============

NET INCOME PER COMMON SHARE (assuming dilution):

Net Income                                                    $        .09    $       1.05
                                                              ============    ============
Weighted Average Common Shares Outstanding (including 3,000
    shares of Common Stock issuable upon the exercise of
    outstanding options as of March 31, 2002 and 2001)          13,007,443      13,004,246
                                                              ============    ============

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

                                                                             Quarters Ended March 31,
                                                                               2002            2001
                                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                 $      1,191    $     13,604
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization                                                     4,034           4,144
Gain on repurchase of minority interest                                              --         (13,009)
Change in operating assets and liabilities:
   Increase in escrow deposits and restricted cash                               (6,377)         (5,220)
   Decrease in due from tenants                                                     899             714
   Decrease in prepaid expenses and other assets                                  4,506           4,448
   Decrease/(increase) in deferred rent receivable                                   35            (104)
   Decrease in accounts payable and accrued expenses                               (159)           (949)
   Increase/(decrease) in tenant security deposits, unearned revenue and
      credits due tenants                                                           849            (305)
                                                                           ------------    ------------
       Net cash provided by operating activities                                  4,978           3,323
                                                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to building and equipment                                                 (25)           (756)
Additions to leasing costs                                                         (156)            (22)
Changes in note receivable                                                            4               4
                                                                           ------------    ------------
       Net cash used in investing activities                                       (177)           (774)
                                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of minority interest                                                      --          (1,400)
Other                                                                                46             (16)
                                                                           ------------    ------------
       Net cash used in financing activities                                         46          (1,416)
                                                                           ------------    ------------

INCREASE IN CASH AND CASH EQUIVALENTS                                             4,847           1,133

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                   11,012          15,066
                                                                           ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                   $     15,859    $     16,199
                                                                           ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid during period                                            $      7,751    $      9,038
                                                                           ============    ============
    Dividends declared                                                     $      3,251    $      3,250
                                                                           ============    ============

See notes to consolidated financial statements.



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


METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share information)

1. BACKGROUND, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization - Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis" or the "Company"), was formed on May 13, 1996 to facilitate the consummation of the Second Amended Joint Plan of Reorganization of 237 Park Avenue Associates, L.L.C. ("237 LLC") and 1290 Associates, L.L.C. ("1290 LLC," and together with 237 LLC, the "Predecessors"), dated September 20, 1996 (the "Plan"). Pursuant to the Plan, on October 10, 1996, the date operations commenced ("Effective Date"), the Company acquired the interests of 237 LLC and 1290 LLC in the properties located at 237 Park Avenue (the "237 Property") and 1290 Avenue of the Americas (the "1290 Property").

      On November 22, 1999, the Company sold all of its interests in the 237 Property. Following such sale, the Company owned a 94.05% partnership interest, as limited partner, in 1290 Partners, L.P., a Delaware limited partnership (the "1290 Property Owning Partnership"). The 1290 Property Owning Partnership owns the 1290 Property. A wholly-owned subsidiary of the Company ("1290 GP Corp.") owns a 1% interest, as general partner, in the 1290 Property Owning Partnership. The remaining 4.95% interest in the 1290 Property Owning Partnership was owned by 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership (the "Upper Tier LP"). On March 23, 2001, the Company acquired the limited partnership interest held by the Upper Tier LP for $1,400 in accordance with the Agreement of Limited Partnership of the 1290 Property Owning Partnership. Upon consummation of such transaction, and as of March 31, 2002, the Company directly and indirectly owns 100% of the 1290 Property Owning Partnership.

      Basis of Presentation - The consolidated financial statements include Metropolis and each of the entities through which Metropolis indirectly owns the 1290 Property. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Rental Property - Rental property is carried at cost, net of accumulated depreciation and amortization, and includes land, building, tenant improvements and building improvements. Land is carried at $63,500 as of March 31, 2002 and December 31, 2001. Building, tenant improvements and building improvements are carried at $343,310 and $343,286 as of March 31, 2002 and December 31, 2001, respectively. If a property is determined to be impaired, it must be written down to its estimated fair value. Fair value is defined as the amount for which the asset could be bought or sold in a current transaction, that is, other than a forced or liquidation sale. No impairment of the 1290 Property exists as of March 31, 2002.

      Cash and Cash Equivalents - Cash and cash equivalents includes investments purchased with an original maturity of three months or less.

      Depreciation and Amortization - Building and building improvements are depreciated over their useful lives of 40 years using the straight-line method. Furniture and fixtures are depreciated over their useful lives, ranging from 5 to 7 years. Tenant improvements are amortized on a straight-line basis over the terms of the respective leases.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Deferred Charges - Deferred financing costs are amortized over the term of the related loan. Direct costs related to leasing are amortized over the related lease term.

      Rental Income - Rental income is recognized on a straight-line basis over the terms of the related leases. Differences between actual base amounts due from tenant leases and the straight-line basis are included in deferred rent receivable.

      Escrow Deposits and Restricted Cash - Escrow deposits and restricted cash as of March 31, 2002 and December 31, 2001 includes amounts held in reserve for tenant improvements, leasing commissions, insurance, real estate taxes and real estate tax refunds due to former tenants.

      Accounts Payable and Accrued Expenses - Accounts payable and accrued expenses as of March 31, 2002 and December 31, 2001 include property operating expenses payable and tenant claims against real estate tax proceeds.

      Derivative Instruments - Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by the Company on January 1, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income (loss) and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

      On January 1, 2001, the Company recorded approximately $6,900 in other comprehensive loss as a cumulative transition adjustment to record its interest rate swap agreement (see Note 2) at its estimated fair value as of that date.

      Recent Pronouncement - In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1, 2002). SFAS No. 144 supercedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. Implementation of this standard did not have a material impact on the Company's consolidated financial statements.

      Use of Estimates - The presentation of the financial statements requires estimates and assumptions that affect the reported amounts of assets and liabilities as of March 31, 2002 and December 31, 2001 and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Fair Value of Financial Instruments - The carrying amount of cash and cash equivalents, escrow deposits and restricted cash, tenant security deposits, accounts receivable and accounts payable are a reasonable estimate of their fair value due to their short-term nature. Management believes the fair market value of the mortgage loan payable approximates the carrying value at March 31, 2002 and December 31, 2001. The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2002 and December 31, 2001.

      Income Taxes - The Company qualifies as a REIT under the Internal Revenue Code, as amended, and will generally not be taxed at the corporate level on income it currently distributes to its stockholders so long as it, among other things, distributes at least 90% of its REIT taxable income.

2.    MORTGAGE LOAN

      The mortgage loan represents a $425,000 mortgage loan (the "1290 Mortgage Loan") secured by the 1290 Property. Interest on the 1290 Mortgage Loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. The 1290 Property Owning Partnership has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee) at its option to extend the maturity for a period of twelve months. The 1290 Mortgage Loan may be repaid in whole without penalty. The costs associated with securing the 1290 Mortgage Loan of approximately $12,932 are included in deferred financing costs and are amortized over the term of the 1290 Mortgage Loan as a component of interest expense.

      The 1290 Property Owning Partnership and Morgan Stanley Derivative Products, Inc. entered into an Interest Rate Exchange Agreement effective December 13, 1999 (the "1290 Swap Agreement"). The 1290 Swap Agreement provides that the 1290 Property Owning Partnership will pay interest at an effective rate of 8.4995% per annum on the notional amount of $425,000. Management believes that the risk of incurring losses related to the credit risk is remote and that any losses would be immaterial.

      The 1290 Swap Agreement has been designated as a cash flow hedge and was deemed to be perfectly effective. As such, changes in the fair value of the 1290 Swap Agreement have been reflected as other comprehensive income in the accompanying statement of operations and comprehensive income
      (loss). The difference between accrued interest expense calculated at the effective rate under the 1290 Swap Agreement and accrued interest expense calculated at the interest rate under the 1290 Mortgage Loan is recognized currently in earnings as interest.

      The maturity date of the 1290 Mortgage Loan and the termination date of the 1290 Swap Agreement are identical. The estimate of the cost to unwind the 1290 Swap Agreement is approximately $14,182 at March 31, 2002. The 1290 Property Owning Partnership expects to reclassify all net losses on cash flow hedges included in accumulated other comprehensive loss into earnings within the next 12 months. As of March 31, 2002, this amount is approximately $12,433.

3.    SUBORDINATED MINORITY INTEREST

      The Subordinated Minority Interest represented the 99% limited partnership interest of JMB/NYC Office Building Associates, L.P. in the Upper Tier LP which owned a subordinated

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      4.95% limited partnership interest in the 1290 Property Owning Partnership (the "Subordinated Minority Interest"). On March 23, 2001, the Company exercised its right to repurchase the Subordinated Minority Interest that was owned by the Upper Tier LP in accordance with the Agreement of Limited Partnership of the 1290 Property Owning Partnership. The exercise of such repurchase right resulted in a payment of $1,400 by the Company to the Upper Tier LP and a gain to the Company of $13,009.

4.    STOCKHOLDERS' EQUITY

      The Company has the authority to issue 50,000,000 shares of common stock, par value $10 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $10 per share. On October 10, 2001, the classification of the Common Stock into two classes of Common Stock terminated pursuant to the terms of the Charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A common stock. As of March 31, 2002, there were 13,004,946 shares of the Company's Class A Common Stock issued and outstanding.

5.    STOCK PLAN AND REGISTRATION RIGHTS

      The Board of Directors of the Company adopted a Directors' Stock Plan (the "Stock Plan") effective October 10, 1996. Pursuant to the Stock Plan, the Board of Directors of the Company has the authority to issue to members of the Company's Board of Directors options to purchase, in the aggregate, 100,000 shares of Common Stock. On the Effective Date, the initial members of the Company's Board of Directors were granted options entitling each Director to purchase an aggregate of 3,000 shares of Common Stock at an exercise price of $25 per share.

      Pursuant to the Stock Plan, each Director received 400 shares of Common Stock at the annual meetings for fiscal years 1997, 1998, 2000 and 2001 in consideration for services rendered to the Company during such years. The value of such shares was based upon the most recent price at which shares of the Company's Common Stock were traded prior to such grant of shares and is included as an operating expense.

      As of March 31, 2002, there were outstanding options to acquire an aggregate of 3,000 shares of Common Stock at an exercise price of $12.50 per share.

      The Company has entered into a Registration Rights Agreement between the Company and certain holders of Common Stock. The Registration Rights Agreement permits such stockholders to demand, subject to certain conditions, that the Company register their Common Stock for sale and provides all of the Company's stockholders with the right to participate proportionally in any public offering of the Company's securities.

6.    RELATED PARTY TRANSACTIONS

      Asset Management - The Company has entered into an Asset Management Agreement with a company ("Asset Manager") that is directly affiliated with two of Metropolis' stockholders. One of these stockholders is also a Director and Officer of the Company. The Asset Manager provides asset advisory, consultation and management services for the Company. Fees for such services are payable in arrears at a rate of $25 per month. The Asset Management Agreement also provides for reimbursement of costs and expenses for contractors and professional fees, as

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      incurred. Asset management fees incurred for each of the quarters ended March 31, 2002 and 2001 aggregated approximately $75.

      Property Management - The Company has also entered into a Management and Leasing Agreement with a company ("Property Manager/Leasing Agent") that is an affiliate of a stockholder. The Property Manager/Leasing Agent manages and operates the 1290 Property and provides all supervisory, management and leasing services. The Management and Leasing Agreement provides for a fee of 1.5% of gross revenues, payable monthly, and reimbursement for overhead and all reasonable out-of-pocket-expenses incurred. The Management and Leasing Agreement also provides for leasing commissions to be calculated on a sliding scale percentage basis of a lease's base rent. Fees incurred under the Management and Leasing Agreement for the quarters ended March 31, 2002 and 2001 aggregated $374 and $352, respectively.

      An affiliate of the Property Manager/Leasing Agent provided cleaning services for the 1290 Property through February 2001. Fees paid for cleaning services for the quarters ended March 31, 2002 and 2001 totaled $0 and $405, respectively.

      REIT Management - The Company has entered into a REIT Management Agreement with the Property Manager/Leasing Agent ("REIT Manager"). The REIT Manager performs certain accounting, administrative and monitoring services. The REIT Management Agreement provides for compensation to the REIT Manager of a monthly fee and reimbursement of documented out-of-pocket expenses. Fees incurred under the REIT Management Agreement for each of the quarters ended March 31, 2002 and 2001 aggregated approximately $31.

Participation in Sale of 1290 Property - As described in the Note titled "Subsequent Events", the Company has entered into a definitive amended and restated agreement to sell all of its interests in the 1290 Property to an affiliate of Jamestown (the "Jamestown Partnership") for $745.5 million, subject to certain adjustments and customary prorations. Certain existing directors and officers of the Company are partners of Apollo Real Estate Advisors, L.P. ("AREA") and officers of the general partner of AREA. AREA is the general partner of Apollo Real Estate Investment Fund, L.P. ("AREIF"). AREIF owns 100% of the limited liability company interests of AP-1290 Partners LLC, which in turn owns a 25% limited partnership interest in the Jamestown Partnership.

                                  LEGAL MATTERS


      The validity of the Holdings LLC units to be issued in connection with the merger will be passed upon Akin, Gump, Strauss, Hauer & Feld, L.L.P. The discussion of the material U.S. federal income tax consequences set forth under the captions "Material U.S. Federal Income Tax Consequences-Classification of Holdings" and "Material U.S. Federal Income Tax Consequences-Tax Characterization of the Merger" herein constitutes the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. with respect to the U.S. federal income tax classification of Holdings, the material U.S. federal income consequences to the holders of the LLC Units and of the Merger to the Company, Holdings and shareholders of the Company.


                                     EXPERTS

      The consolidated financial statements of Metropolis Trust and its subsidiaries for the years ended 2001, 2000 and 1999 included in this information statement - prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

      The balance sheet of Holdings at May 6, 2002 included in this information statement - prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

      Representatives of Deloitte & Touche LLP will be present at the special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                    COST OF INFORMATION STATEMENT--PROSPECTUS

      This information statement--prospectus has been prepared by Metropolis Trust and its board of directors. Metropolis Trust will bear the costs of distributing this information statement--prospectus to stockholders, including the expense of preparing assembling, printing and mailing the information statement--prospectus. Although there is no formal agreement to do so, Metropolis Trust may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this information statement--prospectus and related materials to stockholders. Metropolis Trust may pay for and use the services of other individuals or companies not regularly employed by Metropolis Trust in connection with the distribution of this information statement--prospectus if the board of directors of Metropolis Trust determines that this is advisable.

                                          By Order of the Board of Directors,



                                          /s/ John R.S. Jacobsson
                                          ------------------------------------
                                          John R.S. Jacobsson
                                          Secretary


New York, New York


August 9, 2002

                                                                         ANNEX A

                           [HOULIHAN LOKEY LETTERHEAD]

May 7, 2002

The Special Committee of the Board of Directors
Metropolis Realty Trust, Inc.
c/o Oaktree Capital Management, LLC
1301 Avenue of the Americas, 34th Floor
New York, New York 10019

Dear Members of the Special Committee:

We understand that Metropolis Realty Trust, Inc. (the "Company" or "Metropolis") is a publicly reporting (but not publicly traded) real estate investment trust whose only significant asset is 100 percent ownership (through various subsidiaries) of the land and office building located at 1290 Avenue of the Americas in New York City (the "1290 Property"). We further understand that pursuant to a Purchase Agreement between the Company's subsidiary, 1290 Partners, L.P., on the one hand, and Jamestown 1290, L.P. ("Jamestown"), on the other hand, the Company will sell its interests in the 1290 Property in exchange for cash consideration of $745,500,000 (such 1290 Property sale in exchange for cash is referred to as the "Sale Transaction").

We further understand that in connection with the Sale Transaction the Company's existing stockholders who are accredited investors will have the opportunity to reinvest, on a pro-rata basis, all or a portion of their consideration from the Sale Transaction in subordinated interests in Jamestown. However, we understand that the Company's largest shareholder, Apollo Real Estate Investment Fund, L.P. ("Apollo"), who owns approximately 38 percent of the Company's shares, has entered into a separate agreement with Jamestown which provides that: (i) Apollo will reinvest 25 percent of its pro-rata Sale Transaction proceeds, and (ii) in the event that the Company's other stockholders elect to not reinvest, Apollo will reinvest more than 25 percent of their Sale Transaction proceeds such that Apollo and any other of the Company's stockholders choosing to reinvest will hold a 25 percent subordinated interest in Jamestown.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Sale Transaction. Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Houlihan Lokey did not negotiate the Sale Transaction or advise you with respect to alternatives to a Sale Transaction. The Opinion speaks only to the matters set forth in the Opinion, and does not address the tax consequences of the Sale Transaction, the timing or amount of distributions to the Company's stockholders as a result of

The Special Committee of the Board of Directors
Metropolis Realty Trust, Inc.
May 7, 2002

the Sale Transaction, whether any stockholder of the Company should choose to reinvest in Jamestown a portion of the stockholder's consideration to be received in the Sale Transaction, or any other matters not specifically set forth in the Opinion.

In connection with our opinion delivered with respect to the Sale Transaction, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. reviewed the Company's audited financial data for the years ended December 31, 1999, 2000 and 2001;

      2. reviewed the Company's Form 10-K for the fiscal year ended December 31, 2001 as filed with the United States Securities and Exchange Commission;

      3. reviewed the 1290 Property's 2002 Operating Budget, including (i) monthly and year ended detailed projected revenues and expenses for the period ended December 31, 2002, (ii) the rent roll for the 1290 Property, and (iii) the Marketing Plan for the 1290 Property;

      4. met with representatives of the 1290 Property's asset manager ("Asset Manger") and officers of the Company;

      5. conducted a site-visit of the 1290 Property, meeting with representatives of the Company's property manager, Tishman Speyer Properties, L.P.;

      6. reviewed the cash flow projections, prepared by the Asset Manager, for the 1290 Property through December 31, 2013 (the "Projections");

      7. reviewed the Agreement of Limited Partnership of Jamestown, dated as of April 16, 2002;

      8. reviewed the Purchase and Sale Agreement, dated April 16, 2002, between 1290 Partners, L.P. and Jamestown;

      9. reviewed the acquisition proposal from an alternative interested acquirer ("the Interested Bidder"), dated April 19, 2002;

      10. reviewed a draft dated April 29, 2002 of a Purchase and Sale Agreement between the Company and the Interested Bidder (which Houlihan Lokey understood is substantially the same agreement that would constitute the purchase agreement for the Sale Transaction);

      11. reviewed correspondence from the Interested Bidder to the Company dated May 6, 2002;

      12. reviewed correspondence from Jamestown to the Company dated May 6, 2002 and May 7, 2002;

The Special Committee of the Board of Directors
Metropolis Realty Trust, Inc.
May 7, 2002

      13. reviewed a Marketing Status Report, dated August 10, 1998, prepared by Eastdil Realty Company ("Eastdil") which summarizes the history of contact and interest by potential acquirors of the 1290 Property during the 1998 marketing process by Eastdil and Victor Capital Group; and

      14. conducted other studies, analyses, and inquiries, as we deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Sale Transaction is fair to the Company from a financial point of view; and the Sale Transaction is fair, from a financial point of view, to the Company's stockholders who are not affiliated with Apollo.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         ANNEX B

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                               PURCHASE AGREEMENT

                                     between

                          METROPOLIS REALTY TRUST, INC.

                                 on the one hand

                                       and

                       JAMESTOWN 1290, L.P., as Purchaser

                                on the other hand

                             Dated as of May 7, 2002

            This AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement") is made as of the 7th day of May, 2002, between METROPOLIS REALTY TRUST, INC., a Maryland corporation, ("Owner"), and JAMESTOWN 1290, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS:

            Owner, through 1290 Partners, L.P., a Delaware limited partnership and a wholly owned subsidiary of Owner ("1290 Partners"), is the owner and holder of the fee simple estate in and to those certain plots, pieces and parcels of land (collectively, the "Land") commonly known as 1290 Avenue of the Americas, New York, New York and more particularly described in Schedule A, together with the buildings and other improvements located on the Land (the building located on the Land, containing approximately 2,000,000 square feet, being referred to as the "Building"; the fixtures equipment, furnishings, supplies and other personal property of every nature, tangible and intangible, owned by Owner and used in connection with the Building, being referred to as the "Personalty," and the Building, the Land and the Personalty being collectively referred to as the "Property").

            Purchaser and 1290 Partners are parties to the Purchase and Sale Agreement, dated as of April 16, 2002 (the "Original Purchase and Sale Agreement"), and Purchaser, 1290 Partners and Owner hereby desire to amend and restate the Original Purchase and Sale Agreement in its entirety in accordance with the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

      1. DEFINITIONS.

Actions                                                      Section 10(a)(vi)
Additional Rent                                              Section 7(b)(x)
Agreement                                                    Preamble
AP-1290                                                      Section 4(h)
AP-1290 Obligations                                          Section 4(h)
Apportionment Date                                           Section 7(a)
AREIF                                                        Section 4(h)
Assumed Obligations                                          Section 7(j)
Base Rents                                                   Section 7(b)(i)
Broker                                                       Section 13(a)
Brokerage Agreements                                         Section 10(a)(xi)
Building                                                     Recitals
business day                                                 Section 4(e)
Closing                                                      Section 16(a)

Closing Date                                                 Section 16(a)
Closing Statement                                            Section 7(a)
Commitment                                                   Section 6(a)
Confidentiality Letter                                       Section 27(b)
Contracts                                                    Section 3(b)
Contractual Cure Items                                       Section 6(c)
Control                                                      Section 26(d)
Damages                                                      Section 10(a)
Default Rate                                                 Section 7(i)
Deposit                                                      Section 4(a)
Eligible Assignee                                            Section 26(d)
Environmental Report                                         Section 3(b)
ERISA                                                        Section 10(b)(ii)
Escrow Agent                                                 Section 4(a)
Exceptions                                                   Section 6(a)
Exchange Act                                                 Section 8(f)
Existing Loan                                                Section 10(a)(xv)
Existing Loan Documents                                      Section 10(a)(xv)
FIRPTA                                                       Section 15(a)(xii)
Independent Accountant                                       Section 7(h)
Land                                                         Recitals
Leases                                                       Section 3(b)(iv)
Leasing Commissions                                          Section 7(j)
Limited Partnership Agreement                                Section 4(h)
Limitation Period                                            Section 10(a)
Loan                                                         Section 2(b)
Loan Term Sheet                                              Section 2(b)
Major Leases                                                 Section 8(a)(iii)
Major Tenant                                                 Section 9(a)(iv)
Material Damage                                              Section 11(b)
Material Taking                                              Section 12(b)
Notices                                                      Section 17
Original Purchase and Sale Agreement                         Recitals
Overage Rent                                                 Section 7(b)(iii)
Owner Related Parties                                        Section 3(d)
Owner                                                        Preamble
Owner Closing Certification                                  Section 9(a)(x)

Owner Common Stock                                           Section 9(a)(vi)
Owner's Knowledge                                            Section 10(a)(ii)
Permitted Encumbrances                                       Section 5
Personalty                                                   Recitals
Persons                                                      Section 26(d)
Property                                                     Recitals
Property Taxes                                               Section 7(a)(ii)
Purchase Price                                               Section 4
Purchaser                                                    Preamble
Purchaser Closing Certificate                                Section 9(b)(v)
Purchaser's Knowledge                                        Section 10(b)(iv)
Purchaser's Representatives                                  Section 3
Reconciliation Statement                                     Section 7(h)
Rent Audit                                                   Section 7(b)(viii)
Rents                                                        Section 7(a)(i)
Representation                                               Section 10(a)
SEC                                                          Section 8(f)
SEC Disclosure Documents                                     Section 8(f)
Security Deposits                                            Section 10(a)(iv)
Scheduled Closing Date                                       Section 16(a)
Special Committee                                            Section 8(c)
Superior Offer                                               Section 8(c)
Unsolicited Offer                                            Section 8(c)
Survey                                                       Section 6(a)
Taking                                                       Section 12(a)
Tenant Improvements                                          Section 7(j)
Third Party Information                                      Section 33(c)
Title Company                                                Section 6(a)
Title Objections                                             Section 6(a)
Trust                                                        Section 10(b)(i)
1290 Partners                                                Recitals
Unsolicited Offer                                            Section 8(c)
Utilities                                                    Section 7(e)
Voting Agreements                                            Section 8(e)


      2. TERMS AND STRUCTURE OF PURCHASE.

            (a) Owner hereby agrees to sell, transfer and convey the Property to Purchaser, and Purchaser hereby agrees to purchase and accept the Property from Owner, in each case on and subject to the other terms and conditions set forth in this Agreement.

            (b) Not later than two (2) days prior to the Closing, Purchaser or a designee of Purchaser hereby agrees to lend to Metropolis Realty Holdings LLC, a Delaware limited liability company which at such time shall hold approximately 99.9% of the issued and outstanding shares of Owner, an amount equal to Two Hundred Million Dollars ($200,000,000) (the "Loan") on such terms as set forth in the Term Sheet attached hereto as Exhibit 1-A (the "Loan Term Sheet").

      3. COMPLETION OF DUE DILIGENCE.

            (a) Purchaser has completed its review and due diligence with respect to the Property. Subject to the provisions of Section 3(c), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively, the "Purchaser's Representatives") shall have the right through the Closing Date (unless this Agreement is earlier terminated in accordance with its terms), from time to time, upon the advance written notice required pursuant to, and in accordance with, Section 3(c), to enter upon and pass through the Property during normal business hours to examine and inspect the same.

            (b) Owner has delivered and Purchaser acknowledges receipt of all of the following:

                  (i) plans and specifications for the construction of the Building;

                  (ii) engineering reports relating to the Premises that have been issued or published in the past two years;

                  (iii) copies of the organizational documents for Owner and 1290 Partners, including the limited partnership agreement for Owner, all amendments thereto, and all organizational documents filed with the Delaware Secretary of State;

                  (iv) copies of all the (x) leases, licenses and occupancy agreements demising space at the Premises, including all amendments, modifications and supplements thereto; and (y) guarantees relating to any of the foregoing leases, licensees and occupancy agreements (the items described in clauses (x) and (y) above collectively, the "Leases");

                  (v) copies of the service, maintenance, supply and other material agreements relating to the operation of the Premises pursuant to which there is a current or future obligation of Owner, together with all amendments, modifications and supplements relating thereto set forth on Exhibit D hereto, except for those agreements that Purchaser has notified Owner in writing prior to the Closing Date that Purchaser will not assume hereunder (collectively the "Contracts");

                  (vi) copies of financial books and records relating to the operation of the Premises;

                  (vii) a copy of the most recent as-built survey of the Premises;

                  (viii) a copy of Owner's policy of title insurance on the Premises, together with copies of all exceptions set forth in such policy of title insurance on the Property;

                  (ix) [Intentionally deleted]

                  (x) a copy of that phase I environmental assessment prepared for GE Capital Corporation by Vertex Engineering, dated August, 1999 (the "Environmental Report");

                  (xi) copies of all certificates of occupancy issued with respect to the Premises;

                  (xii) copies of all unexpired product and equipment warranties for the Building, including, without limitation, any roof warranties;

                  (xiii) a copy of most the recent ACP-5 for the Premises;

                  (xiv) a copy of the most recent local law 10 report for the Premises;

                  (xv) a copy of the most recent RPI filed for the Premises; and

                  (xvi) copies of the five-year loss history of the Premises for insurance purposes.

            (c) In conducting any inspection of the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of the Purchaser's Representatives shall interfere with the business of Owner conducted at the Property or disturb the use or occupancy of any occupant of the Property, or damage the Property. In conducting the foregoing inspection, Purchaser and Purchaser's Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming under or through such tenants). Purchaser shall schedule and coordinate all such inspections with Owner; provided, however, that (i) Purchaser shall give Owner reasonable prior notice before each such entry, (ii) each such notice shall include sufficient information identifying which of Purchaser's Representatives are to conduct such inspection and permitting Owner to review the scope of the proposed inspection, and (iii) neither Purchaser nor Purchaser's Representatives shall cause or permit any borings, drillings or samplings to be done on the Property without Owner's prior written consent in each instance. Purchaser agrees to pay to Owner on demand the cost of repairing and restoring any damage which Purchaser or Purchaser's Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser's Representatives relating to such inspection of the Property shall be at the sole expense of Purchaser. In connection with any inspections conducted by Purchaser or Purchaser's Representatives, Purchaser shall:

                  (i) permit Owner to have a representative present during all such inspections;

                  (ii) take all actions and implement all protections (in each case consistent with industry practice) necessary to ensure that all actions taken in connection with such inspections, and the equipment, materials, and substances generated, used or brought onto the Property, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other persons;

                  (iii) furnish to Owner, at no cost or expense to Owner, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports generated by third parties not affiliated with Purchaser;

                  (iv) maintain or cause to be maintained, at Purchaser's expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations contained in Section 3(d) hereof. Purchaser shall deliver a certificate evidencing such insurance to Owner upon request; and

                  (v) not allow any such inspections or any and all other activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished).

            (d) Purchaser agrees to indemnify and hold Owner and its affiliates and their respective shareholders, officers, directors, partners, principals, members, employees and agents, and any successors or assigns of the foregoing (collectively with Owner, the "Owner Related Parties") harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by any of the Owner Related Parties arising from or by reason of Purchaser's and/or Purchaser's Representatives' inspection of, the Property, or any tests, inspections or other due diligence conducted by or on behalf of Purchaser (whether or not the same shall occur on or prior to the date hereof), except that the foregoing will not be construed to cover the negligence, willful misconduct or bad faith of any Owner Related Party, or any actions required to be taken by law as a result of the findings generated by Purchaser's activities; provided, however, that Purchaser agrees to use commercially reasonable efforts to maintain confidential and not to disclose any of its findings to any third party (other than to persons acting on its behalf, and to potential lenders and potential investors, and to any other parties to whom disclosure may be required by law) without the prior written consent of Owner, including without limitation, any governmental authority.

      4. PURCHASE PRICE.

            The purchase price ("Purchase Price") for the Premises shall be Seven Hundred Forty-Five Million Five Hundred Thousand Dollars ($745,500,000). The Purchase Price shall be payable as follows:

            (a) Prior to the execution of this Agreement by Purchaser, Purchaser has delivered to Fidelity National Title Insurance Company, Atlanta Office, as escrow agent (when acting as escrow agent, the "Escrow Agent"), the amount of Twenty Five Million Dollars ($25,000,000) by wire transfer in immediately available federal funds to the escrow account of Escrow Agent in accordance with the wire instructions set forth on Exhibit 1 (such deposit which is made pursuant to this subsection (a), together with any additions thereto made by Purchaser pursuant to Section 16(b), and all interest accrued thereon, the "Deposit"), and the Escrow Agent hereby acknowledges the receipt thereof;

            (b) Escrow Agent has caused, and shall cause, the Deposit to be invested in commercial paper, corporate promissory notes or other obligations maturing on or prior to Closing, and, as at any date of determination, rated A or better (or, in the case of commercial paper, A-1 or better) by S&P, or, A2 or better (or, in the case of commercial paper, P-1 or better) by Moody's, or insured certificates of deposit maturing on or prior to Closing of any commercial bank that is a member of the Federal Reserve System, the short-term obligations of which are rated A2 or better by Moody's and A or better by S&P, as designated in writing from time to time by Purchaser to Escrow Agent (provided, that Purchaser shall not designate any such investment which has a maturity date occurring after the Closing Date). Escrow Agent shall not be liable for (1) any loss of such investment (unless due to Escrow Agent's gross negligence or willful misconduct) or (2) any failure to attain a favorable rate of return on such investment. Escrow Agent shall deliver the Deposit, to Owner or to Purchaser, as the case may be, under the following conditions:

                  (i) The Deposit shall be delivered to Owner on the Closing Date upon receipt by Escrow Agent of a statement executed by Owner and Purchaser that the Deposit may be released; or

                  (ii) The Deposit shall be delivered to Owner following receipt by Escrow Agent of written demand therefor from Owner stating that Purchaser has defaulted in the performance of any of its material obligations required to be performed by Purchaser on or prior to the Closing (which notice will generally state the basis for the claim of default) if Purchaser shall not have given written notice of objection in accordance with the provisions set forth below in
Section 4(c); provided, however, if Owner only demands a portion of the Deposit, Escrow Agent shall only deliver such portion of the Deposit to Owner and the remainder of the Deposit shall be delivered by Escrow Agent to Purchaser; or

                  (iii) The Deposit shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Owner has defaulted in the performance of any of its material obligations required to be performed by Owner on or prior to the Closing (which notice will generally state the basis for the claim of default) or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, if Owner shall not have given written notice of objection in accordance with the provisions set forth below in Section 4(c); or

                  (iv) The Deposit shall be delivered to Purchaser or Owner as directed by joint written instructions of Owner and Purchaser.

            (c) Upon the filing of a written demand for the Deposit by Owner or Purchaser, pursuant to subsection (ii) or (iii) above, Escrow Agent shall promptly give written notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within ten (10) days after such party's receipt of written notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit until (i) Escrow Agent receives joint written notice from Owner and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Owner and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending and notify Owner and Purchaser in writing that it has deposited the Deposit with such clerk, or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent's option, in order to terminate Escrow Agent's duties hereunder, including but not limited to depositing the Deposit (and notifying Owner and Purchaser that it has deposited the Deposit) in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Owner or Purchaser is the losing party.

            (d) Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Owner or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Owner and delivered to the Escrow Agent, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Owner and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of Escrow Agent's fees and expenses with respect to any interpleader action incurred in connection with this Agreement), and such liability shall be joint and several; provided that, as between Purchaser and Owner, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement from the other of any such expenses paid to Escrow Agent. If the Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Purchaser or Owner that, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit, until any of the events described in clauses (i); (ii) or (iii) of Section 4(c) occurs. After delivery of the Deposit in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

            (e) Escrow Agent shall have the right at any time to resign upon ten
(10) business days prior written notice to Owner and Purchaser. Owner and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Owner and Purchaser a bank or trust company, located in New York City, with a minimum net worth of $2,000,000,000, to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit, to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Owner and Purchaser an assumption agreement whereby it assumes all of Escrow Agent's obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder. As used in this Agreement, the term "business day" shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

            (f) At the Closing, the Deposit shall be a credit against the Purchase Price, and Purchaser shall deliver on the Closing Date by wire transfer of immediately available federal funds to an account designated by Owner no later than two (2) business days prior to Closing an amount equal to the Purchase Price less the Deposit, subject to adjustments and apportionments as set forth herein.

            (g) All monies payable by Purchaser at the Closing under this Agreement, unless otherwise specified in this Agreement, shall be paid by Purchaser causing said amount to be wire transferred to a bank or banks in the United States advised in writing by Owner in immediately available federal funds for credit to such bank account or accounts, and divided into such amounts as may be required to consummate the transactions contemplated by this Agreement.

            (h) To the extent AP-1290 LLC, a Delaware limited liability company ("AP-1290"), shall not make all or any portion of its (i) $82,625,000 initial capital contribution and (ii) $1,100,000 payment for its portion of the closing costs for the new loan for the Property (the "AP-1290 Obligations") in accordance with and subject to the terms of that certain Limited Partnership Agreement, dated as of the date hereof (the "Limited Partnership Agreement"), by and among JT 1290 Corp., Jamestown 1290 Partners, and AP-1290, then, (i) Purchaser may deliver a note made by Apollo Real Estate Investment Fund, L.P. ("AREIF") in favor of Owner in an amount not to exceed $83,725,000, which note shall be secured by any dividends otherwise payable by Owner from the proceeds of the sale hereunder, to AREIF, (ii) Owner shall have a security interest in the dividends payable to AREIF and immediately upon receipt of such dividends AREIF shall pay the face amount of the note, and (iii) Purchaser shall receive a credit against the Purchase Price in an amount equal to face amount of such note.

      5. STATUS OF TITLE.

            Subject to the terms and provisions of this Agreement, on the Closing Date the Property shall be subject only to the exceptions listed on
Exhibit 2 attached hereto and made a
part hereof and matters approved and deemed approved hereunder and to the following (collectively, the "Permitted Encumbrances"):

            (a) Property Taxes which are a lien but not yet due and payable, subject to proration in accordance with Section 7;

            (b) any utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Property, provided that the same do not materially adversely affect the present use of the Property;

            (c) the Leases in effect at the Closing and the rights and interests held by tenants, as tenants only, under such Leases and all persons claiming by, through or under such tenants; provided, however, the foregoing is not intended to waive any condition to the Closing relating to the breach of any representation or warranty relating to Leases;

            (d) the terms and conditions of the Existing Loan Documents, provided that Owner shall be responsible for the payment of all sums secured by the Existing Loan Documents;

            (e) building codes and restrictions heretofore and hereafter adopted by any public agency;

            (f) right, lack of right or restrictions on the right of any owner of the Property to construct or maintain any vault or vaulted area in or under the sidewalks abutting the Property, any licensing statute, ordinance or regulation, and the terms of any license pertaining thereto, and any fees for vault space which may hereafter be assessed;

            (g) present and future zoning laws, ordinances, resolutions, orders and regulations of all municipal, county, state and federal governments having jurisdiction over the Property and the use thereof;

            (h) all municipal violations of record;

            (i) possible lack of or revocable nature of the right, if any, to maintain or use any space, facilities or appurtenances outside the building lines, whether on, over or under the land, including, without limitation, all vaults, signs and sidewalk openings;

            (j) any state of facts shown on the Survey (as hereinafter defined), and any change since the date of such Survey that an accurate survey of the Property or a physical inspection thereof would, disclose, including without limitation, all encroachments and projections of the Property upon or over streets or adjacent premises and all encroachments and projections on or over the Property or any variations between tax lot lines and lines of record title of the Property, provided that such changes do not render title unmarketable;

            (k) any lien or encumbrance caused by Purchaser or any of its agents.

      6. TITLE INSURANCE; LIENS.

            (a) Purchaser acknowledges receipt from Owner on or prior to the date hereof of an as-built ALTA survey of the Property, dated June 7, 1963 and last redated March 18, 2002 (the "Survey") and a commitment for an owner's policy of title insurance dated January 8, 2002 (the "Commitment") with respect to Owner's ownership of the Property from Fidelity National Title Insurance Company, Atlanta Office (the "Title Company"). Owner acknowledges that Purchaser may obtain title insurance and subsequent title searches and continuations from any nationally recognized title insurance company.

                  (i) Prior to the execution of this Agreement, Purchaser shall have notified Owner in writing if the Commitment or Survey shall set forth any material liens, encumbrances, encroachments or other title exceptions, other than the Permitted Encumbrances, to which Purchaser does not consent, and which are not otherwise permitted hereunder (each, an "Exception"), and such notice shall specify the Exceptions to which Purchaser objects (the "Title Objections"). If Purchaser has not delivered such notice prior to the execution of this Agreement, Purchaser shall be deemed to have waived its right to object to any Exceptions (and the same shall not be deemed Title Objections and shall be deemed Permitted Encumbrances), except as to matters arising after the date of the Commitment, which shall be subject to the terms forth in Section 6(d). If Purchaser shall deliver such notice prior to execution of this Agreement, any Exceptions which are not objected to in such notice shall not constitute Title Objections and shall be deemed Permitted Encumbrances.

            (b) If Owner notifies Purchaser within ten (10) days after the Owner's receipt of any notice of any Title Objection that it is unable or unwilling to eliminate any such Title Objection which is not a Contractual Cure Item, then unless the same is waived by Purchaser, Purchaser may elect by written notice to Owner delivered within ten (10) days after receipt of such notice from Owner to (i) accept the title to the Property subject to such Title Objection without abatement of the Purchase Price, in which event such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, or
(ii) terminate this Agreement, in which event Purchaser shall be entitled to a return of the Deposit. Upon the timely giving of any termination notice under clause (ii), this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

            (c) Owner shall be required, at or prior to the Closing, to take one of the following actions with respect to any Contractual Cure Item: (x) to satisfy such Contractual Cure Item (by payment, bonding or otherwise), or (y) to cause such Contractual Cure Item to be satisfied by delivery to the Title Company at the Closing of an affidavit or other document required by the Title Company. The following shall constitute "Contractual Cure Items": (i) Property Taxes then due and payable as of the Closing Date and not being apportioned by the parties pursuant to Section 7; (ii) any Title Objections which arise from the act or failure to act of Owner and can be removed by the payment of a liquidated sum of money and (iii) those items listed on Exhibit 3.

            (d) Purchaser shall have the right to update the Commitment prior to Closing and make objection by written notice to Owner with respect to any matter which arises after the date of the Commitment but prior to Closing, which matters shall constitute valid "Exceptions" and which notice shall constitute valid "Title Objections"; provided, however, that Purchaser shall be able to terminate this Agreement with respect to such additional Title Objections (which do not constitute Contractual Cure Items) only if Owner (x) fails to eliminate such Title Objection on or prior to the Closing Date and (y) such Title Objection, individually or in the aggregate, would have a material adverse effect on the Property; provided, further, that if such matter would not constitute a material adverse effect on the Property, then Owner shall use commercially reasonable efforts to eliminate such Title Objections on or prior to the Closing Date, and if such Title Objections is not so eliminated by such time, then Purchaser shall be deemed to have accepted title to the Property subject to such Title Objections without abatement of the Purchase Price and such Title Objection will deemed to be, for all purposes, a Permitted Encumbrance.

      7. APPORTIONMENTS.

            (a) The following shall be apportioned between Purchaser and Owner as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Apportionment Date") on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year, and reflected on a closing statement (the "Closing Statement") to be agreed upon by Purchaser and Owner and executed at Closing:

                  (i) subject to Section 7(b), prepaid rents, fixed rents and additional rents payable pursuant to the Leases (including, without limitation, operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Leases) (collectively, "Rents") and all other revenue or income derived with respect to the Property, all on an if, as and when collected basis;

                  (ii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property (collectively, "Property Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(c);

                  (iii) fuel, if any, as reasonably estimated by Owner's supplier, at Owner's cost, together with any sales taxes payable in connection therewith, if any (a letter from Owner's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and Owner's cost therefor);

                  (iv) prepaid fees, if any, for licenses and other permits which will be transferred by Owner to Purchaser on the Closing Date;

                  (v) any amounts prepaid or payable by Owner under the Contracts in effect as of the Closing Date;

                  (vi) business improvement district dues, if any;

                  (vii) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the City, County and State of New York.

            (b) (i) Monthly base rents (collectively, "Base Rents") under the Leases shall be adjusted and prorated on an if, as and when collected basis. Base Rents collected after the Closing Date from tenants who owe Base Rents for periods prior to the Closing Date, shall be applied, (A) first, in payment of Base Rents for the month in which received; (B) second, in payment of Base Rents for the month in which the Closing Date occurs; (C) third, in payment of Base Rents for any period after Closing Date for which Base Rent has not been paid; and (D) fourth, in payment of Base Rents for the periods prior to the Closing Date. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above and the party receiving such amount shall, within ten
(10) business days, pay to the party entitled thereto the portion thereof to which it is entitled.

                  (ii) Purchaser will use commercially reasonable efforts, from and after the Closing, to demand payment of and collect rent and Additional Rent (as hereinafter defined) arrearages owed to Owner by any tenant for the benefit of Owner. Owner will have the right, after the Closing, to pursue any remedies against such tenants; provided, however, that Owner will not have the right to seek eviction of any tenant or otherwise commence any litigation against any tenant. Owner shall not compromise, waive or settle any claim against a tenant with respect to rent and Additional Rent arrearages in respect of any period prior to the Closing without the prior written consent of Purchaser.

                  (iii) With respect to any Lease that provides for the payment of additional or escalation rent based upon (A) a percentage of a tenant's gross sales during a specified annual or other period or (B) increases in real estate taxes, operating expenses, labor costs, cost of living indices or porter's wages (collectively, "Overage Rent"), such Overage Rent shall be adjusted and prorated on an if, as and when collected basis.

                  (iv) Subject to the other provisions of this Section 7, for any Overage Rent payable for an accounting period that expired prior to the Closing Date, but which shall be paid after the Closing Date, such entire amount shall belong to Owner and if Purchaser shall receive the same, Purchaser shall pay such amount (less reasonable collection costs) to Owner within ten (10) business days after receipt thereof.

                  (v) Overage Rent payable for the accounting period in which the Closing Date occurs shall be apportioned between Purchaser and Owner based upon the ratio that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period. If, prior to the Closing Date, Owner receives any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing Date, such sums shall be apportioned at the Closing Date. Any installments of Overage Rent attributable to Overage Rent for periods prior to the Closing Date, subject to the other provisions of this Section, shall belong to Owner and if Purchaser shall receive the same, Purchaser shall pay such amount (less reasonable collection costs) to Owner within ten (10) business days.

                  (vi) Any payment by tenants of Overage Rent shall be applied to Overage Rents then due and payable in the following order of priority: (A) first, in payment of Overage Rents for the month in which received; (B) second, in payment of Overage Rents for the month in which the Closing Date occurs; (C) third, in payment of Overage Rents for any period after the Closing Date in which Overage Rents have not been paid; and (D) fourth, in payment of Overage Rents for the periods prior to the Closing Date. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above and the party receiving such amount shall, within ten (10) business days, pay to the party entitled thereto the portion thereof to which it is entitled.

                  (vii) Subject to the payment priority set forth in clause (vi) above, to the extent any portion of Overage Rent is required to be paid monthly by tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year or any other applicable accounting period), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between Purchaser and Owner on the Closing Date based on such estimated payments (i.e., with (x) Owner entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the Closing Date occurs, to the extent such amounts are as of the Closing Date estimated to equal the amounts ultimately due to Owner for such periods, (y) Owner and Purchaser apportioning all monthly installments of such amounts with respect to the calendar month in which the Closing Date occurs and (z) Purchaser entitled to all monthly installments after the Closing. The parties shall make final reconciliation of such estimates pursuant to the provisions of Section 7(i) below.

                  (viii) To the extent that any tenant, pursuant to a right contained in an existing tenant lease, conducts an audit prior to December 26, 2002 respecting any Overage Rent or Additional Rent calculation (a "Rent Audit") for an accounting period that expires prior to the Closing Date, or otherwise becomes entitled to a refund of Overage Rent or Additional Rent with respect to a period that expires prior to or includes the Closing Date, Owner shall be liable for its prorated share of any refunds due to such tenant or be the recipient of any additional payments due by such tenant as the result of such Rent Audit (and will bear all costs relating to the Rent Audit which are the responsibility of the landlord under the lease in question (or a pro-rata share thereof if also covering subsequent periods including any period in which the Closing occurs)). As an example, if the landlord is required to reimburse a tenant for an audit covering only the operating expenses for the operating year before the Closing, that obligation shall be solely Owner's, but if the audit covers both the operating year before the Closing and the operating year in which the Closing occurs, such audit cost shall first be split between the two years based on the relative dollar amount to be repaid to the tenant for each such year, with Owner bearing all of the costs allocated to the pre-closing operating year, and then the amount allocated to the year in which the Closing occurs shall be apportioned between Owner and Purchaser based on the ownership of the Property during such operating year. The results of any Rent Audit for any accounting period in which the Closing Date occurs shall be apportioned in the same manner as Overage Rent. Rent Audits for accounting periods commencing after the Closing Date shall each be settled by Purchaser in accordance with the applicable existing Lease. Any amounts required to be paid by Owner under this paragraph (viii) shall be paid on or before December 26, 2002.

                  (ix) To the extent that any amounts are paid or payable by a tenant under a Lease in advance of the period to which such expense applies, whether as a one time payment or in installments (e.g. for real property tax escalations), such amounts shall be apportioned as provided above but based upon the period for which such payments were or are being made.

                  (x) To the extent tenants pay items of Rent which are not Base Rents or Overage Rents, such as charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature (collectively, "Additional Rent"), such rent shall be applied based on the period covered by such Additional Rent charge (i.e., the period the applicable work, utility or service was provided). If the period to which a payment of Additional Rent applies cannot reasonably be determined based on the context of such payment, then such Additional Rent shall be applied to the period(s) determined in accordance with paragraph (i) above in the same order of priority as Base Rent. For any Additional Rent payable for a period that expired prior to the Closing Date, but which shall be paid after the Closing Date, the entire amount thereof shall belong to Owner and if Purchaser shall receive the same, Purchaser will pay such amount to Owner within ten (10) business days. Additional Rent payable for the period in which the Closing Date occurs shall be apportioned between Owner and Purchaser based upon the same method used to apportion the underlying expense being billed to such tenant, or if such expense is not being apportioned, then based upon the ratio that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period.

                  (xi) To the extent any payment received from a tenant after the Closing does not indicate whether the payment is for an item of Base Rent, Overage Rent or Additional Rent, and the same can not be clearly determined from the context of such payment (e.g., it is accompanied by an invoice for an item of Base Rent, Overage Rent or Additional Rent in such amount), then such payment will be applied (x) first to payment of any Base Rent then due or delinquent, in accordance with paragraphs (i) and (ii) above, (y) second to payment of any Additional Rent then due or delinquent, in accordance with paragraph (x) above and (z) third to any Overage Rent then due or delinquent, in accordance with paragraphs (iv)-(ix) above.

            (c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Owner or Purchaser, as the case may be, shall make an appropriate payment to the other within ten (10) business days based on such recalculation. If as of the Closing Date the Property or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Owner shall only be responsible for the unpaid installments of such assessments which are due prior to the

Closing Date and Purchaser shall pay such installments which are due on or after the Closing Date.

            (d) If there are water meters at the Property, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within two (2) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Owner shall deliver to Purchaser, or Purchaser shall deliver to Owner, as the case may be, the amount determined to be due upon such readjustment.

            (e) Owner will use commercially reasonable efforts to have meters for other utilities (not the responsibility of tenants) read on or just prior to the Closing Date. Charges for all electricity, steam, gas and other utility services (collectively, "Utilities") shall be for Owner's account up to the Apportionment Date and, from and after the Apportionment Date, all utilities shall be for Purchaser's account. Each Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Owner shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Owner, as the case may be, the amount determined to be due upon such adjustment.

            (f) Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date, all of which shall be the property of Owner.

            (g) With respect to all tax years prior to the tax year in which the Closing occurs, Purchaser shall be entitled to commence, continue and control the progress of, and shall be entitled to make all decisions with respect to, any proceeding or proceedings, whether or not now pending, for the reduction of the assessed valuation of the Property, and, in its sole discretion, to try or settle the same. Any such proceeding or proceedings with respect to the tax year in which the Closing occurs, and all decisions regarding the commencement, continuation, trial or settlement of such proceeding or proceedings, shall be controlled, subsequent to the Closing, by Purchaser. Each of Purchaser and Owner agrees to cooperate with the other in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to any other party to this Agreement, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consents or other documents, and the taking of any act necessary for the collection of such refund by the requesting party. During its period of ownership, Owner has challenged the Property assessments for tax years 1990-1991 through 2001-2002 and has settled and received payment on account of tax years 1990/91 through 1996/97. All refunds or credits owed to any tenants presently in occupancy on account of such refund(s) have been paid or credited by Owner in full. Any subsequent tax refunds belonging in whole or in part to Owner, shall be paid to Owner after first deducting therefrom any payments owed to tenants on account thereof or, if such payment is made directly to Owner or 1290 Partners, Owner shall pay to Purchaser such amounts (if any) owed to tenants on account thereof within ten (10) days after receipt of such refund.

            (h) No later than December 1, 2002, Purchaser shall prepare and deliver to Owner (or its successor) for the review and approval of Owner a final reconciliation of the Closing Statement reasonably satisfactory to Owner in form and substance (the "Reconciliation Statement") setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). Owner and Purchaser shall use good faith efforts to agree upon the Reconciliation Statement by December 15, 2002. If Owner and Purchaser cannot agree upon the Reconciliation Statement by December 15, 2002, then Owner and Purchaser shall, within five (5) days thereafter (i) appoint Ernst & Young LLP (the "Independent Accountant"), to resolve all disputes in connection with the Reconciliation Statement for purposes of this Agreement within thirty (30) days after its appointment; and
(ii) present in writing to the Independent Accountant, all work papers and other information used to prepare the Reconciliation Statement, and such additional information on their behalf as they shall desire supporting their positions. The resolution of the dispute rendered by such Independent Accountant shall be final and binding upon the Owner and Purchaser. The fees and expenses of the Independent Accountant shall be borne by the non-prevailing party in the dispute.

            (i) The net amount due Owner or Purchaser, if any, by reason of adjustments to the closing statement executed by the parties at Closing, as shown in the Reconciliation Statement, shall be readjusted based upon the terms of this Section 7. If, based upon such readjustments, Owner is entitled to additional amounts, Purchaser will pay such amounts to Owner within ten (10) days following the approval by Owner and Purchaser but no later than December 26, 2002, unless there is a dispute submitted to the Independent Accountant, then within ten (10) days following the resolution of such dispute by the Independent Accountant. If, based upon such readjustments, Purchaser is entitled to additional amounts, Owner shall pay such amounts to Purchaser within ten (10) days following the approval by Owner and Purchaser of the Reconciliation Statement, but no later than December 26, 2002, unless there is a dispute submitted to the Independent Accountant, then within ten (10) days following the resolution of such dispute by the Independent Accountant. The adjustments, prorations and determinations agreed to by Owner and Purchaser in Reconciliation Statement or as determined by the Independent Accountant shall be conclusive and binding on the parties hereto. If any payment to be made after the Closing under this Section 7(i) shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in the Wall Street Journal plus 3% (the "Default Rate").

            (j) On the Closing Date, Purchaser agrees to assume and become responsible for (i) all of Owner's tenant improvement obligations (the "Tenant Improvements") and leasing commissions ("Leasing Commissions") set forth on Schedule Q hereto, (ii) the landlord's obligations under the Leases arising from and after the Closing Date and (iii) the obligations of Owner or 1290 Partners under the Contracts arising from and after the Closing Date

(collectively, the "Assumed Obligations"). Except for the Assumed Obligations, Permitted Encumbrances, Leases, Contracts and other obligations expressly assumed by Purchaser hereunder, Owner shall remain liable and responsible for all of the obligations and liabilities of Owner and 1290 Partners.

            (k) At the Closing, the cash portion of the Security Deposits (including any interest due thereon to the Closing Date) shall be credited against the Purchase Price.

      8. COVENANTS OF OWNER.

            (a) During the period from the date hereof until the Closing Date, Owner shall:

                  (i) maintain in full force and effect the insurance policies currently in effect with respect to the Property (or replacements continuing similar coverage);

                  (ii) operate and manage the Property in a manner consistent with past practice;

                  (iii) notify Purchaser promptly of any of the following which takes place on or before the Closing Date: written notices of claimed material default or material non-performance received or given by Owner with respect to Leases to which any Major Tenant is a party ("Major Leases") or to which EMI Entertainment, ABN Amro, NCR Corporation and Straight Arrow Publishing is a party, or the Contracts, litigation commenced against or by Owner with respect to the Property, the Major Leases or Contracts, notices of condemnation proceedings and casualty losses to the Property; and

                  (iv) use reasonable efforts to notify Purchaser of any written notices of claimed material default or material non-performance received or given by Owner with respect to any Leases not subject to Section 8(a)(iii).

            (b) During the period from the date hereof until the Closing Date, Owner shall not, to the extent the same would be binding on or affect the Property or any owner thereof after the Closing, without Purchaser's prior approval (which approval shall not be unreasonably withheld or delayed):

                  (i) terminate any Lease; amend or modify, or permit the cancellation (other than non-material amendments or modifications or pursuant to an express option granted to tenant thereunder or which any tenant may have at law) or surrender of, or consent to the assignment or subletting under, any Lease unless contractually bound; or enter into any new lease or renewal lease (unless contractually bound on definitive terms) for space at the Property except pursuant to a leasing schedule agreed to in writing by the parties hereto;

                  (ii) solicit, initiate or encourage (including by way of furnishing information), any transaction involving the sale or other disposition of the Property, except as contemplated in this Agreement, including, without limitation, Section 8(c) hereof;

                  (iii) affirmatively subject the Property to any additional liens, encumbrances, covenants or easements; or

                  (iv) sell, transfer or otherwise dispose of the Property.

            (c) Purchaser acknowledges and agrees that until such time as the Loan is funded Owner and the Special Committee of the Board of Directors of Owner ("Special Committee") shall be permitted to participate in discussions and negotiations, and to furnish information concerning Owner and/or the Property in connection with an unsolicited written inquiry, proposal or offer ("Unsolicited Offer") by an unaffiliated third party that the Special Committee reasonably believes (after having obtained sufficient preliminary information upon which to make such determination) that after giving due regard to the likelihood of consummation of such Unsolicited Offer, such Unsolicited Offer would result in Owner's stockholders realizing more value for their shares than they would in connection with the transactions contemplated by this Agreement (such offer a "Superior Offer"), which Superior Offer involves (x) the purchase of all or substantially all of the equity interests of Owner; (y) the purchase of all or substantially all of the Property; and/or (z) entering into any of the following transactions: merger, consolidation, business combination, recapitalization, liquidation and dissolution involving Owner; provided, however, that in any such case, it is the good faith opinion of the Special Committee, after consultation with outside counsel and after having obtained such preliminary information, that failure to participate in such discussion and negotiations or to furnish such information would likely be inconsistent with the Special Committee's duties to Owner's stockholders under applicable law.

            Owner agrees that it will promptly (and in no event later than 24 hours after receipt of an Unsolicited Offer) notify Purchaser (which notice shall be provided orally and in writing and shall identify the person or entity making the Unsolicited Offer and set forth its material terms) after receipt of an Unsolicited Offer and thereafter shall keep Purchaser informed, on a current basis, of the status and material terms of any Unsolicited Offer.

            The Special Committee shall recommend that Owner's stockholders vote to approve this Agreement (and this recommendation shall be included in Owner's SEC Disclosure Documents (as defined in Section 8(f)) and it may not withdraw or modify its recommendation in a manner adverse to Purchaser or recommend that the Owner's stockholders vote in favor of or accept an Unsolicited Offer. Notwithstanding the foregoing, until such time as the Loan is funded, the Special Committee may withdraw or modify its recommendation described above, or may recommend that Owner's stockholders vote in favor of or accept an Unsolicited Offer, if:

                  (i) it is the opinion of the Special Committee, after consultation with outside counsel, that failure to take such action would likely be inconsistent with the Special Committee's duties to the Owner `s stockholders under applicable law;

                  (ii) the Special Committee shall have delivered written notice to Purchaser, advising Purchaser that it intends to take such action unless the terms and conditions of this Agreement are amended, and three (3) business days have elapsed following the Special Committee's delivery of such notice;

                  (iii) this Agreement were amended by Purchaser before the expiration of said three-business-day period, and the Unsolicited Offer would nonetheless still constitute a Superior Offer; and

                  (iv) Owner has complied with its obligations set forth in
Section 8(c).

            (d) Notwithstanding any other provision of this Section 8, Owner shall not accept or enter into any agreement concerning a Superior Offer for a period of at least five (5) business days after Purchaser's receipt of the initial notification of the Unsolicited Offer pursuant to this Section 8, during which period Owner shall, and shall cause its financial and legal advisors to, negotiate with Purchaser to amend the terms and conditions of this Agreement as would enable Purchaser to match the economic terms and other conditions contained in such Superior Offer in order to proceed with the transactions contemplated hereby.

            (e) Owner shall use its commercially reasonable efforts to obtain voting agreements by May 16, 2002 from the holders of at least sixty-seven percent (67%) of the issued and outstanding holders of Owner Common Stock (the "Voting Agreements") substantially in the form attached hereto as Exhibit 6.

            (f) As soon as practicable following the execution of this Agreement and the Voting Agreements, Owner shall file with the Securities and Exchange Commission ("SEC") the applicable form of filing(s) prescribed by the SEC for transactions of the type contemplated hereby ("SEC Disclosure Documents"), in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations under the Exchange Act, and Owner will deliver a written notice to Purchaser notifying Purchaser that (A) such filing has been made upon the date that Owner files the SEC Disclosure Documents and
(B) the date upon which it is notified by the SEC whether or not Owner's SEC Disclosure Documents will be reviewed by the SEC. Purchaser will cooperate with Owner in the preparation of the SEC Disclosure Documents and will provide Owner with all data concerning Purchaser as is reasonably necessary in the opinion of Owner's counsel in order for Owner to prepare the SEC Disclosure Documents. Owner shall use all commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to their respective SEC Disclosure Documents, and, if applicable, to cause the SEC Disclosure Documents to be mailed to its stockholders at the earliest practicable date. Owner agrees to afford Purchaser and its counsel a reasonable opportunity to review and comment upon the SEC Disclosure Documents prior to their being filed with the SEC and to provide Purchaser and its counsel with copies of any comments that Owner or its counsel may receive from the SEC or its staff with respect thereto as soon as practicable after the receipt of such comments. If the Special Committee withdraws or modifies its approval or recommendation of this Agreement and the consummation of the transactions contemplated hereby in accordance with Section 8(c) hereof, Owner may postpone or delay the filing or mailing, as the case may be, of any or all of its respective SEC Disclosure Documents.

            (g) If Owner elects not to consummate the transactions contemplated hereby and instead elects to pursue its rights set forth in Section 8(c), then Owner shall have the right to terminate this Agreement and shall not be in default hereunder so as to allow Purchaser to avail itself of the remedies set forth in Section 18(b) hereof; provided, however, that (A) from and after the date hereof until 11:59 p.m. on the date that Owner files the SEC Disclosure Documents with the SEC, but in no event later than June 1, 2002, if Owner shall terminate this Agreement pursuant to its rights set forth in Section 8(c), then Owner shall pay to Purchaser a fee equal to Fifteen Million Dollars ($15,000,000); and
(B) from and after 12:00 a.m. on the date immediately following the date upon which the Owner files the SEC Disclosure Documents with the SEC, but in no event later than June 2, 2002, if Owner shall terminate this Agreement pursuant to its rights set forth in Section 8(c), then Owner shall pay to Purchaser a fee equal to Twenty Million Dollars ($20,000,000), which amounts in both subclauses (A) and (B) shall also be deemed to include all of Purchaser's expenses incurred in connection with the transactions contemplated hereby (the "Break Up Fee"). The Break Up Fee shall be payable to Purchaser upon the earlier of: (i) five (5) business days following the consummation of the Superior Offer; and (ii) December 31, 2002; and (iii) ninety (90) days following the termination of a Superior Offer transaction that Owner has elected to pursue in connection with its termination of this Agreement in accordance with this Section 8(g); provided, however, that as to subclauses (ii) and (iii), on or prior to the date Owner is required to pay the Break Up Fee, Owner may elect, in lieu of paying the Break Up Fee on such date, to instead deliver to Purchaser a clean, irrevocable letter of credit in an amount equal to the Break Up Fee issued by a New York bank money center in favor of Purchaser, with an expiration date of July 15, 2003 and otherwise in form reasonably acceptable to Purchaser. The terms of such letter of credit shall provide that it may be drawn upon by Purchaser on or after June 30, 2003 if the payment of the Break Up Fee is not made by Owner on or prior to June 30, 2003. The parties acknowledge and agree that the amount of the Break Up Fee is not intended as a penalty and does not have the legal effect of a penalty, but instead serves as a reasonable estimate by the parties of the damage which would be suffered by Purchaser in such an event.

            (h) Except for the Major Tenants (which shall be governed by Section 9(a)(iv) hereof), Owner shall use commercially reasonable efforts to obtain an executed estoppel certificate from each other tenant of the Building. Each such estoppel certificate shall confirm the existence of and pertinent facts surrounding the applicable Lease. If any lease has a form of estoppel certificate attached thereto, then Owner shall use its commercially reasonable efforts to deliver such form executed by such tenant. If no such form is attached, Owner shall use commercially reasonable efforts to deliver an estoppel letter in such form as is reasonably requested by Purchaser.

            (i) Except for the Major Tenants (which shall be governed by Section 9(a)(v) hereof), at the request of Purchaser, Owner shall use its commercially reasonable efforts to obtain an executed subordination, nondisturbance and attornment agreement in connection with Purchaser's lender's mortgage financing from each other tenant of the Building. If any Lease has a form of subordination, nondisturbance and attornment agreement attached thereto, then Owner shall deliver such form executed by such tenant. If no such form is attached, Owner shall deliver a subordination, nondisturbance and attornment agreement in such form as is reasonably requested by Purchaser.

            (j) Purchaser and Owner hereby covenant and agree to cooperate and use their respective commercially reasonable effort to effectuate and carry out the transactions contemplated by Section 2 hereof.

            (k) Purchaser hereby covenants and agrees that to the extent that Purchaser determines not to assume any of the Contracts listed on Schedule D hereto, that it shall be responsible for any and all termination costs and expenses incurred by Owner relating to Purchaser's decision not to assume such Contract.

            (l) Owner hereby covenants to cooperate with Purchaser in endeavoring to minimize the mortgage recording tax and agrees to use commercially reasonable efforts to cause the holder of the Existing Loan to assign the existing mortgage to Purchaser's designee upon repayment in full of such Existing Loan.

      9. CONDITIONS.

            (a) Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the Closing Date of the following conditions:

                  (i) Major Leases. All of the Major Leases, plus the leases for EMI Entertainment, ABN Amro, NCR Corporation and Straight Arrow Publishing shall all be in full force and effect in all material respects on the Closing Date.

                  (ii) Title. The Property shall be subject only to Permitted Encumbrances.

                  (iii) Transaction Expenses. Owner shall have paid all of the transaction expenses (or made provision for the payment thereof) for which it is responsible pursuant to Section 14.

                  (iv) Estoppel Certificates. Owner shall have delivered to Purchaser an executed estoppel certificate from each tenant listed on Schedule E (each such tenant referred to as a "Major Tenant"). Each such estoppel certificate shall be dated within forty-five (45) days prior to the date of Closing, and shall confirm the existence of and pertinent facts surrounding the applicable Lease. If any Major Lease has a form of estoppel certificate attached thereto, then Owner shall deliver such form executed by such tenant. If no such form is attached, Owner shall use commercially reasonable efforts to deliver an estoppel letter reasonably acceptable to Purchaser; provided, however, that in either event, Owner shall use commercially reasonable efforts to cause such Major Tenant to include within such estoppel certificate such other information as may be reasonably requested by Purchaser.

                  (v) Subordination Agreements. At the request of Purchaser, Owner shall have delivered to Purchaser an executed subordination, nondisturbance and attornment agreement in connection with Purchaser's lender's mortgage financing from each Major Tenant. If any Major Lease has a form of subordination, nondisturbance and attornment agreement attached thereto, then Owner shall deliver such form executed by such Major Tenant. If no such form is attached, Owner shall deliver a subordination, nondisturbance and attornment agreement in a form reasonably acceptable to Purchaser; provided, however, that in either event, Owner shall use commercially reasonable efforts to cause such Major Tenant to include within such subordination, nondisturbance and attornment agreement such other information as may be reasonably requested by Purchaser.

                  (vi) Stockholder Approval. The transactions contemplated hereby shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of Owner's common stock, par value $10.00 per share ("Owner Common Stock").

                  (vii) Pay-Off Letter. Owner shall have delivered to Purchaser a customary payoff letter from General Electric Capital Corporation or other authorized lender under the Existing Loan Agreement in respect of the Existing Loan.

                  (viii) No Injunction. No provision of any applicable law or regulation and no judgment, injunctions then enforceable against Purchaser, order or decree shall prohibit the transactions contemplated by this Agreement.

                  (ix) Deliveries. Owner shall have executed and delivered all of the documents required to be delivered by it under Section 15(a) hereof.

                  (x) Representations and Warranties of Owner. Owner's representations and warranties in this Agreement will be true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date. On the Closing Date, Owner will deliver to Purchaser a certificate, duly executed by an executive officer of Owner, certifying that Owner's representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date (the "Owner Closing Certification").

Purchaser shall have the right at any time to waive in writing any of the contingencies or conditions set forth in this Section 9(a). If the conditions and/or contingencies described in this Section 9(a) are not fully and completely satisfied on the Closing Date, unless Purchaser elects to waive the unsatisfied conditions and/or contingencies in writing, Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser by providing written notice of such termination to Owner at any time through and including the Closing Date.

            (b) Conditions to the Obligations of Owner to the Closing. The obligations of Owner to effect the Closing shall be subject to the fulfillment or written waiver by Owner at or prior to the Closing Date of the following conditions:

                  (i) Funding. Purchaser shall have paid the balance of the Purchase Price, after applying any credits against the Purchase Price hereunder, and authorized the release of the Deposit in accordance with Section 4(b)(i) with respect to the payment of the Purchase Price.

                  (ii) No Injunction. No provision of any applicable law or regulation and no judgment, injunctions currently enforceable against Owner, order or decree shall prohibit the transactions contemplated by this Agreement.

                  (iii) Owner Stockholder Approval. The transactions contemplated hereby shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of Owner Common Stock.

                  (iv) Transaction Expenses. Purchaser shall have paid all or substantially all of the transaction expenses for which it is responsible pursuant to Section 14.

                  (v) Representations and Warranties of Purchaser. Purchaser's representations and warranties in this Agreement will be true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date. On the Closing Date, Purchaser will deliver to Owner a certificate, duly executed by an executive officer of Purchaser, certifying that Purchaser's representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date (the "Purchaser Closing Certification").

                  (vi) Deliveries. Owner shall have executed and delivered all of the documents required to be delivered by it under Section 15(b) hereof.

                  (vii) Loan. The Loan shall have been consummated.

      10. CONDITION OF THE PROPERTY; REPRESENTATIONS.

            (a) Owner hereby represents and warrants to Purchaser as of the date hereof and shall be deemed to have remade such representations and warranties as of the Closing as follows (each a "Representation"):

                  (i) Owner was duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland. 1290 Partners was duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware. Owner owns 100% of the outstanding limited partnership interests of 1290 Partners, representing 99.9% of the partnership interest of 1290 Partners. 1290 GP Corp., a Delaware corporation, is the sole general partner of 1290 Partners, and owns 0.1% of the limited partnership interests in 1290 Partners. Owner owns all of the outstanding shares of 1290 GP Corp. Each of Owner and 1290 Partners has full power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it in all other jurisdictions in which Owner and 1290 Partners is transacting business except where the failure to have such licenses, permits and authorizations would not have a material adverse effect on the operation of the Property. Owner has full power and authority to enter into and perform this Agreement in accordance with its terms, and those executing this Agreement on its behalf are authorized to do so and thereby bind Owner to the terms hereof. This Agreement and all documents executed by Owner, or its affiliates, which are to be delivered to Purchaser at the Closing are, and at the time of the Closing, will be, duly authorized, executed and delivered by Owner or its affiliates, as the case may be, and at the time of the Closing, will be the legal, valid and binding obligations of Owner or its affiliates, as the case may be, enforceable against Owner or such affiliates in accordance with its terms subject to the approval of the stockholders of the Owner, and except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and do not and, at the time of the Closing, will not, constitute a default under any written obligation of Owner or violate any judicial order to which Owner is subject or bound, except where such default or violation would not have a material adverse effect on Owner's ability to perform its obligations hereunder or thereunder.

                  (ii) Schedule C is a true, correct and complete list of all Leases in effect as of the date hereof. Owner has delivered or made available to Purchaser, true and complete copies of all Leases set forth on Schedule C. Other than as set forth in Schedule C, to Owner's Knowledge (as hereinafter defined)
(A) no tenant under a Lease is in default under its Lease beyond the applicable cure period; except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property; (B) no tenant under a Lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that the landlord under its Lease is in default thereunder beyond the applicable cure period, or that such tenant has an existing valid counterclaim or a right of offset against any base rent or additional rent payable under its Lease, except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property; and (C) no tenant under a Lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that there is any dispute in the amount of base rent payable under its Lease, except for such allegations that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property. No consents are required under any Leases in connection with the consummation of the transactions contemplated by this Agreement. To Owner's Knowledge, there are no parties in possession of any portion or the Property, whether as lessees, tenants at sufferance, trespassers or otherwise, except for the tenants under the Leases or their assignees or subtenants under written assignments or subleases which have been delivered to Purchaser. For purposes of this Agreement, "Owner's Knowledge" shall mean the actual knowledge of the following individuals: John Jacobsson, Jeremy Fitzgerald, Andrew Cohen and Steven McGann, who are the individuals most likely to know of the matters to which such Knowledge is referenced.

                  (iii) Schedule D is a true, correct and complete list of the Contracts in effect as of the date hereof. Owner has delivered or made available to Purchaser true and complete copies of all Contracts set forth on Schedule D.

                  (iv) Schedule F is a true, correct and complete list of the security deposits, including cash, certificates of deposit, and letters of credit, currently held by Owner under the Leases in effect as of the date hereof (the "Security Deposits").

                  (v) Schedule G is a tenant arrearage schedule which is true, correct and complete in all material respects as of the date hereof.

                  (vi) Except for the matters set forth on Schedule H, there is no action, suit, litigation, hearing or administrative proceeding ("Actions") to which the Property, or Owner is a party, pending before any court or other governmental authority or to Owner's Knowledge, threatened with respect to all or any portion of the Property or Owner, except for such Actions pending or threatened that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property.

                  (vii) There are no condemnation or eminent domain proceedings pending, or to the best of Owner's Knowledge, threatened against the Property.

                  (viii) Except as set forth on Schedule I, there are no collective bargaining agreements or other employment agreements to which Owner is a party (or by which Owner is bound) and relating to the Property.

                  (ix) Except as set forth on Schedule J, neither Owner nor the managing agent of the Property employs any union employees at the Property.

                  (x) To Owner's Knowledge, except as set forth on Schedule K, no zoning, building, or other law, ordinance, regulation, or restriction is, or as of the Closing will be, violated by the continued maintenance, operation, or use of the Property in its present manner, except where such violation would not have a material adverse effect on the operation of the Property.

                  (xi) Schedule L sets forth a true, correct and complete list of all brokerage agreements in effect as of the date hereof and which will be effective after the Closing relating to the Leases. Owner has delivered to Purchaser true, correct and complete copies of all such brokerage agreements listed in Schedule L (the "Brokerage Agreements").

                  (xii) Copies of insurance certificates setting forth casualty and rent loss coverage maintained with respect to the Property are attached as Schedule M; the policies evidenced by such certificates are in full force and effect and premiums on said policies have been paid through September 30, 2002.

                  (xii) The Environmental Report which Owner has delivered to Purchaser is a true, correct and complete copy of such report, and to Owner's Knowledge is the only such report relating to the environmental condition of the Property that has been issued or published in the past two years. Owner has not received any written warning notice, notice of violation, administrative complaint, judicial complaint or other formal or informal written notice alleging that conditions on the Property are in violation of any environmental laws, regulations, ordinances or rules.

                  (xiv) Each tenant under the Leases has commenced payment of the base rent payable under its Lease except as set forth on Schedule N.

                  (xv) The only material documents evidencing or securing the indebtedness related to that certain Loan Agreement among 1290 Partners, L.P., Lenders Party thereto and General Electric Capital Corporation, dated December 13, 1999 ("Existing Loan") are set forth on Schedule O (the "Existing Loan Documents"). The Existing Loan Documents have not been amended or modified except as set forth on Schedule O. True, correct and complete copies of the Existing Loan Documents have been delivered or made available to Purchaser.

                  (xvi) 1290 Partners has fee simple title to the Property, free and clear of all encumbrances, except for the Permitted Encumbrances.

                  (xvii) To Owner's Knowledge, Owner holds, and there are presently in effect, all zoning, building, or other licenses, permits, authorizations and approvals required for the operation of the Building by all governmental authorities having jurisdiction, except where the failure to have such licenses, permits, authorizations and approvals would not have a material adverse effect on the operation of the Building.

                  (xviii) Owner has not received any written notice of any special assessments contemplated being imposed against the Property after the date hereof, except for such special assessments that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property.

                  (xix) Owner has not received written notice that it is not in compliance in all material respects with all applicable laws, and to Owner's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed with or commenced before any governmental authority against it alleging any failure so to comply.

                  (xx) The Special Committee has been duly authorized by Owner to act with all authority of the Board of Directors of Owner with respect to the negotiation of this Agreement on behalf of such Board of Directors and to recommend this Agreement to the Board of Directors.

                  (xxi) Except for the Existing Loan, the ISDA Master Agreement, dated as of December 13, 1999, by and between 1290 Partners and Morgan Stanley Derivative Products, Inc. (the "Swap"), the Contracts and the Tenant Improvements and Leasing Commissions, or as set forth on Owner's consolidated financial statements filed with the SEC, neither the Owner nor 1290 Partners have any financial liabilities or obligations other than trade debt incurred in the ordinary course of operating the Property, all of which obligations and liabilities shall be paid, liquidated and/or discharged promptly after the Closing.

                  (xxii) No capital improvements are currently being made at the Property.

                  (xxiii) As of the date hereof, there are no pending Rent Audits, and to Owner's Knowledge no threatened Rent Audits.

                  (xxiv) To Owner's Knowledge, none of the Third Party Information described in Section 33(c) below contains any material misstatements or omissions or is misleading in any material manner.

The representations and warranties of Owner contained in this Section 10(a), as the same may be continued by the Owner Closing Certification, shall survive the Closing until December 30, 2002 (the "Limitation Period"). Sections 3(c), 3(d), 13, 20, 21, 22, 23, 24, 25, 26, 27, 29, 30, 31, 32 and 33 hereof shall survive the Closing and/or termination of this Agreement until the expiration of the Limitation Period. Sections 7, 8, 14, 18 and 28 hereof shall survive the Closing until the expiration of the Limitation Period. Each representation and warranty of Owner contained in this Section 10(a), and each post closing obligation of Owner set forth herein, shall automatically be null and void and of no further force and effect on the last day of the Limitation Period unless, on or prior to the last day of the Limitation Period, Purchaser shall in good faith have provided Owner with a written notice alleging that Owner shall be in breach of such representation, warranty or obligation, and specifying in reasonable detail the nature of such breach. Purchaser shall allow Owner thirty
(30) days after its notice within which to cure such breach. If Owner fails to cure such breach after written notice thereof, Purchaser's sole remedy shall be to commence a legal proceeding for damages against Owner alleging that Owner shall be in breach of such representation, warranty or obligation and that Purchaser shall have suffered actual damages ("Damages") as a result thereof (a "Proceeding"), which Proceeding must be commenced, if at all, within thirty (30) days after the expiration of the Limitation Period; provided, however, that Owner shall have no liability to Purchaser or any of its successors or assigns with respect to a breach or breaches of its representations, warranties, obligations or otherwise hereunder if Purchaser had actual knowledge prior to the Closing Date of such breach, breaches or other liability relating to such Damages regardless of the amount of such Damages resulting from such breach, breaches or other liability; provided, however, that Owner shall have no liability to Purchaser or any of its successors or assigns hereunder for Damages in excess of $10,000,000 (less any amounts paid or payable by Owner in accordance with the terms of this Agreement following the Closing Date). In consideration for such limitation on liability, Owner agrees that following Closing, Owner (or any successor entity) shall maintain a tangible net worth of at least $10,000,000 (less any amounts paid or payable by Owner in accordance with the terms of this Agreement following the Closing Date) until the later of
(A) December 31, 2002, if no Proceedings have been commenced by December 30, 2002; or (B) the final settlement of all Proceedings, if any Proceedings have been commenced and remain unresolved by December 30, 2002; provided, however, that if a dispute arises under Section 7(i) hereof with respect to the Reconciliation Statement, and such dispute is not resolved by December 31, 2002, then Owner will maintain until the date of final resolution of such dispute a tangible net worth equal to the disputed amount plus a reasonable sum necessary to pay any fees or expenses it may owe under Section 7(i). Notwithstanding the foregoing, Owner shall be relieved of any liability hereunder with respect to representations made by Owner in Section 10(a)(ii) concerning any tenant's Lease to the extent that such tenant independently confirms the content of such representation in a tenant estoppel certificate delivered to Purchaser on or prior to the Closing.

            (b) Purchaser hereby represents and warrants to Owner as of the date hereof and shall be deemed to have remade such representations and warranties as of the Closing Date that:

                  (i) Purchaser is a Delaware limited partnership and has full power and authority to enter into and perform this Agreement in accordance with its terms and those executing this Agreement on its behalf are authorized to do so and thereby bind Purchaser to the terms hereof. This Agreement and all documents executed by Purchaser which are to be delivered at the Closing are, and at the time of the Closing will be, duly authorized, executed and delivered by Purchaser and at the time of the Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

                  (ii) Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Owner at the Closing a certificate containing such factual representations as shall permit Owner and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a "party in interest" within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Owner.

                  (iii) This Agreement and all documents to be executed by Purchaser at the Closing do not and will not contravene with any provision of the organizational and formation documents of Purchaser, constitute a default under any written obligation of Purchaser or violate any judicial order to which Purchaser is subject or bound, except where such default or violation would not have a material adverse effect on Purchaser's ability to perform its obligations hereunder or thereunder.

                  (iv) There are no actions, suits, litigations, hearings or administrative proceedings pending or to Purchaser's Knowledge, threatened to which Purchaser or any of its partners is a party before any court or other governmental authority which would have a material adverse effect on the transactions contemplated hereby. For purposes of this Agreement, "Purchaser's Knowledge" shall mean the actual knowledge of the following individuals: Stephen
J. Zoukis, Christoph A. Kahl or Matt M. Bronfman, who are the individuals most likely to know of the matters to which such Knowledge is referenced.

                  (v) Purchaser has sufficient cash on hand or enforceable financial commitments from credible sources to allow it to pay the Purchase Price, consummate the transactions contemplated hereby, and pay all related fees and expenses as set forth herein.

                  (vi) Purchaser hereby acknowledges that Purchaser may have to bear the economic risk of its investment in the Property for an indefinite period of time.

                  (vii) Purchaser understands that an investment in the Property involves substantial risks. Purchaser understands the risks of, and other considerations relating to, the acquisition of the Property. Purchaser, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Property, (i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the Property and of making an informed investment decision; (ii) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests; and (iii) is capable of bearing the economic risk of such investment.

                  (viii) Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person in connection with the consummation of the transactions contemplated by this Agreement.

                  (ix) The representations and warranties of Purchaser contained in this Section 10(b), as the same may be continued by the Purchaser Closing Certification, shall survive the Closing until December 30, 2002.

      11. DAMAGE AND DESTRUCTION.

            (a) If all or any part of the Building is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date, then:

                  (i) if there is not Material Damage, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of said destruction or damage. In such event, Owner, upon receipt of the insurance proceeds referred to in Section 11(a)(ii) below, shall commence and proceed with any repair or restoration work necessary to perform repairs and/or rebuild the Building to substantially the same condition as it existed prior to the occurrence of any fire or other casualty to the Property.

                  (ii) Owner has the right to make a claim for, settle and retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Property, in connection with the work contemplated under the preceding sentence, subject to Purchaser's reasonable approval of any such settlement. Any contracts entered into by Owner in accordance with the work contemplated hereunder pursuant to the terms hereof shall be deemed to be "Contracts" for purposes of this Agreement. If any such casualty occurs prior to the Closing and the insurance claim with respect thereto has not been settled or if settled the work has not been completed as of the Closing, Owner shall be relieved of the obligation to repair, restore and/or rebuild the Building and the Closing Statement shall reflect the following credits in favor of Owner and Purchaser: (x) in favor of Purchaser, the amount of the deductible on any casualty insurance policy in effect with respect to the Property (but in no event in excess of the amount of the loss), (y) if Owner shall have actually received on or prior to the Closing Date any insurance proceeds in connection with such casualty, in favor of Purchaser the amount of any such insurance proceeds actually received by Owner in connection with such casualty under any such casualty insurance policy less the reasonable expenses incurred by Owner in collecting such proceeds and performing the repair or restoration work and (z) in favor of Owner, an amount equal to the reasonable expenses incurred by Owner prior to the Closing Date in collecting the insurance proceeds and performing the repair or restoration work in connection with such casualty, to the extent not previously reimbursed to Owner from insurance proceeds. Any insurance proceeds not received by Owner and not expended for repairs or restoration work will be assigned to Purchaser at Closing.

                  (iii) if there is Material Damage, Purchaser shall have the option, exercisable within ten (10) business days after the determination of the cost of repair or restoration pursuant to subsections (c) and (d) below, to terminate this Agreement by delivering notice thereof to Owner, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (iii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then Purchaser and Owner shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of said destruction or damage and, in such event, the casualty shall be deemed not to have caused Material Damage and the provisions of paragraphs (i) and (ii) above shall govern.

            (b) As used herein the term "Material Damage" shall mean damage the estimated cost of repair or restoration of which exceeds Fifteen Million Dollars ($15,000,000).

            (c) The estimated cost to repair and/or restore contemplated in
Section 11(a) above shall be established by written estimates obtained by Owner from independent contractors and completed within thirty (30) days from the date of casualty and Owner shall promptly provide Purchaser with any such estimates upon its receipt thereof. The Closing Date may be extended by either Purchaser or Owner up to a maximum extension of ninety (90) days or as reasonably required to obtain such estimates (including the resolution of any arbitration required pursuant to Section 11(d) hereof), determine the availability and amount of insurance proceeds and give the notices required under this Section 11; provided, however, that rather than extend the Closing Date, Purchaser shall have the option to consummate the transactions contemplated hereby and assume the obligation to repair and restore such damages, in which event the provisions of the last two sentences of Section 11(a)(ii) shall be applicable. Owner and Purchaser shall cooperate and exercise due diligence to promptly obtain damage estimation and insurance proceeds.

            (d) The provisions of this Section 11 supersede any law applicable to the Property governing the effect of fire or other casualty in contracts for the purchase and sale of real property or interests therein. Any disputes under this Section 11 as to the cost of repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Owner and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Owner and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the American Arbitration Association office in New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings in New York. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such Arbitrator shall be borne by the non-prevailing party.

      12. CONDEMNATION.

            (a) If, prior to the Closing Date, any part of the Property is taken (other than a temporary taking), or if Owner shall receive an official notice from any governmental authority having eminent domain power over the Property of its intention to take, by eminent domain proceeding, any part of the Property (a "Taking"), then:

                  (i) if there is not a Material Taking, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of such Taking; provided, that (x) if Owner shall have actually received on or prior to the Closing Date any award or other proceeds of such Taking, Purchaser shall be entitled to a credit at Closing in an amount equal to the proceeds actually collected by Owner as a result of such Taking less the reasonable expenses incurred by Owner in connection with such Taking and (y) Owner shall be entitled to a credit at Closing equal to the reasonable expenses incurred by Owner prior to the Closing Date in connection with such Taking, to the extent not previously reimbursed from any award or proceeds actually collected by Owner on or prior to the Closing Date.

                  (ii) if there is a Material Taking, Purchaser shall have the option, exercisable within ten (10) days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering notice thereof to Owner, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause
(ii) shall occur and Purchaser shall not within such ten (10) period elect to terminate this Agreement, then Purchaser and Owner shall consummate this transaction in accordance with this Agreement without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of such Taking and the proviso in clause (i) above shall govern the amount credited at Closing.

            (b) As used herein the term "Material Taking" shall mean a Taking, the estimated cost of repair or restoration of which exceeds Fifteen Million Dollars ($15,000,000).

            (c) The provisions of this Section 12 supersede any law applicable to the Property governing the effect of condemnation in contracts for the purchase and sale of real property or interests therein. Any disputes under this
Section 12 as to whether the Taking is a Material Taking shall be resolved by expedited arbitration before a single arbitrator acceptable to both Owner and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Owner and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the American Arbitration Association office in New York to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in New York. The costs and expenses of such Arbitrator shall be borne by non-prevailing party.

      13. BROKERS AND ADVISORS.

            (a) Purchaser represents and warrants to Owner that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a "Broker") in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby agrees to indemnify, defend and hold Owner and the other Owner Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by a Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

            (b) Except as set forth on Schedule P, Owner represents and warrants to Purchaser that Owner has not dealt or negotiated with, or engaged on their own behalf or for their benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. Owner hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Owner in connection with this Agreement or the transactions contemplated hereby.

      14. TRANSACTION COSTS.

            (a) Owner shall be responsible for (i) payment in full of the Existing Loan and all amounts secured by the Existing Loan Documents, including without limitation all prepayment costs incurred in the prepayment of the Existing Loan and all costs of terminating the Swap; (ii) the costs of Owner's legal counsel, advisors and other professionals employed by it in connection with the purchase and sale of the Property and the other transactions contemplated by this Agreement; (iii) any recording fees relating to its obligations to remove Title Objections; and (iv) all conveyance closing costs, including state and local transfer, stamp or deed taxes.

            (b) Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property and the other transactions contemplated by this Agreement,
(iii) all mortgage recording taxes due in connection with Purchaser's financing and costs of the owner's and lender's policies of title insurance, and other endorsements and (iv) any additional attorneys' fees and other related costs incurred by Owner with respect to preparing and finalizing the SEC Disclosure Documents, including, without limitation, revisions thereto required in order to respond to any review by, and comments of, the SEC to the extent such additional fees and costs relate to AP-1290 being a partner of the Purchaser.

      15. DELIVERIES TO BE MADE ON THE CLOSING DATE.

            (a) Owner Deliveries. It is contemplated that this transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the marked-up title commitment, and the payment of the Purchase Price. At Closing, Owner shall deliver to Purchaser the following:

                  (i) bargain and sale deed without covenant against grantor's acts, duly executed and acknowledged by Owner, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the Property, subject to and in accordance with the provisions of this Agreement;

                  (ii) a good certified check to the order of the New York City Department of Finance in the amount of the Real Estate Transfer Tax, if any, due in connection with the delivery of the Deed in accordance with Article 31 of the New York State Tax Law, and a return, if any be required, duly executed and acknowledged by Owner; and Purchaser also agrees to execute and acknowledge said return and to cause the check and the return to be delivered to the Register of the City of New York promptly after the Closing;

                  (iii) a good certified check to the order of the New York City Department of Finance for the amount of the Real Property Transfer Tax, if any, in accordance with Title 11 of Chapter 21 of the Administrative Code of the City of New York and the return required by the said statute and the regulations issued pursuant to the authority thereof, duly executed and acknowledged by Owner; and Purchaser agrees to execute and acknowledge said return and to cause the check and the return to be delivered to the Register of the City of New York promptly after the Closing;

                  (iv) A bill of sale for the Personalty from Owner, duly executed by Owner.

                  (v) An assignment and assumption of Leases from Owner, duly executed and acknowledged by Owner.

                  (vi) An assignment by Owner of all warranties and permits affecting the Property, duly executed by Owner.

                  (vii) An assignment and assumption of Contracts from Owner, duly executed by Owner.

                  (viii) All architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like in Owner's possession and owned by Owner used in the construction, improvement, alteration or repair of the Building.

                  (ix) Original counterparts of all Leases and Contracts, and all other books, records and files maintained by Owner's property manager relating to the construction, leasing, operation and maintenance of the Property.

                  (x) A notice to each tenant, executed by Owner, advising of the sale of the Property and directing that rent and other payments thereafter be sent to Purchaser at the address provided by Purchaser at Closing.

                  (xi) Such affidavits or letters of indemnity as Purchaser's title insurer shall require in order to issue, without extra charge, an owner's policy of title insurance free of any exceptions for unfiled mechanics' or materialmen's liens for work performed by Owner prior to Closing, or for rights of parties in possession other than pursuant to the Leases, and such documents, certificates, resolutions and other evidences of authority as Purchaser's title insurer may require as a condition to the issuance of a title insurance policy.

                  (xii) A nonforeign affidavit as required by the Foreign Investment in Real Property Tax Act ("FIRPTA"), as amended, duly executed by Owner.

                  (xiii) The Owner Closing Certification, duly executed by
Owner.

                  (xiv) Evidence of the authorization of the transactions contemplated hereby, including a Secretary of State certified copy of Owner's limited partnership certificate, a certificate of good standing from such Secretary of State and any required partnership consents to the transactions contemplated hereby.

                  (xv) The Closing Statement, duly executed by Owner.

                  (xvi) With respect to the Security Deposits, Purchaser shall receive a credit against the Purchase Price in an amount equal to any cash Security Deposits, together with any interest due thereon to the Closing Date. All non-cash Security Deposits shall be transferred to Purchaser at Closing and Seller shall cooperate with Purchaser in effectuating a valid assignment and transfer of any letters of credit and other securities and guaranties constituting a part of the Security Deposits.

                  (xvii) All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

            (b) Purchaser Deliveries. At Closing, Purchaser shall deliver to Owner the following:

                  (i) In accordance with Owner's instructions, a wire transfer in the amount of the Purchase Price (subject to the adjustments provided for in this Agreement), transferred to the order or account of Owner or to such other person or persons as Owner shall designate in writing no later than two (2) business days prior to the Closing.

                  (ii) The Purchaser Closing Certification.

                  (iii) The assignment and assumption of Leases referred to in
Section 15(a) above, duly executed and acknowledged by Purchaser.

                  (iv) The assignment and assumption of Contracts referred to in
Section 15(a) above, duly executed and acknowledged by Purchaser.

                  (v) The assignment and assumption of the Tenant Improvements and Leasing Commissions referred to in Section 4 above, duly executed and acknowledged by Purchaser.

                  (vi) A joint direction letter to the Escrow Agent authorizing the release of the Deposit to Owner.

                  (vii) All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

      16. CLOSING DATE.

            (a) The transactions contemplated by this Agreement (the "Closing") shall occur, on a date selected by Purchaser by giving no fewer than three (3) business days notice to Owner, which date shall be designated by Purchaser following approval of the transactions contemplated herein by not less than 66 2/3 % of the outstanding shares of Owner Common Stock, and:

                        (x) shall not be later than July 15, 2002 if the SEC shall have notified Owner that it will not review and comment upon the SEC Disclosure Documents; and

                        (y) shall not be later than August 28, 2002 if the SEC shall have notified Owner that it will review and comment upon the SEC Disclosure Documents.

at 10:00 a.m. (such date, or the date set for the Closing if Purchaser shall elect to extend this date pursuant to the terms of this Agreement, the "Scheduled Closing Date"; the actual date of the Closing, the "Closing Date"), at the offices of Akin, Gump, Strauss, Hauer & Feld LLP in New York, New York, or such other place as Purchaser and Owner shall mutually agree. Each of Purchaser and Owner shall have the right to extend the Scheduled Closing Date for a period or periods not to exceed five (5) business days in addition to the extension rights set forth in Sections 16(b) and 16(c) below.


            (b) Purchaser Right to Extend Closing. Purchaser shall have the right to extend the deadline for the Closing Date to August 31, 2002 if the SEC shall have notified Owner that it will not review and comment upon the SEC Disclosure Documents, by giving written notice to Owner (the "Purchaser Extension Notice") within three (3) business days following delivery by Owner of written notice to Purchaser that the SEC has determined not to review and comment upon the SEC Disclosure Documents, and, simultaneously with the delivery of such Purchaser Extension Notice, Purchaser shall deliver the sum of ($15,000,000) Fifteen Million Dollars to Escrow Agent, as an addition to the Deposit, to be governed pursuant to the terms of Article 4 hereof.

            (c) Owner Right to Extend Closing. Owner shall have the right to extend the deadline for the Closing Date:

                        (i) July 22, 2002, if the SEC shall have notified Owner that it will not review and comment upon the SEC Disclosure Documents, by giving written notice to Purchaser on or before June 27, 2002;

                        (ii) to a date not later than October 7, 2002, on a day-for-day corresponding basis to the extent it shall take the SEC more than fifty (50) days after it has notified the Public Company that it intends to review and comment upon the SEC Disclosure Documents

            (d) Convene Meeting of Stockholders. Owner agrees that it shall, as promptly as practicable, give notice of, convene, and hold a meeting of its stockholders entitled to vote on the adoption of this Agreement in accordance with applicable law, for the purpose of obtaining the approval, by the stockholders of the Owner, of this agreement and Owner's performance of the obligations set forth herein.

      18. NOTICES.

            Notwithstanding anything to the contrary which may be contained in this Agreement, all notices, demands, requests or other communications (collectively, "Notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

                      (i)    If to Owner or 1290 Partners, to:

                             Oaktree Capital Management, LLC
                             1301 Avenue of the Americas
                             34th Floor
                             New York, NY 10019
                             Attention: Russel Bernard
                             Fax: (212) 284-1986

                             with a copy to (which shall not constitute notice):

                             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             590 Madison Avenue
                             New York, NY 10019
                             Attention: Louis Vitali
                             Fax: (212) 872-1002

                      (ii)   If to Purchaser, to:

                             Jamestown 1290 Partners
                             Two Paces West, Suite 1600
                             2727 Paces Ferry Road
                             Atlanta, Georgia 30339
                             Attention: Stephen J. Zoukis and Matt M. Bronfman
                             Fax: (770) 805-1001

                             with a copy to (which shall not constitute notice):

                             King & Spalding
                             1185 Avenue of the Americas
                             New York, New York  10036

                             Attention:  William B. Fryer
                             Fax: (212) 556-2222

                             with a copy to (which shall not constitute notice):

                             Holland & Knight LLP
                             1201 W. Peachtree Street, NE
                             Suite 2000
                             Atlanta, GA 30309
                             Attention:  A. Summey Orr III, Esq.
                             Fax: (404) 881-0470

            Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party's attorney. Owner or Purchaser may designate, by not less than five (5) business days' notice given to the others in accordance with the terms of this Section 17, additional or substituted parties to whom Notices should be sent hereunder.

      18. DEFAULT BY PURCHASER OR OWNER.

            (a) If, other than as a result of Owner's default under Section 18(b) hereof or the permitted termination of this Agreement by either party hereto, Purchaser shall default in any material respect in the performance of any of its other obligations to be performed on or prior to the Closing Date and such default shall continue for five (5) business days after written notice to Purchaser, Owner's sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Owner, with respect to such default, shall be entitled to retain the Deposit as liquidated damages for Purchaser's default hereunder, it being agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain.

            Notwithstanding anything herein to the contrary, in no event shall the failure of Purchaser to consummate the transactions contemplated herein as a result of the failure of one or more conditions to Purchaser's obligation to close contained in Section 9(a) constitute a default by Purchaser hereunder.

            (b) If other than as a result of Purchaser's default under Section 18(a) hereof, pursuant to Section 8(c), or the permitted termination of this Agreement by either party hereto, Owner shall default in any material respect in any of its obligations to be performed on or prior to the Closing Date, and such default shall continue for five (5) business days after written notice to Owner, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser to the extent legally permissible) shall have the right subject to the other provisions of this Section 18(b) to seek to obtain specific performance of Owner's obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after such default, and if

Purchaser prevails thereunder, Owner shall reimburse Purchaser for all reasonable legal fees, court costs and other reasonable out-of-pocket costs arising from such default; provided, however, that if a court of competent jurisdiction determines in a non-appealable order that specific performance against Owner is not an available remedy to Purchaser, Purchaser shall be entitled to receive a return of the Deposit, and, if a court of competent jurisdiction determines in a non-appealable order that specific performance against Owner is not an available remedy to Purchaser as a direct result of the willful misconduct or bad faith of Owner, to pursue a claim against Owner for actual damages incurred by Purchaser as a result of such default.

            (c) Notwithstanding anything herein to the contrary, in no event shall the failure of Owner to consummate the transactions contemplated herein as a result of the failure of one or more conditions to Owner's obligation to close contained in Section 9(b) constitute a default by Owner hereunder.

      19. FIRPTA COMPLIANCE.

            Owner shall comply with the provisions of FIRPTA. Owner acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Owner, Owner hereby represents and warrants that Owner is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Owner shall deliver to Purchaser a certification as the non-foreign status of Owner in the form of Exhibit 7, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

      20. ENTIRE AGREEMENT.

            This Agreement and the Confidentiality Agreement contains all of the terms agreed upon between Owner and Purchaser with respect to the subject matter hereof, and all prior agreements (including, without limitation, the Original Purchase and Sale Agreement), understandings, representations and statements, oral or written, between Owner and Purchaser are merged into this Agreement.

      21. AMENDMENTS.

            This Agreement may not be changed, modified or terminated, except by an instrument executed by Owner and Purchaser.

      22. WAIVER.

            No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

      23. PARTIAL INVALIDITY.

            If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

      24. SECTION HEADINGS.

            The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

      25. GOVERNING LAW; SUBMISSION TO JURISDICTION.

            This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. Purchaser submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Purchaser also agrees not to bring any action arising out of or relating to this Agreement in any other court. Purchaser agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Purchaser waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

      26. PARTIES; ASSIGNMENT AND RECORDING.

            (a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Owner and Purchaser and their respective successors and permitted assigns.

            (b) Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder (or any of the direct or indirect ownership interests in Purchaser if the primary purpose of such transfer is to transfer Purchaser's rights under this Agreement), without first obtaining Owner's consent thereto; provided, that Purchaser may assign this Agreement to one or more Persons (as defined below); provided, that, such Person shall be an Eligible Assignee (as defined below) and such Person assumes all of Purchaser's obligations hereunder and agree to be bound by all of the terms and conditions hereof and pay any transfer taxes payable in connection with such assignment.

            (c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Owner's consent thereto.

            (d) As used herein:

            (i) the term "Persons" shall mean a corporation, an association, a partnership (general or limited), a joint venture, an estate, a trust, a limited liability company, a limited liability partnership, any other legal entity, or an individual:

            (ii) the term "Eligible Assignee" shall mean (A) with respect to Purchaser, any Persons Controlled by at least one or more of the following individuals: Christoph A. Kahl and Stephen J. Zoukis and (B) any other person or entity in tenancy in common with Purchaser or a Person described in clause (A) above; provided, however, that notwithstanding any assignment pursuant to subclause (B), Purchaser shall remain solely responsible for all of its rights, obligations, agreements and covenants hereunder.

            (iii) the term "Control" and "Controlled by" shall mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, managing member, officer or director of the Person in question), to (i) direct or cause the direction of the management and policies of an entity, or (ii) conduct the day-to-day business operations of a Person. A Person or Persons shall be deemed to direct or cause the direction of the management and policies of a Person (and accordingly satisfy clause (i) of the foregoing test for "Control") if the consent or approval of such Person(s) shall be required with respect to major decisions concerning such entity.

      27. CONFIDENTIALITY AND PRESS RELEASES.

            (a) Until the Closing, Purchaser and its partners, members, attorneys, agents, employees and consultants will treat the information disclosed to it by Owner, or otherwise gained through Purchaser's access to the Property and Owner's books and records, as confidential, giving it the same care as Purchaser's own confidential information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby or as required by law. Owner acknowledges that Purchaser will incorporate information relating to the Property in one or more prospectuses or other offering memoranda and related supporting materials to be distributed to potential investors and filed with various governmental agencies. Purchaser acknowledges that any information contained in any such prospectuses, memoranda or other materials shall not be materially inconsistent with any of the information contained the SEC Disclosure Documents.

            (b) In the event of a termination of this Agreement, Purchaser shall promptly return copies of all such confidential information in its possession to Owner and will use commercially reasonable efforts to cause other persons to whom it has delivered copies of such confidential information to return the same to Owner. The parties agree that the Confidentiality Letter Agreement, dated December 10, 2001, between Purchaser and Owner, is hereby superceded by the terms and conditions of this Agreement. Owner is entitled (i) to issue a press release related to the transactions contemplated by this Agreement (a copy of which shall be delivered to Purchaser for its review prior to such issuance) and
(ii) to disclose information related to the transactions contemplated by this Agreement to the extent required (in the determination of counsel to Owner) by the SEC or otherwise by applicable law.

            (c) The parties acknowledge and agree that irreparable damage would occur if any provision of this Section 27 was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

      28. FURTHER ASSURANCES.

                  Owner and Purchaser will do, execute, acknowledge and deliver all and every such further acts, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement.

      29. THIRD PARTY BENEFICIARY.

                  This Agreement is an agreement solely for the benefit of Owner and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.

      30. WAIVER OF TRIAL BY JURY.

                  Owner and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Agreement.

      31. MISCELLANEOUS.

            (a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.

            (b) Any consent or approval to be given hereunder (whether by Owner or Purchaser) shall not be effective unless the same shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Owner or Purchaser may be withheld by Owner or Purchaser in its sole and absolute discretion.

      32. ATTORNEYS' FEES.

            In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation.

      33. DISCLAIMERS.

(a) Except as otherwise expressly provided in this Agreement, Purchaser agrees to accept the Property on an "as-is, where-is and with all faults" basis. Nothing contained in this Section 33(a) or in any other provision of this
Section 35 shall have the effect of negating, overriding or limiting any of the express representations and warranties of Owner contained in this Agreement.

            (b) This Agreement, as written, contains all the terms of the agreement between the parties as of the date hereof, and Purchaser acknowledges that neither Owner, nor any of their respective affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), nor any of their respective employees, agents or representatives, has made any representations or held out any inducements to Purchaser, and Owner hereby specifically disclaims any representation, oral or written, past, present or future, other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied, and will not be relying, on any representations or warranties other than those specifically set forth in this Agreement, and neither Owner nor any of Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), nor any of their respective employees, agents or representatives, has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein.

            (c) Purchaser acknowledges and agrees that (i) some of the information relating to the Property (including without limitation the information listed in Section 3(b) hereof) that has been or will be delivered or made available to Purchaser and Purchaser's Representatives by Owner or Owner affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), and any of their respective employees, agents or representatives, may have been prepared by third parties and may not be the work product of Owner and/or any of Owner's affiliates (such information referred to as the "Third Party Information"); (ii) neither Owner nor any of Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), nor any of their respective employees, agents or representatives has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Third Party Information; (iii) the Third Party Information delivered or made available to Purchaser and Purchaser's Representatives is furnished to them at the request, and for the convenience of, Purchaser; (iv) Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of Purchaser's Representatives and on the representations of Owner contained herein and is not relying in any way on the Third Party Information furnished by Owner or any of Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), or any of their respective employees, agents or representatives; and (v) except as set forth in Section 10(a) above, Owner disclaims any representations or warranties with respect to the accuracy or completeness of the Third Party Information and Purchaser hereby releases Owner and Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), and any of their respective employees, agents or representatives, from any and all liability with respect thereto.

            (d) Purchaser and anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Owner and Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), and any of their respective employees, agents or representatives, from any and all claims that it may now have or hereafter acquire against Owner or Owner's affiliates, or their officers, directors, employees, agents or representatives, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Property, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against Owner based upon any representations, obligations and liabilities of Owner expressly provided in this Agreement.

      IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto as of the day and year first above written.

                                      OWNER:

                                      METROPOLIS REALTY TRUST, INC.

                                      By: /s/ John R.S. Jacobsson
                                         ---------------------------------------
                                         Name:  John R.S. Jacobsson
                                         Title: Vice President


                                      PURCHASER:

                                      JAMESTOWN 1290, L.P.

                                      By:  JT 1290 Corp., its General Partner

                                      By: /s/ Stephen J. Zoukis
                                         ---------------------------------------
                                         Name:  Stephen J. Zoukis
                                         Title: President


                                      1290 PARTNERS:

                                      The undersigned agrees to transfer
                                      its interest in the Property at
                                      Closing subject to and in
                                      accordance with the terms hereof.


                                      1290 PARTNERS, L.P.

                                      By:  1290 GP Corp., its General Partner

                                      By: /s/ John R.S. Jacobsson
                                         ---------------------------------------
                                         Name:  John R.S. Jacobsson
                                         Title: Vice President

                                      ESCROW AGENT:

                                      The undersigned
                                      acknowledges that it has
                                      reviewed and agrees to be
                                      bound by the provisions of
                                      Article 4 hereof.


                                      FIDELITY NATIONAL TITLE INSURANCE COMPANY

                                      By: /s/ Karen Kirspel
                                         ---------------------------------------
                                         Name:  Karen Kirspel
                                         Title: Senior Coordinator

                                   Schedule D

                              List Of Major Tenants

Equitable Life

Warner Music

Robinson Silverman

The Bank of New York/GMAC

Morrison Foerster

Deutsche Bank

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

      This VOTING AGREEMENT, is made as of the ____ day of March, 2002, (this "Voting Agreement"), by and among JAMESTOWN 1290, L.P., a Delaware limited partnership ("Jamestown"), and __________________________ a _______ stockholder
("Stockholder") of Metropolis Realty Trust, a Maryland corporation having an address at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022 ("Metropolis").

                                    RECITALS:

      Jamestown and Metropolis, have entered into an Amended and Restated Purchase Agreement, dated as of May 7, 2002 (the "Purchase Agreement"), for the purchase and sale of certain improved real property located 1290 Avenue of the Americas, New York, New York (the "Property"), subject to the terms and conditions of the Purchase Agreement (the "Transaction"). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Purchase Agreement.

      Stockholder is the record holder and beneficial owner of such number of shares of Owner Common Stock as is indicated on the final page of this Voting Agreement (collectively, the "Shares").

      Jamestown desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares and any other such shares of capital stock of Metropolis acquired by such Stockholder so as to facilitate consummation of the Transaction.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

            1. VOTING OF SHARES.

            (a) Voting Agreement. Subject to the terms and conditions of this Voting Agreement, at every meeting of the stockholders of Metropolis called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Metropolis with respect to any of the following, Stockholder shall vote or cause (including by the Proxy, as hereinafter defined) to be voted the Shares and any New Shares (as defined herein) in accordance with the transactions contemplated on Exhibit A hereto (the "Approved Transactions")

            (b) Proxy. Concurrently with the execution of this Voting Agreement:

                  (i) Stockholder shall deliver to Jamestown a proxy in the form attached hereto as Exhibit B, which shall be irrevocable (except as set forth in subsection (d) below) to the fullest extent permitted by law, with respect to the Shares referred to therein (the "Proxy"); and

                  (ii) Stockholder shall cause to be delivered to Jamestown an additional proxy (in the form attached hereto as Exhibit B) executed on behalf of the record owner of any Shares that are owned beneficially (but are not owned of record) by Stockholder.

            (c) New Shares.

                  (i) Stockholder agrees that any shares of capital stock of Metropolis (or any entity in which Stockholder receives shares of capital stock in exchange therefor) that Stockholder (A) holds of record and owns beneficially on the date hereof and should have listed on final page of this Voting Agreement or (B) purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the execution of this Voting Agreement and prior to the Expiration Date (as hereinafter defined) (the foregoing clauses (A) and (B) together "New Shares") shall be subject to the terms and conditions of this Voting Agreement to the same extent as if they constituted Shares.

                  (ii) After the execution of this Voting Agreement until the Expiration Date, Stockholder shall execute or cause to be executed such further proxies as may be requested by Jamestown with respect to any New Shares of which Stockholder acquires or discovers beneficial ownership, and Stockholder shall promptly notify Jamestown upon acquiring or discovering beneficial ownership of any additional securities of Metropolis.

            (d) Special Committee. Notwithstanding the provisions of this
Section 1 to the contrary, if, prior to Stockholder casting its vote at a meeting of the stockholders as described in Section 1(a), Stockholder shall be advised in writing by the Special Committee of the Board of Directors of Metropolis (the "Special Committee") that the Purchase Agreement has been terminated in accordance with its terms, then Stockholder shall have the right, but not the obligation, by giving written notice to Jamestown at any time on or prior to the scheduled date of the Metropolis's meeting of its stockholders (as provided in the notice of such meeting in the SEC Disclosure Documents (as defined in the Purchase Agreement)), to terminate this Voting Agreement, and revoke its Proxy, without voting the Shares and the New Shares as contemplated by this Voting Agreement.

      2. TRANSFER OF SHARES.

            (a) No Disposition or Encumbrance of Shares. Stockholder covenants and agrees that, from the date of this Voting Agreement until the Expiration Date, Stockholder will not, directly or indirectly: (i) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or permit or announce any offer, sale, offer of sale, contract of sale or grant of any option for the purchase of, or permit or announce any other disposition or transfer of) any of the Shares, or any interest in any of the Shares, to any Person other than Jamestown; (ii) create or permit to exist any encumbrance on or otherwise affecting any of the Shares; or (iii) reduce such Stockholder's beneficial ownership of, interest in or risk relating to any of the Shares, unless the transferee agrees to be bound to the terms hereof.

            (b) Transfer of Voting Rights. Stockholder covenants and agrees that, from the date of this Voting Agreement until the Expiration Date, Stockholder will not deposit any of the Shares into a voting trust or grant a proxy (other than the Proxy granted in connection with this Voting Agreement) or enter into a voting agreement or similar contract with respect to any of the Shares.

      3. WAIVER OF APPRAISAL RIGHTS.

      Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters' rights or similar rights that Stockholder may have in connection with the Transaction and the Merger (as defined on Exhibit A hereto). Stockholder shall cause to be irrevocably and unconditionally waived any such rights that any affiliate of Stockholder may have in connection with the Transaction and the Merger.

      4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

            (a) Ownership of Shares. Stockholder represents and warrants that Stockholder (i) is the record and beneficial owner of and has the sole right to vote the Shares, which at the date of this Voting Agreement are free and clear of any liens, claims, options, charges, or other encumbrances and (ii) does not own, either beneficially or of record, any shares of capital stock of Metropolis other than the Shares.

            (b) No Conflict. The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any legal requirement, order, decree, or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is bound or affected; or
(ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder's properties is bound or affected. The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of his obligations under this Voting

Agreement and the granting of the Proxy by Stockholder will not, require any consent of any Person.

            (c) Power; Enforceability. Stockholder has the legal capacity, power, and authority to enter into and perform all of Stockholder's obligations under this Voting Agreement. Stockholder has all requisite power and capacity to execute and deliver this Voting Agreement and the Proxy and to perform his, hers, or its obligations under this Voting Agreement and under the Proxy. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and assuming the due authorization, execution and delivery by Jamestown, constitute the legal, valid, and binding obligations of Stockholder, enforceable against Stockholder in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by Stockholder of the transactions contemplated by this Voting Agreement.

            (d) Continuous Warranty. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, will be accurate in all respects at all times through the Expiration Date, and will be accurate in all respects as of the date of the consummation of the Transaction as if made on that date.

            (e) No Other Proxy. Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies (other than the Proxy) are hereby revoked.

      5. COVENANTS OF STOCKHOLDER.

      Stockholder hereby covenants and agrees to cooperate fully with Jamestown and to execute and deliver any additional documents necessary or desirable and to take such further actions, that in the reasonable opinion of Jamestown may be necessary to carry out the intent of this Voting Agreement. Stockholder hereby covenants and agrees to refrain from, directly or indirectly, soliciting or encouraging any offer from any Person concerning the possible sale of assets, change of control, or acquisition of Metropolis by any other Person, or any consolidation or merger of Metropolis with or into any other Person.

      6. CONSENT AND WAIVER.

      Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of any or all of the Approved Transactions under the terms of (i) any agreements between Stockholder and Metropolis or (ii) pursuant to any other rights Stockholder may have.

      7. TERMINATION.

      This Voting Agreement and any Proxy granted in connection with this Voting Agreement shall terminate and shall have no further force or effect upon the earlier of (i) the date of the Closing of the Transaction; and (ii) the date the Purchase Agreement is terminated in accordance with its terms. Such termination date of this Voting Agreement is referred to herein as the "Expiration Date."

      8. NO RESTRAINT ON DIRECTOR ACTION.

      This Voting Agreement is intended to bind Stockholder only with respect to the specific matters set forth in this Voting Agreement, and shall not prohibit any Stockholder from acting in accordance with his or her fiduciary duties as an officer or director of Metropolis. Stockholder will retain at all times the right to vote such Stockholder's Shares, in such Stockholder's sole discretion, on all matters other than those set forth in Section 1(a) of this Voting Agreement that are at any time or from time to time presented to Metropolis's stockholders generally.

      9. MISCELLANEOUS.

            (a) Survival of Representations, Warranties and Agreements. None of the representations, warranties, and agreements made by Stockholder in this Voting Agreement shall survive the Expiration Date; provided, however, that the termination of this Voting Agreement shall not relieve any party from any liability for any breach of this Voting Agreement.

            (b) Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Jamestown, Stockholder shall hold harmless and indemnify Jamestown from and against, and shall compensate and reimburse Jamestown for, any loss, damage, injury, decline in value, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense of any nature (whether or not relating to a third party claim) that is directly or indirectly suffered or incurred at any time by Jamestown or any of Jamestown's affiliates (or to which Jamestown or any of Jamestown's affiliates otherwise becomes subject) and arises from any inaccuracy in, or breach of, any representation, warranty, covenant, or obligation of Stockholder contained in this Voting Agreement. Notwithstanding the foregoing, this Section 9(b) shall expire and be null and void with respect to Stockholder upon Stockholder's delivery to Jamestown of:

                  (i) a copy of Stockholder's Shares bearing the legends referenced in Section 9(o) of this Voting Agreement, which legends shall be in form and substance reasonably satisfactory to Jamestown,

                  (ii) with respect to Shares held in a street name or a brokerage account, acknowledgment from such entity that Jamestown is entitled to vote Stockholder's Shares as provided in this Voting Agreement and the Proxy, and

                  (iii) such other evidence as Jamestown may reasonably request to demonstrate that Jamestown has perfected its voting rights provided in this Voting Agreement and the Proxy with respect to Stockholder's Shares.

            (c) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses; provided, however, that reasonable legal fees incurred by Stockholder in connection with this Voting Agreement may be reimbursed by Metropolis.

            (d) Severability. If any term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (e) Binding Effect and Assignment. This Voting Agreement and all of the provisions of this Voting Agreement shall be binding upon and inure to the benefit of the parties to this Voting Agreement and their respective successors and permitted assigns; provided, however, that except as otherwise specifically provided in this Voting Agreement, neither this Voting Agreement nor any of the rights, interests, or obligations of the parties to this Voting Agreement may be assigned by either of the parties to this Voting Agreement without prior written consent of the other party to this Voting Agreement. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Shares are transferred. Notwithstanding anything contained in this Voting Agreement to the contrary, nothing in this Voting Agreement, express or implied, is intended to confer on any Person, other than Jamestown and its successors and assigns, any rights or remedies of any nature.

            (f) Amendments and Modification. This Voting Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties to this Voting Agreement.

            (g) Specific Performance; Injunctive Relief. The parties to this Voting Agreement acknowledge that Jamestown will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, Stockholder agrees that, in addition to any other remedies that may be available to Jamestown upon any such violation, Jamestown shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Jamestown at law or in equity.

            (h) Notices. Notwithstanding anything to the contrary which may be contained in this Voting Agreement, all notices, demands, requests, or other communications (collectively, "Notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

                           If to Jamestown:
                           Jamestown 1290 Partners
                           Two Paces West, Suite 1600
                           2727 Paces Ferry Road
                           Atlanta, Georgia 30339
                           Attention: Stephen J. Zoukis and Matt M. Bronfman
                           Fax: (770) 805-1001

                           with a copy to (which shall not constitute notice):

                           King & Spalding
                           1185 Avenue of the Americas
                           New York, New York  10036
                           Attention:  William B. Fryer
                           Fax: (212) 556-2222

                           with a copy to (which shall not constitute notice):

                           Holland & Knight LLP
                           1201 W. Peachtree Street, NE
                           Suite 2000
                           Atlanta, GA 30309
                           Attention:  A. Summey Orr III, Esq.
                           Fax: (404) 881-0470

                           If to Stockholder: To the address for notice set forth adjacent to Stockholder's name on the signature page of this Voting Agreement.

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party's attorney. Stockholder or Jamestown may designate, by not less than five (5) business days' notice given to the other in accordance with the terms of this Section 9(h), additional or substituted parties to whom Notices should be sent hereunder.

                  (i) Governing Law. This Voting Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Maryland (without regard to the principles of conflict of laws thereof or of any other jurisdiction).

                  (j) Entire Agreement. This Voting Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

                  (k) Legal Counsel. Stockholder acknowledges that Stockholder has been advised to consult, and has had the opportunity to consult with, his, hers, or its personal attorney prior to entering into this Voting Agreement. Stockholder acknowledges that attorneys for Metropolis represent Metropolis and do not represent any of the stockholders of Metropolis in connection with the Purchase Agreement, this Voting Agreement, or any of the transactions contemplated by this Voting Agreement or by the Purchase Agreement.

                  (l) Agreement Negotiated. The form of this Voting Agreement has been negotiated by or on behalf of Jamestown and Metropolis, each of which was represented by attorneys who have carefully negotiated the provisions of this Voting Agreement. Because Stockholder has been advised to consult, and has had the opportunity to consult, with his, hers, or its personal attorney prior to entering into this Voting Agreement, Jamestown and Stockholder do not believe that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and, therefore, waive its effects.

                  (m) Counterparts. This Voting Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (n) Effect of Headings. The Section headings in this Voting Agreement are for convenience only and shall not affect the construction or interpretation of this Voting Agreement.

                  (o) Legends. Any stock certificates representing the Shares or the New Shares shall be legended at the request of Jamestown to reflect this Voting Agreement and, if applicable, the irrevocable proxy granted by this Voting Agreement.

      IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                         JAMESTOWN 1290, L.P.

                                         By:  JT 1290 Corp., its General Partner


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

STOCKHOLDER                              NUMBER OF SHARES OF COMMON STOCK HELD
                                         OF RECORD

-----------------------------------     ----------------------------------------

-----------------------------------
              Address

                                    EXHIBIT A

                              APPROVED TRANSACTIONS

Subject to the terms and conditions of this Voting Agreement, at every meeting of the stockholders of Metropolis called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Metropolis with respect to any of the following, Stockholder shall vote or cause (including by the Proxy, as hereinafter defined) to be voted the Shares and any New Shares (as defined herein) in accordance with the Approved Transactions:

1. For the Transaction. In favor of (A) approval and adoption of the Purchase Agreement, the transactions contemplated thereby and by this Voting Agreement, and the Transaction and any action in furtherance thereof, (B) waiving any notice that may have been or may be required relating to any reorganization of Metropolis, any reclassification or recapitalization of the capital stock of Metropolis or any sale of assets, change of control, or acquisition of Metropolis by any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body (any "Person"), or any consolidation or merger of Metropolis with or into any other Person to the extent such transaction is undertaken in connection with the Transaction, and (C) any matter that could reasonably be expected to facilitate the Transaction;

2. For the Merger. In favor of the merger (the "Merger") of Metropolis into a wholly-owned limited liability company of Metropolis Holdings LLC, a wholly-owned subsidiary of Metropolis, with Metropolis as the surviving entity in the Merger. The Merger is to be consummated prior to the consummation of the Transaction; and

3. Against Alternative Transactions. Against any matter that could reasonably be expected to hinder, impede, or delay the consummation of the Transaction., the Merger or materially adversely affect the Transaction, the Merger and the transactions contemplated by this Voting Agreement and the Purchase Agreement.

Stockholder shall not, from the date of this Voting Agreement until the Expiration Date (as hereinafter defined), enter into any agreement or understanding with any Person to vote (other than the Proxy granted in connection herewith) or give instructions inconsistent with paragraphs 1, 2, and/or 3 above.

EXHIBIT B

                                      PROXY

      The undersigned stockholder of Metropolis Realty Trust, a Maryland corporation (the "Owner"), hereby irrevocably appoints and constitutes Stephen
J. Zoukis and Matt M. Bronfman of JAMESTOWN 1290, L.P., a Delaware limited partnership, having an address at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339 ("Jamestown"), and each of them, or any other designee of Jamestown, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Owner beneficially owned by the undersigned, which shares are listed on the final page of this proxy (the "Proxy") and any and all other shares or securities issued or issuable in respect thereof, or otherwise acquired by the undersigned on or after the date hereof (collectively, the "Shares"), until the earlier of (i) the date of the closing of the Transaction (as hereinafter defined) and (ii) the date the Purchase Agreement (as hereinafter defined) is terminated in accordance with its terms, such termination date being referred to herein as the "Expiration Date."

      This Proxy is granted pursuant to the Voting Agreement, dated as of _______ __, 2002, by and between Jamestown and the undersigned (the "Voting Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings given to such terms in the Voting Agreement. This Proxy is coupled with an interest, and is granted in consideration of Jamestown entering into the Purchase Agreement, and consummating the Transaction. This Proxy is irrevocable (to the fullest extent provided by applicable law) except as specifically provided in Section 1(d) of the Voting Agreement.

      Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered to by the undersigned at any time prior to the Expiration Date to act as the undersigned's attorney and proxy to vote the Shares and to exercise all voting and other rights of the undersigned with respect to the Shares, including, without limitation, the power to execute and deliver written consents with respect to the Shares pursuant to Maryland corporation law at every annual, special, or adjourned meeting of the stockholders of Owner, and in every written consent in lieu of such a meeting, or otherwise:

                  (i) in favor of (A) approval of the Purchase Agreement and the Transaction, (B) waiving any notice that may have been or may be required relating to any reorganization of Owner, any reclassification or recapitalization of the capital stock of Owner or any sale of assets, change of control, or acquisition of Owner by any other person to the extent such transaction is undertaken in connection with the Transaction, or any consolidation or merger of Owner with or into any other person, and (C) any matter that could reasonably be expected to facilitate the Transaction;

                  (ii) in favor of the merger (the "Merger") of the Metropolis into a wholly-owned limited liability company of Metropolis Holdings LLC, a wholly-owned subsidiary of Metropolis, with Metropolis as the surviving entity in the Merger. The Merger is to be consummated prior to the consummation of the Transaction.

                  (iii) against any matter that could reasonably be expected to hinder, impede, or delay the consummation of the Transaction and/or the Merger.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares on all such other matters.

      All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned. THIS PROXY IS IRREVOCABLE.

                          Signature of Stockholder:  ___________________________
                          Print Name of Stockholder:  __________________________
                          Shares beneficially owned:  __________________________

                                                                         ANNEX D

                        MARYLAND GENERAL CORPORATION LAW

              TITLE 3, SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

ss. 3-201. "Successor" defined.

      (a) Corporation amending charter.- In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

      (b) Corporation whose stock is acquired.- When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

ss. 3-202. Right to fair value of stock.

      (a) General rule.- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

            (1) The corporation consolidates or merges with another corporation;

            (2) The stockholder's stock is to be acquired in a share exchange;

            (3) The corporation transfers its assets in a manner requiring action under ss. 3-105 (e) of this title;

            (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

            (5) The transaction is governed by ss. 3-602 of this title or exempted by ss. 3-603 (b) of this title.

      (b) Basis of fair value.-

            (1) Fair value is determined as of the close of business:

                  (i) With respect to a merger under ss. 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under ss. 3-106; or

                  (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

            (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

            (3) In any transaction governed by ss. 3-602 of this title or exempted by ss. 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of ss. 3-603 (b) of this title.

      (c) When right to fair value does not apply.- Unless the transaction is governed by ss. 3-602 of this title or is exempted by ss. 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

            (1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

                  (i) With respect to a merger under ss. 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under ss. 3-106; or

                  (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

            (2) The stock is that of the successor in a merger, unless:

                  (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

                  (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

            (3) The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

            (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

            (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

ss. 3-203. Procedure by stockholder.

      (a) Specific duties.- A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

            (1) Shall file with the corporation a written objection to the proposed transaction:

                  (i) With respect to a merger under ss. 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under ss. 3-106; or

                  (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under ss. 2-505 (b) of this article, within 10 days after the corporation gives the notice required by ss. 2-505 (b) of this article;

            (2) May not vote in favor of the transaction; and

            (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

      (b) Failure to comply with section.- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

ss.3-204. Effect of demand on dividend and other rights.

      A stockholder who demands payment for his stock under this subtitle:

            (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under ss. 3-202 of this subtitle; and

            (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

ss. 3-205. Withdrawal of demand.

      A demand for payment may be withdrawn only with the consent of the successor.

ss.3-206. Restoration of dividend and other rights.

      (a) When rights restored.- The rights of a stockholder who demands payment are restored in full, if:

            (1) The demand for payment is withdrawn;

            (2) A petition for an appraisal is not filed within the time required by this subtitle;

            (3) A court determines that the stockholder is not entitled to relief; or

            (4) The transaction objected to is abandoned or rescinded.

      (b) Effect of restoration.- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

ss. 3-207. Notice and offer to stockholders.

      (a) Duty of successor.-

            (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

            (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

                  (i) A balance sheet as of a date not more than six months before the date of the offer;

                  (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

                  (iii) Any other information the successor considers pertinent.

      (b) Manner of sending notice.- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

ss. 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.

      (a) Petition for appraisal.- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

      (b) Consolidation of suits; joinder of objectors.-

            (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

            (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

ss. 3-209. Notation on stock certificate.

      (a) Submission of certificate.- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

      (b) Transfer of stock bearing notation.- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

ss. 3-210. Appraisal of fair value.

      (a) Court to appoint appraisers.- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

      (b) Report of appraisers - Filing.- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

      (c) Same - Contents.- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

      (d) Same - Service; objection.-

            (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

            (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

ss. 3-211. Action by court on appraisers' report.

      (a) Order of court.- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

            (1) Confirms, modifies, or rejects it; and

            (2) If appropriate, sets the time for payment to the stockholder.

      (b) Procedure after order.-

            (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

            (2) If the appraisers' report is rejected, the court may:

                  (i) Determine the fair value of the stock and enter judgment for the stockholder; or

                  (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

      (c) Judgment includes interest.-

            (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under ss. 3-202 of this subtitle.

            (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under ss. 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

                  (i) The price which the successor offered for the stock;

                  (ii) The financial statements and other information furnished to the stockholder; and

                  (iii) Any other circumstances it considers relevant.

      (d) Costs of proceedings.-

            (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under ss. 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

                  (i) The price which the successor offered for the stock;

                  (ii) The financial statements and other information furnished to the stockholder; and

                  (iii) Any other circumstances it considers relevant.

            (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

                  (i) The successor did not make an offer for the stock under ss. 3-207 of this subtitle; or

                  (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

      (e) Effect of judgment.- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

ss. 3-212. Surrender of stock.

      The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

            (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

            (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

ss. 3-213. Rights of successor with respect to stock.

      (a) General rule.- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under ss. 3-202 of this subtitle.

      (b) Successor in transfer of assets.- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

      (c) Successor in consolidation, merger, or share exchange.- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                                                         ANNEX E

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                         METROPOLIS REALTY HOLDINGS LLC
                      A Delaware Limited Liability Company
                             Dated as of May 6, 2002

            The person(s) signing the Certificate of Formation have acted as organizers to form METROPOLIS REALTY HOLDINGS LLC (the "Company") as a limited liability company under the laws of the State of Delaware on behalf of such persons or entities named herein as the Members thereof (the "Members"). The Company's business shall be conducted under such name until such time as all the Members shall hereafter designate otherwise and file amendments to the Articles in accordance with applicable law.

                                    * * * * *

                                    ARTICLE I
                                   DEFINITIONS

            The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein);

      (a) "Act" shall mean the Limited Liability Company Act of the State of Delaware.

      (b) "Additional Member" shall mean any Person or Entity who or which is admitted to the Company as an Additional Member pursuant to this Agreement.

      (c) "Adjusted Capital Account" shall mean, with respect to any Member at any time, such Member's Capital Account at such time (i) increased by the sum of (A) the amount of such Member's share of partnership minimum gain (as defined in Regulations Section 1.704 2(g)(1)), (B) the amount of such Member's share of the minimum gain attributable to a partner nonrecourse debt and (C) the amount of the deficit balance in such Member's Capital Account which such Member is obligated to restore, if any, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4),
      (5) and (6).

      (d) "Affiliate" shall mean a lineal descendant, ascendant or spouse of a Member and any Entity in which the Member or a linear descendant, ascendant or spouse of the Member has a direct or indirect beneficial ownership Interest.

      (e) "Agreement" shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time in accordance with its terms.

      (f) "Certificate of Formation" shall mean the Certificate of Formation filed with the Secretary of State of the State of Delaware under the Act, as amended from time to time, to form the Company.

      (g) "Board of Managers" shall have the meaning ascribed to such term in
      Section 3.1 hereof.

      (h) "Capital Account" shall mean the individual account maintained for each Member as provided hereafter.

      (i) "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

      (j) "Cash Reserve Amount" shall mean an amount equal to $2 million.

      (k) "Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

      (l) "Company" shall mean Metropolis Realty Holdings LLC or any successor thereto

      (m) "Dissolution" shall occur on any event provided for in Section 7.1(a) hereof.

      (n) "Distributable Cash" shall mean all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such cash reserves as the Board of Managers deem reasonably necessary to the proper operation of the Company's business.

      (o) "Effective Date" shall be the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware.

      (p) "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

      (q) "Holdback Amount" shall mean US$10,000,000, plus any interest earned thereon, less any amounts (x) distributed by the Company to Purchaser in connection with the settlement and/or satisfaction of Indemnification Claims; and (y) used by the Company in the discretion of the Board of Managers to pay any post-closing costs and expenses associated with the transactions contemplated by the Sale Agreement.

      (r) "Indemnification Claims" shall mean any and all claims for indemnification made by Purchaser under the Sale Agreement during the Indemnification Period.

      (s) "Indemnification Period" shall relate to the period of time during which Purchaser may assert an Indemnification Claim which period of time commences on the closing date of the transactions contemplated by the Sale Agreement and ends on December 30, 2002; provided, that such period of time shall extend beyond December 30, 2002 to the extent that Purchaser shall have asserted an Indemnification Claim on or prior to

      December 30, 2002, and such period of time shall continue until such Indemnification Claim is settled or satisfied.

      (t) "Initial Member" shall mean the REIT.

      (u) "Managers" shall have the meaning ascribed to such term in Section 3.2 hereof.

      (v) "Member" shall mean the Initial Member, Persons or Entities becoming Members hereunder, including Additional Members and Substitute Members.

      (w) "Member Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Treasury Regulation Section 1.704-2(i)(3).

      (x) "Merger" shall mean the merger of the REIT with Metropolis Realty Lower Tier, with the REIT as the surviving entity in the Merger.

      (y) "Metropolis Realty Lower Tier" shall mean Metropolis Realty Lower Tier LLC, a Delaware limited liability company. Immediately prior to the Merger, Metropolis Realty Lower Tier will be a wholly owned subsidiary of the Company that will cease to exist immediately upon the effective time of the Merger.

      (z) "Minimum Gain" shall have the meaning set forth in Treasury Regulation
      Section 1.704-2(d).

      (aa) "Net Profits" and "Net Losses" shall mean the "Net Profit" or "Net Loss" of the Company for a fiscal year or other period shall mean the Company's taxable income, gain, loss and deductions, as the case may be, for such year or period, determined in accordance with Code Section 703(a), with the following adjustments:

            1. Any income of the Company described in Code Section 705(a)(1)(B) of the Code that is exempt from Federal income tax and not otherwise taken into account shall be added to such taxable income or subtracted from such taxable loss, as the case may be.

            2. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account shall be subtracted from taxable income or added to such taxable loss, as the case may be.

            3. If the value at which any Company asset is reflected in Capital Accounts is adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset.

            4. Gain or loss resulting from any disposition of an asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the value at which the asset disposed of is properly reflected in the Capital Accounts of the Members pursuant to Regulations Section 1.704-1(b)(2)(iv).

            5. In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, cost recovery or amortization computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)(3).

      (bb) "Officer(s)" shall mean those officers of the Company designated in
      Article IV below.

      (cc) "Percentage Interests" shall mean for any Member on any date the percentage arrived at by dividing the number of Units owned by that Member on that date by the total number of Units owned by all Members on that date.

      (dd) "Persons" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where applicable.

      (ee) "Purchaser" shall mean Jamestown 1290 Partners, L.P., a Delaware limited partnership.

      (ff) "REIT" shall mean Metropolis Realty Trust, Inc., a Maryland corporation. Immediately prior to the Merger the REIT will be the Initial Member, and immediately following the Merger, the REIT will be a 99.9% subsidiary of the Company.

      (gg) "REIT Stock" shall mean REIT Class A Common Stock, par value $10.00 per share.

      (hh) "Sale Agreement" that certain Amended and Restated Purchase Agreement, dated as of May 7, 2002, between the REIT and Purchaser (the "Sale Agreement").

      (ii) "Substitute Member" shall mean any Person or Entity who or which is admitted to the Company as a Substitute Member as provided hereafter.

      (jj) "Transfer(s)" shall mean (i) when used as a verb, to give, gift, sell, exchange, assign, redeem, transfer, pledge, hypothecate, encumber, bequeath, devise or otherwise dispose of and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

      (kk) "Units" shall mean the limited liability company units held by Members in the Company.

                                   ARTICLE II
                                     OFFICES

      2.1 Name.

            (a) The name of the Company is METROPOLIS REALTY HOLDINGS LLC. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Board of Managers.

            (b) The Initial Member hereby forms the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement. The rights, duties and liabilities of the Members and the Board of Managers shall be as provided in the Act for members and managers except as provided herein.

      2.2 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

      2.3 Registered Office; Registered Agent. The address of the registered office of the LLC in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805-1297.

      2.4 Principal Office. The principal office address of the LLC shall be c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

                                  ARTICLE III
                             MANAGEMENT AND OFFICERS

      3.1 Management. Except as otherwise expressly set forth herein, the management and control of the Company and its business shall be vested exclusively in a Board of Managers ("Board of Managers") and the Board of Managers shall have all of the rights, powers and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Company, to carry out any and all of the objects and purposes of the Company and to perform all acts and, enter into, perform, negotiate and execute any and all leases, documents, contracts and agreements on behalf of the Company that the Board of Managers, exercising sole discretion, deems necessary or desirable. 3.2 Composition of Board of Managers. The Initial Member hereby forms the Board of Managers comprised of eight managers (each a "Manager"), of which the initial members shall be:

                                William L. Mack;
                                 Lee S. Neibart;
                                Bruce H. Spector;
                              John R.S. Jacobsson;

                                 John R. Klopp;
                               Russel S. Bernard;
                            David A. Strumwasser; and
                                 David Roberts.

Each member of the Board of Managers shall hold office as a Manager until the next annual meeting of Members and until his successors is duly elected and qualified, or until his resignation, removal or death.

      3.3 Meetings of the Board of Managers. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of regular meetings of the Board of Managers without notice other than such resolution. Special meetings of the Board of Managers may be called by or at the request of the Chairman of the Board of Managers, the President or by a majority of the Board of Managers then in office. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

      3.4 Notice. Notice of any special meeting of the Board of Managers shall be given by written notice delivered personally, transmitted by facsimile or mailed to each Manager at his business or residence address. Personally delivered, facsimile transmitted or telegraphed notices shall be given at least two business days prior to the meeting. Notice by mail shall be given at least five business days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Telephone notice shall be deemed to be given when the Manager is personally given such notice in a telephone call to which he is a party. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the Manager and receipt of a completed answer-back indicating receipt. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Managers need be stated in this notice.

      3.5 Telephone Meetings. Managers may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

      3.6 Vacancies. If for any reason any or all the Managers cease to be Managers, such event shall not terminate the Company or affect this Agreement or the powers of the remaining Managers hereunder (even if fewer than two Managers remain). Any vacancy on the Board of Managers for any cause, other than an increase in the number of Managers shall be filled by a majority of the remaining Managers, although such majority is less than a quorum. Any vacancy in the number of Managers created by an increase in the number of Managers may be filled by a majority of the entire Board of Managers. Any individual so elected as Manager shall hold office for the term for which he is elected and until his successor is elected and qualified, or until his resignation, removal or death.

      3.7 Surety Bonds. Unless required by law, no Manager shall be obligated to give any bond or surety or other security for the performance of any of his duties.

      3.8 Reliance. Each Manager, Officer, and agent of the Company shall, in the performance of his duties with respect to the Company, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel or upon reports made to the Company by any of its officers or employees or by the advisers, accountants, appraisers or other experts or consultants selected by the Board of Managers or officers of the Company, regardless of whether such counsel or expert may also be a Manager.

      3.9 Quorum. A majority of the Board of Managers shall constitute a quorum for transaction of business at any meeting of the Board of Managers; provided that, if less than a majority of such Managers are present at said meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice.

      3.10 Action by Board of Managers. Except as otherwise specifically provided herein, all actions and decisions of the Board of Managers shall require an affirmative vote of a majority the entire Board of Managers.

      3.11 Informal Action by Board of Managers. Any action required or permitted to be taken at a meeting of Board of Managers may be taken without a meeting if a consent in writing, setting forth such action, is signed by each Manager entitled to vote on the matter, and each Manager entitled to notice of a meeting of Board Managers has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the Board of Managers.

      3.12 Committees. The Board of Managers may appoint from among its Managers committees to serve at the pleasure of the Board of Managers; provided, that any grant of authority to any committee of the Board of Managers will require the approval the affirmative vote of a majority of the entire Board of Managers. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Managers. A majority of the Managers serving on a committee to the Board of Managers shall constitute a quorum for the transaction of business at any meeting of such committee.

      3.13 Specific Authority. Without limiting the generality of Subsection 3.1 and subject to the terms of Subsection 3.10, all Members agree that the Board of Managers shall, exercising sole discretion, have the right and power to take any and all of the following actions, except to the extent such rights and powers may be limited by other provisions of this Agreement:

      (1) liquidating and dissolving the REIT prior to the end of the Indemnification Period;

      (2) settling and/or satisfying any Indemnification Claims made by Purchaser under the Sale Agreement;

      (3) using any or all of the Holdback Amount to pay any post-closing costs and expenses associated with the transactions contemplated by the Sale Agreement;

      (4) setting aside reserves and/or provisions in connection with any Indemnification Claim, which reserves shall be established in the sole discretion of the Board of Managers;

      (5) paying any and all transaction fees and expenses incurred by the Company and/or the REIT in connection with the transactions contemplated by the Sale Agreement from the Holdback Amount and the Cash Reserve Amount;

      (6) the distribution of Company cash, other than the Holdback Amount which shall only be distributed in accordance with Section 5.5 hereof;

      (7) the investing of Company funds, including the Holdback Amount;

      (8) the making of any expenditures, including, without limitation, those incurred in connection with or relating to the business of the Company, and the Board of Managers may use any or all of the Cash Reserve Amount to pay for such expenditures;

      (9) the use of the assets of the Company in connection with the business of the Company;

      (10) the negotiation, execution and performance of any contracts, conveyances or other instruments;

      (11) the maintenance of insurance for the benefit of the Company and the Members;

      (12) the control of any matters affecting the rights and obligations of the Company, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigations;

      (13) the indemnification of any person against liabilities and contingencies to the extent permitted by law;

      (14) the making or revoking of the elections referred to in Code Section 754 or any similar provision enacted in lieu thereof, or any corresponding provision of state tax laws (and each Member will, upon request of the Manager, supply the information necessary to properly give effect to such elections);

      (15) the filing of such amendments to the Certificate of Formation as may be required or as the Board of Managers may deem necessary from time to time;

      (16) the filing on behalf of the Company of all required local, state and federal tax returns and other documents relating to the Company; and

      (17) authorizing and directing the officers of the Company to take all actions and execute on behalf of the Company all documents, instruments and agreements necessary or desirable in connection with any of the foregoing.

      3.14 Limitations on Manager's Authority. The following actions ("Major Decisions") shall require the approval of at least a majority of the outstanding Units (unless otherwise provided in this Agreement):

      (1) any amendment to this Agreement, which would (i) adversely affect the limited liability of the Members under the Act or under applicable law, or
      (ii) cause the Company to cease to be treated as a partnership for federal or state income tax purposes;

      (2) the merger or consolidation of the Company with any other entity (other than a wholly-owned direct or indirect subsidiary of the Company) or sale of all or substantially all of the assets of the Company;

      (3) any act in material contravention of this Agreement; and

      (4) any act which would make it impossible to carry on the ordinary business of the Company, except as provided in Section 7.1 hereof.

      3.15 Removal of Managers. Any Manager shall be removed only for cause, and only at a meeting of the Members called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Units then outstanding.

      3.16 Substitute Manager. After the removal of any Manager in accordance with Section 3.15 or after the resignation or death of any Manager, a majority of the entire Board of Managers shall select a substitute Manager. Such substitute Manager shall, upon due appointment by the Board of Managers of all necessary agreements, have all the rights and obligations of a Manager under this Agreement.

      3.17 Dealings with Members and Affiliates. Subject to any restrictions contained elsewhere in this Agreement, the Board of Managers may, for, in the name and on behalf of, the Company, enter into agreements or contracts, including employment of any Member or Affiliate of any Manager (in an independent capacity as distinguished from his or its capacity, if any, as a Member) to undertake and carry out the business of the Company as an independent contractor; and the Board of Managers may obligate the Company to pay compensation for and on account of any such services; provided, however, that such compensation and services shall be on terms no less favorable to the Company than if such compensation and services were paid to and/or performed by Persons who were not Members or Affiliates of any Manager.

      3.18 Exculpation. Except as prohibited by law, neither the Managers, their respective Affiliates nor any officer, director, member, partner, principal, shareholder, employee, agent, accountant or attorney of the Manager or its Affiliate (each of the foregoing, other than the Manager, a "Related Party"), shall be liable, responsible or accountable, whether directly or indirectly, in contract, tort or otherwise, to the Company or to any other Member or any Affiliate thereof for any losses, claims, damages, liabilities or expenses (collectively, "Damages") asserted against, suffered or incurred by any of them arising out of, relating to or in connection with any action taken or omitted by the Manager or any Related Party in good faith and in a manner reasonably believed by the Manager or such Related Party to be in or not opposed to the best interests of the Company, including, without limitation, in connection with the management or conduct of the business of the Company or any other Person in which the Company has or had made an investment (debt or equity) or otherwise has or had an interest.

      3.19 Indemnification. To the fullest extent permitted under the Act, no Manager or Officer shall be liable to the Company for money damages. The Company has the power by majority vote of disinterested members of the Board of Managers to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any one or more of the following classes of individuals from and against any claim or liability to which such person may become subject or which such Person may incur by reason of his or her position with the Company: (a) present or former Managers of the Company; (b) present or former officers of the Company; (c) present or former agents and/or employees of the Company; (d) persons serving or who have served at the request of the Company in any of these capacities for any other corporation, limited liability company, partnership, joint venture, trust or other enterprise who is made a party to any proceeding by reason of service in that capacity.

      3.20 Reimbursement of Costs. The Managers and Officers shall be entitled to receive from the Company out of Company funds available therefor reimbursement of reasonable out-of-pocket expenses expended by the Managers and Officers in the performance of their duties hereunder.

      3.21 Other Activities.

      (a) Concurrent Activities. Any Manager, and any Affiliate of such manager, or Related Party thereof, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether such ventures are competitive with the Company or otherwise, and the pursuit of such ventures shall not be wrongful or improper, and neither the Company nor any Member shall have any right by virtue of this Agreement in or to any of such ventures, or in or to the income, gains, losses or deductions derived or to be derived therefrom.

      (b) No Obligation to Offer: Specific Transactions. No Manager, any Related Party or any Member shall be obligated to offer or present any particular investment or business opportunity to the Company, even where such opportunity is of a character which, if presented to the Company, could be taken and exploited by the Company, but rather the Managers, Related Parties and the Members shall have the right to take for their own account or to recommend to others any such particular investment or business opportunity.

      3.22 Time Commitment. The Managers will devote so much of their time to the business of the Company as, in their sole discretion, will be required for the proper performance of their duties under this Agreement, and it is expressly understood and agreed that the Managers shall not be required to devote their entire time to the business of the Company.

      3.23 Resignation. Any Officer of the Company may resign at any time by giving written notice to the Board of Managers. The resignation of any Officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice (but not before the notice is mailed, delivered, or sent by facsimile transmission); and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

      3.24 Removal of Officers. All or any lesser number of Officers may be removed at any time, with or without cause, by a majority of the entire Board of Managers.

      3.25 Salaries. Managers shall not initially receive compensation for their services as such, but the Board of Managers may authorize the reimbursement of expenses, including expenses incurred to attend meetings of the Managers; provided, that nothing herein contained shall be construed to preclude the Company from establishing compensation for Managers as such; provided further that nothing herein contained shall preclude any Manager from receiving compensation for services to the Company in any other capacity.

      3.26 Election of Officers. The Board of Managers may designate as officers any or all of the following: a Chairman, President, Treasurer and Secretary to serve such terms as the Board of Managers determine. Each such officer shall hold office until he or she shall resign, shall be removed or is otherwise disqualified to serve, or his or her successor shall be elected and qualified. The Company may also have, at the discretion of the Managers, one or more vice presidents, assistant secretaries, assistant treasurers or other officers. Any number of offices may be held by the same person. The initial officers of the Company shall be: William L. Mack, Chairman of the Board of Managers; Lee S. Neibart, President; Stuart F. Koenig, Treasurer; John R.S. Jacobsson, Vice President and Secretary; John R. Klopp, Vice President; Andrew S. Cohen, Vice President; and Jeremy FitzGerald, Vice President and Assistant Secretary. The duties of such officers shall be as follows:

      (a) The Chairman. The Chairman shall preside over the meetings of the Members and the Board of Managers and shall perform such other duties as may be assigned to him by the Board of Managers. In the absence of the Chairman, the President shall have and may exercise all of the powers of the Chairman.

      (b) The President. The President shall in general supervise and control all of the business and affairs of the Company and shall be the chief operating officer and shall perform such other duties as may be assigned to him by the Board of Managers.

      (c) Treasurer. The Treasurer shall keep and maintain or cause to be kept and maintained, accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and capital, to the extent agreed by the Managers. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Board of Managers. He shall disburse the funds of the

      Company as may be ordered by the Board of Managers, shall render to the Board of Managers upon request an account of all of the transactions as Treasurer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Board of Managers.

      (d) Secretary. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Managers may order, of all meetings of Board of Managers, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Board of Managers' meetings, and the proceedings thereof. The Secretary shall have such other powers and perform such other duties as may be prescribed by the Board of Managers. The Secretary may seek assistance for these duties from the Company's attorneys.

      (e) Vice President. In the absence of the President or in the event of a vacancy in such office, the Vice President shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President, and shall perform such other duties as may be prescribed by the Board of Managers.

      (f) The Assistant Secretary. The Assistant Secretary shall, in the absence of or disability of the Secretary perform the duties and exercise the powers of the Secretary and shall perform such other duties as may be prescribed by the Board of Managers.

                                   ARTICLE IV
                                 CAPITALIZATION
                             CAPITAL CONTRIBUTIONS;
                         RIGHTS AND MEETINGS OF MEMBERS

      4.1 Capitalization of the Company. The Company has authority to issue 50,000,000 Units. The Board of Managers may classify or reclassify any unissued Units from time to time in one or more classes or series. An aggregate of 13,004,946 Units will be issued to the stockholders of the REIT in the Merger.

      4.2 Initial Member. The Initial Member of the Company is the REIT, and as Initial Member has made a capital contribution to the Company in an amount set forth on Annex A hereto. Prior to the admission of any Additional Members, the Initial Member shall own 100% of all of the Percentage Interests of the Company.

      4.3 Additional Members. Upon the effective time of the Merger, (A) the Initial Member will no longer be a Member of the Company; (B) and immediately following the surrender by a REIT stockholder to the Company of its stock certificate ("REIT Stock Certificate") representing its shares of REIT Stock, such stockholder will receive a certificate issued and executed by the Company representing a number of Units equal to the number of shares of REIT Stock held by such stockholder immediately prior to the Merger. Immediately following the Merger, a Member will own a number of Units that will represent the same percentage of outstanding Units in the Company as the number of shares of outstanding common stock beneficially owned by such Member as a stockholder of the REIT immediately prior to the Merger. Such stockholders will immediately be deemed to be a Member upon the receipt by the Company of its REIT Stock Certificate and an executed consent and/or letter of transmittal pursuant to which each such stockholder shall agree to be bound by the terms of this Agreement.

      4.4 Additional Units. The Company will not issue any additional Units to any Persons or Entities (including to existing Members) until the expiration of the Indemnification Period and the distribution of the Holdback Amount. Following the distribution of the Holdback Amount, the Board of Managers shall have the authority to issue additional Units on such terms and conditions as the Board of Managers may determine, and such additional Units may have different rights regarding voting, profit and loss allocations and distribution, whether subordinate or preferred, as the Board of Managers may determine.

      4.5 Additional Capital. The Members shall have no obligation to contribute additional capital or funds to the Company.

      4.6 Limitation of Liability. Each Member's liability shall be limited as set forth in the Act and other applicable law. It is intended that a Member will not personally be liable for any debts or losses of the Company beyond its respective Capital Contributions, except as otherwise required by the Act or by written signed agreement.

      4.7 Annual Meeting. The annual meeting of the Members shall be held on the last Friday of April in each year, at 10:00 o'clock, a.m., or at such other time as shall be determined by the Board of Managers, for the purpose of electing the Managers for the upcoming year and the transaction of such business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

      4.8 Special Meetings. The President, Chairman or 25% of the members of the Board of Managers may call special meetings of the Members.

      4.9 Place of Meetings. The Board of Managers may designate any place in the United States as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be held at the Company's principal place of business.

      4.10 Duly Called Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting, to each Member. If mailed, such notice shall be deemed to be delivered after being deposited in the United States mail, in a sealed envelope addressed to the Member at his or her address as it appears on the books of the Company, or as given by the Member to the Company for purposes of notice, with postage thereon prepaid. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the facsimile number, if any, for the respective member which has been supplied by such Member to the each other Member and identified as such Member's facsimile number.

      4.11 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

      4.12 Quorum. Members holding a majority of the outstanding Units or more shall constitute a quorum at any meeting of the Members. In the absence of a quorum at any such meeting, a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed ninety (90) days without further notice; provided, however, if the adjournment is for more than ninety (90) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly called meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum.

      4.13 Proxies. At all meetings of Members a Member may vote the Units held by such Member in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

      4.14 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member and delivered to the Secretary for inclusion in the minutes or for filing with the Company records. Action taken under this Section shall be effective when all Members have signed the consent, unless the consent specifies a different effective date.

      4.15 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                                   ARTICLE V
                     ALLOCATIONS, DISTRIBUTIONS, AND REPORTS

      5.1 Capital Accounts.

            (a) Compliance with Treasury Regulations. Capital Accounts shall be maintained in accordance with Treasury Regulation Section 1.704-1(b) and shall be interpreted in a manner consistent with Treasury Regulation
      Section 1.704-1(b).

            (b) Assignment. Upon the Transfer of all or any part of a Member's interest as permitted by this Agreement, the Capital Account of the transferor, or the portion thereof that is attributable to the transferred interest, shall carry over to the transferee, as prescribed in Treasury Regulation Section 1.704-1(b)(2)(iv).

            (c) Revaluation. At such times as may be required or permitted by Code Section 704 and any regulations thereunder, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of Company Property. The Capital Accounts shall be maintained in compliance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistently with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and, to the extent not inconsistent therewith, provisions of Section 4.2 on the allocation of Net Profits.

      5.2 Allocations of Profits and Losses. Except as may be required by
Section 5.3 below, the Net Profits and Net Losses of the Company for each fiscal year will be allocated to the Members pro rata based on their Percentage Interests.

      5.3 Special Allocations to Capital Accounts. Notwithstanding Section 5.2 hereof:

            (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Company minimum gain (as defined in Regulations Section 1.704-2(d)(2)), items of income and gain shall be allocated to all Members in accordance with Regulations Section 1.704-2(f), and such allocations are intended to comply with the minimum gain chargeback requirements of Regulations Section 1.704-2 and shall be interpreted consistently therewith.

            (b) Section 704(c) Allocation. Solely for Federal, state, and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Company's books at a value that differs from its adjusted basis for federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the Regulations issued under Code Section 704(b). For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Company's books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv)(g).

            (c) Risk of Loss Allocation. Any item of Member Nonrecourse Deduction (as defined in Regulation Section 1.704-2(i)(2)) with respect to a Member Nonrecourse Debt (as defined in Regulation Section 1.704-2(b)(4)) shall be allocated to the Member or Members who bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Regulations
      Section 1.704-2(i)(1).

            (d) Allocation of Excess Nonrecourse Liabilities. For the purpose of determining each Member's share of Company nonrecourse liabilities pursuant to Regulations Section 1.752-3(a)(3), and solely for such purpose, each Member's interest in Company profits is hereby specified to be such Member's Percentage Interest.

            (e) Unexpected Allocations and Distributions. No allocation may be made to a Member to the extent such allocation causes or increases a deficit balance in such Member's Adjusted Capital Account. Notwithstanding any other provision of this Agreement except Sections 5.3 hereof, in the event that a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in such Member having a negative Adjusted Capital Account balance (as determined above), then such Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such negative balance in such Member's Adjusted Capital Account as quickly as possible. This provision is intended to satisfy the "qualified income offset" items of the Code.

      5.4 Pro-Rata Allocations. The Company shall, at the time a Member, Additional Member, or Substitute Member is admitted, make pro rata allocations of loss, income and expense deductions to an Additional Member for that portion of the Company's tax year in which an Additional Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

      5.5 Distributions.

            (a) Except as provided in Section 5.5.(b) below, distributions of Distributable Cash from the Company to Members shall be made at the times and in the amounts determined by the Board of Managers; provided that the Board of Managers shall not distribute any portion of the Holdback Amount until the expiration of the Indemnification Period. Promptly following the expiration of the Indemnification Period, the Board of Managers shall authorize the distribution of any remaining portion of the Holdback Amount (other than any amounts held in reserve by the Board of Managers in response to an Indemnification Claim as provided in Section 3.14(3)) to each Member in proportion to the number of Units held by such Member.

            (b) All distributions shall be made to all the Members in proportion to their Units. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

            (c) Upon liquidation of the Company (or any Member's interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty (60) days after the end of the taxable year (or, if later, within ninety (90) days after the date of the liquidation).

      5.6 Limitation Upon Distributions. No distribution shall be made unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions. No Member shall be entitled to interest on his or her Capital Contribution or to return of his or her Capital Contribution, whether in cash or in property, except as otherwise specifically provided for herein.

      5.7 Accounting Method. The books and records of account of the Company shall be maintained in accordance with United States generally accepted accounting principles.

      5.8 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

      5.9 Returns. The Treasurer shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

      5.10 Tax Elections. All elections permitted to be made by the Company under federal or state laws shall be made by the Board of Managers. The Board of Managers shall designate a Tax Matters Member. At any time a majority of the Board of Managers can remove the Tax Matters Member, appoint a new one, or fill any vacancy, by a proper meeting.

      5.11 Tax Status. Notwithstanding any provision of this Agreement to the contrary, solely for Federal and state income tax purposes, each party hereto recognizes and acknowledges that it is the Members' intention that the Company will be a limited liability company classified as a partnership for Federal income tax purposes and subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of Federal and state income tax returns shall not be construed to extend the purposes or expand the obligations or liabilities of the Company nor shall it be construed to create a partnership (other than for tax purposes) or other agency or other relationship between the Members, except as otherwise created by this Agreement.

      5.12 Priority and Return of Capital. No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a Member has made to the Company. No Member shall be entitled to the return of his or her Capital Contribution or interest thereon except by way of distribution of cash or other assets of the Company pursuant to the terms of this Agreement.

      5.13 Delivery of Annual Reports. No later than ninety (90) days after the end of each fiscal year of the Company, audited consolidated financial statements, including a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of income and a consolidated statement of cash flows for such year, in each case setting forth in comparative form the figures from the Company's previous fiscal year, all prepared in accordance with United States generally accepted accounting principles consistently applied and audited by independent certified public accountants selected by a majority of the Board of Managers.

      5.14 Quarterly Reports. No later than forty-five (45) days following the end of a fiscal quarter, the Company will furnish to each of the Members, a quarterly report containing information substantially consistent with that required to be included in quarterly reports on Form 10-Q, including, without limitation, unaudited consolidated financial statements, including consolidating and consolidated balance sheets as of the end of such fiscal quarter, a consolidated statement of income and a consolidated statement of cash flows for such quarter and the current fiscal year to date, in each case setting forth in comparative form the figures from the corresponding periods of the previous fiscal year, such financial statements to be prepared in accordance with U.S. generally accepted accounting principles consistently applied (with the exception of footnotes).

                                   ARTICLE VI
                                    TRANSFER

      6.1 Prohibitions on Transfers. Subject to restrictions under federal and state securities laws, and Section 6.2 and Section 6.3 hereof, the Units will be freely transferable.

      6.2 REIT Restrictions. Until the REIT is liquidated and/or dissolved, no Transfer of any Units will be valid if such Transfer would be in violation of any of the real estate investment trust related restrictions and limitations set forth in Article VII of the REIT's charter. For purposes of this Section 6.2, all references to shares of stock in the charter of the REIT shall be deemed to refer to Units.

      6.3 General Conditions of Assignment and Transfer. (a) The Company is not required to recognize, for any purpose, any Transfer unless and until a duly executed and acknowledged counterpart of the instrument of assignment, which instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such Transfer was made in accordance with all applicable laws and regulations, is delivered to the Company.

            (b) Notwithstanding anything else contained in this Agreement, a Transfer of a Percentage Interest may not be made if such Transfer (i) would violate any applicable laws or regulations, (ii) would materially adversely affect the classification of the Company as a partnership for Federal or state income tax purposes, (iii) would cause the Company to be treated as a "publicly traded partnership" for U.S. federal income tax purposes under Section 7704(b) of the Code, (iv) would affect the qualification of the Company as a limited liability company under the Act; or (v) until the liquidation/dissolution of the REIT, would affect the qualification of the REIT as a real estate investment trust under the Code.

            (c) Upon a Transfer of Units, the assignee may apply to become a Substitute Member with respect to the Units Transferred to the assignee. The assignee shall continue to be an assignee and shall not become a Substitute Member unless and until the conditions of this Section have been met. An assignee shall be admitted as a Substitute Member effective on the date on which all such conditions have been satisfied. Any Member who Transfers all of its Units will cease to be a Member of the Company upon the Transfer of its Units and shall have no further rights as a Member in, or with respect to, the Company (whether or not the assignee of such former Member is admitted to the Company as a Substitute Member).

                                  ARTICLE VII
                           DISSOLUTION AND TERMINATION

      7.1 Dissolution.

            (a) The Company shall be dissolved upon the occurrence of any of the following events:

            (i) by written agreement of a majority of the entire Board of Managers;

            (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

            (iii) upon an event of withdrawal under the Act, but only (A) to the extent the Act requires such event to cause a dissolution or (B) if the Act does require a dissolution, only if the Company is not continued by the consent of a majority of the Board of Managers and there are at least two (2) remaining Members.

            (b) As soon as possible following the occurrence of any of the events specified in this Section effecting the Dissolution of the Company, the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State, file same with the Secretary of State's office, and within twenty (20) days after the filing mail notice of such to each creditor of the Company. Upon the filing by the Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

      7.2 Winding Up, Liquidation and Distribution.

            (a) Upon the filing of the statement of intent to dissolve, the Managers shall proceed to wind up and liquidate the Company as follows:

                  (i) proceed to collect its assets;

                  (ii)convey and dispose of such of its assets as are not to be distributed in kind to its Members;

                  (iii) if the Board of Managers has determined that any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by agreement of the Board of Managers.

                  (iv)pay, satisfy, or discharge its liabilities and obligations or make adequate provisions for the payment or discharge thereof;
            and

                  (v) do all other acts required to liquidate the Company's
            business and affairs.

            (b) After paying or discharging all its obligations or making adequate provisions for payment or discharge thereof, the remaining assets shall be distributed as provided herein.

      7.3 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid or discharged, or adequate provisions have been made therefor, and all of the remaining assets of the Company have been distributed to the Members, articles of Dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Act, and shall be filed with the Secretary of State. Upon such filing the existence of the Company shall cease, except as provided in the Act.

      7.4 Return of Contribution Non-recourse to Other Members. Except as provided above and by law, upon Dissolution, each Member shall look solely to the assets of the Company for the return of his or her Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member or Manager.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

      8.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if sent by facsimile transmission to the party's number, mailed as provided hereafter, or delivered personally to the party to whom the same is directed or the majority interests of the Owner(s), so long as sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given five (5) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

      8.2 Governing Law. This Agreement, and the substantive application and interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, without regard to conflict of laws principles.

      8.3 Amendments. This Agreement may be amended by an affirmative vote of a majority of the entire Board of Managers; provided, that this Agreement shall not be amended without the affirmative vote of a majority of the outstanding Units if such amendment to this Agreement, would (i) adversely affect the limited liability of the Members under the Act or under applicable law, or (ii) cause the Company to cease to be treated as a partnership for federal or state income tax purposes.

      8.4 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      8.5 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa; and the word "person" or "party" shall include a corporation, firm, partnership, proprietorship or other form of association.

      8.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

      8.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      8.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      8.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      8.10 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

      8.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      8.12 No Partitions. Each Member irrevocably waives during the term of the Company the right, if any, such Member may have to maintain any action for partition with respect to the real property of the Company.

      8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      8.14 Waiver of Jury Trial. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY(IES) AGAINST ANY OTHER PARTY(IES) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

      8.15 Representations and Warranties. Each Member warrants, represents, agrees and acknowledges: (a) that he has adequate means of providing for his current needs and foreseeable future contingencies, and anticipates no need now or in the foreseeable future to sell his Interest; (b) that he is acquiring his Units for his own account as a long-term investment and without a present view to make any distribution, resale or fractionalization thereof; (c) that he and his independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment involved in his acquisition of his Units and they have evaluated the same; (d) that he is able to bear the economic risks of such investment; (e) that he and his independent counselors have made such investigation of the Company (including its business prospects and financial condition) and the Members, have had access to all information regarding the Company and the Members, and have had an opportunity to ask all of the questions regarding the Company and the Members as they deem necessary to fully evaluate his investment therein; (f) that in connection with his acquisition of Units, he has been fully informed by his independent counsel as to the applicability of the requirements of the Securities Act of 1933 and all applicable state securities or "blue sky" laws to his Units; (g) that he understands that there is no public market for his Units; (h) his Units cannot be expected to be readily liquidated, and (D) his acquisition of Units in the Company involves a high degree of risk; and (h) that no representations are or have been made to him by any Member or its representatives as to any tax advantages which may inure to his benefit or as to the Company's status for tax purposes, and that he has relied upon his independent counsel with respect to such matters.

      8.16 Power of Attorney.

            (a) Each Member hereby irrevocably makes, constitutes and appoints each of the Managers as his true and lawful attorney-in-fact to make, execute, sign, acknowledge and file with respect to this or any successor
      Company:

                  a. Such amendments to or restatements of the Company's
            Certificate of Formation as may be required or appropriate pursuant to the provisions of this Agreement, or otherwise under the Act;

                  b. All statements of intent to dissolve, notices, articles of dissolution or cancellations of foreign registration and other documents or instruments which may be deemed necessary or desirable by the Members to effect the dissolution and liquidation of the Company and/or the REIT after its termination as provided herein; and

                  c. All such other instruments, documents and certificates that may from time to time be required by the laws of the State of organization, the United States of America or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence of the Company and any other instruments, documents or certificates required to qualify the Company to do business in any other State where it is required to so qualify.

            (b) The Members hereby agree that the grant of the foregoing power of attorney is coupled with an interest and survives the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of a Transfer by any Member of the whole or any part of his Units.

            IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the day first above written.

                                        METROPOLIS REALTY TRUST, INC.

                                        By:   /s/  Andrew S. Cohen
                                           -----------------------------------
                                           Name: Andrew S. Cohen
                                           Title: Vice President

                                     ANNEX A

Initial Member              Initial Capital Contribution     Percentage Interest
--------------              ----------------------------     -------------------

Metropolis Realty Trust, Inc.          $100.00                      100%

                                                                         ANNEX F


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        METROPOLIS REALTY LOWER TIER LLC,

                         METROPOLIS REALTY HOLDINGS LLC

                                       AND

                          METROPOLIS REALTY TRUST, INC.



                                  May 22, 2002

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of the 22nd day of May, 2002, by and among Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis"), Metropolis Realty Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Metropolis ("Holdings"), and Metropolis Realty Lower Tier LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings ("LLC"). Metroplis and LLC are hereinafter sometimes collectively referred to as the "Constituent Companies."

      WHEREAS, the Board of Directors of Metropolis and the sole managing member of LLC have each approved this Agreement and propose that LLC be merged with and into Metropolis (the "Merger") in accordance with (i) the Maryland General Corporation Law ("MGCL"), (ii) the Delaware Limited Liability Company Act ("DLLCA") and (iii) the terms and provisions of this Agreement; and

      WHEREAS, the Board of Directors of Metropolis and the sole managing member of LLC have determined that the Merger is advisable on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants herein contained, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I

Section 1.01 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of this Agreement, the MGCL and the DLLCA, LLC shall be merged with and into Metropolis. From and after the Effective Time (as defined below), Metropolis shall continue as the company surviving the Merger (the "Surviving Company") under the corporate name "Metropolis Realty Trust, Inc." and the separate existence of LLC shall cease. The Surviving Company shall continue to be organized under the laws of the State of Maryland

Section 1.02 The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Akin, Gump, Hauer, Strauss & Feld, L.L.P., 590 Madison Avenue, New York, New York, on such date and at such time as the Constituent Companies shall mutually agree (the "Closing Date"), which date shall be on or after the day on which all conditions to the obligations of the parties to consummate the Merger set forth in Article IV hereof (other than conditions with respect to actions the respective parties will take at the Closing itself) are satisfied or waived

Section 1.03 Actions at the Closing. At the Closing, (i) the Constituent Companies shall execute and cause to be filed with the State Department of Assessments and Taxation of Maryland (the "Department"), in accordance with the MGCL, articles of merger (the "Maryland Articles of Merger"), and (ii) Metropolis shall execute and cause to be filed with the Secretary of

State of Delaware (the "Secretary"), in accordance with the DLLCA, a certificate of merger (the "Delaware Certificate of Merger").

Section 1.04 Effective Time. The Merger shall become effective (the "Effective Time") upon the later to occur of the following: (i) the time the Maryland Articles of Merger are filed with the Department, (ii) the time the Delaware Certificate of Merger is filed with the Secretary, or (iii) such time as shall be specified in the Maryland Articles of Merger and the Delaware Certificate of Merger.

Section 1.05 Closing of Transfer Records. After the Effective Time, transfers of membership interests of LLC shall not be made on the transfer books of LLC.

Section 1.06 Effects of the Merger. The Merger shall have the effects set forth in the MGCL and the DLLCA.

                                   ARTICLE II

Section 2.01 Charter. The charter of Metropolis, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Company, without any modification or amendment as a result of the Merger.

Section 2.02 Bylaws. The Bylaws of Metropolis, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, without any modification or amendment as a result of the Merger.

Section 2.03 Directors and Officers. The directors and officers of Metropolis in office at and as of immediately prior to the Effective Time shall be the directors and officers of the Surviving Company (retaining their respective positions and terms of office).

                                  ARTICLE III

Section 3.01 Conversion of Membership Interests. (a) At the Effective Time, each membership interest of LLC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $10.00 per share, of the Surviving Company.

      (b) At the Effective Time, each share of common stock, par value $10.00 per share, of Metropolis ("Metropolis Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable unit of membership interest in Holdings.

      (c) At the Closing, Holdings shall issue, or cause to be issued, in the name of each holder of Metropolis Stock issued and outstanding immediately prior to the Effective Time and only upon delivery to Holdings of Certificates representing each such holder's Metropolis Stock, a certificate or certificates representing the number of units of membership interest of Holdings into which the Metropolis Stock of such holder has been converted in accordance with Section 3.01(b) hereof.

                                   ARTICLE IV

Section 4.01 Conditions to Each Party's Obligation to Effect the Merger. The obligation of the parties to consummate the Merger is subject to satisfaction of the following conditions:

(a) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) cause any of the parties or their officers or directors to become liable for any material damages (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and

(b) this Agreement and the transaction contemplated by this Agreement shall have been approved and adopted by the sole member of LLC.

                                   ARTICLE V

Section 5.01 Termination of this Agreement. The parties may terminate this Agreement (with the prior authorization of their board of directors or managing member, if applicable, by mutual written consent at any time prior to the Effective Time.

Section 5.02 Effect of Termination. If this Agreement is terminated pursuant to
Section 5.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

                                   ARTICLE VI

Section 6.01 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of any Constituent Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, each Constituent Company and its proper officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Company are fully authorized in the name of each of the Constituent Companies or otherwise to take any and all such actions.

Section 6.02 Amendment. Subject to applicable laws, this Agreement may be amended at any time and from time to time if set forth in a writing executed by all of the parties.

Section 6.03 Counterparts. This Agreement may be executed in counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 6.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, except to the extent that the laws of the State of Delaware relate to the consummation of the Merger.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date first written above by their respective officers thereunto duly authorized.

METROPOLIS REALTY LOWER TIER LLC



By: /s/ Jeremy FitzGerald
   ----------------------------
     Name: Jeremy FitzGerald
     Title: Authorized Officer


METROPOLIS REALTY TRUST, INC.


By: /s/  Jeremy FitzGerald
   ----------------------------
     Name: Jeremy FitzGerald
     Title: Authorized Officer


METROPOLIS REALTY HOLDINGS LLC


By: /s/ Jeremy FitzGerald
   ----------------------------
     Name: Jeremy FitzGerald
     Title: Authorized Officer

                                                                         ANNEX G


                              LETTER OF TRANSMITTAL
(to accompany certificate(s) representing Metropolis Realty Trust, Inc. Class A Common Stock, par value $10.00 per share, surrendered for your pro rata portion of net cash proceeds in sale transaction and certificate(s) representing
        Metropolis Realty Holdings LLC limited liability company units)
                                       to
                         METROPOLIS REALTY HOLDINGS LLC

  Mail or deliver this Letter of Transmittal, or facsimile, together with the Certificate(s) representing your shares, to the Exchange Agent at:

                     CONTINENTAL STOCK TRANSFER & TRUST CO.
                      By Mail, Hand or Overnight Delivery:
                                17 Battery Place
                                    8th Floor
                            New York, New York 10004
                         Attn: Reorganization Department
                  TELEPHONE ASSISTANCE 1-(212)-509-4000 (x536)

          Method of delivery of the Certificate(s) is at the option and risk of the owner thereof. See Instruction 1.

     If your Certificate(s) has been lost, stolen, misplaced or mutilated, contact the Exchange Agent at 1-212-509-4000 x531. See Instruction 4.

      THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED, SIGNED AND SUBMITTED, TOGETHER WITH YOUR CERTIFICATE(S) REPRESENTING ONE OR MORE SHARES OF COMMON STOCK OF METROPOLIS REALTY TRUST, INC. TO THE ADDRESS SET FORTH ABOVE. DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

      THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

      IF CERTIFICATES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH REGISTERED OWNER.

------------------------------------------------------------------------------------------------------------------------------------
                  DESCRIPTION OF CERTIFICATE(S) SURRENDERED (Please fill in. Attach separate schedule if needed.)
------------------------------------------------------------------------------------------------------------------------------------
             Name(s) and Address of Registered Holder(s)                       Certificate No(s)              Number of Shares
      If there is any error in the name or address shown below,
                please make the necessary corrections.
------------------------------------------------------------------------- ---------------------------- -----------------------------

                                                                          ---------------------------- -----------------------------

                                                                          ---------------------------- -----------------------------

                                                                          ---------------------------- -----------------------------

                                                                          ---------------------------- -----------------------------

                                                                          ---------------------------- -----------------------------
                                                                                    Total-->
------------------------------------------------------------------------- ---------------------------- -----------------------------

                     NOTE: SIGNATURES MUST BE PROVIDED BELOW

        PLEASE READ THE FOLLOWING AND ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

      On May 7, 2002, Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis"), entered into an Amended and Restated Purchase Agreement with Jamestown 1290, L.P., pursuant to which it agreed to sell, subject to stockholder approval, its entire interest in the real property and office building located at 1290 Avenue of the Americas, New York, New York 10022 (the "1290 Property") for a purchase price of $745.5 million, subject to certain adjustments and customary prorations (the "Sale Transaction"). After repayment of existing indebtedness and the costs associated therewith and after certain expenses associated with the sale transaction are paid and certain reserves are established, Metropolis intends to liquidate and distribute the net proceeds to its stockholders on a pro rata basis, which is expected to be approximately $[292.5] million in the aggregate (the "Net Sale Proceeds"), or approximately $[22.50] per share. Actual distributed amounts, however, may differ.

      In order to facilitate the consummation of the Sale Transaction, Metropolis' subsequent cash liquidation and to allow Metropolis to claim the amount of "dividends paid deduction" necessary to eliminate its U.S. federal income tax with respect to the gain on the sale of the 1290 property, and as more fully described in the Information Statement-Prospectus, mailed to you on or about August [____], 2002, Metropolis is merging (the "Merger") with Metropolis Realty Lower Tier LLC, a Delaware limited liability company, with Metropolis becoming the surviving entity of the Merger and wholly-owned subsidiary of Metropolis Realty Holdings, LLC ("Holdings"). The Merger will take place on or following Metropolis' special meeting of its stockholders, scheduled to be held for August [___], 2002, to vote on the Sale Transaction and the Merger, but prior to the closing of the Sale Transaction. You are urged to read the Information Statement - Prospectus carefully and in its entirety.

      As a result of the Merger, you are entitled to receive one limited liability company unit ("LLC Unit") of Holdings for every share of Metropolis Class A Common Stock, par value $10.00 per share ("Common Stock"), that you owned immediately prior to the Merger. Immediately following the Merger, the number of LLC Units that you own will be equal to the number of shares of Common Stock that you owned immediately prior to the Merger, and your equity percentage interest in Holdings will be equal to your equity percentage in Metropolis immediately prior to the Merger.

      In order for you to receive your pro rata portion of the Net Sale Proceeds and your certificates representing your LLC Units ("LLC Unit Certificate"), you must:

      o complete and deliver this Letter of Transmittal to the Exchange Agent at the address or facsimile number listed on page 1; and

      o together with this Letter of Transmittal, surrender to Holdings your certificate(s) representing your shares of Common Stock ("Stock Certificate").

      Your name and address (or the name(s) and address(es) of the registered holder(s)) should be printed in the space provided on page 1, if they are not already set forth on a label on page 1, as they appear on the Stock Certificates surrendered herewith. Each Stock Certificate number and the number of shares of Common Stock formerly represented thereby that you surrender should be indicated in the appropriate boxes on page 1.

      You hereby represent and warrant that you have full power and authority to surrender your Stock Certificates surrendered herewith, that the rights represented by your Stock Certificate(s) are free and clear of liens, restrictions, charges and encumbrances and are not subject to any adverse claim. You will, upon request, execute and deliver any additional documents deemed by Holdings to be necessary or desirable to complete the transmittal and transfer of the Stock Certificates surrendered hereby.

      Unless otherwise indicated herein under "Special Registration Instructions," the LLC Units and the LLC Unit Certificates will be issued in your name(s) (or if different, the name of the registered holder(s)) appearing under

"Description of Certificate(s) Surrendered." Similarly, unless otherwise indicated under "Special Delivery Instructions," the LLC Unit Certificates will be mailed to the address(es) appearing under "Description of Certificate(s) Surrendered." If the Special Delivery Instructions are complete, the LLC Units will be registered in the name of, and the LLC Unit Certificates will be delivered to, the person or persons so indicated.

      You understand that surrender is not made in acceptable form until receipt by Holdings of this Letter of Transmittal, duly completed and signed, together with the Stock Certificates and all accompanying evidences of authority in form satisfactory to Holdings and any other required documents. You hereby acknowledge that delivery of the Stock Certificates shall be affected and risk of loss and title to the Stock Certificates will pass only upon proper delivery thereof to Holdings. All questions as to validity, form and eligibility or any surrender of the Stock Certificates hereunder will be determined by Holdings and such determination shall be final and binding on all parties.

      You understand that delivery of the LLC Unit Certificates will be made after the closing of the Sale Transaction and as promptly as practicable after the surrender of your Stock Certificates is made in acceptable form.

-----------------------------------------------------------------    ---------------------------------------------------------------
                SPECIAL REGISTRATION INSTRUCTIONS                                    SPECIAL DELIVERY INSTRUCTIONS
                    (SEE INSTRUCTIONS 2 AND 3)
-----------------------------------------------------------------    ---------------------------------------------------------------
To be completed ONLY if the LLC Units are to be registered in the    Complete ONLY if the LLC Units are to be mailed to some address
name of someone other than the undersigned.                          other than the address reflected above on page 1. Mail to:

Register LLC Units in the name of:                                   Name:    __________________________________________________
Name(s): __________________________________________________          Address: __________________________________________________
                       Please Type or Print
Address:
         __________________________________________________
         __________________________________________________
         __________________________________________________
                        (Include Zip Code)

         __________________________________________________
              (Tax Identification or Social Security No.)
-----------------------------------------------------------------    ---------------------------------------------------------------

YOU MUST SIGN IN THE BOX BELOW.

-----------------------------------------------------------------    ---------------------------------------------------------------
                    SIGNATURE(s) REQUIRED                                              SPECIAL DELIVERY INSTRUCTIONS
        SIGNATURE(S) OF REGISTERED HOLDER(S) OR AGENT                                          (if required)
                (SEE INSTRUCTIONS 2, 3 AND 4)                                               (SEE INSTRUCTION 2)
-----------------------------------------------------------------    ---------------------------------------------------------------
Must be signed by the registered holder(s) EXACTLY as name(s)        Unless the shares of Common Stock are tendered by the
appear(s) on Stock Certificate(s). If signature is by a trustee,     registered holder(s), or for the account of a member of a
executor, administrator, guardian, attorney-in-fact, officer for     Signature Guarantee Program, Stock Exchange Medallion Program
a corporation acting in a fiduciary or representative capacity,      or New York Stock Exchange Medallion Signature Program (each,
or other person, please set forth full title.                        an "Eligible Institution"), the above signature(s) must be guaranteed by an Eligible Institution.
___________________________________________________________
                       (Registered Holder)                           ___________________________________________________________
___________________________________________________________                                 (Authorized Signature)
                       (Registered Holder)                           ___________________________________________________________
___________________________________________________________                                     (Name of Firm)
                         (Title, if any)                             ___________________________________________________________
                                                                                       (Address of Firm - Please Print)
Date:______________________Phone No.:______________________

-----------------------------------------------------------------    ---------------------------------------------------------------

                   INSTRUCTIONS FOR SURRENDERING CERTIFICATES

                 (Please read carefully the instructions below)

      1. Method of Delivery: Your Stock Certificate(s) and this Letter of Transmittal must be sent or delivered to the Exchange Agent. Do not send them to Holdings or Metropolis. The method of delivery of Stock Certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If the Stock Certificate(s) are sent by mail, registered mail, with return receipt requested and properly insured, is suggested. A return envelope is enclosed.

      2. LLC Units Issued in the Same Name: If LLC Units are to be issued in the same name as the surrendered Stock Certificate is registered, this Letter of Transmittal should be completed and signed exactly as the surrendered Stock Certificate is registered. Do not sign the Certificate(s). Signature guarantees are not required if the Stock Certificate(s) surrendered herewith are submitted by the registered owner of such shares of Common Stock who has not completed the section entitled "Special Registration Instructions" or are for the account of an Eligible Institution.

            If any of the shares of Common Stock surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the Certificate(s). If any shares of Common Stock are registered in different names on several Stock Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer's authority to act.

      3. Special Delivery Instructions: Indicate the name and address to which the LLC Unit Certificates are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. You are required to give the social security number or employer identification number of the record owner of the shares of Common Stock.

      4. Letter of Transmittal Required: Surrender of Certificate(s), Lost Certificate(s): You will not receive your LLC Unit Certificates unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the Stock Certificate(s) evidencing your shares of Common Stock and any required accompanying evidences of authority. If your Stock Certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at 1-212-509-4000 (x531) prior to delivery of this Letter of Transmittal.

      5. Substitute Form W-9: To comply with certain requirements under U.S. Federal Income Tax Law, please provide the Exchange Agent with the correct Taxpayer Identification Number ("TIN") of the stockholder on the Substitute Form W-9 below. If the Certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report.

      The surrendering stockholder must check the box in Part III if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. Please review the enclosed Guidelines for Certification of Taxpayers Identification Number of Substitute Form W-9 for additional details on what Taxpayer Identification Number to give the Exchange Agent.

------------------------------------------------------------------------------------------------------------------------------------
         PLEASE SIGN HERE  Signature ___________________________________________________         Date_______________________________

                  -->

(Must be signed by registered Certificate Holder(s) exactly as name(s) appear(s) on Stock Certificate(s) or by person(s) authorized to become registered holders of the LLC Units by certificate and documents transmitted with this Letter of Transmittal. If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, officers of corporations or other person(s)
acting in a fiduciary or representative capacity, please provide the following information and see Instruction 2).

Name(s):      __________
Capacity (Full Title):      __________
Address (Including Zip Code):      __________
Telephone Number (Including Area Code):      __________
Taxpayer Identification or Social Security No:      __________

------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------- -------------------------------------------- ----------------------------------------
                 SUBSTITUTE                    Part I:  PLEASE PROVIDE YOUR TIN IN THE      Social Security Number or Employer
                  FORM W-9                     SPACE AT THE RIGHT AND CERTIFY BY SIGNING    Identification Number
         Department of the Treasury            AND DATING BELOW.
          Internal Revenue Service
                                               -------------------------------------------------------------------- ----------------
        Payer's Request for Taxpayer           Part II:  For Payees exempt from backup withholding, see the         Part III
         Identification Number (TIN)           enclosed Guidelines for Certification of Taxpayers Identification    Awaiting TIN:
                                               Number on Substitute Form W-9 and
                                               complete as instructed therein.                                      |_|
---------------------------------------------- -------------------------------------------------------------------- ----------------
Certification.  Under penalties of perjury, I certify that:

(1)   The Number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),
      and

(2)   I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.

Certification Instructions. You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on you tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2).
                                          Also see instructions in the enclosed Guidelines.

PLEASE SIGN HERE  Signature ___________________________________________________         Date_______________________________

                  -->

------------------------------------------------------------------------------------------------------------------------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer-- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

------------------------------ ---------------------------
For this type of               Give the
account:                       SOCIAL SECURITY
                               number of --

------------------------------ ---------------------------
1.       An individual's       The individual
         account
2.       Two or more           The actual owner of the
         individuals (joint    account or, if combined
         account)              funds, any one of the
                               individuals*
3.       Husband and wife      The actual owner of the
         (joint account)       account or, if joint
                               funds, either person
4.       Custodian account     The minor**
         of a minor (Uniform
         Gift to Minors Act)
5.       Adult and minor       The adult or, if the
         (joint account)       minor is the only
                               contributor, the minor
6.       Account in the name   The ward, minor, or
         of guardian or        incompetent person***
         committee  for a
         designated ward,
         minor, or
         incompetent person
7. a.    The usual revocable   The grantor-trustee
         savings trust
         account (grantor is
         also trustee)
   b.    So-called trust       The actual owner
         account is not a
         legal or valid
         trust under State
         law

---------------------------- ---------------------------
                             Give the
For this type of account:    EMPLOYER
                             IDENTIFICATION
                             number of --
---------------------------- ---------------------------
8.       Sole                The owner****
         proprietorship
         account
9.       A valid trust,      Legal entity (Do not
         estate, or pension  furnish the identifying
         trust               number of the personal
                             representative or trustee
                             unless the legal entity
                             itself is not designated
                             in the account
                             title.)*****
10.      Corporate account   The corporation
11.      Religious,          The organization
         charitable, or
         educational
         organization
         account
12.      Partnership held    The partnership
         in the name of the
         business
13.      Association, club   The organization
         or other
         tax-exempt
         organization
14.      A broker or         The broker or nominee
         registered
         nominee
15.      Account with the    The public entity
         Department of
         Agriculture in the
         name of a public
         entity (such
         public entity as a
         State or local
         governmental,
         school district or
         prison) that
         receives
         agricultural
         program payments.

-------------------------

*     List first and circle the name of the person whose number your furnish.

**    Circle the minor's name and furnish the minor's social security number.

*** Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

****  Show the name of the owner.

***** List first and circle the name of the legal trust, estate or pension trust.

      NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5. Application for a Social Security Number Card, or Form SS-4 Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

      o     A corporation.

      o     A financial institution.

      o An organization exempt from tax under section 501(a), or an individual retirement plan.

      o     The United States or any agency or instrumentality thereof.

      o A State, The District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

      o     United States, or any subdivision or instrumentality thereof.

      o A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

      o An international organization or any agency or instrumentality thereof.

      o A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

      o     A real estate investment trust.

      o     A common trust fund operated by a bank under section 584(a).

      o An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).

      o An entity registered at all times under the Investment Company Act of 1940.

      o     A foreign central bank of issue.

      Payment of dividends and patronage dividends not generally subject to backup withholding include the following:

      o     Payments to nonresident aliens subject to withholding under section
            1441.

      o Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one non-resident partner.

      o Payments of patronage dividends where the amount renewed is not paid in money.

      o     Payments made by certain foreign organizations.

      o     Payments made to a nominee.

      Payments of interest not generally subject to backup withholding include the following:

      o Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

      o Payments of tax-exempt interest (including exempt interest dividends under section 852).

      o     Payments described in section 6049(b)(5) to non-resident aliens.

      o     Payments on tax-free covenant bonds under section 1451.

      o     Payments made by certain foreign organizations.

      o     Payments made to a nominee.

      Exempt payees described above should file FormW-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER, IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

      Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

      Privacy Act Notice -- Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

      FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

                                                                         ANNEX H


                                 PROMISSORY NOTE

      $79,725,000                                                 July  29, 2002

      FOR VALUE RECEIVED, Apollo Real Estate Investment Fund, L.P., a Delaware limited partnership (the "Payor"), hereby promises to pay to the order of Metropolis Realty Trust, Inc., a Maryland corporation (the "Payee"), at the office or to the account of the Payee specified by the Payee from time to time, in lawful money of the United States of America, in immediately available funds, the principal amount of SEVENTY NINE MILLION SEVEN HUNDRED TWENTY FIVE THOUSAND DOLLARS ($79,725,000) (the "Payment Amount"), without interest thereon (except as hereinafter provided), on demand from and after the Sale Closing Date (as hereinafter defined).

      Overdue principal of the Loan shall bear interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%, such interest to be payable on demand. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

      Whenever any payment to be made hereunder shall be due on a day that is not a Business Day (as defined below), such payment shall be made on the next succeeding Business Day. For purposes of this Promissory Note, "Business Day" means any date except a Saturday, Sunday or other day on which commercial banks are authorized to close in New York City.

      This Promissory Note may be prepaid at any time.

      For purposes hereof, the "Sale Closing Date" shall mean the date of the consummation of the transactions contemplated by that certain Amended and Restated Purchase Agreement, dated May 7, 2002, by and between Payee and the Partnership.

      The obligations of Payor under this Promissory Note are secured by that certain Pledge Agreement dated on even date herewith from Payor in favor of Payee.

      No delay by the Payee in exercising any right with respect to the Loan evidenced hereby shall operate as a waiver thereof, nor shall the exercise of any right with respect to the Loan waive or preclude the later exercise of such right or any other right with respect to the Loan. This Promissory Note shall be construed in accordance with, and governed by, the laws of the State of New York.

                         [Execution on following page.]

                      APOLLO REAL ESTATE INVESTMENT FUND, L.P.

                      By: Apollo Real Estate Advisors, L.P., Its General Partner

                          By:   Apollo Real Estate Management, Inc.,
                                Its General Partner


                           By:      /s/ Andrew S. Cohen
                              --------------------------------------------------
                              Name: Andrew S. Cohen
                              Title:   Vice President


PAYOR ACKNOWLEDGES AND AGREES THIS IS A SIGNATURE PAGE TO BE ATTACHED TO THAT CERTAIN PROMISSORY NOTE FROM PAYOR TO PAYEE.

                                                                         ANNEX I


                              AMENDED AND RESTATED

                                  AGREEMENT OF

                               LIMITED PARTNERSHIP

                                       OF

                              JAMESTOWN 1290, L.P.

      THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement"), dated as of May 16, 2002, of JAMESTOWN 1290, L.P., a Delaware limited partnership (the "Partnership"), by and among JT 1290 CORP., a Georgia corporation ("General Partner" or "JT Corp"), JAMESTOWN 1290 PARTNERS, a Georgia general partnership ("Jamestown Partners", and AP-1290 PARTNERS LLC, a Delaware limited liability company ("AP-1290"); AP-1290 and Jamestown Partners are collectively the "Limited Partners"). The General Partner and the Limited Partners are sometimes herein collectively referred to as the "Partners".

                                   Background

      WHEREAS, the Partnership was formed on April 16, 2002 pursuant to that certain Certificate of Limited Partnership of JAMESTOWN 1290, L.P.; and

      WHEREAS, the Partnership is the Purchaser under a certain Amended and Restated Purchase Agreement (as hereinafter amended, the "Purchase Agreement") dated as of May 7, 2002, pursuant to which the Partnership has agreed to acquire, and Metropolis Realty Trust, Inc. (the "Seller") has agreed to sell to the Partnership, those certain plots, pieces and parcels of land (collectively, the "Land") commonly known as 1290 Avenue of the Americas, New York, New York, and more particularly described in Schedule A, together with the buildings and other improvements located on the Land (the building located on the Land being referred to as the "Building"; the Building and the Land being collectively referred to as the "Property"); and

      WHEREAS, the General Partner, Jamestown Partners and AP-1290 are parties to the Agreement of Limited Partnership of JAMESTOWN 1290, L.P. dated as of April 16, 2002 (the "Original Partnership Agreement"), and the General Partner, Jamestown Partners and AP-1290 hereby desire to amend and restate the Original Partnership Agreement in its entirety in accordance with the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the parties hereto agree as follows:

                                   SECTION I
                               GENERAL PROVISIONS

      1.01. Existence and Filings. The Partners hereby agree to continue the Partnership as a limited partnership under and pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware, 6 Del. c. ss. 17-101 et seq., as amended from time to time (the "Act"). This Agreement shall constitute the agreement of limited partnership among the Partners. The General Partner shall execute, deliver and file any and all certificates, documents and instruments, in each case with the Delaware Secretary of State or otherwise as appropriate, and shall make such other filings as may be required under the Act or the laws of any other jurisdiction in which the Partnership shall carry on its business. The Partners agree to execute such documents and to take such other action as may from time to time be deemed necessary or appropriate by the General Partner
(a) under the Laws of the State of Delaware with respect to the formation, operation and continued good standing of the Partnership as a limited partnership, and (b) under the laws of the State of New York or the laws of any other jurisdiction to qualify to do business in such state or to otherwise carry on the business of the Partnership.

      1.02. Name. The business of the Partnership shall be conducted under the name of JAMESTOWN 1290, L.P. or such other name as may be designated by the General Partner, subject to the reasonable consent of the Limited Partners.

      1.03. Term. The term ("Term") of the Partnership shall commence as of the date of filing of the Certificate, and shall continue until the earlier of (a) December 31, 2022, or (b) the dissolution, liquidation and termination of the Partnership pursuant to the provisions of Section X.

      1.04. Business Purpose and Powers.

      (a) Purpose. The sole purpose of the Partnership is to acquire, own, manage, develop, condominiumize, operate, improve, build upon, rehabilitate, alter, lease, license, repair, finance or refinance, securitize, sell and otherwise deal with and dispose of the Property and to engage in any and all activities necessary, appropriate or advisable thereto, including entering into the First Mortgage Loan. The Partnership shall not engage in any business or own any assets other than those related to the Property or otherwise in furtherance of the purpose of the Partnership. So long as the First Mortgage Loan remains outstanding, the Partnership shall not incur any indebtedness other than the First Mortgage Loan or any refinancing thereof and debt incurred in the ordinary course of the Partnership's business in connection with the operation of the Property.

      (b) Powers. The Partnership shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to, or for the furtherance of, the purpose set forth in Section 1.04(a) above, including, without limitation, the power:

      (i) To conduct its business, carry on its operations and have and exercise the powers granted to a limited partnership pursuant to the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purpose of the Partnership;

      (ii) To acquire the Property and to take all action as may be required for the Partnership to satisfy all of its obligations and duties under the Purchase Agreement;

      (iii) To, either directly or indirectly, lend money, to invest and reinvest its funds, and to take and hold real, personal and mixed property, either directly or indirectly, as security for the payment of funds loaned or invested, in each case to the extent necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purpose of the Partnership; and

      (iv) To enter into and execute the Management Agreement and Leasing Agreement;

      (v) Subject to the other terms of this Agreement, to conduct all activities determined by the General Partner to be necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Partnership.

      1.05. Compliance.

      (a) Principal Place of Business. The principal place of business of the Partnership shall be located c/o JAMESTOWN, Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, or at such other location as may hereafter be determined by the General Partner. The General Partner shall notify each other Partner in writing of any change in the principal place of business of the Partnership.

      (b) Office and Agent. The Partnership shall at all times maintain a registered agent and office in the State of Delaware. The registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in New Castle County. The Partnership's registered agent for service of process in the State of Delaware is The Corporation Trust Company. The General Partner may change the Partnership's registered office and/or registered agent from time to time as permitted under the Act. The General Partner shall notify each other Partner in writing of any change in the Partnership's registered office and registered agent for service of process.

      1.06. Partners.

      (a) The General Partner of the Partnership is JT Corp. Except as expressly provided in this Agreement, no other Person (as hereinafter defined) shall be admitted as an additional or substitute General Partner of the Partnership.

      (b) The Limited Partners of the Partnership are AP-1290 and Jamestown Partners. Except as expressly provided in this Agreement, no other Person shall be admitted as an additional or substitute Limited Partner of the Partnership.

                                   SECTION II
                               CERTAIN DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Act" has the meaning set forth in Section 1.01 of this Agreement.

      "Additional Capital Loans" means, with respect to each Partner any Loans made by such Partner pursuant to Section 3.01(b) which do not constitute Shortfall Loans.

      "Additional Capital Loan Interest" means, with respect to each Partner, at any moment in time, for any fiscal period in question, a return on its weighted average Unrecovered " Loan during such fiscal period equal to 10% per annum (with no compounding). The Additional Capital Loan Interest shall be computed on the basis of a 360-day year with twelve 30-day months.

      "Affiliate" means, with reference to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the first Person.

      "Agreement" means this Amended and Restated Agreement of Limited Partnership, as the same may be amended, supplemented or modified from time to time.

      "AP-1290" has the meaning set forth in the Preamble.

      "Approved Budget" shall mean the Partnership budgets as approved by the Partners in accordance with this Agreement.

      "Call Notice" has the meaning set forth in Section 3.01(b)(ii).

      "Capital Account" has the meaning set forth in Section 3.02(a).

      "Capital Event Distribution Threshold" means an amount equal to $250,000,000 for Capital Transactions occurring from and after the date hereof through and including December 31, 2009. Thereafter, the Capital Event Distribution Threshold shall be increased by $25,000,000 at January 1 of each succeeding calendar year.

      "Capital Transaction" means a sale of a portion of the Property, or an interest therein, a financing, refinancing, insurance award, partial condemnation, easement, sale or other transaction which, in accordance with generally accepted accounting principles, consistently applied, is treated as a capital transaction.

      "Certificate" means the Certificate of Limited Partnership of the Partnership, as the same may be amended, supplemented or modified from time to time.

      "Class A Capital Event Additional Distribution Amount" means, with respect to the Class A Limited Partner, at any moment in time, an amount equal to 77.207% of the amount shown on Schedule B for the year in which the relevant Capital Transaction occurs.

      "Class A Limited Partner" means Jamestown Partners initially, or any other Person which hereafter holds the Class A Limited Partnership Interest in accordance with the terms hereof.

      "Class A Limited Partnership Interest" means the Partnership Interest held by the Class A Limited Partner.

      "Class A Preferred Return" means, with respect to the General Partner and the Class A Limited Partner, in the aggregate at any moment in time, for any fiscal period in question, a return equal to $23,975,000 per annum (the "initial Class A Preferred Return Amount") on their Initial Capital. This Class A Preferred Return is intended to be cumulative. The Class A Preferred Return shall be pro-rated for partial years based on the actual number of days elapsed, and shall be reduced after each distribution of capital is made to the Class A Limited Partner under Section 5.02(d) by an amount determined by multiplying the initial Class A Preferred Return Amount by a fraction, the numerator of which is the amount by which the Class A Limited Partner's and the General Partner's Unrecovered Initial Capital Loan has been reduced by such distribution of capital and the denominator of which is the Class A Limited Partner's Initial Capital.

      "Class A Replacement Capital Loan Interest" means, at any moment in time, for any fiscal period in question, a return on the Class A Limited Partner's weighted average Unrecovered Replacement Capital Loan during such fiscal period, equal to 8.26% per annum (with no compounding). The Class A Replacement Capital Return Loan Interest shall be computed on the basis of the Euro-Method.

      "Class B Capital Event Additional Distribution Amount" means, with respect to the Class B Limited Partner, at any moment in time, an amount equal to 22.793% of the amount shown on Schedule B for the year in which the relevant Capital Transaction occurs.

      "Class B Limited Partner" means AP-1290 initially, or any other Person which hereafter holds the Class B Limited Partnership Interest in accordance with the terms hereof.

      "Class B Limited Partnership Interest" means the Partnership Interest held by the Class B Limited Partner.

      "Class B Preferred Return" means, with respect to the Class B Limited Partner, at any moment in time, for any fiscal period in question, a return equal to $6,925,000 per annum (the "initial Class B Preferred Return Amount") on its Initial Capital. This Class B Preferred Return is intended to be cumulative. The Class B Preferred Return shall be pro-rated for partial years based on the actual number of days elapsed, and shall be reduced after each distribution of capital is made to the Class B Limited Partner under Section 5.02(f) by an amount determined by multiplying the initial Class B Preferred Return Amount by a fraction, the numerator of which is the amount by which the Class B Limited Partner's Unrecovered Initial Capital has been reduced by such distribution of capital and the denominator of which is the Class B Limited Partner's Initial Capital.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contributing Partner" has the meaning set forth in Section 3.02(b)(iii).

      "Control" and "Controlled by" mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, managing member, officer or director of the Person in question), to (i) direct or cause the direction of the management and policies of an entity, or (ii) conduct the day-to-day business operations of a Person. A Person or Persons shall be deemed to direct or cause the direction of the management and policies of a Person (and accordingly satisfy clause (i) of the foregoing test for "Control") if the consent or approval of such Person(s) shall be required with respect to major decisions concerning such entity.

      "Designated Representatives" of the Partners shall mean the individuals set forth on Schedule C to this Agreement, as the same may be modified from time to time in accordance with Section 6.01 or otherwise in writing by the Partners; provided, however, that the number of Designated Representatives shall not be increased or reduced without the written approval of the General Partner.

      "Euro-Method" shall have the meaning ascribed to such term in Section 5.04 hereof.

      "Event of Withdrawal" means, with respect to any Partner, the death, incapacity, dissolution, withdrawal, insolvency or bankruptcy of such Partner. For the purposes of this Agreement, the "bankruptcy" of a Partner shall be deemed to occur only (i) when such Partner shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting (or shall fail to contest) the material allegations of a petition filed against such entity in any such proceeding or shall seek or consent to or acquiesce in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such entity or of all or any substantial part of its properties or shall take any action looking to its dissolution or liquidation; or (ii) if, within sixty
(60) days after the commencement of an action against such Partner seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or if, within sixty (60) days after the judicial appointment, without the consent or acquiescence of such entity, of any trustee, fiscal agent, receiver or liquidator of such entity or of all or any substantial part of its properties, such appointment shall not have been vacated. For purposes of this Agreement, the "insolvency" of a Partner shall be deemed to occur only when such Partner shall make an assignment for the benefit of creditors or shall admit in writing that its assets are insufficient to pay its liabilities as they come due.

      "First Mortgage Loan" has the meaning set forth in Section XI.

      "First Mortgage Loan Term Sheet" has the meaning set forth in Section XI.

      "General Partner" has the meaning set forth in the Preamble.

      "Initial Capital" means, with respect to each Partner, the amount specified on Schedule D for such Partner; provided, however, that in the even that a Partner contributes less than the amount specified on Schedule D, such Partner's Initial Capital shall be the amount actually contributed or deemed to have been contributed to the Partnership by such Partner, and such Partner's Percentage Interest and Class A Preferred Return or Class B Preferred Return, as the case may be, shall be reduced on a pro rata basis.

      "Interest Rate" has the meaning set forth in Section 3.01(b)(iii).

      "IO Portion" shall have the meaning defined in the First Mortgage Loan Term Sheet.

      "IO Portion Maximum Amount" means an amount equal to $55,000,000.

      "Jamestown Entities" means, collectively, Jamestown Partners, JT Corp and any Partner who is a successor in interest to any Class A Limited Partnership Interest held by any of the foregoing Persons.

      "Jamestown Partners" has the meaning set forth in the Preamble.

      "JT Corp" has the meaning set forth in the Preamble.

      "Leasing Agreement" means that certain Leasing Agreement by and between the Partnership, as owner, and AP Leasing LLC, as leasing agent.

      "Lender" means Morgan Stanley Dean Witter Mortgage Capital Inc. or its successor or assignee under the Mortgage.

      "LIBOR" means the one month the London Interbank Offered Rate as published by the Wall Street Journal on the date of determination (or, if not published on such date, the rate most recently published prior to such date of determination).

      "Limited Partner" has the meaning set forth in the Preamble.

      "Liquidation Event" means the sale or other disposition of all or substantially all of the assets of the Partnership, or any other event resulting in the dissolution and termination of the Partnership in accordance with Section X hereof.

      "Loan Interest Rate" has the meaning set forth in Section 5.04.

      "Management Agreement" means that certain Management Agreement by and between the Partnership, as owner, and JAMESTOWN 1290 Management, L.P., as manager.

      "Mortgage" means the Mortgage executed by the Partnership securing the First Mortgage Loan.

      "Mortgage Notes" means the Promissory Note or Notes, other evidences of indebtedness or other payment obligations to be issued by the Partnership evidencing the First Mortgage Loan or the later refinancing of such indebtedness.

      "Net Cash Flow" means, for any fiscal period, (i) any operating receipts of the Partnership for such fiscal period (other than any unapplied security deposits, prepaid rentals or other deposits by any tenant at the Property), plus (ii) other revenues of the Partnership other than Net Proceeds, less without duplication (iii) (A) any amounts required to pay the costs and expenses (including capital expenditures and reserves) of the Partnership incurred for such fiscal period which are not paid from any Net Proceeds, including, without limitation, leasehold improvements, repairs, leasing commissions and similar items (or reasonable reserves therefor) that are not paid from Net Proceeds, (B) any debt service payments (including amortization) on any Partnership indebtedness (including, but not limited to, the First Mortgage Loan) other than Shortfall Loans, and (C) any increases in the Partnership's reserves (x) as provided for in an Approved Budget or (y) as determined to be necessary by the General Partner in its good faith discretion because of a material adverse change in the Property or the Partnership, plus (iv) any released Partnership reserves, as determined by the General Partner in its reasonable discretion.

      "Net Proceeds" means the net proceeds (including any released reserves) of a Capital Transaction or a Liquidation Event, after payment of (i) the debts and liabilities of the Partnership to the extent paid or satisfied in connection with such transaction, including, without limitation, outstanding loans (including, but not limited to, the First Mortgage Loan) and any accrued interest thereon, (ii) if appropriate, the application of such proceeds to their intended use (e.g., capital or leasehold improvements or repairs (or reserves therefor), or repayment of any outstanding loans), (iii) any and all costs and expenses incurred in connection with the transaction, including, without limitation, attorneys' fees and disbursements, brokerage fees, transfer or similar taxes, any and all reasonable and customary transaction costs, including fees paid to Partners or their Affiliates, including without limitation any sales fee paid pursuant to Section 6.04(c), and, if appropriate, the costs and expenses incurred in connection with the dissolution and liquidation of the Partnership, and (iv) reserves established from time to time in such amounts and for such purposes as the General Partner shall determine in its reasonable discretion.

      "New York Courts" has the meaning set forth in Section 12.03(b).

      "Non-Contributing Partner" has the meaning set forth in Section 3.01(b)(iii).

      "Nonrecourse Parties" has the meaning set forth in Section 12.17.

      "Over Target Amount" has the meaning set forth in Section 5.04.

      "Partners" means JT Corp, AP-1290 and Jamestown Partners initially and hereinafter shall include any other Person admitted as a Partner of the Partnership in accordance with this Agreement, for so long as such Person is a Partner under the terms of this Agreement.

      "Partnership" means JAMESTOWN 1290, L.P., a Delaware limited partnership.

      "Partnership Accountant" has the meaning set forth in Section 8.05(b) hereof.

      "Partnership Interest" means, with respect to each Partner, its total economic interest in the Partnership as a Partner, including, without limitation, its right to receive distributions of cash and allocations of income, gain and loss in accordance with this Agreement.

      "Percentage Interest" means, with respect to each Partner, the percentage set forth on Schedule D.

      "Person" means a corporation, an association, a partnership (general or limited), a joint venture, an estate, a trust, a limited liability company, a limited liability partnership, any other legal entity, or an individual.

      "Property" has the meaning set forth in the recitals under the Background section of this Agreement.

      "Purchase Agreement" has the meaning set forth in the recitals under the Background section of this Agreement.

      "Quarterly Distribution Dates" means the 15th day of each January, April, July and October occurring during the term of this Agreement.

      "Regulations" means regulations, proposed regulations, and temporary regulations promulgated under the Code from time to time.

      "Replacement Loans" means any loans made by the Class A Limited Partner pursuant to Section 3.01(c).

      "Seller" has the meaning set forth in the recitals under the Background section of this Agreement.

      "Shortfall Loans" have the meaning set forth in Section 3.01(b).

      "Target Rate" has the meaning set forth in Section 5.04.

      "Term" has the meaning set forth in Section 1.03 of this Agreement.

      "Undistributed Capital Event Distribution Threshold" means the total Capital Event Distribution Threshold less any amount distributed to the Partners pursuant to the terms of Section 5.02(h).

      "Unrecovered Additional Capital Loans" means, with respect to each Partner, the total amount of Additional Capital Loans made by such Partner less any principal distributed to such Partner pursuant to the terms of Section 5.02(c).

      "Unrecovered Capital Event Additional Distribution Amount" means, with respect to each Partner, the Class A Capital Event Additional Distribution Amount or the Class B Capital Event Additional Distribution Amount, as applicable, less any capital distributed to such Partner pursuant to the terms of Section 5.02(e) or 5.02(g), as applicable.

      "Unrecovered Initial Capital" means, with respect to each Partner, the total amount of Initial Capital of such Partner less any capital distributed to such Partner pursuant to the terms of Section 5.02(d) or 5.02(f), as applicable.

      "Unrecovered Replacement Capital Loan" means, with respect to the Class A Limited Partner, the total amount of Replacement Capital Loans made by such Partner less any principal distributed to such Partner pursuant to the terms of
Section 5.02(a) or 5.03.

                                  SECTION III
                              CAPITAL CONTRIBUTIONS

      3.01. Capital Contributions.

            (a) (i) Concurrently with the closing of the transactions contemplated by the Purchase Agreement, each Partner shall contribute to the capital of the Partnership the Initial Capital set forth opposite its name on Schedule D in immediately available funds to such account or accounts as may be directed by the General Partner (with the Class A Partner receiving a credit for the Deposit (as defined in the Purchase Agreement)). The obligation of each Partner to make such capital contribution is contingent upon the closing and funding of the First Mortgage Loan and the closing of the transactions contemplated by the Purchase Agreement, and the obligation of each Partner to make such capital contribution is further contingent upon the payment by each other Partner of its Initial Capital hereunder. In the event the Class B Limited Partner causes the Contribution Note (as hereinafter defined) to be delivered to Seller at the closing of the acquisition of the Property, and the Partnership receives a credit against the purchase price of the Property pursuant to Section 4(h) of the Purchase Agreement, the Class B Limited Partner shall be deemed to have contributed an amount equal to the difference between the amount of the Contribution Note credited against the purchase price of the Property and $1,100,000.

                  (ii) The Class B Limited Partner has caused Apollo Real Estate
            Investment Fund, L.P. to execute a promissory note in favor of Seller in the original principal balance of $79,725,000 (the "Contribution Note"), which Contribution Note is being held in escrow. If the Class B Limited Partner fails to contribute all or part of its Initial Capital to the Partnership concurrently with or prior to the closing of the acquisition of the Property, the Partnership has the right to cause the Contribution Note to be delivered to the Seller in payment of a portion of the purchase price of the Property not contributed by the Class B Limited Partner.

            (b) (i) If at any time, and from time to time, the Partnership is in need of additional funds for operational and/or capital needs or to otherwise meet the obligations of the Partnership and, in the good faith determination of the General Partner, the Partnership is unable to obtain such additional funds from institutional third party lenders, then the General Partner shall deliver to the other Partners a written notice of the Partnership's need for such funds.

                  (ii) Each Partner, upon receipt of notice (each a "Call
            Notice") from the General Partner pursuant to subclause (i) of this
            Section 3.01(b), shall thereupon have the right, but not the obligation, to lend the following percentages of the amount set forth in the Call Notice: 77.207% from the General Partner and the Class

            A Limited Partner, pari passu based on their respective Percentage Interests, and 22.793% from the Class B Limited Partner. Any such Additional Capital Loans shall mature at the earlier of five (5) years or the sale of the property, shall be payable upon maturity prior to any distributions to the Partners, and shall be treated as indebtedness for tax purposes.

                  (iii) Any Partner who has contributed all of its pro rata
            share of any additional capital loans requested by the General Partner in a Call Notice and whose Affiliate Partners have also loaned all of their pro rata share of such loans is called a "Contributing Partner". If any Partner (a "Non-Contributing Partner") fails or elects not to lend any portion of its pro rata share of any additional capital loans requested by the General Partner in a Call Notice, then each Contributing Partner may, but shall not be required to, provide a loan (a "Shortfall Loan") to the Partnership for all or part of the amount of the additional capital loans which any Non-Contributing Partner has failed or elected not to lend. If there shall be a Non-Contributing Partner and more than one Contributing Partner elects to make a Shortfall Loan in respect of the loans which such Non-Contributing Partner has failed or elected not to lend, then, in such event, such Shortfall Loan shall be provided by such electing Contributing Partners pro rata based on their Percentage Interests or in such other proportion as they may agree. If there shall be a Non-Contributing Partner, the additional capital loans made by each Contributing Partner pursuant to Section 3.01(b)(ii) above shall also constitute Shortfall Loans. Each Shortfall Loan shall bear interest and compound monthly at a rate (the "Interest Rate"), determined on the date of the making of such Shortfall Loan, equal to the greater of: 500 basis points above LIBOR or 10%, each such rate shall remain in effect for the applicable Shortfall Loan so long as such Shortfall Loan shall remain outstanding. Shortfall Loans, and interest thereon, shall be repaid prior to any distributions to Partners, except as set forth in Section 5.01(a) and Section 5.01(b), but shall be unconditionally payable prior to any distribution to Partners upon maturity. Payments made in respect of Shortfall Loans shall be deemed first to be repayment of interest accrued on such Shortfall Loans and then to repayment of the principal amount thereof.

            (c) The Class A Limited Partner shall have the right, at any time and from time to time, to make additional capital loans (each, a "Replacement Capital Loans") up to the IO Portion Maximum Amount to enable the Partnership to reduce the outstanding principal balance of the First Mortgage Loan. At no time and in no event shall the sum of (i) the aggregate amount of Unrecovered Replacement Capital Loans and (ii) the outstanding principal balance of the IO Portion exceed the IO Portion Maximum Amount.

            (d) All capital contributions shall be made in cash and not in kind. No Partner shall have any personal liability with respect to the return of any capital contributions made to the Partnership. No Partner shall have the right to withdraw any part of its capital contributions, or receive any distribution of its Partnership Interest or any interest thereon, except as specifically provided in this Agreement. Except as specifically provided in this Agreement, no time has been agreed upon for the return of any Partner's capital contributions. No Partner shall at any time withdraw from the Partnership, except as expressly provided in this Agreement.

            (e) Subject to Sections 3.01(b) and 5.06(b), no Partner shall be required to make any additional capital loans to the Partnership, and no Partner shall be liable for any debts of the Partnership. No Partner shall be required to restore any negative balance in its Capital Account.

      3.02. Capital Accounts.

            (a) A capital account ("Capital Account") shall be maintained for each Partner.

            (b) Each Partner's Capital Account shall be maintained and adjusted in accordance with Treasury Regulation Sections 1.704-1(b) and 1.704-2. Consistent with such Regulations, there shall be credited to each Partner's Capital Account (i) the amount of any cash contributed by such Partner to the capital of the Partnership, (ii) the fair market value of any property contributed by such Partner to the capital of the Partnership (net of any liability secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code, (iii) such Partner's share of Net Profits (as determined in accordance with Section 4.02) and (iv) any gross income allocated to such Partner pursuant to Section 4.02 or 4.03, and there shall be charged against each Partner's Capital Account (A) the amount of all cash distributions to such Partner, (B) the fair market value of any property distributed to such Partner by the Partnership (net of any liability secured by such property that the Partner is considered to assume or take subject to under
Section 752 of the Code), (C) such Partner's share of Net Losses (as determined in accordance with Section 4.02), and (D) any gross deductions allocated to such Partner pursuant to Section 4.02 or 4.03. Any liabilities of a Partner assumed by the Partnership and any liabilities of the Partnership assumed by a Partner shall be treated in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(c).

            (c) The initial Capital Account balance of the Partners shall equal their initial capital account balances as set forth on Schedule D.

            (d) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner, the Capital Account of such Partner shall be determined after giving effect to all allocations pursuant to Section IV and all contributions and distributions made prior to the time as of which such determination is to be made.

                                   SECTION IV
              TAX MATTERS; ALLOCATION OF NET PROFITS AND NET LOSSES

      4.01. Certain Allocation Definitions.

      4.01.1. The terms "Net Profits" and "Net Losses" for any period mean the taxable income or loss, respectively, of the Partnership for such period in each case as determined for U.S. federal income tax purposes, but computed with the following adjustments:

            (a) items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Partnership asset and depreciation or other cost recovery deduction or expense) shall be computed (in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted bases for U.S. federal income tax purposes;

            (b) any tax-exempt income received by the Partnership shall increase Net Profit or reduce Net Losses;

            (c) any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Treasury Regulations under Section 704(b) of the Code) shall be treated as a deductible expense;

            (d) there shall be taken into account any separately stated items under Section 702(a) of the Code;

            (e) if the Book Value of any Partnership asset is adjusted pursuant to the definition thereof, the amount of such adjustment shall be taken into account in the taxable year of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profit and Net Loss; and

            (f) items of income, gain, loss, or deduction or credit allocated pursuant to Sections 4.02(b) through (f) or 4.03 shall not be taken into account.

            4.01.2. "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (a) the initial Book Value of any asset contributed (or deemed contributed) to the Partnership shall be such asset's gross fair market value at the time of such contribution;

            (b) at the option of the Partners, the Book Values of all Partnership assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulation Section
1.704-1(b)(2)(iv)(f);

            (c) any adjustments to the adjusted basis of any asset of the Partnership pursuant to Sections 734 or 743 of the Code shall be taken into account in determining such asset's Book Value in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(m); and

            (d) if the Book Value of an asset has been determined pursuant to paragraph (a), (b) or (c) of this Section 4.01.2, such Book Value shall thereafter be adjusted in the same manner as would the asset's adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed based on the asset's Book Value as so determined, rather than on its adjusted tax basis.

      4.02. Allocation of Net Profits and Net Losses.

            (a) Net Profit or Net Loss for each taxable year (or portion thereof) shall be allocated (after all allocations for such period pursuant to
Section 4.03) among the Partners (and credited or debited to their Capital Accounts) in such manner that if the Partnership were to liquidate completely immediately after the end of such period and in connection with such liquidation sell all of its assets for cash for their then Book Values (i.e., without any Net Profits or Net Losses resulting therefrom) and satisfy all liabilities according to their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability): (i) the distribution by the Partnership of any remaining cash to the Partners in accordance with their respective positive Capital Account balances (after crediting or debiting their Capital Accounts for any actual (and not hypothetical) Net Profits or Net Losses for such period) would correspond as closely as possible to the distributions that would result if the liquidating distributions had instead been made in accordance with the provisions of Section 5.02 ("Target Amount"), and (ii) any resulting deficit Capital Account balances (after crediting or debiting Capital Accounts for Net Profits or Net Losses for such period) would correspond as closely as possible to the manner in which economic responsibility for Partnership deficit balances (as determined in accordance with the principles of Treasury Regulations under Section 704 of the Code) would be borne by the Partners under the terms of this Agreement. For purposes of applying this
Section 4.02(a), a Partner's Capital Account shall be increased by such Partner's share of "partnership minimum gain" and "partner minimum gain," within the meaning of and in accordance with the rules of Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5). If the allocation otherwise provided in this
Section 4.02(a) would not cause the Capital Account balances to equal the Target Amount, the Partnership shall allocate items of income and gain or deduction and loss comprising Net Profit or Net Loss for the taxable year to make (as nearly as possible) the positive Capital Account balances of the Partners equal their respective Target Amount, in a manner that allocates as few items as possible.

            (b) For U.S. federal income tax purposes, all items of income, gain, loss, deduction, expense and credit, other than tax items corresponding to items allocated pursuant to Section 4.03, shall be allocated to the Partners in the same manner as are Net Profits and Net Losses or items comprising thereto; provided, however, that in accordance with Section 704(c) of the Code, the Treasury Regulations promulgated thereunder and Treasury Regulationss. 1.704-1(b)(4)(i), items of income, gain, loss, deduction, expense and credit with respect to any property whose Book Value differs from its adjusted basis for U.S. federal income tax purposes shall, solely for such tax purposes, be allocated among the Partners so as to take account of any such variation pursuant to the "traditional" allocation method set forth in Treasury Regulation
Section 1.704-3(b).

            (c) Notwithstanding any other provision of this Agreement, in no event shall Net Losses be allocated to a Partner for any period if such allocation would result in such Partner having a deficit balance in its Capital Account as of the end of such period in excess of the amount, if any, that such Partner is obligated to restore or is treated as obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3) and 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) (determined after taking into account any "nonrecourse deductions" and "minimum gain chargeback" for such period, as provided in Section 4.03(a) and (b)). In determining whether any Partner would have such an excess deficit balance in its Capital Account for any period, such Partner's Capital Account shall be reduced by any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

            (d) Notwithstanding any other provision of this Agreement, except for Section 4.02(f)(ii) hereof, for each fiscal period, an amount of gross rental income equal to the aggregate amount of the Class A Replacement Capital Loan Interest distributed to the Class A Limited Partner with respect to such period shall be specially allocated to the Class A Limited Partner.

            (e) Notwithstanding any other provision of this Agreement, except for Section 4.02(f)(ii) hereof, if and to the extent the Loan Interest Rate exceeds the Target Rate for any period, an amount of interest expense equal to the Over Target Amount shall be specially allocated to the Class A Limited Partner for such period, and if and to the extent the Target Rate exceeds the Loan Interest Rate for any period, an amount of gross rental income equal to the Loan Savings Amount shall be specially allocated to the Class A Limited Partner for such period.

            (f) Notwithstanding any other provision of this Agreement:

            (i) all allocations under this Section IV may be adjusted insofar as may be required in the judgment of the General Partner to minimize the recognition of "unrelated business taxable income," as defined in the Code (hereinafter, "UBTI") by any Partner which is a "qualified organization" within the meaning of Section 514(c)(9)(C) of the Code, or has as a partner or limited liability company member such a qualified organization; and

            (ii) although the Partners confirm their good faith belief that the terms of this Agreement meet the requirements of Section 514(c)(9)(E) of the Code and the Treasury Regulations thereunder, and that all allocations hereunder will have "substantial economic effect" within the meaning of Section 704(b) of the Code (or in the case of an allocation that cannot have economic effect, are in accordance with the provisions of applicable Treasury Regulations), as to each Partner which is a qualified organization or has as a partner or limited liability company member such a qualified organization, all allocations under this Agreement shall be adjusted insofar as may be required to enable the Partnership to meet such requirements. As a result, except as otherwise permitted under Treasury Regulation Section 1-5.14(c)-2:

                        (A) any such Partner's percentage share of the
            Partnership's "overall partnership income" within the meaning of
            Section 514(c)(9)(E)(i)(I) of the Code) shall not, for any taxable year of the Partnership, be greater than such Partner's "fractions rule percentage," as hereinafter defined; and

                        (B) any such Partner's percentage share of the
            Partnership's "overall partnership loss" (within the meaning of Section 514(c)(9)(E)(i)(I) of the Code) shall not, for any taxable year of the Partnership, be less than such Partner's fractions rule percentage.

            For the purposes of this Section 4.02(g), the term "fractions rule percentage" shall mean a Partner's percentage share of overall partnership loss for the taxable year for which that Partner's percentage share of overall partnership loss will be the smallest.

      4.03. Allocations of Nonrecourse Deductions; Excess Nonrecourse Liabilities; Minimum Gain Chargeback; Qualified Income Offset.

            (a) Notwithstanding any other provision of this Agreement, (i) "partner nonrecourse deductions" (as defined in Treasury Regulation Section 1.704-2(i)), if any, of the Partnership shall be allocated for each period to the Partner that bears the economic risk of loss within the meaning of Treasury Regulation Section 1.704-2(i), and (ii) "nonrecourse deductions" (as such term is defined in Treasury Regulation Section 1.704-2(b)) and "excess nonrecourse liabilities" (as such term is defined in Treasury Regulation Section 1.752-3(a)), if any, of the Partnership shall be allocated 22.793% to the Class B Limited Partner and 77.209% to the Class A Limited Partner, pari passu based on their respective Percentage Interests.

            (b) This Agreement shall be deemed to include "qualified income offset," "minimum gain chargeback" and "partner nonrecourse debt minimum gain chargeback" provisions within the meaning of Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Partners on a priority basis to the extent and in the manner required by such provisions.

                                   SECTION V
                                  DISTRIBUTIONS

      5.01. Operations. Subject to Section 5.04 below, Net Cash Flow shall be distributed to the Partners not less frequently than each Quarterly Distribution Date in the following order of priority:

                  (a) First, to the Class A Limited Partner until the
            Partnership has distributed to the Class A Limited Partner, on an annual cumulative basis, pursuant to this Section 5.01(a) and/or 5.02(a), its accrued and unpaid Class A Replacement Loan;

                  (b) Second, an amount equal to the outstanding balance of all
            Shortfall Loans, together with all accrued interest thereon, shall be distributed to the Contributing Partners that have made Shortfall Loans (payments made in respect of Shortfall Loans shall be applied in reverse order in time to which Shortfall Loans are made (i.e., payments made in respect of Shortfall Loans shall be applied first to the Shortfall Loans made last in time and last to the Shortfall Loans made first in time));

                  (c) Third, to the Partners, pari passu based on their
            respective Percentage Interests, until the Partnership has distributed to each of the Partners, on an annual cumulative basis, pursuant to this Section 5.01(c) and/or Section 5.02(c), the accrued and unpaid Additional Capital Loan Interest of such Partner;

                  (d) Fourth, to the General Partner and the Class A Limited
            Partner, pari passu based on their respective Percentage Interests, until the Partnership has distributed to each of the General Partner and the Class A Limited Partner, on an annual cumulative basis, pursuant to this Section 5.01(d) and/or Section 5.02(d), its accrued and unpaid Class A Preferred Return;

                  (e) Fifth, to the Class B Limited Partner until the
            Partnership has distributed to the Class B Limited Partner, on an annual cumulative basis, pursuant to this Section 5.01(e) and/or
            Section 5.02(f), its accrued and unpaid Class B Preferred Return;
            and

                  (f) Thereafter, 56.25% in the aggregate to the General Partner and the Class A Limited Partner, pari passu based on their respective Percentage Interests, and 43.75% to the Class B Limited Partner.

      5.02. Capital Transactions. Net Proceeds from a Capital Transaction and/or a Liquidation Event shall be distributed to the Partners with reasonable promptness after each such Capital Transaction and/or a Liquidation Event occurs in the following order of priority:

                  (a) First, to the Class A Limited Partner, until the
            Partnership has distributed to the Class A Limited Partner an amount equal to all accrued and unpaid Class A Replacement Loan plus the then outstanding Unrecovered Replacement Loan of the Class A Limited Partner;

                  (b) Second, an amount equal to all Shortfall Loans, together with all accrued interest thereon, shall be distributed to the Contributing Partners that have made Shortfall Loans (payments made in respect of Shortfall Loans shall be applied in reverse order in time to which Shortfall Loans are made (i.e., payments made in respect of Shortfall Loans shall be applied first to the Shortfall Loans made last in time and last to the Shortfall Loans made first in time));

                  (c) Third, to the Partners, pari passu based on their
            respective Percentage Interests, until the Partnership has distributed to each of the Partners an amount equal to all accrued and unpaid Additional Capital Loan Interest of such Partner plus the then outstanding Unrecovered Additional Capital Loans of such Partner;

                  (d) Fourth, to the General Partner and the Class A Limited
            Partner, pari passu based on their respective Percentage Interests, until the Partnership has distributed to the General Partner and the Class A Limited Partner an amount equal to all accrued and unpaid Class A Preferred Return plus the then outstanding Unrecovered Initial Capital of the General Partner and the Class A Limited Partner;

                  (e) Fifth, to the General Partner and the Class A Limited
            Partner, pari passu based on their respective Percentage Interests, until the Partnership has distributed to the General Partner and the Class A Limited Partner an amount equal to the then outstanding Unrecovered Capital Event Additional Distribution Amount of such Partners;

                  (f) Sixth, to the Class B Limited Partner until the
            Partnership has distributed to the Class B Limited Partner an amount equal to all accrued and unpaid Class B Preferred Return plus the then outstanding Unrecovered Initial Capital of the Class B Limited Partner;

                  (g) Seventh, to the Class B Limited Partner until the
            Partnership has distributed to the Class B Limited Partner an amount equal to its then outstanding Unrecovered Capital Event Additional Distribution Amount;

                  (h) Eighth, 62.5% in the aggregate to the General Partner and the Class A Limited Partner, pari passu based on their respective Percentage Interests, and 37.5% to the Class B Limited Partner until the Partnership has distributed an aggregate amount equal to the then outstanding Undistributed Capital Event Distribution Threshold under this Section 5.02(h); and

                  (i) Thereafter, 50% in the aggregate to the General Partner and the Class A Limited Partner, pari passu based on their respective Percentage Interests, and 50% to the Class B Limited Partner.

      5.03. Special Distributions of Replacement Capital Loan Amounts. The Class A Limited Partner shall have the right, at any time and from time to time, to request that the Partnership distribute to the Class A Limited Partner all or part of its Unrecovered Replacement Capital Loans, and the General Partner shall, subject to the availability of advances under the First Mortgage Loan, make such distribution to the Class A Limited Partner within 10 days after each such request is made; provided, however, that the Partnership shall, subject to such availability, borrow additional amounts under the First Mortgage Loan (up to the IO Portion Maximum Amount) to enable the Partnership to make such distribution or distributions.

      5.04 Target Interest Rate Provisions. Notwithstanding the foregoing, during the first seven loan years, so long as the annual interest rate calculated on the "Euro-Method" (based on the actual number of days elapsed and an assumed 360-day year) on the First Mortgage Loan (the "Loan Interest Rate") exceeds, as to the Amortizing Portion (as defined in the First Mortgage Loan Term Sheet), 6.82%, and/or, as to the IO Portion (as defined in the First Mortgage Loan Term Sheet), 8.26% (each respectively, the applicable "Target Rate"), then the Class A Preferred Return, if any, that would otherwise be payable to the Class A Limited Partner shall be reduced, but only with respect to the period of time that the Loan Interest Rate exceeds the Target Rate (and without affecting the provisions in the definition of "Class A Preferred Return" for reducing same after each distribution of capital), by an amount equal to the difference between (i) the annual interest payable on such Loan at the Loan Interest Rate and (ii) the annual interest which would be payable on such Loan if the annual interest rate on such Loan were the Target Rate (such difference is the "Over Target Amount"). If the Loan Interest Rate is less than the Target Rate, then the Class A Preferred Return, if any, payable to the Class A Limited Partner shall be increased, but only with respect to the period of time that the Target Rate exceeds the Loan Interest Rate (and without affecting the definition of "Class A Preferred Return" for reducing same after each distribution of capital), by an amount equal to the difference between (i) the annual interest which would be payable on such Loan if the annual interest rate on such Loan were the Target Rate and (ii) the annual interest payable on such Loan at the Loan Interest Rate (such amount is the "Loan Savings Amount"). The determination of the Over Target Amount and the Loan Savings Amount shall be made on annual basis, and the lower of such amounts for any fiscal year shall be subtracted from the higher of such amounts for such fiscal year to determine whichever is applicable for such fiscal year of the Net Average Amount or the Net Savings Amount. For any fiscal year as to which the Over Target Amount is the higher amount, the "Net Average Amount" shall be the excess of the Over Target Amount over the Loan Savings Amount. For any fiscal year as to which the Loan Savings Amount is the higher amount, the "Net Savings Amount" shall be the excess of the Loan Savings Amount over the Over Target Amount. To the extent that Net Cash Flow or Net Proceeds are not available to pay the Class A Preferred Return, as increased by any Net Savings Amount in accordance with the terms hereof, any Net Savings Amount shall accumulate and shall be paid to the Class A Limited Partner by the Partnership out of first available Net Cash Flow or Net Proceeds, before any other distributions are made hereunder. If for any fiscal year the Class A Preferred Return of the Class A Limited Partner is not sufficient to pay the Net Overage Amount for such fiscal year, the Class A Limited Partner shall pay such deficiency within 10 business days after request therefor by the General Partner or the Class B Limited Partner. Any payments not made within such 10 business days shall bear interest at 8.26% per annum from that date. Any such payment shall not constitute an Additional Capital Loan by the Class A Limited Partner. The Net Overage Amount shall be a direct obligation of the Class A Limited Partner to the Partnership that may be enforced by the Class B Limited Partner. If such payment is not timely made, the General Partner will offset such amount against any future distributions to the Class A Limited Partner under this Agreement.

      5.04. Distributions in Kind. If any assets of the Partnership shall be distributed in kind with the approval of all Partners, such assets shall be distributed to the Partners as tenants-in-common (if real property) or joint owners without right of survivorship (if personal property) in the same proportion as the Partners would have been entitled to cash distributions. The amount by which the fair market value of any property to be distributed in kind to the Partners exceeds or is less than the book value of such property shall, to the extent not otherwise recognized by the Partnership, be taken into account for purposes of computing the allocation of Net Profits or Net Losses (or gain or loss items) under Section IV hereof, and the distributions under Section V hereof. If the assets of the Partnership are sold in a transaction in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account in computing the allocation of Net Profits or Net Losses (or gain or loss items) under Section IV hereof, and distributions of proceeds to the Partners under
Section V hereof (provided, however, that the Partnership shall not be obligated to distribute cash not yet received), and the Partnership shall be deemed to have been dissolved and terminated, notwithstanding any election by the Partners to continue the Partnership.

      5.05. Limitations on Distributions.

            (a) The Partnership shall not make a distribution to a Partner to the extent that, at the time of the distribution, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their Partnership Interests and liabilities for which recourse of creditors is limited to specified property of the Partnership, exceed the fair market value of the assets of the Partnership, except that the fair market value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Partnership only to the extent that the fair value of such property exceeds such liability.

            (b) A Partner who receives a distribution in violation of subdivision (a) of this section, regardless of whether or not such Partner has knowledge that such distribution is wrongful, and is subsequently so notified by the Partnership, shall be liable to the Partnership for the amount of the distribution, until such time as such amount is collected in full by the Partnership.

      5.06. Reconciliation of Distributions. Notwithstanding that Net Cash Flow may be distributed by the General Partner more frequently than annually, Net Cash Flow shall be ultimately determined on an annual basis, based upon the annual audited report of the Partnership within 30 days after completion of such report but in no event later than April 30th of each year. If, based upon such annual audited report, it is determined after review and approval of the Class B Limited Partner that there was (i) an overdistribution of Net Cash Flow to a Partner, the General Partner shall upon written notice to all Partners of such distribution deduct the overdistribution from the next distribution of Net Cash Flow due to such Partner or (ii) an underdistribution of Net Cash Flow to a Partner, such underdistribution shall within 10 days after receipt of such annual audited report be paid to such Partner upon written notice to all Partners of such distribution.

      5.07. Withholding Taxes.

            (a) The General Partner shall be entitled to withhold or cause to be withheld from any Limited Partner's distributions from the Partnership such amounts on account of taxes or similar charges, if any, as are required by applicable law. Each Limited Partner shall furnish to the General Partner from time to time all such information as is required by applicable law or otherwise reasonably requested by the General Partner (including certificates in the form prescribed by the Code or Regulations thereunder or applicable state, local or foreign law) to permit the General Partner to ascertain whether and in what amount withholding is required in respect of such Limited Partner. Notwithstanding the foregoing, the General Partner shall have no liability to the Partnership or any Limited Partner for failure to request or obtain such information from any Limited Partner, or for failure to withhold in respect of any Partner who has not furnished such information to the General Partner.


            (b) If the Partnership or the General Partner itself pays any tax (including penalties or interest) or similar charge on behalf of any Limited Partner or pays any amount (including any tax, penalty, or interest) in respect of any failure to withhold from any Limited Partner as required by applicable law, such Limited Partner shall on written demand reimburse the Partnership or the General Partner (as the case may be) for the amount of such payment plus interest thereon (accruing from the later of (x) the date such payment was made by the Person entitled to reimbursement and (y) the date written notice was given to the Limited Partner requesting reimbursement) at the Interest Rate then in effect. Each Person paying an amount (including any taxes, penalties, and interest) in respect of a Limited Partner's tax shall have a security interest in the Partnership Interest of any Limited Partner who owes money to such paying Person pursuant to this Section 5.08(b) until such time as such Person is reimbursed in full and, in addition to all other rights and remedies of such paying Person with respect to such security interest or otherwise available at law or in equity, the General Partner shall have the right to offset, or cause to be offset, against any such Limited Partner's distributions under this Agreement all amounts owed by such Limited Partner to such paying person pursuant to this Section 5.08(b).

            (c) Any amounts withheld or offset by the General Partner in accordance with Section 5.08(a) or 5.08(b) of this Agreement shall nevertheless, for purposes of this Agreement, be deemed to have been distributed to the Limited Partner in respect of which they are withheld. Notwithstanding anything to the contrary contained in this Agreement, Section 5.08(b) hereof and this
Section 5.08(c) shall survive the termination of this Agreement.

                                   SECTION VI
                    MANAGEMENT DECISIONS AND RELATED MATTERS

      6.01. Management.

            (a) The business, affairs and assets of the Partnership shall be managed, arranged and caused to be coordinated by the General Partner, who shall have, subject to the terms of Section 6.01(b) or elsewhere in this Agreement, full, exclusive and complete discretion with respect thereto. Subject to and in accordance with the provisions of this Agreement, the General Partner shall have all necessary and appropriate powers to carry out the purposes of the Partnership set forth in Section 1.04 hereof and the power to appoint officers of the Partnership and delegate to such officers the power to perform any of the acts that the General Partner is authorized to perform including, without limitation, the power to execute and deliver documents on behalf of the Partnership. The General Partner shall exercise its authority as such in its capacity as a Partner of the Partnership. Except as set forth in Section 6.01(b) or elsewhere in this Agreement, none of the Partners other than the General Partner shall participate in the management or control of the Partnership or have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of the Partnership. Without limiting the generality of the foregoing, the General Partner shall have the right to appoint the manager and any submanagers of the Property and to enter into the Management Agreement, the Leasing Agreement, any other property management agreements, and any replacement management agreements, all on behalf of the Partnership; provided, however, that the terms of any such other or replacement property management agreements shall be on prevailing market terms and conditions. The General Partner (x) as general partner of the Partnership, shall not have the right to terminate the Management Agreement or any such other or replacement management agreements on behalf of the Partnership without the prior written consent of the Class B Limited Partner; and (y) as general partner of Jamestown 1290 Management, L.P. ("Jamestown 1290 Management"), shall not have the right to terminate the Management Agreement or any such other or replacement management agreements on behalf of Jamestown 1290 Management without the prior written consent of the Partnership as its sole limited partner.

            Notwithstanding anything to the contrary contained in this Agreement, except for Section 6.01(d) hereof, the General Partner or Jamestown Partners shall have the right on behalf of the Partnership to enter into mezzanine lending agreements with lenders providing funds to Jamestown Partners, including lockbox arrangements which pledge a portion of Net Cash Flow to such mezzanine lenders, provided that such agreements and arrangements do not affect in any respect the distributions contemplated in Article V to the Class B Limited Partner.

            Notwithstanding anything to the contrary contained in this Agreement, the Class B Limited Partner shall have the authority to enforce on behalf of the Partnership any agreement that the Partnership may have with affiliates of the General Partner or the Class A Limited Partner. Unless authorized in writing to do so by this Agreement or by the General Partner, no attorney-in-fact, employee or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Partner shall have any power or authority to bind the Partnership unless the Partner has been authorized in writing by the General Partner to act as an agent of the Partnership in accordance with the previous sentence.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall not take any action with respect to any Major Matter (as hereinafter defined), unless authorized in writing by the Class A Limited Partner and the Class B Limited Partner; it being understood and agreed that the Limited Partners shall not unreasonably withhold, condition or delay their approval of a Major Matter. "Major Matter" means any of the following:

                  (i) except as provided in Section VII, the sale of all or any substantial portion of the Property by the Partnership;

                  (ii) the approval of any financing or refinancing by the
            Partnership in excess of Two Million and Five Hundred Thousand Dollars ($2,500,000), except the First Mortgage Loan and any and all borrowings thereunder, and the Shortfall Loans;

                  (iii) the approval of the merger or consolidation of the
            Partnership with any other entity;

                  (iv) a change or amendment in the purpose of the Partnership;

                  (v) affiliate transactions by the General Partner and/or the
            Class A Limited Partner, other than as specifically contemplated herein;

                  (vi) the issuance of additional Partnership Interests, equity interests in the Partnership or options, rights, warrants or other securities exchangeable or convertible into equity interests in the Partnership;

                  (vii) the liquidation, dissolution or bankruptcy of the
            Partnership;

                  (viii) any action with respect to any Major Matter set forth in Section 3.3 of the Management Agreement or Section 5.01(b) of the Agreement of Limited Partnership of Jamestown 1290 Management;

                  (ix) the termination by Owner of the Management Agreement;

                  (x) the approval of Partnership budgets; or

                  (xi) the removal of the General Partner.

            (c) Whenever the approval of the Limited Partners is requested pursuant to Section 6.01(b) with respect to any Major Matter, such approval shall be deemed to not have been given if the Limited Partner shall not have responded to the General Partner within ten (10) business days after the General Partner shall have delivered to each Designated Representative of the Limited Partner a written request for such approval. The Designated Representative of each of the Limited Partners, acting alone, shall be authorized on behalf of the applicable Limited Partner to provide its written approval of any Major Matter, or its approval of any other matter requiring the approval or consent of the Limited Partner under this Agreement and the General Partner may rely on such authority in connection therewith.

            (d) Notwithstanding anything to the contrary contained in this Agreement, the General Partner will use its best efforts to avoid the incurrence by any Partner and the direct or indirect beneficial owners of such Partner of "unrelated business taxable income" within the meaning of Sections 511 through 514 of the Code and the Regulations promulgated thereunder.

      6.02. Liability and Indemnification of Partners.

            (a) No Partner shall have any liability to the Partnership or to any other Partner for any loss suffered by the Partnership or any other Partner which arises out of any action or inaction of such Partner if such course of conduct did not constitute criminal conduct, willful misconduct, fraud or gross negligence of such Partner. In no event shall any Affiliate of any Partner (other than any such Affiliate which is a Partner itself) nor any of such Affiliate's officers, directors, members, managers, shareholders, employees or agents have, by reason of this Agreement or the existence of the Partnership, any liability to the Partnership, any Partner or any other Person for any loss suffered by the Partnership, any Partner or such other Person. Nothing contained in this Section 6.02(a) shall limit, restrict or otherwise affect the rights or obligations of a Partner, or any of its Affiliates under this Agreement or any other agreement to which it is a party. Notwithstanding anything contained herein to the contrary, both the Class A Limited and the Class B Limited Partner agree to execute "bad boy" guarantees of certain obligations on behalf of the Partnership in favor of its lenders if required to do so by such lenders.

            (b) The Class A Limited Partner and the General Partner shall indemnify, defend and hold harmless the Class B Limited Partner and/or its Affiliates, any of their respective officers, directors, partners, members, managers, shareholders, employees or agents (the "Class B Indemnitees") from and against any Damages (as hereinafter defined) of any nature whatsoever arising out of or in connection with the transactions contemplated by the Purchase Agreement; provided, however, that the Class A Limited Partner and the General Partner shall have no obligation to indemnify the Class B Indemnitees for Damages resulting from (x) the failure on the part of the Class B Limited Partner to make all or any part of its capital contribution as and when required to do so pursuant to the terms of Section 3.01(a) or (y) monetary reconciliations as provided in Section 7 of the Purchase Agreement.

            (c) The Partnership shall indemnify, defend and hold harmless each Partner and/or its Affiliates, any of their respective officers, directors, partners, members, managers, shareholders, employees or agents (each, an "Indemnitee") from and against any and all claims or liabilities of any nature whatsoever arising out of the business of the Partnership, including, without limitation, reasonable attorneys' fees and disbursements arising out of or in connection with any action taken or omitted by it pursuant to the authority granted by this Agreement; provided, however, that no indemnification may be made to or on behalf of any Indemnitee if a judgment or final adjudication adverse to such Indemnitee, and which is not subject to further appeal, establishes that such Indemnitee's acts constituted criminal conduct, willful misconduct, fraud or gross negligence.

            (d) If any third party claim, demand, action, suit, litigation or other proceeding (a "Claim") is commenced in which any Indemnitee is a party that may give rise to a Claim for indemnification hereunder (an "Indemnification Claim"), then such Indemnitee will promptly give written notice to the Partnership of such Claim. Failure to notify the Partnership of such Claim will not relieve the Partnership of any liability that the Partnership may have to the Indemnitee. The Partnership will have the right to defend against an Indemnification Claim, at the Partnership's expense, with counsel of its choice reasonably satisfactory to the Indemnitee if (i) within fifteen (15) days following the receipt of written notice of the Indemnification Claim, the Partnership notifies the Indemnitee in writing that the Partnership will indemnify the Indemnitee from and against the entirety of any Claims, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Damages") such Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim; (ii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief and (iii) the Partnership continuously conducts the defense of the Indemnification Claim actively and diligently. So long as the indemnifying party is conducting the defense of the Indemnification Claim in accordance with this Section 6.02(d), (i) the Indemnitee may retain separate co-counsel at its own cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnitee will not consent to any settlement or the entry of any writ, decree, order, judgment, injunction and/or ruling, of or by a governmental authority with respect to the Indemnification Claim without the prior written consent of the Partnership (not to be withheld unreasonably) and (iii) the Partnership will not consent to any settlement or the entry of any writ, decree, order, judgment, injunction and/or ruling, of or by a governmental authority with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably).

            (e) Notwithstanding any other provision herein to the contrary, the liability of the Partners under this Agreement shall be limited to each Partner's respective Partnership Interest in the Partnership. No direct or indirect partner, shareholder, member or manager in or of any Partner (and no officer, director, member, manager, employee or agent of such direct or indirect partner, shareholder, member or manager) shall have any personal liability under this Agreement.

            (f) Notwithstanding the foregoing, any indemnification of the General Partner by the Partnership shall be fully subordinate to any and all obligations imposed by the Mortgage or the Mortgage Notes, and such indemnification shall not constitute a claim against the Partnership in the event that the cash flow of the Partnership is insufficient to pay the obligations under the Mortgage.

      6.03. Certain Conflicts of Interest.

            (a) Partners and their Affiliates may engage in and possess interests alone or in other business ventures, including, without limitation, the ownership, development, operation, origination, financing and management of mortgage loans, real property and other real estate related assets, independently or with others (including, without limitation, activities which may compete with the Partnership), and such activity shall not breach any Partner's fiduciary duty to the Partnership and the other Partners. Neither the Partnership nor any Partner shall by virtue of this Agreement have any right, title or interest in such ventures.

            (b) The Partners and the Partnership may enter into agreements with Affiliates of the Partners, provided that the terms of any such agreements shall not be materially in excess of the terms of other agreements then being generally entered into by owners of first class office buildings with affiliates of such owners providing similar services to such other buildings.

            (c) The terms of the Management Agreement and the Leasing Agreement (and any extensions or renewals thereof) are hereby approved by the Partners.

      6.04. Compensation; Reimbursement for Expenses; Other Expenses; Fees to Affiliates.

            (a) Except as otherwise provided in an Approved Budget, no Partner and no employee of any Partner, as such, shall be entitled to any salary or other compensation for any services rendered or to be rendered by it to the Partnership; provided, however, that the reasonable and documented out-of-pocket expenses incurred by the General Partner from time to time hereunder in connection with its services as General Partner of the Partnership shall be reimbursed by the Partnership upon written demand of the General Partner.

            (b) Except as otherwise provided in the Purchase Agreement, after acquiring the Property, all fees and disbursements of accountants and attorneys retained by the Partnership and incurred in connection with the transactions contemplated hereby and the preparation of any and all documents related to the Partnership shall be paid by the Partnership.

            (c) Upon a sale of the Property, the Partnership shall pay a sales fee in an amount equal to 3% of the gross sales price of the Property. AP-1290 Manager L.P., a Delaware limited partnership ("AP-Manager") or one of its affiliates shall be entitled to receive 40% of the sales fee, and Jamestown Partners or one of its affiliates shall be entitled to receive 60% of the sales fee. Each of AP-Manager (or its affiliate) and Jamestown Partners (or its affiliate) shall be responsible for its pro rata share of any outside broker's fees or commissions on such sale.

      6.05. TI and Leasing Commissions Reserve Account. On the date of the consummation of the transactions contemplated under the Purchase Agreement (the "Sale Closing Date"), the General Partner shall establish a reserve from the initial capital contribution made by the Partners to the Partnership in the amount of $10,000,000, which amount is to be used by the Partnership to pay leasing commissions, tenant improvements, landlords' work, and rent abatements, including, without limitation, the amounts specified in "Exhibit Q" to the Purchase Agreement or such other obligations of the Partnership that may arise.

      6.06. Code Elections. The General Partner may, in its sole discretion, make (and if made, may revoke) such federal, state, local or other tax elections as the General Partner shall determine to be in the best interests of the Partnership. The General Partner shall make a timely election under Section 754 of the Code.

      6.07. Independent Directors. Until such time as the First Mortgage Loan shall be fully paid in accordance with its terms or the lien thereof shall be released from the Property, the General Partner of the Partnership shall be a corporation, the sole purpose of which is to act as independent general partner of the Partnership, which, for itself, satisfies the covenants of Sections 8.08 and 8.09 hereof, and which has two "Independent Directors". Each Independent Director shall be a person who is not and for the prior five years has not been and will not be while serving (i) a shareholder, partner, officer, director (other than as an "Independent Director"), member or employee of the General Partner, the Partnership, or any parent, subsidiary or Affiliate thereof, (ii) a member of the immediate family of any such shareholder, director, partner, officer, director, member, employee, customer or supplier of the General Partner, the Partnership, or any parent, subsidiary or Affiliate thereof, (iii) a customer or supplier for, or any other person who derives any of its income from, the General Partner, the Partnership, or Affiliate thereof, or (iv) a person or entity under the common control or controlling any such shareholder, partner, officer, director, member, employee, customer or supplier.

      6.08. Actions Requiring Unanimous Consent. Notwithstanding any other provisions of this Agreement and any provision of law that otherwise so empowers the Partnership, until such time as the First Mortgage Loan shall have been discharged, or the lien of the Mortgage shall be released, the Partnership shall not, without the unanimous consent of the General Partner

(including the vote of its two Independent Directors) and the Limited Partner, file a voluntary petition or otherwise initiate or consent to proceedings to be adjudicated insolvent or seeking an order for relief as a debtor under the United States Bankruptcy Code, as amended (11 U.S.C. ss. ss. 101, et seq.) (the "Bankruptcy Code"), or file or consent to the filing of any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Partnership or of all or any substantial part of the properties and assets of the Partnership, or make or consent to any general assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt or take any action in furtherance of any such action.

      6.09. Certain Actions. Neither the General Partner nor the Limited Partners shall take any steps to effect any of the following actions so long as the Mortgage shall be in effect:

      (a) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey, sell or transfer its properties and assets substantially as an entirety to any entity, except as otherwise may be permitted under the Mortgage; or

      (b) cause the Partnership to engage in any business or activity other than as set forth in this Agreement.

      6.10. Certain Actions of the Limited Partners. Notwithstanding anything in this Agreement to the contrary, until such time as the First Mortgage Loan shall be fully paid in accordance with its terms or the lien of the Mortgage shall be released from the Property, no Limited Partner shall take any action:

      (a) to elect any additional or substitute General Partner if the existing General Partner has not been dissolved, removed in accordance with Section 9.04 hereof, or otherwise disassociated from the Partnership;

      (b) which would constitute an "Event of Default" under the Mortgage or any of the other documents evidencing or securing the obligations secured by the Mortgage; or

      (c) sell, transfer, exchange, convey, encumber or dispose of, except as permitted by the Mortgage, any of its partnership interests in the Partnership.

                                  SECTION VII
                    PARTNERSHIP INTEREST Right of first offer

      7.01. Right of First Offer.

            (a) (i) If, at any time after January 1, 2009, any Partner (or Partners) (collectively, the "Selling Partners"; it being acknowledged and agreed that the Selling Partner and all Partners who are Affiliates of such Selling Partner shall automatically be deemed to collectively constitute the Selling Partners for purposes of this Section VII) shall desire to sell the Property, then, so long as the Partnership is not then subject to any prohibition on the sale of the Property pursuant to loan documents or other agreements binding upon the Partnership (or if it is so subject, either the loan(s) evidenced by such loan documents can be prepaid at the time of such sale or such prohibition is waived prior to the closing date of any such sale of the Property in accordance with the terms hereof, as the case may be), the Selling Partners shall give the other Partners (the "Remaining Partners") a written notice (the "Sale Notice") which Sale Notice shall set forth the Selling Partners' determination of the fair market value (the "Property Value"), in dollars, of the Property, free and clear of all liabilities secured by or otherwise relating to the Property.

            (ii) Within a period (the "Acceptance Period") of 60 days following the receipt of the Sale Notice, the Remaining Partners shall have the right to deliver to the Selling Partners a notice (the "Acceptance Notice") stating their desire to purchase the Selling Partners' Partnership Interests; provided, that simultaneously with such notice the Remaining Partners shall deliver to a national title company, as escrow agent pursuant to an escrow agreement containing terms substantially similar to the terms set forth in Article 4 of the Purchase Agreement, a deposit (the "Acceptance Deposit") in an amount equal to $5,000,000. If the Remaining Partners timely give the Acceptance Notice and make the Acceptance Deposit, then on the 120th day after receipt of the Acceptance Notice (the "Closing Date"), such Remaining Partners shall purchase from the Selling Partners, and the Selling Partners shall sell to the Remaining Partners, the Selling Partners' Partnership Interests for the Purchase Price (as defined below), subject to the further terms and conditions hereof.

            (iii) Following the delivery of the Sale Notice, the General Partner shall request the Partnership Accountant (as hereinafter defined) to promptly calculate the amount (the "Purchase Price") that would be distributed to the Selling Partners if the Property was sold for cash in an amount equal to the Property Value set forth in the Sale Notice and the Net Proceeds of such sale were distributed to the Partners pursuant to Section 5.02; provided, that for purposes of such calculation, there shall be deducted from such Net Proceeds an amount equal to the customary transaction expenses that would be incurred if the Property was sold for the Property Value, including the sales fee contemplated in Section 6.04(c) (such expenses to be determined by the Partnership Accountant). The failure of the Partnership Accountant to complete the calculation of the Purchase Price (as defined below) prior to the last day of the Acceptance Period shall not extend the Acceptance Period.

            (b) On the Closing Date:

                  (i) the Selling Partners shall deliver to the applicable Remaining Partner a duly executed and acknowledged instrument of assignment conveying the Selling Partners' Partnership Interests to such Remaining Partner or its designee(s) free and clear of all liens and encumbrances other than liens and encumbrances that may exist in connection with any financing undertaken for the benefit of the Partnership, which instrument shall contain a surviving representation concerning the absence of such liens and encumbrances;

                  (ii) the Selling Partners shall pay (A) all transfer, gains, stamp or similar taxes, if any, due in connection with the conveyance of the Selling Partners' Partnership Interests and (B) any amounts due to the Remaining Partners or the Partnership under this Agreement;

                  (iii) the Remaining Partners shall pay the Purchase Price (minus the Acceptance Deposit, together with any interest accrued thereon, and as adjusted by the credits and apportionments herein set forth) to the Selling Partners in immediately available funds and the Remaining Partners and the Selling Partners shall execute, exchange and/or deliver any instruments of assumption, indemnities, guarantees or other security with respect to material liabilities for which the Selling Partners are or will be personally liable;

                  (iv) the Partnership Accountant shall close the books of the Partnership as of the Closing Date, and all items of the Partnership which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Selling Partners and the Remaining Partners in proportion to their respective shares of Net Cash Flow for the current calendar period as of 11:59 p.m. on the day preceding the Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property in New York City;

                  (v) Net Cash Flow and Net Proceeds through the Closing Date shall be distributed in accordance with the provisions of Section V;

                  (vi) the Purchase Price shall (A) be increased by the aggregate amount of all Additional Capital loans made by the Selling Partners on account of the Selling Partners' Partnership Interests in the period between the date of the Sale Notice and the Closing Date and (B) be decreased by any Net Proceeds distributed to the Selling Partners pursuant to Section 5.02 on account of the Selling Partners' Partnership Interests during such period; and

                  (vii) the Partners shall execute all amendments to fictitious name, partnership or similar certificates necessary to reflect the withdrawal of the Selling Partners from the Partnership, the admission of any new Partner to the Partnership, if applicable, the termination of the Partnership, or as may otherwise be required by law.

            (c) If none of the Remaining Partners delivers an Acceptance Notice to the Selling Partners and makes the Acceptance Deposit on or before the close of the Acceptance Period (time being of the essence), the Selling Partners may market and sell the Property on behalf of the Partnership to an unaffiliated third party, provided that (A) the gross purchase price (without deduction for any brokerage or similar fees payable in connection with such sale) is equal to or greater than 96% of the Property Value, (B) an agreement for such sale is entered into not later than 183 days after the expiration of the Acceptance Period, and (C) the closing of such sale shall occur not later than 365 days after the expiration of the Acceptance Period (the "365-Day Period"). The Remaining Partners shall within ten (10) business days after written request therefor from the Selling Partners, execute such documentation as the Selling Partners shall reasonably request (i) evidencing the Remaining Partners' declining (or deemed declining) of the right to purchase the Selling Partners' Partnership Interests and (ii) in the case of the General Partner, effecting on behalf of the Partnership all actions the Selling Partners determine, in accordance with this Section, to be necessary or appropriate.

            (d) If the General Partner does not close a sale of the Property which satisfies the requirements of paragraph (c) above and paragraph (e) below within the 365-Day Period, then the Selling Partner may not sell the Property in accordance with this Section without again giving a Sale Notice to the Remaining Partners pursuant to paragraph (a) above.

            (e) If the Selling Partners shall default in their obligation to close the sale of the Partnership Interests to the Remaining Partners contemplated by this Section VII on the Closing Date, then the Remaining Partners may seek specific performance of the Selling Partners' obligations or pursue its remedies at law or in equity (in which case such Remaining Partners shall be entitled to the return of the Acceptance Deposit, together with all interest accrued thereon). If the Remaining Partners shall default in their obligation to close such sale on the Closing Date, then the Selling Partners shall be entitled to retain the Acceptance Deposit, together with all interest accrued thereon, as liquidated damages and may sell the Property at any price to an unaffiliated third party within 365 days following the anticipated Closing Date.

                                  SECTION VIII
                        BOOKS, RECORDS AND BANK ACCOUNTS

      8.01. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

      8.02. Maintenance of Accounts. The General Partner, at the expense of the Partnership, shall maintain and prepare all accounts required under this Agreement on a federal income tax basis. Complete and accurate books, records and accounts shall be kept and maintained for the Partnership by the General Partner at the principal place of business of the Partnership at the expense of the Partnership. Each Partner or its Designated Representative shall at all reasonable times have access to, and may inspect and make copies of, such books, records and accounts. The General Partner shall send to the Class B Limited Partner within 20 days after the end of each month and within 60 days after the end of each quarter, a statement of receipts and expenditures by the Partnership during the preceding month or quarter (as applicable) and such other operating and financial data as any Limited Partner shall reasonably request. The General Partner will deliver to the Class B Limited Partner within 90 days after the end of each fiscal year, true and correct copies of the financial statements for the Partnership, including a balance sheet, income statement, and statement of cash flows for the fiscal year ended, together with copies of material correspondence with the Partnership's lenders and its major tenants.

      8.03. Right to Consult with General Partner. For so long as the Class B Limited Partner owns, directly or indirectly, any interest in the Partnership, the Class B Limited Partner shall have the right to consult with the General Partner (including the right to meet with the General Partner periodically, and at least quarterly, at the Class B Limited Partner's request) on matters relating to the management and operation of the Property, including without limitation:

      (a) the adoption of annual operating and capital budgets with respect to the Property;

      (b)   the adoption of leasing parameters for the Property's leases;

      (c)   the execution of leases of a material portion of the Property; and

      (d) the appointment or termination of any manager with respect to the Property.

      8.04. Right to Participate in Management Activities. The parties hereto acknowledge that the provisions of this Agreement are intended to provide the Class B Limited Partner with the right to substantially participate directly in management and development activities with respect to the Property for purposes of the U.S. Department of Labor Regulations at 29 C.F.R. ss. 2510.3-101. The rights and benefits of Sections 8.02 through and including 8.04 are not intended to, and shall not be deemed to, limit, amend or modify any of the rights and benefits inuring to the Class B Limited Partner, or any of its affiliates, under this Agreement or any other formation documents of the Partnership.

      8.05. Preparation of Tax Returns; Tax Audits.

            (a) The General Partner shall, at the expense of the Partnership, furnish to each Partner by March 31 in each year during the term of this Partnership, sufficient information to permit such Partner to prepare its tax returns with respect to the prior Fiscal Year.

            (b) The General Partner shall provide an accounting firm selected by the General Partner (the "Partnership Accountant") with all information available to the General Partner required to complete the Partnership's annual audited financial statements and the Partnership's tax returns within one hundred and twenty (120) days after the end of its fiscal year. Such financial statements shall be prepared on a federal income tax basis and on a GAAP basis.

      8.06. Bank Accounts; Temporary Investments. All receipts, funds and income of the Partnership shall be deposited in the name of the Partnership in such bank account or accounts of a commercial bank, savings and loan association or other financial institution as the General Partner from time to time shall determine. Withdrawals from said banks shall be made on the signature of such Persons designated by the General Partner, and there shall be no commingling of the moneys and funds of the Partnership with moneys and funds of any other entity or Person. Notwithstanding the foregoing, the General Partner on behalf of the Partnership shall be authorized to invest Partnership funds not needed for Partnership purposes temporarily in United States Treasury obligations, money market funds, certificates of deposit, bankers' acceptances, or any other similar money market instruments or funds (including those issued or managed by an Affiliate of a Partner) and such other similar money market instruments or funds and such other short term investments as the General Partner shall select.

      8.07. Tax Elections.

            (a) The General Partner shall at all times constitute, and have full powers and responsibilities as, the "tax matters partner" of the Partnership for purposes of Section 6231(a)(7) of the Code. At the General Partner's sole discretion, the General Partner may cause the Partnership to make or refrain from making any and all elections permitted by the Code and the Regulations and any other tax election including, without limitation, elections relating to methods of depreciation; provided that such elections do not have a material adverse impact on the Class B Limited Partner.

            (b) Decisions of the Partnership with respect to all audits relating solely to the Partnership shall require only the approval of the General Partner. All expenses (i) incurred in connection with any audit, investigation, settlement or review of the Partnership and (ii) of the tax matters partner shall be borne by the Partnership.

            (c) The General Partner shall not have full authority to extend the statute of limitations and to control any tax audit or other proceeding on behalf of the Partnership without the prior written consent of the other Partners, and the other Partners shall not be bound by any settlements entered into by the General Partner with any governmental authority pertaining to taxes, unless the General Partner shall have obtained the prior written consent of the other Partners with respect to such settlements. All expenses (a) incurred in connection with any audit, investigation, settlement or review of the Partnership and (b) of the General Partner in connection with its service as tax matters partner shall be borne by the Partnership.

      8.08. Separateness. The Partnership shall (i) observe all partnership formalities, including the maintenance of current minute books, (ii) maintain its own separate and distinct books of account, bank accounts, and partnership records, (iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Partnership and its assets and liabilities, (iv) pay all its liabilities out of its own funds, (v) in all dealings with the public, identify itself, and conduct its business and hold all of its own assets in its own name and as a separate and distinct entity, (vi) independently make decisions with respect to its business and daily operations, (vii) maintain commercially reasonable relationships with its Affiliates, (viii) pay the salaries of its own employees, (ix) allocate fairly and reasonably any overhead for shared office space, (x) use separate stationery, invoices and checks, (xi) at all times remain solvent, (xii) file its own tax return, (xiii) maintain adequate capital sufficient to carry out these enumerated covenants and conduct its business as described therein, (xiv) correct any known misunderstandings regarding its separate identity, and (xv) not identify itself as a division of any other entity.

      8.09. No Commingling. The Partnership shall not (i) commingle its assets with those of, or pledge its assets for the benefit of, any other person other than the pledge of its assets pursuant to the First Mortgage Loan, (ii) assume, guarantee or become obligated, or hold out its credit as being available to satisfy, the debts, liabilities or obligations of any other person, (iii) except for the payment of a management fee to Jamestown 1290 Management, L.P., a Delaware limited partnership and a 99.999% subsidiary of the Partnership ("Jamestown Management"), pursuant to the terms of the Management Agreement, acquire obligations or securities of, or make loans or advances to, any Affiliates, (iv) incur any indebtedness except in accordance with the Mortgage or as permitted under Section 1.04 hereof, (v) buy or hold evidences of indebtedness issued by others, or (vi) except for Jamestown Management, hold, form or acquire any subsidiaries.

                                   SECTION IX
                     ASSIGNABILITY OF PARTNERSHIP INTERESTS

      9.01. Restrictions on Transfer or Assignment of Partnership Interests.

            (a) Except as specifically provided in this Section IX, no Partner shall, directly or indirectly, sell, transfer, assign or otherwise dispose of (collectively, "Transfer") all or any portion of its Partnership Interest or permit or suffer such a Transfer or contract to do so without the written consent of the other Partners, which consent may not unreasonably be withheld so long as the proposed transferee is an entity of comparable or better reputation, capacity and quality, and the right of first refusal provisions contained in
Section 9.01(c) have been complied with. Notwithstanding anything appearing in this Section 9.01 to the contrary, each Partner shall be entitled to Transfer all or any portion of its Partnership Interest (or the proceeds thereof) to any Person so long as following such Transfer such Partner continues to be Controlled by an Eligible Affiliate of such Partner. As used herein, "Eligible Affiliate" means: (i) with respect to AP-1290, Apollo Real Estate Advisors, L.P. ("AREA") or any Person Controlled by AREA ("AREA Affiliate"), so long as some combination of the following persons shall Control AREA or the AREA Affiliate:
William Mack, Lee Neibart, John Jacobsson, Andrew Cohen and/or Stuart Koenig, provided, that if any of the foregoing persons shall individually cease to be a member, director, partner, officer and/or employee of AREA or the AREA Affiliate (whether by death, resignation or otherwise), then, some combination of the remaining persons shall Control AREA or the AREA Affiliate; and (ii) with respect to the Jamestown Entities, any Person Controlled by at least one or more of the following individuals: Christoph A. Kahl and Stephen J. Zoukis. For purposes of this Section 9.01, any Transfer of a direct or indirect ownership interest in either Partner (including any ownership interest in any partner or member of such Partner) shall be deemed to constitute a transfer of the Partnership Interest of such Partner if, following such Transfer, such Partner would no longer be Controlled by an "Eligible Affiliate" of such Partner.

            (b) Any purported Transfer in violation of this Section IX shall be void ab initio, and shall not bind the Partnership, and the Partner making such purported Transfer shall indemnify and hold the Partnership and the other Partners harmless from and against any federal, state or local income taxes, or transfer taxes, including without limitation, transfer gain taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer. The giving of any consent to a Transfer in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances. Notwithstanding the foregoing, unless a transferee is admitted as a substitute Partner to the Partnership in accordance with the provisions of Section 9.01(d) hereof, the transferor shall not be relieved of any liability hereunder, and the transferee shall not be entitled to any of the rights granted to a Partner hereunder, including, without limitation, the right to receive all or part of the share of the income, gain, losses or cash distributions to which its transferor would otherwise be entitled.

            (c) Except as set forth in Section 7 and Section 9.01(a) with respect to Transfers to Partners Controlled by Eligible Affiliates, no Partner may Transfer its Partnership Interest without first complying with the provisions of this Section 9.01(c). Before any Partnership Interest can be transferred, the Partner proposing such a Transfer (hereinafter referred to as the "Offering Partner") must first offer to transfer its Partnership Interest to the other Partners (hereinafter referred to as the "Offeree Partners"). The offer must be in writing and must designate the proposed sale price and the identity of the proposed purchaser and must include a description of the Partnership Interest being offered for sale and the proposed terms of payment. Within 30 days after receiving the offer, each Offeree Partner shall notify the Offering Partner in writing whether it accepts the offer. If an Offeree Partner fails to give the Offering Partner such notice within such 30-day period, then the Offeree Partner shall be deemed to have rejected the offer. Following an Offeree Partner's timely acceptance of an offer, the Offering Partner shall be obligated to sell, and the Offeree Partner shall be obligated to purchase, the Partnership Interest which was offered for sale at the price and on the terms set forth in the offer, within 90 days of such acceptance. Upon notice by the Offeree Partners of their intention not to accept the offer or the failure of the Offeree Partners timely to accept within the aforesaid 30-day period, the Offering Partner shall have a period of 180 days within which to transfer its Partnership Interest to one Person at a price no less than that specified in the offer and upon terms no more favorable to the purchaser than those set forth in the offer, subject to the conditions contained in the balance of this Section 9.01, which apply to all transfers.

            (d) A permitted transferee of the Partnership Interest of a Partner shall become a substitute Partner entitled to all the rights, and subject to all of the obligations and restrictions, of such Partners if, and only if:

            (i) the transferors give the transferee such right;

            (ii) the transferors or transferee pay to the Partnership all costs and expenses incurred in connection with such substitution;

            (iii) the transferee executes and delivers such instruments, in form and substance satisfactory to the General Partner, as it may deem necessary or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by all of the terms and provisions of this Agreement, and the restrictions against transfer set forth in this Section IX;

            (iv) the transferee executes and delivers a statement that it is acquiring the Partnership Interests for its own account for investment and not with a view to the resale or distribution thereof and that it will only Transfer the acquired Partnership Interests (subject to the terms of this Section IX) to a Person who so similarly represents and warrants;

            (v) if required by the General Partner, the Partnership receives the written opinion of responsible counsel (who may be counsel to the Partnership), in form and substance satisfactory to the General Partner, that such Transfer does not violate federal or state securities laws or any representation or warranty of such transferring Partners given in connection with the acquisition of their Partnership Interests; and

            (vi) if required by the General Partner, counsel to the Partnership delivers to the Partnership an opinion in writing that such Transfer (A) will not result in a termination of the Partnership under Section 708 of the Code;
(B) will not cause the Partnership to lose its characterization as a partnership for United States federal income tax purposes; and (C) will not cause the Partnership to become subject to the Investment Company Act of 1940, as amended.

            (e) Upon the Transfer of all of the Partnership Interest by a Partner as hereinabove provided, the income, loss, gain, deduction and credit attributable to the interest so transferred shall be allocated between the transferor and transferee based upon the number of days during the applicable fiscal year of the Partnership that the interest so transferred was held by each of them, without regard to the results of Partnership activities during the period in which each was the holder; provided, however, that the General Partner shall at the request and expense of the transferring Partners, cause an interim closing of the Partnership's books as of the effective date of Transfer for purposes of allocating such items between the transferors and transferee.

            The Partnership shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof, and shall incur no liability for distributions of cash or other property or allocations of income, gain, loss, deduction or credit made in good faith to such owner until such time as a written assignment of such Partnership Interest has been received, accepted and recorded on the books of the Company.

      (f) Notwithstanding anything contained in this Agreement to the contrary, no Transfer of a direct or indirect ownership interest of the Partnership shall be made such that the transferee possesses in the aggregate, with the interests of all its Affiliates and family members, more than a 49% interest in the Partnership, unless either (x) until the First Mortgage Loan shall have been discharged, or the lien of the Mortgage shall have been released (i) the Lender consents, (ii) a new non-consolidation opinion is provided to the Lender and the applicable rating agencies, and (iii) the applicable rating agencies confirm that the transfer will not result in a qualification, withdrawal or downgrade of any securities rating, and (y) after clause (x) above ceases to apply (i) the holder(s) of any mortgage(s) which encumber the Property, or any material portion thereof consent to the extent required under such mortgage(s), (ii) to the extent required under any such mortgage(s), a new non-consolidation opinion is provided to the applicable mortgagee(s) and the applicable rating agencies, and (iii) to the extent required under any such mortgage(s), the applicable rating agencies confirm that the transfer will not result in a qualification, withdrawal or downgrade of any securities rating; provided, however, that unless the Lender or such mortgage(s), as the case may be, have a consent right under the applicable loan documents and refuse to consent to such Transfer, Jamestown Partners shall have the right to Transfer all or any part of its Partnership Interest to a nominee, who will hold such Partnership Interest as nominee for Jamestown Partners, and said nominee shall have the right to Transfer all or any part of such Partnership Interest to Jamestown Partners, without complying with any of the provisions of this Section IX.

      9.02. [INTENTIONALLY OMITTED]

      9.03. Events of Withdrawal of a Partner. In the Event of Withdrawal of any Partner other than a voluntary withdrawal (the "Withdrawing Partner"), the legal representative of the Withdrawing Partner shall have such power as the Withdrawing Partner possessed to constitute a successor as an assignee of its Partnership Interest and to join with such assignee in making application to substitute such assignee as a Partner. Such legal representative shall succeed to the rights of the Withdrawing Partner to receive distributions from the Partnership and allocations of income, gain, loss, deduction and credit; provided, however, that such legal representative shall not have the right to become a substitute Partner in the place of the Withdrawing Partner unless the conditions of Section 9.01(b) hereof are first satisfied.

      9.04. Removal of General Partner. (a) The General Partner may be removed as a general partner of the Partnership by (A) the Class B Limited Partner if, in connection with the furtherance of its obligations and duties as the General Partner, the General Partner shall have been liable or guilty of any of the following actions: (i) embezzlement, (ii) fraud, (iii) willful misconduct, and
(iv) criminal conviction, or (B) by the vote of Partners holding at least a majority of Percentage Interests.

            (b) Prior to or simultaneously with the removal of the General Partner by the Class B Limited Partner upon the occurrence of any of the foregoing events described above in subclause (A), the Class B Limited Partner shall notify the Class A Limited Partner, on behalf of the limited partners of the Class A Limited Partner, in writing of the name of the Class B Limited Partner's proposed replacement General Partner.

            (c) If the General Partner is removed by the Class A Limited Partner, the Class A Limited Partner shall have the right to appoint a replacement General Partner reasonably acceptable to the Class B Limited Partner.

            (d) If the newly appointed General Partner proposed by the Class A Limited Partner or the Class B Limited Partner, as the case may be, shall not be reasonably acceptable to other Limited Partner, the Class A Limited Partner or the Class B Limited Partner, as the case may be, shall so notify the other Limited Partner in writing, and the Class A Limited Partners or the Class B Limited Partner, as the case may be, and the other Limited Partner shall cooperate in appointing a new General Partner.

            (e) Upon any removal of the General Partner as herein provided, the removed General Partner's future liability, obligations, and duties as a general partner of the Partnership shall immediately cease, and the Partnership shall indemnify and hold the removed General Partner harmless from and against any and all losses, costs, claims, and damages arising from or relating to any action or omissions of the Partnership from and after such removal of the General Partner.

            (f) Notwithstanding anything contained herein to the contrary, if the General Partner withdraws or is removed, so long as the Mortgage is outstanding, a new general partner meeting the requirements of Section 6.06 as a single-purpose general partner shall be appointed, and the Partnership shall not be dissolved but shall continue. Upon the appointment of a new General Partner pursuant hereto, a new non-consolidation opinion shall be delivered to the Lender and the applicable rating agencies and confirmation shall be obtained from the applicable rating agencies that the addition of the new General Partner shall not result in a qualification, withdrawal or downgrade of any securities rating.

                                   SECTION X
                           DISSOLUTION AND TERMINATION

      10.01. Events of Dissolution.

            (a) The Partnership shall be dissolved upon the earliest to occur of the following:

                  (i) on a date mutually agreed upon by the Partners;

                  (ii) the sale by the Partnership of all or substantially all of its assets (unless the General Partner shall elect to continue the existence of the Partnership pending collection of the deferred balance of any sales proceeds);

                  (iii) December 31, 2022; or

                  (iv) In the event of the removal of the General Partner in accordance with Section 9.04 hereof, unless, within ninety (90) days following the occurrence of such event, a replacement General Partner is named in accordance with Section 9.04 hereof.

      10.02. Winding-Up, Liquidation and Distribution of Assets.

            (a) Upon dissolution of the Partnership, an accounting shall be made by the Partnership Accountant of the accounts of the Partnership and of the Partnership's assets, liabilities and operations, from the date of the immediately preceding accounting until the date of dissolution. The General Partner shall immediately proceed to wind up the affairs of the Partnership.

            (b) If the Partnership is dissolved and its affairs are to be wound up, the General Partner shall:

                  (i) sell or otherwise liquidate all of the Partnership's
            assets as promptly as practicable;

                  (ii) allocate any profit or loss resulting from such sales to the Partner's Capital Accounts in accordance with Section IV hereof;

                  (iii) discharge all liabilities of the Partnership, including, without limitation, liabilities to Partners who are creditors, to the extent otherwise permitted by law, other than liabilities to Partners for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Partnership (for purposes of determining the Capital Accounts of Partners, the amounts of such reserves shall be deemed to be an expense of the Partnership); and

                  (iv) distribute the remaining assets as follows:

                        (x) after giving effect to Section 10.02(b)(ii), to the
                  Partners in accordance with their respective Capital Account balances; and

                        (y) if any assets of the Partnership are to be
                  distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Partners. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Partners shall be adjusted pursuant to Section IV hereof to reflect such deemed sale.

            (c) Upon completion of the winding-up, liquidation and distribution of the assets, the Partnership shall be deemed terminated.

            (d) The General Partner shall comply with any applicable requirements of applicable law pertaining to the winding-up of the affairs of the Partnership and the final distribution of its assets.

      10.03. Rights of Mortgagee. Upon dissolution of the Partnership, the mortgagee under the Mortgage or its successors or assigns shall have the independent ability (i) to retain the collateral securing the obligations under the Mortgage (the "Collateral") and (ii) to continue to pay the scheduled debt service under the Mortgage or liquidate the Collateral in the event that the proceeds from the sale of the Collateral would be insufficient to repay the obligations under the Mortgage.

      10.04. Articles of Dissolution. When all debts, liabilities and obligations of the Partnership have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Partnership have been distributed, articles of dissolution as required by the Act shall be executed and filed by the General Partner with the Delaware Secretary of State.

      10.05. Effect of Filing of Articles of Dissolution. Upon the filing of articles of dissolution with the Delaware Secretary of State, the existence of the Partnership shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The General Partner shall have the authority to distribute any Partnership property discovered after dissolution, to convey real estate and to take such other action as may be necessary on behalf of and in the name of the Partnership.

      10.06. Return of Contribution Nonrecourse to Other Partners. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of its capital contributions. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the capital contributions of one or more Partners, such Partner or Partners shall have no recourse against any other Partner.

      10.07. Termination of Agreement. If the Purchase Agreement is terminated and/or the transactions contemplated thereby are not consummated, then this Agreement shall terminate automatically and without any action on the part of any Partner, and no party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof. Notwithstanding anything contained herein to the contrary, in the event the Break Up Fee (as defined in the Purchase Agreement) is paid to the Partnership as a result of the termination of the Partnership Agreement, the Break Up Fee shall be applied first to reimburse Jamestown Partners for costs, fees and expenses incurred by it and its affiliates in connection with the Purchase Agreement and the transactions contemplated thereby, this Partnership Agreement, and the proposed or actual syndication of interests in one or more entities owning interests, directly or indirectly, in Jamestown Partners, including, without limitation, expenses incurred in connection with its due diligence investigation of the Property, legal and accounting fees and expenses incurred by it, the Deposit (as defined in the Purchase Agreement), fees and expenses incurred in connection with applications for the First Mortgage Loan and any other financing sought or obtained by Jamestown Partners or any of its affiliates in connection with its investment in the Property, costs incurred in the preparation of syndication materials by Jamestown Partners and any of its affiliates, and sales commissions paid or owed in connection with its syndication efforts. The balance remaining after such reimbursement shall be distributed 77.207% to the General Partner and the Class A Limited Partner, pari passu, and 22.793% to the Class B Limited Partner.

                                   SECTION XI
                               FIRST MORTGAGE LOAN

      Concurrently with the closing of the transactions contemplated by the Purchase Agreement, a loan (the "First Mortgage Loan") will be made to the Partnership by the Lender, which First Mortgage Loan will be secured by the a Mortgage on the Property, on the terms contained in that certain Term Sheet dated as of May 1, 2002 from Lender to JAMESTOWN, as such Term Sheet may be amended or supplemented from time to time (the "First Mortgage Loan Term Sheet").

                                  SECTION XII
                                  MISCELLANEOUS

      12.01. Notices. Any and all notices, requests, consents, waivers or demands permitted or required to be made under this Agreement shall be in writing, signed by the Partner giving such notice, request, consent, waiver or demand and shall be delivered (i) personally, (ii) by overnight mail, or (iii) by registered or certified mail, return receipt requested. All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

            (a) on the first business day on or after the date of the personal delivery;

            (b) on the first business day on or after the date of the signed receipt for certified or registered mail; or

            (c) on the next business day for overnight mail.

Notices directed to a Partner shall be delivered to the parties at the address as set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 12.01:

      If to AP-1290, to:

                  AP-1290 LLC
                  c/o Apollo Real Estate Advisors, L.P.
                  1301 Avenue of Americas
                  38th Floor
                  New York, New York  10022
                  Attention: John R.S. Jacobsson

                  with a copy to (which shall not constitute notice):

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  590 Madison Avenue
                  New York, NY   10019
                  Attention:  Louis Vitali
                  Fax:  (212) 872-1002

                  If to Jamestown Partners or JT CORP, to:

                  Jamestown
                  Two Paces West, Suite 1600
                  2727 Paces Ferry Road
                  Atlanta, Georgia 30339
                  Attention:  Stephen J. Zoukis and Matt Bronfman

                  with a copy to (which shall not constitute notice):

                  Holland & Knight LLP
                  1201 W. Peachtree Street, NE
                  Suite 2000
                  Atlanta, GA 30309
                  Attention:  A. Summey Orr III, Esq.

                  with a copy to (which shall not constitute notice):

                  King and Spalding LLP
                  191 Peachtree Street
                  Atlanta, GA 30303
                  Attn: William B. Fryer, Esq.

      Any counsel designated above or any replacement counsel which may be designated respectively by any Partner or such counsel by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.

      12.02. Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement and each and every provision hereof shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

      12.03. Governing Law; Choice of Forum.

            (a) This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to the rules regarding conflict or choice of laws of such State.

            (b) Each Partner hereby irrevocably and unconditionally (i) submits itself and its property, solely for the purposes of any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, the courts of the United States of America for the Southern District of New York, and appellate courts thereof (collectively, the "New York Courts"), (ii) consents to the bringing of any such action or proceeding in an inconvenient court, and agrees not to plead or otherwise assert the same, (iii) agrees to service upon it or him of any and all process in any such action or proceeding at the address set forth in Section
12.01 hereof, (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto agree that any legal action or proceeding relating to this Agreement shall be brought in the New York Courts or the Delaware Court of Chancery only; provided, however, that if any Partner breaches or seeks to resist any term, covenant or condition set forth in this Section 12.03(b) the other Partners shall not be bound by the limitations of this sentence with respect to such Partner's breaching or seeking to resist any term, covenant or condition of this Section 12.03(b).

      12.04. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

      12.05. Entire Agreement. This Agreement together with the Exhibits and Schedules hereto represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless same shall be in writing and signed by the Person against whom enforcement is sought.

      12.06. Captions. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      12.07. Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Partners and the Partnership notwithstanding that all the Partners and the Partnership have not signed the same counterpart.

      12.08. Waivers. Except as otherwise expressly provided herein, each Partner irrevocably waives during the term of the Partnership any right that it may have:

            (a) To cause the Partnership or any of its assets to be partitioned;

            (b) To cause the appointment of a receiver for all or any portion of the assets of the Partnership;

            (c) To compel any sale of all or any portion of the assets of the Partnership pursuant to applicable law; or

            (d) To file a complaint, or to institute any proceeding at law or in equity, or to cause the termination, dissolution or liquidation of the Partnership.

      12.09. Interpretation.

            (a) The singular includes the plural and the plural includes the singular.

            (b) The word "or" is not exclusive and the word "including" is not limiting.

            (c) References to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation.

            (d) References (without specification of a different document) to an Article, Section, Exhibit or Schedule mean an Article, Section, Exhibit or Schedule contained in or attached to this Agreement.

            (e) References to any decision making authority of the General Partner or a Limited Partner in this Agreement shall, unless expressly provided to the contrary, be deemed to authorize it to make such decisions in its sole and absolute discretion.

            (f) This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

      12.10. Further Assurances. Each party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, however, no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder.

      12.11. Right to Specific Performance. The failure or refusal by a Partner to comply with any or all of the provisions of this Agreement shall entitle the other Partners to specific performance of the terms, covenants and conditions of this Agreement or any part hereof in addition to any and all other remedies available to such Partners at law or in equity.

      12.12. Relationship of Parties. The relationships between the parties hereto shall be that of a limited partnership, for the sole and limited purpose of carrying on the business of the Partnership. Except insofar as otherwise provided for in this Agreement, nothing herein shall be deemed to create an agency, partnership, limited liability company or other agreement, understanding or arrangement between the Partners for the carrying on of business outside the scope of this Agreement, nor shall any Partner have the ability to act as agent for any other Partner.

      12.13. No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of the Partners and their respective permitted successors and assignees, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any person or party other than Partners and their permitted successors and assigns.

      12.14. Usury. If any rate of interest or other charge otherwise payable under this Agreement shall at any time exceed the maximum amount chargeable by applicable law, then the applicable rate of interest shall be the maximum rate permitted by applicable law.

      12.15. Attorneys' Fees; Waiver of Jury Trial.

            (1) In the event of any litigation between the Partners to enforce or interpret any provision or right hereunder, the unsuccessful party to such litigation covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including, without limitation, reasonable attorneys' fees and disbursements, it being understood and agreed that the determination of the "successful party" shall be included in the matters which are the subject of such litigation.

            (2) EACH PARTNER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTNERS OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO ANY OF THE FOREGOING, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE WITH RESPECT THERETO.

      12.16. Incorporation of Exhibits and Appendices. All exhibits, schedules and appendices attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in this Agreement.

      12.17. Exculpation. Except as otherwise expressly provided to the contrary herein, none of the Partners, nor any direct or indirect partner, shareholder, member, manager, owner, officer, director, trustee or employee in or of any Partner (collectively, the "Nonrecourse Parties") shall be personally liable in any manner or to any extent under or in connection with this Agreement, and neither any Partner nor the Partnership shall have any recourse to any assets of a Nonrecourse Party other than such party's Partnership Interest to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party under this

Agreement; except that the foregoing shall not apply in the event of the gross negligence, bad faith and/or willful misconduct of such Nonrecourse Party. The limitation of liability provided in this Section 12.17 is in addition to, and not in limitation of, any limitation on liability applicable to a Nonrecourse Party provided by law or by this Agreement or any other contract, agreement or instrument.

      12.18. Partner Estoppel Certificates. Upon the written request of a Partner, the other Partners shall, within fifteen (15) days of its receipt of such request, execute and deliver a written statement certifying: (A) that this Agreement is unmodified and in full force and effect (or, if modified, that this Agreement is in full force and effect as modified and stating any and all modifications), (B) that such Partner is not in default hereunder, in each case except as specified in such statement, (C) that to the actual knowledge of the certifying Partner, no event has occurred which with the passage of time or the giving of notice, or both, would ripen into a default hereunder, except as specified in such statement, and (D) as to the then current balances of the certifying Partner's accounts provided for herein. Such written statement may be relied upon by a Partner's prospective purchasers, investors or lenders.

      12.19. Construction. The Partners have each been represented by counsel of their respective choice in connection with this Agreement, the terms of which have been fully and fairly negotiated. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party which drafted such language.

      12.20. Representations and Warranties. Each Partner hereby represents, warrants and covenants to the other Partners (and each Person admitted to the Partnership shall represent, warrant and covenant as a condition to its admission) as follows:

            (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by such Partner and constitutes the legal, valid and binding obligation of such Partner, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

            (c) No consents or approvals are required from any governmental authority or other Person for such Partner to enter into this Agreement and form the Partnership. All limited liability company, corporate or partnership action on the part of such Partner necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplation hereby, have been duly taken.

            (d) Neither the execution and delivery of this Agreement by such Partner, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.

            (e) On behalf of itself and each assignee or transferee of it, that such Partner is acquiring its Partnership Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and that it will not transfer or attempt to transfer its Partnership Interest in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Partnership or any Partner an obligation to register any transfer of any Partnership Interest or any portion thereof.

      12.21. Broker. Each Partner represents and warrants to the other Partners that there are no agent or broker commissions or fees payable in connection with this Agreement and/or the Purchase Agreement. Each Partner covenants and agrees to pay, indemnify, defend and hold the other Partners harmless from and against any and all losses, costs, liabilities, claims, damages or expenses (including, without limitation, reasonable attorneys' fees and expense) arising out of its breach of the representation and warranty set forth in the immediately preceding sentence. The obligations of each Partner under this Section 12.21 shall survive the expiration or termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto hereby execute this Amended and Restated Agreement of Limited Partnership of JAMESTOWN 1290, L.P.


                                        AP-1290 PARTNERS LLC



                                        By: /s/ John R.S. Jacobsson
                                           ------------------------------------
                                        John R.S. Jacobsson, Authorized Officer


                                        JT 1290 CORP.


                                        By: /s/ Stephen J. Zoukis
                                           ------------------------------------
                                             Stephen J. Zoukis, President


                                        JAMESTOWN 1290 PARTNERS

                                        by JAMESTOWN 23 Classic, L.P., a Georgia limited partnership, one of its general partners, by JAMESTOWN 23 Investment Services, L.P., a Georgia limited partnership, its sole general partner, by JAMESTOWN Corporation, a Georgia corporation, its sole general partner


                                        By: /s/ Stephen J. Zoukis
                                           ------------------------------------
                                             Stephen J. Zoukis, President


                                        by JAMESTOWN 23 kompakt, L.P., a Georgia limited partnership, one of its general partners, by JAMESTOWN 23 Investment Services, L.P., a Georgia limited partnership, its sole general partner, by JAMESTOWN Corporation, a Georgia corporation, its sole general partner


                                        By: /s/ Stephen J. Zoukis
                                           ------------------------------------
                                             Stephen J. Zoukis, President

                                        by JAMESTOWN 23 US, LLC, a Georgia
                                        limited liability company, one of its
                                        general partners, by JAMESTOWN 23
                                        Investment Services, L.P., a Georgia
                                        limited partnership, its manager, by

                                        JAMESTOWN Corporation, a Georgia
                                        corporation, its sole general partner


                                        By: /s/ Stephen J. Zoukis
                                           ------------------------------------
                                             Stephen J. Zoukis, President

                                        by JAMESTOWN 23 Netherlands, L.P., a
                                        Georgia limited partnership, one of its
                                        general partners, by JAMESTOWN 23
                                        Investment Services, L.P., a Georgia
                                        limited partnership, its sole general
                                        partner, by JAMESTOWN Corporation, a
                                        Georgia corporation, its sole general
                                        partner


                                        By: /s/ Stephen J. Zoukis
                                           ------------------------------------
                                             Stephen J. Zoukis, President

                                   Schedule A

                               Description of Land

                                 (See attached)

                                   Schedule B


        Year in Which Capital Event                  Capital Event Additional
                  Occurs                               Distribution Amount
        From the Sale Closing Date
      through the Year 5 Anniversary                               000
                   Year 6                                   11,221,398
                   Year 7                                   23,182,411
                   Year 8                                   35,931,788
                   Year 9                                   49,521,490
                  Year 10                                   64,006,904
                  Year 11                                   79,447,069
                  Year 12                                   95,904,912
                  Year 13                                  113,447,509
                  Year 14                                  132,146,359
                  Year 15                                  152,077,670
                  Year 16                                  173,322,677
                  Year 17                                  195,967,965
                  Year 18                                  220,105,830
                  Year 19                                  245,834,648
                  Year 20                                  273,259,281
                  Year 21                                  302,491,502
                  Year 22                                  333,650,452
                  Year 23                                  366,863,122
                  Year 24                                  402,264,877
          Year 25 and thereafter                           440,000,000

                                   Schedule C

                           Designated Representatives


Class A Limited Partner                                  Class B Limited Partner
-----------------------                                  -----------------------

Stephen J. Zoukis                                        Lee S. Neibart
Matt M. Bronfman                                         John R.S. Jacobsson
                                                         Andrew S. Cohen

Schedule D

       Initial Capital, Percentage Interests and Capital Account Balances


                         Initial Capital         Capital Account
Name                  Under Section 3.01(a)(I)       Balances      Percentage Interests
----                  ------------------------   ---------------   --------------------
Jamestown Partners        $ 266,374,900           $ 266,374,900            77.21%

AP-1290                   $  78,625,000           $  78,625,000            22.79%

JT Corp.                  $         100           $         100          00.0001%

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      20. Indemnification of Managers and Officers.

      Section 18-108 of the Delaware Limited Liability Company Act, as amended, provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

      Holdings' Operating Agreement provides that to the fullest extent permitted under the Delaware Limited Liability Company Act, as amended, no manager or officer shall be liable to Holdings for money damages. Holdings has the power by majority vote of the disinterested members of the Board of Managers to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any one or more of the following classes of individuals from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her position with Holdings: (a) present or former managers of Metropolis; (b) present or former officers of Holdings; (c) present or former agents and/or employees of Holdings; and (d) persons serving or who have served at the request of Holdings in any of these capacities for any other corporation, limited liability company, partnership, joint venture, trust or other enterprise who is made a party to any proceeding by reason of service in that capacity.

      21. Exhibits and Financial Statement Schedules.


       Exhibit
        Number          Description of Exhibit
        ------          ----------------------
         *2.1           Agreement and Plan of Merger, dated as of May 22, 2002, by and between
                        Metropolis Realty Trust, Inc., Metropolis  Realty Lower Tier LLC and
                        Metropolis Realty Holdings LLC

         *3.1           Certificate of Formation of Metropolis  Realty  Holdings LLC dated May
                        6, 2002

         *3.2           Limited Liability Company Agreement of Metropolis Realty Holdings LLC
                        dated as of May 6, 2002

          5.1           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

          8.1           Tax opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         *9.1           Form of Voting Agreement

        *10.1           Amended and Restated Purchase Agreement dated May 7, 2002 between
                        Metropolis Realty Trust, Inc. and Jamestown 1290, L.P.

        *21.1           Subsidiaries of Metropolis Realty Holdings LLC

         23.1           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included  in
                        Exhibits 5.1 and 8.1)

         23.2           Consent of Deloitte & Touche LLP

        *23.3           Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.

        *24.1           Power of Attorney (included on the signature page of Metropolis Realty
                        Holdings LLC)

        *99.1           Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial
                        Advisors, Inc.

        *99.2           Dissenters' Rights of Appraisal under the Maryland General  Corporation
                        Law

        *99.3           Metropolis Realty Trust, Inc. Financial Statements

        *99.4           Amended and  Restated  Agreement  of Limited  Partnership  of Jamestown
                        1290, L.P., dated as of May 16, 2002

        *99.5           Letter of Transmittal

        *99.6           Form of Stock Pledge Agreement by Metropolis Realty Holdings LLC

        *99.7           Form of Promissory Note by Metropolis Realty Holdings LLC


*Previously Filed

      22. Undertakings

      1. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Metropolis Trust being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, Holdings has duly caused this amendment no. 3 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 9, 2002.


                                            METROPOLIS REALTY HOLDINGS LLC


                                            By:  /s/ Lee S. Neibart
                                               ---------------------------------
                                               Name: Lee S. Neibart
                                               Title: President

      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on August 9, 2002.


                   Signature                                   Title
                   ---------                                   -----
                  *
---------------------------------------
           William L. Mack                   Chairman of the Board of Managers and Manager

  /s/ Lee S. Neibart
---------------------------------------
            Lee S. Neibart                               President and Manager

                  *
---------------------------------------
           Bruce H. Spector                                     Manager

                  *
---------------------------------------
         John R.S. Jacobsson                     Vice President, Secretary and Manager

                  *
---------------------------------------
            John R. Klopp                              Vice President and Manager

                  *
---------------------------------------
          Russel S. Bernard                                     Manager

                  *
---------------------------------------
         David A. Strumwasser                                   Manager

                  *
---------------------------------------
            David Roberts                                       Manager

                  *
---------------------------------------
            Stuart Koenig                                      Treasurer


*By: /s/ Lee S. Neibart
    -----------------------------------
         Lee S. Neibart
         Attorney-in-Fact


*By: /s/ Russel S. Bernard
    -----------------------------------
         Russel S. Bernard
         Attorney-in-Fact

                                INDEX TO EXHIBITS


    Exhibit                                                                                                  Page
     Number       Description of Exhibit                                                                    Number
     ------       ----------------------                                                                    ------
      *2.1        Agreement and Plan of Merger, dated as of May 22, 2002, by and between Metropolis
                  Realty Trust, Inc., Metropolis Realty Lower Tier LLC and Metropolis Realty Holdings
                  LLC

      *3.1        Certificate of Formation of Metropolis Realty Holdings LLC dated May 6, 2002

      *3.2        Limited Liability Company Agreement of Metropolis Realty Holdings LLC dated as of
                  May  6, 2002

       5.1        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

       8.1        Tax opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

      *9.1        Form of Voting Agreement

     *10.1        Amended and Restated Purchase Agreement dated May 7, 2002 between Metropolis Realty
                  Trust, Inc. and Jamestown 1290, L.P.

     *21.1        Subsidiaries of Metropolis Realty Holdings LLC

      23.1        Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 5.1 and
                  8.1)

      23.2        Consent of Deloitte & Touche LLP

     *23.3        Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.

     *24.1        Power of Attorney (included on the signature page of Metropolis Realty Holdings LLC)

     *99.1        Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.

     *99.2        Dissenters' Rights of Appraisal under the Maryland General Corporation Law

     *99.3        Metropolis Realty Trust, Inc. Financial Statements

     *99.4        Amended and Restated Agreement of Limited Partnership of Jamestown 1290, L.P., dated as of May 16, 2002

     *99.5        Letter of Transmittal

     *99.6        Form of Stock Pledge Agreement by Metropolis Realty Holdings LLC

     *99.7        Form of Promissory Note by Metropolis Realty Holdings LLC
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*Previously Filed